 As filed with the Securities and Exchange Commission on September 7, 2000
                                                      Registration No. 333-44248
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                              AMENDMENT NO. 2
                                       to
                                    Form S-4
                             Registration Statement
                                     under
                           the Securities Act of 1933
                                ---------------
                                   ITXC CORP.
             (Exact name of registrant as specified in its charter)

              Delaware                              4813                            22-3531960
    (State or other jurisdiction             (Primary Standard                   (I.R.S. Employer
 of incorporation or organization)      Classification Code Number)            Identification No.)

                             600 College Road East
                          Princeton, New Jersey 08540
              (address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                ---------------
                                Edward B. Jordan
              Executive Vice President and Chief Financial Officer
                                   ITXC Corp.
                             600 College Road East
                          Princeton, New Jersey 08540
                                 (609) 750-3300
           (name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ---------------
                                   copies to:

             Peter H. Ehrenberg, Esq.                              Barry Taylor, Esq.
             Anthony O. Pergola, Esq.                              Craig Norris, Esq.
              Lowenstein Sandler PC                                 Steven Liu, Esq.
               65 Livingston Avenue                                Tracy Donsky, Esq.
         Roseland, New Jersey 07068-1791                    Wilson Sonsini Goodrich & Rosati
                                                                   650 Page Mill Road
                                                            Palo Alto, California 94304-1050

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                              Proposed maximum
 Title of each class of                      Proposed maximum    aggregate      Amount of
    securities to be        Amount to be         offering         offering     registration
       registered            registered       price per unit      price(2)         fee
-------------------------------------------------------------------------------------------
Common Stock, par value
 $0.001 per share......  6,030,535 shares(1)  Not applicable    $50,273,000     $13,273(3)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Represents the maximum number of shares of the Common Stock of the Registrant which may be issued to stockholders of eFusion, Inc., an Oregon corporation, pursuant to the merger described herein.
(2) Pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, and estimated solely for the purposes of calculating the registration fee, the maximum aggregate offering price has been calculated based on the original issuance price of eFusion's issued and outstanding capital stock at July 31, 2000, which capital stock will be exchanged in the merger described herein for shares of ITXC Corp. common stock.
(3)  Previously paid.
                                ---------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[LOGO OF IXTC]                              [LOGO OF eFUSION]
Dear Stockholders:

   As we previously announced, the boards of directors of ITXC Corp. and eFusion, Inc. have agreed on a merger subject to approval by you, the stockholders of both companies. We believe that the deployment of eFusion-developed voice applications on ITXC.net--the world's largest Internet telephony network--will result in significantly greater market leadership, higher revenues, and wider margins than the companies would achieve separately. We believe that the technical excellence of eFusion applications like Push-to-Talk and Internet call waiting combined with the global reach and high voice quality of ITXC.net will benefit our customers, our customers' customers, and our stockholders.

   We believe that, within ten years, all remote voice communication will be on the Internet just as all email is on the Internet today. Just as email is both less expensive and much more capable than snail mail, ecalling is both less expensive and better than traditional phone calling. ITXC has demonstrated how effectively the Internet can be used to lower the cost of traditional telephony and has extended its network to over 60 countries in two years. eFusion's Push-to-Talk application shows how adding voice to a traditional web application like browsing improves service, increases sales, and provides capability that neither the web or the telephone network alone could provide.

   We believe that the combination of our two companies will be extremely well positioned to lead the way in the transition of voice communication from the traditional telephone network to the Internet. We believe that leading this transition will build value for you, our combined stockholders. This is a huge potential market in which each of the companies, on its own, is already a leader. Combining our strengths is a strategy for growing faster and assuring leadership.

   ITXC operates the world's largest Internet telephony network, ITXC.net, which as of July 31, 2000 had 258 points of presence in over 151 cities and 60 countries. ITXC WWeXchange service provides phone-to-phone wholesale call completion for carriers and resellers. Thirteen out of the top fourteen U.S. facilities-based international carriers, leading European competitive carriers, and twelve incumbent national carriers worldwide have contracted to send traffic over ITXC.net. ITXC webtalkNOW! service enables portals, Internet service providers, and communications web sites to offer personal computer-to-phone calling to their customers under their own brands. Both services provide high quality over the Internet by using ITXC's patent-pending BestValue Routing technology.

   eFusion provides a suite of value-added Internet applications and services that seamlessly integrate web interaction with real-time voice communication. The company's services allow on-line enterprises and network providers to differentiate their services to businesses and consumers, enable businesses to better interact with their customers, and give consumers the opportunity to combine voice calling and call management with their other on-line activities. eFusion also has an extensive patent portfolio covering these services and other aspects of voice on the Internet and voice-enhanced e-commerce and has been selling products to major companies. Some of those that have been announced are US West; Duro Communications, a major Internet service provider in the South Eastern US; and Cameraworld.com, a major on-line reseller of camera equipment.

   In the proposed merger, eFusion will become a wholly owned subsidiary of ITXC and eFusion stock will convert to ITXC common stock. In order to complete the merger, the stockholders of each of our companies must grant certain approvals. We are sending you this document to ask you to grant these approvals.

                                                          continued on next page

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

   This joint proxy statement/prospectus is dated September 7, 2000, and is first being mailed to stockholders on or about September 11, 2000.

   The merger is an all stock transaction. 5,658,986 shares of ITXC common stock will be issuable in exchange for all eFusion stock and options outstanding. Additional shares will be issuable for the cash eFusion has on hand at the closing, less certain fees of professional advisors. ITXC shares will be valued at $34.9886 for this purpose regardless of their trading price at the closing. Assuming that eFusion has $9.5 million cash on hand, approximately 271,517 additional shares of ITXC will be issuable to eFusion stockholders. After the closing, excluding the impact of options, former eFusion stockholders will own approximately 12% of the combined company.

   ITXC's common stock is quoted on the Nasdaq National Market, under the symbol "ITXC." Assuming no change in eFusion's outstanding shares and options from the amount of shares and options assumed in the first paragraph of the worksheet appended to the merger agreement and assuming that a total of 5,930,503 ITXC shares are issuable in the merger, the ITXC shares will be distributed in different ratios to different classes of eFusion holders as follows:

  . each outstanding share of eFusion's Series A preferred stock will be converted into the right to receive 0.2897198 of a share of ITXC common stock;

  . each outstanding share of eFusion's Series B preferred stock will be converted into the right to receive 0.3877517 of a share of ITXC common stock;

  . each outstanding share of eFusion's Series C preferred stock will be converted into the right to receive 0.4612042 of a share of ITXC common stock;

  . each outstanding share of eFusion's Series D preferred stock will be converted into the right to receive 0.4897850 of a share of ITXC common stock; and

  . each outstanding share of eFusion's common stock will be converted into the right to receive 0.2611391 of a share of ITXC common stock.

   Stockholders of eFusion have the right to dissent from the merger and receive the fair value for their shares, provided that they comply with the statutory procedures that we have described in this document.

   Each of our companies will hold a meeting of its stockholders to consider the merger. Your vote is very important. Whether or not you plan to attend your stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us.

   The dates, times and places of the meetings are as follows:

      For ITXC stockholders:        For eFusion stockholders:
      October 11, 2000, 10:00 a.m.  October 11, 2000, 9:00 a.m. local time
      local time                    14600 NW Greenbrier Parkway
      Holiday Inn                   Beaverton, Oregon
      4355 Route 1 at Ridge Road
      Princeton, NJ 08540

   We encourage you to read the attached document carefully, including all its annexes. We suggest that you pay special attention to the section entitled "Risk Factors" beginning on page 16.

   We strongly support this combination of our two companies, and we join with the other members of our boards of directors in recommending that you vote in favor of the proposed merger and the related matters requiring your approval.

               /s/ Tom Evslin                                 /s/ Ajit Pendse
                 Tom Evslin                                     Ajit Pendse
          Chairman of the Board and                      Chairman of the Board and
           Chief Executive Officer                        Chief Executive Officer
                  ITXC Corp.                                   eFusion, Inc.

                               [LOGO OF eFUSION]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON OCTOBER 11, 2000

   A special meeting of shareholders of eFusion, Inc. will be held at 14600 NW Greenbrier Parkway, Beaverton, Oregon, on Wednesday, October 11, 2000 at 9:00 a.m. local time, to consider and vote on the following matters described in the attached joint proxy statement/prospectus:

     1. To approve and adopt an amendment and restatement of eFusion's Fourth Amended and Restated Articles of Incorporation which will contain an amendment contemplated by the merger agreement described below.

     2. To approve and adopt an Amended and Restated Agreement and Plan of Merger, dated as of July 25, 2000, among ITXC Corp., eFusion, Inc. and Eye Merger Corp., a subsidiary of ITXC, which approval shall constitute approval of:

    .  the merger contemplated by that agreement;

    .  the escrow agreement contemplated by that agreement; and

    . the appointment of Luis Machuca, Chief Operating Officer of eFusion, as representative of the eFusion shareholders under the escrow agreement.

     3. To transact other business that may properly come before the special meeting.

   Please note that in the event that the shareholders of eFusion do not approve the proposal to amend and restate eFusion's Fourth Amended and Restated Articles of Incorporation, eFusion will not have the corporate power to consummate the Amended and Restated Agreement and Plan of Merger. Accordingly, failure to approve that amendment and restatement will preclude consummation of the merger.

   The board of directors of eFusion has fixed the close of business on August 25, 2000 as the record date for the determination of shareholders entitled to receive notice of and to vote at the special meeting.

                                   By Order of the Board of Directors

                                   /s/ Brenda L. Meltebeke

                                   Brenda L. Meltebeke
                                   Secretary

September 7, 2000
Beaverton, Oregon

   Shareholders of eFusion are or may be entitled to assert dissenters' rights under Oregon Revised Statutes Sections 60.551 to 60.594 with respect to the proposed merger. A copy of such provisions is attached as Annex IV.

                                 [LOGO OF ITXC]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON OCTOBER 11, 2000

   A special meeting of stockholders of ITXC Corp. will be held at the Holiday Inn, 4355 Route 1 at Ridge Road, Princeton, New Jersey, on Wednesday, October 11, 2000 at 10:00 a.m. local time, to consider and vote on the following matters described in the attached joint proxy statement/prospectus:

     1. To approve the issuance of the shares of ITXC common stock issuable under the Amended and Restated Agreement and Plan of Merger, dated as of July 25, 2000, among ITXC Corp., eFusion, Inc. and Eye Merger Corp., a subsidiary of ITXC.

     2. To approve an amendment to ITXC's Third Restated Certificate of Incorporation which authorizes, as to the shares issuable under the merger agreement, the transfer restrictions set forth in Section 2.13 of the merger agreement.

     3. To transact other business that may properly come before the special meeting.

   The board of directors of ITXC has fixed the close of business on August 25, 2000 as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting.

                                          By Order of the Board of Directors

                                          /s/ Edward B. Jordan

                                          Edward B. Jordan
                                          Secretary

September 7, 2000
Princeton, New Jersey

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
A WARNING ABOUT FORWARD-LOOKING STATEMENTS.................................  iv
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................   1
SUMMARY:
  The Companies............................................................   4
  The Special Meetings.....................................................   5
  Votes Required...........................................................   5
  Share Ownership of Management and Others.................................   6
  Recommendations of the Boards of Directors...............................   6
  The Merger...............................................................   7
  Consideration to be Received in the Merger...............................   7
  Reasons for the Merger...................................................   7
  Conditions to the Merger.................................................   8
  Termination of the Merger Agreement......................................   8
  Certain United States Federal Income Tax Consequences....................   9
  Accounting Treatment.....................................................   9
  Interests of Certain Persons in the Merger...............................   9
  Escrow Agreement.........................................................  10
  Stockholder Representative...............................................  10
  Dissenters' Rights.......................................................  10
  Comparison of Stockholder Rights.........................................  10
  Regulatory Approval......................................................  10
  Market Price Data........................................................  11
  Dividend Policy..........................................................  12
  Summary Historical and Unaudited Pro Forma Financial Information.........  12
  Comparative Per Share Data...............................................  15
RISK FACTORS:
  Risks Relating to the Merger and the Combination of our Two Companies....  16
  Risks Applicable to Both ITXC and eFusion................................  19
  Risk Relating to ITXC....................................................  20
  Risks Relating to eFusion................................................  27
THE MEETINGS:
  General..................................................................  31
  Matters to be Considered at the Meetings.................................  31
  Record Date; Vote Required; Voting at the Meetings.......................  31
  Voting of Proxies........................................................  33
  Solicitation of Proxies..................................................  34
  Principal Stockholders...................................................  35
THE MERGER:
  Background of the Merger.................................................  36
  Reasons for the Merger...................................................  39
  Recommendations of the Boards of Directors...............................  41
  Interests of Certain Persons in the Merger...............................  41
  Accounting Treatment of the Merger.......................................  43
  Regulatory Approvals.....................................................  43
  Federal Securities Law Consequences......................................  43
  Dissenters' Rights.......................................................  43

                                                                          Page
                                                                          ----
THE MERGER AGREEMENT:
  The Merger; Closing; Effective Time....................................  45
  Merger Consideration; Conversion of Shares.............................  45
  Treatment of Stock Options.............................................  47
  Exchange Procedures....................................................  47
  Fractional Shares......................................................  48
  Escrow Agreement; Indemnification......................................  48
  Restrictions on Transferability........................................  49
  Representations and Warranties.........................................  50
  Covenants..............................................................  51
  Conditions to Closing..................................................  52
  eFusion Benefit Plans; Other Arrangements..............................  54
  Termination of the Merger Agreement....................................  54
  Effect of Termination..................................................  54
  Expenses...............................................................  55
  Amendment..............................................................  55
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER....................  56
PRO FORMA FINANCIAL INFORMATION..........................................  58
THE COMPANIES:
  ITXC:
    Selected Financial Data Regarding ITXC...............................  64
    Management's Discussion and Analysis of ITXC's Financial Condition
     and Results of Operations...........................................  66
    Description of ITXC's Business.......................................  73
    Management...........................................................  89
    Executive Compensation...............................................  92
    Related Party Transactions...........................................  98
    ITXC's Principal Stockholders........................................ 100
  eFUSION:
    Selected Financial Data Regarding eFusion............................ 103
    Management's Discussion and Analysis of eFusion's Financial Condition
     and
     Results of Operations............................................... 104
    Description of eFusion's Business.................................... 110
    Certain Executive Officers........................................... 115
    Executive Compensation............................................... 115
    eFusion's Principal Stockholders..................................... 116
  EYE MERGER CORP. ...................................................... 118
COMPARISON OF RIGHTS OF HOLDERS OF eFUSION COMMON STOCK BEFORE AND AFTER
 THE MERGER:
  Cumulative Voting...................................................... 119
  Power to Call Special Meetings of Stockholders......................... 119
  Stockholder Action Without a Meeting................................... 119
  Size of the Board of Directors......................................... 120
  Classification of the Board of Directors............................... 120
  Special Meetings of the Board of Directors............................. 120

                                                                            Page
                                                                            ----
  Removal of Directors..................................................... 120
  Transactions Involving Officers or Directors............................. 121
  Limitation of Liability of Directors; Indemnification.................... 121
  Dividends and Repurchases of Shares...................................... 122
  Approval of Certain Corporate Transactions............................... 123
  Class Voting in Certain Corporate Transactions........................... 123
  Business Combinations/Mergers............................................ 123
  Dissenters' and Appraisal Rights......................................... 124
  Inspection of Stockholder List........................................... 124
  Bylaws................................................................... 125
  Control Share Act........................................................ 125
  Dissolution.............................................................. 125
DESCRIPTION OF ITXC'S CAPITAL STOCK........................................ 125
RIGHTS OF DISSENTING STOCKHOLDERS.......................................... 127
OTHER ACTION TO BE TAKEN AT THE ITXC SPECIAL MEETING....................... 128
OTHER ACTION TO BE TAKEN AT THE eFUSION SPECIAL MEETING.................... 129
LEGAL MATTERS.............................................................. 130
EXPERTS.................................................................... 130
OTHER MATTERS.............................................................. 131
WHERE YOU CAN FIND MORE INFORMATION........................................ 131
INDEX TO FINANCIAL STATEMENTS.............................................. F-1

ANNEXES:
  Amended and Restated Agreement and Plan of Merger.................. Annex I
  Proposed Amendment to ITXC's Third Restated Certificate of
   Incorporation..................................................... Annex II
  Proposed Amendment and Restatement of eFusion's Fourth
   Amended and Restated Articles of Incorporation.................... Annex III
  Oregon Dissenters' Rights Statute.................................. Annex IV

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

   ITXC and eFusion make forward-looking statements in this document. These forward-looking statements are subject to risks and uncertainties, and there can be no assurance that such statements will prove to be correct. Forward looking statements include:

  . statements relating to the cost savings anticipated to result from the proposed merger;

  . statements relating to synergies anticipated to result from the proposed merger;

  . statements relating to integration and other costs estimated to be incurred in connection with the proposed merger; and

  . statements anticipating future performance in the sections entitled "The Merger--Reasons for the Merger", "Management's Discussion and Analysis of ITXC's Financial Condition and Results of Operations" and
     "Management's Discussion and Analysis of eFusion's Financial Condition and Results of Operations."

   Also, when we use words such as "believes," "expects," "anticipates," "estimates", "plans", "intends", "objectives", "goals", "aims" or "projects" or similar words or expressions, we are making forward-looking statements.

   Many possible events or factors could affect the future financial results and performance of our combined companies after the proposed merger is completed. This could cause actual results or performance to differ materially from those expressed in our forward-looking statements. We have described the risks and uncertainties that could materially impact our respective businesses in the section entitled "Risk Factors" beginning on page 16.

   Stockholders of ITXC and eFusion are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this document. Neither ITXC nor eFusion undertakes any obligation to update publicly any forward-looking statements to reflect events, circumstances or new information after the date of this document or to reflect the occurrence of unanticipated events.

   We have not authorized anyone to give you any information or to make any representation about the proposed merger, ITXC or eFusion that differs from or adds to the information contained in this document. Therefore, if anyone gives you any different or additional information, you should not rely on it.

   If you live in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this document does not extend to you.

   The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

   Information in this document regarding ITXC has been supplied by ITXC and information in this document regarding eFusion has been supplied by eFusion.

   This document serves as a prospectus of ITXC relating to the issuance of up to 6,030,535 shares of ITXC's common stock in connection with the proposed merger and a joint proxy statement for both ITXC and eFusion in connection with the solicitation of proxies by their boards of directors for use at their stockholder meetings. This document gives you detailed information about the proposed merger, and it includes our Amended and Restated Agreement and Plan of Merger as Annex I. You can get more information about ITXC from publicly available documents that ITXC has filed with the Securities and Exchange Commission.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT AM I BEING ASKED TO VOTE UPON?

   A: ITXC stockholders: You are being asked to approve the issuance of shares to the stockholders of eFusion as part of the merger. You are also being asked to vote upon a proposed amendment to ITXC's certificate of incorporation. The proposed amendment would incorporate the transfer restrictions set forth in
Section 2.13 of the Amended and Restated Agreement and Plan of Merger, dated as of July 25, 2000, by and among ITXC, Eye Merger Corp., a wholly owned subsidiary of ITXC, and eFusion. Whenever we refer to the merger agreement in this document, we are referring to that Amended and Restated Agreement and Plan of Merger.

   eFusion stockholders: You are being asked to approve the merger and the merger agreement, which provides that eFusion will become a wholly owned subsidiary of ITXC, as well as the related escrow agreement and the appointment of eFusion's chief operating officer, Luis Machuca, to represent the eFusion stockholders under the escrow agreement. You are also being asked to vote upon a proposed amendment and restatement of eFusion's articles of incorporation. The proposed amendment and restatement authorizes the allocation of ITXC common stock among eFusion stockholders as contemplated by the merger agreement.

Q:  WHAT ARE THE BENEFITS OF THE MERGER?

   A: We believe that the merger will benefit both eFusion and ITXC stockholders. After the merger, stockholders of the combined company will own an equity interest in a more technologically advanced company with substantial financial, human and technical resources. As a result, we believe that the merger should increase stockholder value to you.

Q: WHAT DO I NEED TO DO NOW?

   A: After you read and consider the information in this document, just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the applicable stockholder meeting. You should return your proxy card whether or not you plan to attend your stockholder meeting. If you attend your stockholder meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish.

Q: IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

   A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED
   PROXY CARD?

   A. You can change your vote at any time before your proxy is voted at the meetings. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these methods, you must timely submit your notice of revocation or your new proxy card to ITXC or eFusion, as the case may be. Third, you can attend your meeting and vote in person. Simply attending a meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: IF I AM AN eFUSION STOCKHOLDER, SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

   A: No. After the transaction is completed, the exchange agent for the transaction will send eFusion stockholders written instructions for exchanging their share certificates. ITXC stockholders will keep their existing certificates.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

   A: We are working toward completing the merger as promptly as possible and expect to close the transaction promptly after the special meetings are completed.

Q: PLEASE EXPLAIN WHAT eFUSION STOCKHOLDERS WILL RECEIVE FOR THEIR eFUSION
   SHARES.

   A: You will receive shares of ITXC common stock in exchange for your eFusion shares. The number of shares of ITXC common stock that will be issued, and the number of shares that you will receive cannot be finally determined until shortly before the closing. We do know this much: ITXC will issue, in total, at least 5,658,986 shares of its common stock. In addition, ITXC will issue additional shares at closing for the cash that eFusion has on hand at the closing, less any future commitments that eFusion will have to its professional advisers. The merger agreement provides for the allocation of the aggregate number of shares among eFusion's various series and classes of capital stock. We describe the applicable formulas in greater detail elsewhere in this document. In our cover letter, we have presented the exchange ratios that will apply in the event that eFusion has approximately $9.5 million in cash at closing, net of unpaid professional advisor fees, none of eFusion's outstanding warrants are exercised and there are no changes in the outstanding shares of eFusion's preferred or common stock or in eFusion's outstanding options from the figures set forth in the first paragraph of the worksheet appended to the merger agreement. We will issue a press release on the closing date indicating the precise exchange ratios for each series and class of eFusion's capital stock.

Q: WILL eFUSION STOCKHOLDERS RECEIVE ALL OF THEIR ITXC SHARES PROMPTLY AFTER
   THE CLOSING?

   A: No. Promptly after the closing, you will receive a letter of transmittal. When you return that letter, together with your eFusion stock certificates, to ITXC's exchange agent, Continental Stock Transfer & Trust Company, you will receive stock certificates representing 90% of the shares of ITXC common stock to which you are entitled. Your other 10% will be held in escrow, and ultimately released from escrow, in accordance with the escrow agreement that we have described in this document.

Q: WHAT RESTRICTIONS WILL EXIST ON THE ITXC SHARES ISSUED IN THE MERGER?

   A: Subject to certain special rules that will apply for eFusion's affiliates, 10% of the shares that eFusion stockholders are entitled to receive in the merger will be freely transferable upon receipt, another 10% will become transferable on November 10, 2000 and the balance will become transferable six months after the closing, subject to the provisions of the escrow agreement.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS?

   A: The merger is intended to qualify as a reorganization under the Internal Revenue Code. Accordingly, eFusion stockholders generally will not recognize any gain or loss on the exchange of their shares for ITXC common stock, except with respect to cash, if any, received instead of fractional share interests of ITXC common stock or cash received by eFusion stockholders who exercise dissenters' rights. The merger will not have any tax consequences for ITXC stockholders.

Q: WHAT WILL eFUSION STOCKHOLDERS' TAX BASIS BE IN THE ITXC SHARES THAT THEY
   RECEIVE IN THE MERGER?

   A: In general, your tax basis in your shares of ITXC common stock received in the merger will equal your aggregate tax basis in your eFusion stock surrendered or exchanged for the ITXC common stock, reduced by the amount of basis allocable to fractional shares for which you receive a cash payment.

Q: DO eFUSION STOCKHOLDERS HAVE THE RIGHT TO DISSENT FROM THE MERGER?

   A: Yes. Under Oregon law, you have the right to dissent, provided that you follow the procedures described in this document. However, if more than 4% of the outstanding eFusion shares dissent, ITXC will not be obligated to consummate the merger.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

   A: If you are an ITXC stockholder, call ITXC's Investor Relations Department at (609) 750-3302. If you are an eFusion stockholder, call Jack Carveth, eFusion's chief financial officer, at (503) 207-6504.

                                    SUMMARY

   This brief summary highlights selected information described more fully elsewhere in this document. It does not contain all of the information that is important to you. You should carefully read this entire document, the annexes and the other documents to which this document refers in order to fully understand the merger agreement and the transactions contemplated by the merger agreement. See "Where You Can Find More Information" on page 131.

The Companies (See Page 64)

   ITXC CORP.
   600 College Road East
   Princeton, New Jersey 08540
   (609) 750-3333

   ITXC is a leading service provider for voice on the Internet. ITXC's WWeXchange(R) service provides phone-to-phone wholesale call completion for carriers and resellers. Thirteen out of the top fourteen U.S. facilities-based international carriers, leading European competitive carriers and twelve incumbent national carriers worldwide have contracted to send traffic over ITXC's network, ITXC.net. ITXC's webtalkNOW!SM service enables portals, Internet service providers, and communications web sites to offer personal computer-to-phone calling to their customers under their own brands. Both services provide high quality over the Internet through use of ITXC's BestValue RoutingSM techniques on ITXC.net, which, as of July 31, 2000, had 258 points of presence in over 151 cities and 60 countries. Announced carrier affiliates include the Ameritech division of SBC, Verizon Communications, China Telecom, Gambia Telecommunications Company, Interoute, Justice, Korea Telecom, and Telstra.

   The information contained on ITXC's website is not incorporated by reference in this document.

   eFUSION, INC.
   14600 NW Greenbrier Parkway
   Beaverton, Oregon 97006
   (503) 207-6300

   eFusion provides market-ready Internet voice services that help online businesses and Internet service providers deliver eSatisfactionSM--a richer, more fulfilling online experience, to their customers. eFusion's services add value for online shoppers, web surfers, or anyone who wants to be accessible while online. e-commerce companies can implement eFusion's Push to Talk
(PtT)(TM) service to facilitate live interaction for browsing consumers, which helps build online revenues, decrease shopping cart abandonment rates and differentiate their brands on the Internet. With eFusion's Suite AdelineSM Internet call assistant service, Internet service providers can enable their subscribers to take incoming calls while on the Internet, thereby giving providers a competitive edge and increasing customer retention rates.

   The information contained on eFusion's website is not incorporated by reference in this document.

   EYE MERGER CORP.
   1211 Southwest Fifth Avenue, Suite 1500
   Portland, Oregon 97204-3715
   (503) 727-2000

   Eye Merger Corp. is a wholly owned subsidiary of ITXC that was organized solely for purposes of completing the merger.

The Special Meetings (See Page 31)

   Date, Time and Place. The special meeting of ITXC's stockholders will be held at 10:00 a.m. local time, on Wednesday, October 11, 2000 at the Holiday Inn, 4355 Route 1 at Ridge Road, Princeton, New Jersey. The special meeting of eFusion's stockholders will be held at 9:00 a.m. local time, on Wednesday, October 11, 2000 at 14600 NW Greenbrier Parkway, Beaverton, Oregon.

   Matters to be Considered at the ITXC Special Meeting. At the ITXC special meeting, we will ask ITXC stockholders to authorize the issuance of ITXC common stock issuable under the merger agreement and to approve an amendment to ITXC's certificate of incorporation authorizing, for the shares issuable in the merger, the transfer restrictions set forth in Section 2.13 of the merger agreement.

   Matters to be Considered at the eFusion Special Meeting. At the eFusion special meeting, we will ask holders of eFusion's preferred stock and common stock to approve the merger agreement. Such approval will constitute approval of the merger, the escrow agreement contemplated by the merger agreement and the appointment of Luis Machuca as the representative of eFusion's stockholders for matters that may arise under the escrow agreement. We will also ask eFusion's stockholders to approve an amendment and restatement of eFusion's articles of incorporation authorizing the allocation of ITXC common stock among eFusion stockholders as contemplated by the merger agreement. In the event that this amendment and restatement is not approved, eFusion will not have the corporate power to consummate the merger. Accordingly, failure to approve the amendment and restatement will preclude consummation of the merger.

   ITXC Record Date; Stock Entitled to Vote; Quorum. The close of business in Princeton, New Jersey on August 25, 2000 is the record date for determining which holders of ITXC common stock are entitled to vote at the ITXC special meeting. At the record date, there were 38,587,688 shares of ITXC common stock entitled to vote at the special meeting. A majority of the shares outstanding on the record date will constitute a quorum.

   eFusion Record Date; Stock Entitled to Vote; Quorum. The close of business in Beaverton, Oregon on August 25, 2000 is the record date for determining which holders of eFusion common stock and eFusion preferred stock are entitled to vote at the special meeting. On the record date, the following number of shares of eFusion stock were entitled to vote at the eFusion special meeting:

  . 5,540,792 shares of eFusion common stock;

  . 2,510,000 shares of eFusion Series A preferred stock;

  . 1,918,736 shares of eFusion Series B preferred stock;

  . 2,589,013 shares of eFusion Series C preferred stock; and

  . 2,491,102 shares of eFusion Series D preferred stock.

   For purposes of the eFusion special meeting, a quorum consists of a majority of the shares of each voting group entitled to vote at the special meeting.

   Holders of ITXC common stock, eFusion common stock and eFusion preferred stock as of the applicable record dates are entitled to one vote per share on each matter to be voted on at the special meetings.

Votes Required (See Page 31)

   ITXC. The proposal to approve the issuance of ITXC common stock under the merger agreement will require the affirmative vote of a majority of the votes cast at the ITXC meeting, as long as a quorum is present at the special meeting. The proposal to approve the amendment to ITXC's certificate of incorporation will require the affirmative vote of the holders of a majority of the shares of ITXC common stock outstanding on the record date.

   eFusion. The proposals to approve the merger agreement and the amendment and restatement of eFusion's articles of incorporation require the affirmative vote of the following:

  . holders of at least a majority of the outstanding shares of common stock, voting as a single voting group;

  . holders of at least a majority of the outstanding shares of eFusion common stock and eFusion preferred stock, voting together as a single voting group on an as-converted basis;

  . holders of at least a majority of the outstanding shares of eFusion
    Series C preferred stock, voting as a single voting group;

  . holders of at least a majority of the outstanding shares of eFusion
    Series D preferred stock, voting as a single voting group; and

  . holders of at least a majority of the outstanding shares of eFusion preferred stock, voting together as a single voting group.

Share Ownership of Management and Others (See Page 41)

   ITXC. As of July 31, 2000, directors and executive officers of ITXC and their affiliates beneficially owned and were entitled to vote 18,530,824 shares of ITXC common stock, representing approximately 45.68% of the common stock outstanding on the record date.

   eFusion. As of the record date, August 25, 2000, directors and executive officers of eFusion and their affiliates beneficially owned and were entitled to vote 3,705,909 shares of eFusion stock, representing approximately:

  . 24.8% of the shares of eFusion common stock outstanding on the record date;

  . 24.4% of the combined shares of eFusion common stock and eFusion preferred stock outstanding on the record date;

  . 5.3% of the shares of eFusion Series C preferred stock outstanding on the record date;

  . 3.8% of the shares of eFusion Series D preferred stock outstanding on the record date; and

  . 24.2% of the shares of eFusion preferred stock outstanding on the record date.

Recommendations of the Boards of Directors (See Page 41)

   ITXC. The ITXC board of directors believes that the merger agreement is in the best interests of ITXC and its stockholders and has approved and declared advisable the merger agreement and the proposed amendment to ITXC's certificate of incorporation. The ITXC board of directors recommends that ITXC stockholders vote FOR the proposal to issue the shares of ITXC common stock issuable under the merger agreement and FOR the proposal to amend ITXC's certificate of incorporation to authorize, as to the shares issuable under the merger agreement, the transfer restrictions set forth in Section 2.13 of the merger agreement.

   eFusion. The eFusion board of directors believes that the merger agreement, the merger and the form of escrow agreement are fair to and in the best interests of eFusion and its stockholders and has approved and declared advisable the merger agreement, the merger, the form of escrow agreement and the appointment of Luis Machuca as stockholder representative, as well as the proposed amendment to eFusion's articles of incorporation. The eFusion board of directors unanimously, including all disinterested directors, recommends that eFusion stockholders vote FOR the approval and adoption of the merger agreement, which also constitutes approval of the merger, the form of escrow agreement and the appointment of Luis Machuca as stockholder representative under the escrow agreement, and FOR the proposed amendment and restatement of eFusion's articles of incorporation authorizing the allocation of ITXC common stock among eFusion stockholders as contemplated by the merger agreement.

The Merger (See Page 45)

   The merger agreement provides for the acquisition by ITXC of eFusion. eFusion will merge with Eye Merger Corp. and become a wholly owned subsidiary of ITXC.

   The merger agreement is attached as Annex I to this prospectus. We encourage you to read the merger agreement carefully because it is the legal document that governs the merger.

Consideration to be Received in the Merger (See Page 45)

   As a result of the merger, each share of eFusion common stock and preferred stock will be converted into the right to receive a fraction of a share of ITXC common stock. The fraction, which we refer to in this document as an exchange ratio, will be different for each series of eFusion's preferred stock and for eFusion's common stock. The exchange ratios cannot be finally determined until shortly before the closing, since the applicable formulas require us to determine the cash that eFusion has on hand at the closing, less any future commitments that eFusion will have to its professional advisers, and the shares and options outstanding at the closing. We have described the applicable formulas in greater detail elsewhere in this document. In our cover letter, we have presented the exchange ratios that will apply in the event that eFusion has $9.5 million in cash at closing, after the payment of unpaid professional advisor fees, and assuming no change in the shares and options outstanding from the amounts set forth in the first paragraph of the worksheet appended to the merger agreement. We will issue a press release on the closing date indicating the precise exchange ratios for each series and class of eFusion's capital stock.

   ITXC will not issue fractional shares in the merger. As a result, the total number of shares of ITXC common stock that eFusion stockholders will receive in the merger will be rounded down to the nearest whole number, and eFusion stockholders will receive a cash payment for the value of the fraction of a share of ITXC common stock that they would otherwise receive.

Reasons for the Merger (See Page 39)

   The combination of eFusion and ITXC is expected to provide many potential advantages, including, among others:

  . ITXC's business model contemplates the development of enhanced Internet voice services to compliment its WWeXchange service. ITXC has identified ecalling--the Internet successor to telephone calling--as a top priority enhanced service. Although ITXC has introduced ecalling capabilities with its webtalkNOW! service, the merger substantially accelerates ITXC's ability to develop and deploy an integrated suite of ecalling services, by including eFusion's Push to Talk service, which voice enables Internet web sites, and Suite Adeline service, which provides Internet call waiting, voice mail, and limited follow-me services as part of personal computer-based call management. We believe that these eFusion's services represent the best of many such services available for deployment over ITXC.net.

  . ITXC will be in a position to offer eFusion's ecalling services to ITXC's customers over ITXC.net, a wholesale Internet telephony network which, as of July 31, 2000, had 258 points of presence in over 151 cities and 60 countries. The introduction of eFusion's applications over ITXC.net substantially reduces the cost of deploying those services. ITXC's broad customer base and marketing capabilities provide greater opportunities to commercially develop eFusion's applications than eFusion would have as a stand alone applications service provider.

  . eFusion has developed a strong technical team, headed by chief executive officer Ajit Pendse and chief operating officer Luis Machuca, which will be available to ITXC both for the further development of ecalling applications and the development of other enhanced services.

  . We believe that our sales and marketing organizations will complement each other. After the closing, we expect that Luis Machuca will be responsible for a product group that will be charged with the growth and development of eFusion's Push to Talk services.

  . eFusion has developed a diverse portfolio of issued patents and patent applications. This intellectual property provides the combined companies with some protection from claims of competitors.

Conditions to the Merger (See Page 52)

   The completion of the merger depends upon the satisfaction of a number of conditions, including the following:

  . ITXC stockholder approval of the issuance of the shares of ITXC common stock under the merger agreement and of the proposed amendment to ITXC's certificate of incorporation authorizing, solely as to the shares issuable under the merger agreement, the transfer restrictions set forth in Section 2.13 of the merger agreement;

  . eFusion stockholder approval of the merger agreement, which will constitute their approval of the merger, the form of escrow agreement and appointment of a stockholder representative, and of the proposed amendment to eFusion's articles of incorporation authorizing the allocation of ITXC's common stock as contemplated by the merger agreement;

  . the absence of any injunction or restraint that prohibits the merger;

  . clearance of the merger under the antitrust laws;

  . execution of the escrow agreement;

  . the material accuracy as of the closing of each party's representations and warranties contained in the merger agreement;

  . the performance by each party of its material obligations under the merger agreement;

  . the absence of litigation which seeks to prohibit the merger or limit
    ITXC's operation of eFusion;

  . holders of no more than 4% of eFusion's outstanding capital stock shall have exercised dissenters' rights as of the date of eFusion's special meeting;

  . the approval of the shares of ITXC common stock issuable under the merger agreement for quotation by the Nasdaq National Market; and

  . the absence of certain material adverse events impacting eFusion or ITXC.

Termination of the Merger Agreement (See Page 54)

   Right to Terminate. We may mutually agree to terminate the merger agreement at any time. In addition, either ITXC or eFusion may terminate the merger agreement if specified events do or do not occur. These include:

  . if a court or government regulator permanently prohibits the merger;

  . if the merger is not completed by December 30, 2000; or

  . if the conditions to a party's obligations to consummate the merger are not satisfied.

   The merger agreement may also be terminated by either party if the eFusion stockholders fail to approve the merger agreement or the proposed amendment to eFusion's articles of incorporation or if ITXC's stockholders fail to approve the issuance of the shares of common stock issuable under the merger. ITXC may terminate the merger agreement if ITXC's stockholders fail to approve the proposed amendment to ITXC's certificate of incorporation.

   Effect of Termination. eFusion has agreed to grant a license of some of its technology to ITXC if the merger agreement is terminated. ITXC has agreed to lend $10 million to eFusion, convertible into eFusion preferred stock, in the event that the merger is terminated due to the failure of ITXC's stockholders to approve the issuance of the ITXC common stock issuable under the merger agreement. In the event that eFusion's stockholders fail to approve the merger or the proposed amendment to eFusion's articles of incorporation at a time when eFusion has received a proposal from a third party to acquire eFusion, eFusion may be required to pay ITXC a $5 million fee if eFusion is acquired by a third party within a specified time period after the merger agreement with ITXC is terminated.

Certain United States Federal Income Tax Consequences (See Page 56)

   We have structured the merger so that neither ITXC nor eFusion will recognize any gain or loss for United States federal income tax purposes as a result of the merger. We have conditioned the merger on our receipt of a legal opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of the Internal Revenue Code and that ITXC, Eye Merger Corp. and eFusion will each be a party to the reorganization.

   ITXC stockholders will not recognize any gain or loss for United States federal income tax purposes as a result of the merger. Generally, for United States federal income tax purposes eFusion stockholders will not recognize gain or loss as a result of the merger except with respect to cash received for dissenting or fractional shares. However, the specific tax consequences of the merger to an eFusion stockholder will depend on the particular facts of that eFusion stockholder's own situation. Therefore, each eFusion stockholder should consult his or her own tax advisor for a full understanding of the merger's tax consequences.

Accounting Treatment (See Page 43)

   We will treat the merger as a purchase transaction for accounting and financial reporting purposes. As a result, ITXC will allocate its costs in connection with the merger to the assets of eFusion acquired and the liabilities of eFusion assumed according to their fair market values at the merger's completion. ITXC expects to amortize over a maximum of five years the excess, if any, of costs over the fair market value of the net assets.

Interests of Certain Persons in the Merger (See Page 41)

   As eFusion stockholders consider the merger, you should be aware that certain officers and other employees have interests regarding the merger that are different from, or in addition to, your interests, including the following:

  . as a result of the merger, certain unvested stock options held by two executive officers will automatically accelerate upon the closing of the merger;

  . at the closing, ITXC will grant stock options covering 560,000 shares of common stock to eFusion employees, including certain eFusion executive officers, to encourage retention;

  . We anticipate that Luis Machuca, eFusion's chief operating officer and an eFusion director, will enter into an employment agreement assuring him a base salary of $180,000 per year, certain bonus opportunities and options covering an additional 200,000 shares of ITXC common stock;

  . ITXC has agreed to pay severance, and to permit additional stock option accelerations, in the event that eFusion employees are terminated without cause within six months after the closing or, within that period, eFusion employees terminate their employment as a result of a forced relocation or a material reduction in base salary; and

  . certain executive officers of eFusion are expected to become executive officers of ITXC.

Escrow Agreement (See Page 48)

   Before the effective time of the merger, ITXC, Luis Machuca, as representative for the eFusion stockholders, and an escrow agent will enter into an escrow agreement providing for 10% of the total ITXC common stock issued as merger consideration for eFusion common stock and eFusion preferred stock in the merger to be delivered to the escrow agent upon the closing of the merger. These shares will be held in an escrow account established as the exclusive source of indemnification to ITXC for, among other things, any losses arising from any breach by eFusion of its representations and warranties in the merger agreement, any damages resulting from certain patent infringement claims or any failure by eFusion to perform its obligations under the merger agreement. The escrow agreement is an integral part of the merger agreement.

   The form of escrow agreement is attached as Appendix 2.10 to the merger agreement. We encourage you to read the form of escrow agreement carefully.

Stockholder Representative (See Page 48)

   Luis Machuca, eFusion's chief operating officer, has been recommended by the eFusion board of directors to serve as the eFusion stockholder representative under the escrow agreement. As stockholder representative, Mr. Machuca would act on behalf of the eFusion stockholders on all matters under the escrow agreement. The eFusion stockholders' approval of the merger agreement will constitute their approval of the selection of Mr. Machuca for this role.

Dissenters' Rights (See Page 127)

   Under the Oregon Business Corporation Act, eFusion stockholders may dissent from the merger and demand the fair value of their shares in cash. To exercise this right, eFusion stockholders may not vote their shares in favor of the merger and must take certain other actions that the Oregon Business Corporation Act requires. A copy of the provisions of the Oregon Business Corporation Act applicable to the exercise of dissenters' rights is attached to this document as Annex IV. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the statute. eFusion stockholders are urged to read it carefully.

Comparison of Stockholder Rights (See Page 119)

   eFusion is an Oregon corporation and, therefore, the rights of stockholders of eFusion currently are determined by reference to the Oregon Business Corporation Act and eFusion's articles of incorporation and bylaws. At the effective time of the merger, stockholders of eFusion will become stockholders of ITXC, which is a Delaware corporation. As a result, their rights as stockholders will then be determined by reference to the Delaware General Corporation Law and ITXC's certificate of incorporation and bylaws. The laws of these jurisdictions vary. There are also various differences between eFusion's articles of incorporation and bylaws and ITXC's certificate of incorporation and bylaws.

Regulatory Approval (See Page 43)

   The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits ITXC and eFusion from completing the merger until they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. The parties filed their applications on August 9, 2000. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has been terminated.

Market Price Data

   ITXC's common stock has traded on the Nasdaq National Market under the symbol ITXC since September 28, 1999. The following table sets forth the per share range of high and low closing sales prices of ITXC's common stock for the periods indicated:

                                                                  High($) Low($)
                                                                  ------- ------
   Year ended December 31, 1999:
   Third quarter (September 28-30 only)..........................  32.25  28.25
   Fourth quarter................................................  49.00  27.00
   Year ending December 31, 2000:
   First quarter................................................. 119.75  36.94
   Second quarter................................................  65.94  25.88
   Third quarter (through September 6, 2000).....................  38.32  17.81

   On July 25, 2000, the last full trading day prior to our signing and announcing the merger agreement, the closing sales price of ITXC common stock on the Nasdaq National Market was $29.25 per share. Based on the assumed exchange ratios set forth in our cover letter, the equivalent value of eFusion capital stock on July 25, 2000 was as follows:

                                                             Assumed  Per Share
                                                            Exchange  Equivalent
   Class or Series                                            Ratio     Value
   ---------------                                          --------- ----------
   Common.................................................. 0.2611391   $ 7.64
   Series A Preferred...................................... 0.2897198   $ 8.47
   Series B Preferred...................................... 0.3877517   $11.34
   Series C Preferred...................................... 0.4612042   $13.49
   Series D Preferred...................................... 0.4897850   $14.33

   On September 6, 2000, the most recent practicable date prior to the mailing of this document to you, the closing sales price of ITXC common stock on the Nasdaq National Market was $21.75 per share. Based on the assumed exchange ratios set forth in our cover letter, the equivalent value of eFusion capital stock on September 6, 2000 was as follows:

                                                             Assumed  Per Share
                                                            Exchange  Equivalent
   Class or Series                                            Ratio     Value
   ---------------                                          --------- ----------
   Common.................................................. 0.2611391   $ 5.68
   Series A Preferred...................................... 0.2897198   $ 6.30
   Series B Preferred...................................... 0.3877517   $ 8.43
   Series C Preferred...................................... 0.4612042   $10.03
   Series D Preferred...................................... 0.4897850   $10.65

   We encourage you to obtain current market quotations for ITXC common stock. The market price for ITXC's stock is highly volatile and fluctuates in response to a wide variety of factors. See "Risk Factors--Risks Relating to ITXC--The stock prices of Internet-related companies such as ITXC are highly volatile and could drop unexpectedly resulting in costly litigation and harm to ITXC's business."

   ITXC has filed an application with the Nasdaq National Market to list the ITXC common stock that eFusion stockholders will receive in the merger.

Dividend Policy

   ITXC has never declared or paid any dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. ITXC currently intends to retain future earnings, if any, to finance operations and the expansion of its business. Any future determination to pay cash dividends will be at the discretion of ITXC's board of directors and will depend upon ITXC's financial condition, operating results, capital requirements and other factors the board of directors deems relevant. In addition, ITXC's credit agreement restricts its ability to declare and pay dividends without the consent of the lender.

Summary Historical and Unaudited Pro Forma Financial Information

 Summary Historical Financial Information

   ITXC Summary Historical Financial Information. We have derived the summary historical financial information of ITXC set forth below from ITXC's year-end and interim financial statements that are presented elsewhere in this document. You should read this financial information in conjunction with these financial statements and the other financial information regarding ITXC presented in this document. See also "Where You Can Find More Information."

                              Period from
                             July 21, 1997
                               (date of
                             inception) to    Year ended      Six Months ended
                             December 31,    December 31,         June 30,
                             ------------- -----------------  -----------------
                                 1997       1998      1999     1999      2000
                             ------------- -------  --------  -------  --------
                                  (in thousands, except per share data)
Statement of Operations
 Data:
Revenue....................     $   59     $ 1,891  $ 25,411  $ 7,753  $ 33,685
Total costs and expenses...        706       9,189    46,365   15,235    51,559
Net loss...................       (646)     (7,207)  (19,665)  (7,326)  (21,474)
Basic and diluted net loss
 per share applicable to
 common stockholders.......     $(0.09)    $ (0.88) $  (1.29) $ (0.90) $  (0.57)
Weighted average shares
 used in computation of
 basic and diluted net loss
 per share applicable to
 common stockholders.......      7,005       8,185    15,886    8,603    37,546
Pro forma basic and diluted
 net loss per share........                $ (0.45) $  (0.69) $ (0.29) $  (0.57)
Weighted average shares
 used in computation of pro
 forma basic and diluted
 net loss per share........                 16,155    28,526   24,841    37,546

                                                     As of           As of
                                               December 31, 1999 June 30, 2000
                                               ----------------- -------------
                                                       (in thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable
 securities...................................      $74,396        $211,195
Total assets..................................       99,862         259,411
Long-term obligations, including current
 portion......................................        5,493           6,353
Working capital...............................       65,810         209,662
Total stockholders' equity....................       80,366         240,381

   When ITXC completed its initial public offering on October 1, 1999, all of its outstanding preferred stock converted into common stock. The pro forma line items in the operating statement data presented above give effect to that conversion as if that conversion had occurred at the dates of issuance.

   eFusion Summary Historical Financial Information. We have derived the summary historical financial information of eFusion for the years ended December 31, 1998 and 1999, and for the six months ended June 30, 1999 and 2000, set forth below from eFusion's year-end and interim financial statements that are presented elsewhere in this document. You should read this summary financial information in conjunction with these financial statements and the other financial information regarding eFusion presented in this document. The summary historical financial information of eFusion for the period from April 5, 1996, date of inception, to December 31, 1996, and the year ended December 31, 1997, were subject to audit procedures and were derived from audited financial statements that are not included elsewhere in this document.

                          Period from
                         April 5, 1996
                           (date of
                         inception) to                              Six Months
                         December 31,  Year ended December 31,    ended June 30,
                         ------------- -------------------------  ----------------
                             1996       1997     1998     1999     1999     2000
                         ------------- -------  -------  -------  -------  -------
                                 (in thousands, except per share data)
Statement of Operations
 Data:
Revenues................    $  --      $   764  $ 3,427  $ 3,517  $ 1,924  $   308
Total operating
 expenses...............      (984)     (8,811)  11,854   12,796    5,903    9,407
Net loss................      (918)     (7,879)  (8,455)  (9,138)  (3,991)  (8,890)
Basic and diluted net
 loss per share
 applicable to common
 stockholders...........    $(0.38)    $ (2.60) $ (2.15) $ (2.00) $ (0.92) $ (1.81)
Weighted average shares
 used in computing net
 loss per common share-
 basic and diluted......     2,443       3,030    3,930    4,566    4,357    5,175

                                                     As of           As of
                                               December 31, 1999 June 30, 2000
                                               ----------------- -------------
                                                       (in thousands)
Balance Sheet Data:
Cash, cash equivalents and investments........     $  4,247        $ 13,711
Total assets..................................        7,188          16,693
Long-term obligations, including current
 portion......................................        1,368             254
Working capital...............................        3,167          13,534
Redeemable convertible preferred stock........       17,191          37,547
Total stockholders' equity (deficit)..........      (12,750)        (21,965)

 Unaudited Pro Forma Condensed Consolidated Summary Financial Information

   The following table summarizes, under the purchase method of accounting, pro forma condensed consolidated statement of operations data for the year ended December 31, 1999 and the six months ended June 30, 2000 as if the merger between ITXC and eFusion had been completed on the first day of such periods and condensed consolidated balance sheet data as of June 30, 2000 as if the merger had been completed on that date. We have included this unaudited pro forma condensed consolidated summary information only for the purposes of illustration, and it does not necessarily indicate what the operating results or financial position would have been if the merger between ITXC and eFusion had been completed at the dates indicated. Moreover, this information does not necessarily indicate what the future operating results or financial position of the combined company will be. You should read this unaudited pro forma condensed consolidated summary financial information in conjunction with the "Unaudited Pro Forma Condensed Consolidated Financial Information" included elsewhere in this document. This unaudited pro forma condensed consolidated summary financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of the merger or any future merger-related expenses.

                                                                    Six months
                                                        Year ended    ended
                                                       December 31,  June 30,
                                                           1999        2000
                                                       ------------ ----------
                                                        (in thousands, except
                                                           per share data)
Statement of Operations Data:
Revenue...............................................   $ 28,928    $ 33,993
Total costs and expenses..............................     89,799      76,301
Net loss..............................................    (59,441)    (45,700)
Basic and diluted net loss per share applicable to
 common stockholders..................................   $  (2.80)   $  (1.07)
Shares used in computing net loss per common share-
 basic and diluted....................................     21,211      42,871

                                                                        As of
                                                                       June 30,
                                                                         2000
                                                                       --------
Balance Sheet Data:
Cash, cash equivalents and marketable securities...................... $223,906
Total assets..........................................................  418,919
Long-term obligations, including current portion......................    6,606
Working capital.......................................................  222,195
Total stockholders' equity............................................  398,778

Comparative Per Share Data

   We have summarized below the per share information for ITXC and eFusion on an historical basis and consolidated per share data on an unaudited pro forma basis. The consolidated data gives effect to the merger on a purchase method basis of accounting as described in "Unaudited Pro Forma Condensed Consolidated Financial Statements." ITXC and eFusion did not pay any dividends on their common stock during the periods presented below.

   This information is only a summary and you should read it in conjunction with the selected historical financial information, the pro forma condensed consolidated financial statements and the separate historical financial statements of ITXC and eFusion and related notes included in this document. The table below reflects the exchange ratios set forth in our cover letter, which ratios assume that eFusion will hold approximately $9.5 million of net cash as of the closing.

                                                                      Six Months
                                                          Year Ended    Ended
                                                         December 31,  June 30,
                                                             1999        2000
                                                         ------------ ----------
Net loss per share:
  ITXC Historical.......................................    $(1.29)     $(0.57)
  eFusion Historical....................................     (2.00)      (1.81)
  ITXC/eFusion Pro Forma................................     (2.80)      (1.07)
  Pro Forma Equivalent:
    Common Stock(1).....................................     (0.73)      (0.28)
    Series A Preferred(2)...............................     (0.81)      (0.31)
    Series B Preferred(3)...............................     (1.09)      (0.41)
    Series C Preferred(4)...............................     (1.29)      (0.49)
    Series D Preferred(5)...............................     (1.37)      (0.52)
Book value per share:
  ITXC Historical.......................................      2.24        6.24
  eFusion Historical....................................     (2.45)      (4.04)
  ITXC/eFusion Pro Forma................................      5.80        9.09
  Pro Forma Equivalent:
    Common Stock(1).....................................      1.52        2.37
    Series A Preferred(2)...............................      1.68        2.63
    Series B Preferred(3)...............................      2.25        3.53
    Series C Preferred(4)...............................      2.68        4.19
    Series D Preferred(5)...............................      2.84        4.45

--------
(1) Represents the pro forma per share amount multiplied by 0.2611391.
(2) Represents the pro forma per share amount multiplied by 0.2897198.
(3) Represents the pro forma per share amount multiplied by 0.3877517.
(4) Represents the pro forma per share amount multiplied by 0.4612042.
(5) Represents the pro forma per share amount multiplied by 0.4897850.

                                  RISK FACTORS

   You should carefully consider the following factors and other information contained in this document before deciding to invest in shares of ITXC common stock or consent to the merger, the merger agreement, the amendment and restatement of eFusion's articles of incorporation or the amendment to the certificate of incorporation of ITXC described in this document.

 Risks Relating to the Merger and the Combination of Our Two Companies

There are several uncertainties that arise from integrating our two companies.

   In deciding that the merger is in the best interests of our respective stockholders, the ITXC board of directors and the eFusion board of directors considered the potential complementary effects of combining our companies. However, the process of integrating separate businesses, especially when they are as geographically separated as ITXC, located in New Jersey, and eFusion, located in Oregon, involves a number of special risks, including:

  . the possibility that the business cultures of our two companies may not mesh;

  . the possibility that management may be distracted from regular business concerns by the need to integrate operations;

  . unforeseen difficulties in integrating operations and systems;

  . problems in retaining the employees of the acquired company;

  . challenges in retaining customers; and

  . potential adverse effects on operating results.

   This transaction involves the combination of two significantly different businesses. As a result, management may be required to respond to business issues that differ from the types of business issues that they have typically confronted.

ITXC does not have experience in making acquisitions; its inexperience may result in mistakes that more experienced acquirors would not make.

   ITXC was formed in July 1997 and commenced commercial operations in April 1998. During its brief operating history, it has not acquired any other companies. The ITXC management team has never collaborated on an acquisition prior to the pending eFusion merger. In order to effect a successful merger, it is important for management to plan effectively and to anticipate potential pitfalls before they arise. ITXC's inexperience in business acquisitions may limit ITXC's ability to plan for, and manage, the integration of the two companies.

ITXC may incur substantial costs in integrating eFusion.

   ITXC expects to incur restructuring and integration costs from combining eFusion's operations with those of ITXC. These costs may be substantial and may include costs for employee severance, relocation and disposition of excess equipment and other merger-related costs. We have not yet determined the total amount of these costs.

You will have a reduced ownership and voting interest after the merger.

   After the merger's completion, you will own a smaller percentage of the combined company and its voting stock than you currently own of ITXC or eFusion. Consequently, you may be able to exercise less influence over the management and policies of the combined company than you currently exercise over ITXC or eFusion.

No investment banking firm has passed upon the fairness of the consideration being delivered pursuant to the merger agreement.

   Neither ITXC nor eFusion has received an opinion of an outside financial advisor on the fairness of the merger from a financial point of view. As a result, stockholders must make their own evaluations regarding the consideration to be received by eFusion's stockholders.

If ITXC and eFusion do not integrate their technology and operations quickly and effectively, the potential benefits of the merger may not occur.

   ITXC and eFusion cannot assure you that they will be able to integrate their technology and operations quickly and smoothly. In order to obtain the benefits of the merger, the companies must make eFusion's technology and services operate together with ITXC's technology, the other components of ITXC's ecalling suite of services and ITXC.net. ITXC may be required to spend additional time or money on integration which would otherwise be spent on developing its business and services or expanding ITXC.net. The combined companies' business, financial condition and prospects will be harmed if ITXC and eFusion do not integrate their operations and technology smoothly or if management spends too much time on integration issues.

The merger may result in a loss of eFusion employees.

   The success of the combined company may depend upon the retention of eFusion executives and other key employees who are critical to the continued design, development and support of eFusion's products and services. Despite ITXC's efforts to hire and retain quality employees, ITXC might lose some of eFusion's key employees following the merger. Competition for qualified management, engineering and technical employees in the Internet industry is intense. There are a relatively small number of individuals in close proximity to eFusion's Oregon headquarters who possess the specialized technical skills that the combined companies will require. ITXC and eFusion have different corporate cultures. eFusion employees may be unwilling to work for a larger, publicly-traded company instead of a smaller, start-up company. In addition, competitors may recruit employees prior to the merger and during integration, as is common in high technology mergers. As a result, employees of eFusion or the combined companies could leave with little or no prior notice. We cannot assure you that the combined companies will be able to attract, retain and integrate employees to develop and use the eFusion technology following the merger.

The merger may also result in the loss of ITXC employees.

   ITXC may also lose key employees as a result of the merger. The combination of our two companies may provoke job security concerns among ITXC's employees who may perceive a threat to their status or position within the combined company. Those employees may be more likely to respond to inquiries from competitors than they would be if ITXC were not acquiring eFusion.

Since the number of shares of ITXC common stock to be issued in the merger is essentially fixed, eFusion stockholders are at risk with respect to declines in the market price of ITXC's common stock.

   The merger agreement specifies a formula for determining the number of shares of ITXC common stock issuable in the merger. That formula is not impacted by declines in the market price of ITXC's common stock. As a result, declines in the market price of ITXC's common stock will reduce the aggregate value of the consideration to be received by eFusion's stockholders. Neither eFusion nor ITXC has the right to terminate its obligations to complete the merger solely because of changes in the market price of ITXC's common stock. ITXC's market price has been extremely volatile since ITXC's initial public offering in September 1999. eFusion's stockholders are at risk with respect to any declines that may occur in ITXC's market price between the date of this document and the closing date. eFusion stockholders should consult a stock price listing to determine the value of the ITXC common stock to be issued in the merger.

eFusion's articles of incorporation entitle the holders of eFusion preferred stock to receive a greater proportion of the overall merger consideration than they would have received had they converted their preferred stock to common stock prior to the merger.

   Under eFusion's articles of incorporation, as proposed to be amended and restated, the exchange ratios for eFusion's preferred stock reflect two types of return. First, the exchange ratios ensure that such holders will receive a number of shares of ITXC common stock equal to the capital initially contributed by such holders to eFusion divided by $34.9886. Second, after that allocation is made, the remaining shares of ITXC common stock to be issued in the merger will be allocated pro rata among all holders of capital stock and optionees.

The merger agreement provides for restrictions on the transferability of the shares of ITXC common stock issuable in the merger. Such restrictions may adversely impact eFusion's stockholders.

   Under the merger agreement, only 10% of the shares of ITXC common stock issuable in the merger will be freely transferable upon receipt by eFusion's stockholders. With the exception of an additional 10% of the merger consideration which will become freely transferable on November 10, 2000, the balance of the merger consideration cannot be transferred until six months after the closing date. These restrictions will preclude eFusion stockholders from taking advantage of any increases in the market price of ITXC's common stock during the restriction period and will preclude such stockholders from protecting themselves in the event of declines in market price during the first six months after the closing.

If eFusion's stockholders fail to approve the merger, eFusion will likely be required to seek a capital infusion in order to pursue its objectives; such capital may not be available on attractive terms or at all.

   eFusion is not cashflow positive. Prior to the commencement of negotiations with ITXC, the management of eFusion concluded that in order to enable eFusion to pursue its business objectives, it would be necessary for eFusion to raise additional capital during the third or fourth quarter of the current calendar year. While ITXC has agreed to loan $10 million to eFusion in the event that the merger agreement is terminated as a result of the failure of ITXC's stockholders to approve the merger, termination of the merger agreement for any other reason would excuse ITXC from that obligation. eFusion cannot assure its stockholders that such financing would be available from other sources on terms acceptable to eFusion or at all. If obtained in the form of equity, such financing could be dilutive to eFusion's current stockholders. If obtained as debt, such financing could result in the imposition of negative covenants that would restrict eFusion's flexibility and performance.

We could lose customers as a result of uncertainty regarding the merger.

   Uncertainty regarding the merger and the ability of ITXC and eFusion to effectively integrate their operations without a significant reduction in quality of service could lead some customers to select other vendors. The loss of business from significant customers could have a negative effect on the combined companies' business.

Officers and directors of eFusion have potential conflicts of interest in the merger.

   eFusion stockholders should be aware of potential conflicts of interest and the benefits available to certain eFusion directors when considering eFusion's board of directors' recommendation to approve the merger. Certain eFusion officers and directors have benefit arrangements that provide them with interests in the merger that are different from, or in addition to, interests of eFusion stockholders. See "THE MERGER--Interests of Certain Persons in the Merger."

eFusion stockholders cannot determine now the number of shares of ITXC common stock that they will receive for their eFusion common stock in the merger.

   The number of shares of ITXC common stock issuable in the merger is based on certain factors that cannot be determined precisely until shortly before the merger's completion. These factors consist of:

  . the dollar amount of cash and cash equivalents that eFusion will have on hand as of the closing; and

  . the dollar amount of unpaid fees and disbursements payable to eFusion's professional advisors as of the closing.

   Although we have made assumptions in this document regarding these criteria in order to enable eFusion stockholders to evaluate the merger agreement, we cannot predict the actual numbers at this time.

 Risks Applicable to Both ITXC and eFusion

The growth of ITXC.net and the growth of eFusion's business depend upon the growth of the Internet, which may not continue.

   The growth of ITXC.net depends on continued growth in the use of the Internet generally and on the growth in the use of the Internet through telephones and other devices, in addition to personal computers. The growth of eFusion's business also depends on the continued growth in use of the Internet, especially the growth of electronic commerce.

   Growth of the Internet may be inhibited by a number of factors, such as:

   . quality of Internet and global telecommunications infrastructure;

   . security concerns;

   . technological failures, such as viruses;

   . inconsistent quality of service; and

   . lack of availability of cost-effective, high-speed service.

   Even if Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, or its performance or reliability may decline.

Our businesses may be harmed because we rely on third-party communications infrastructure over which we have no control.

   Our services could be disrupted, our reputations could be hurt and we could lose customers, if the quality and maintenance of the third-party communications infrastructure on which we rely suffers. This infrastructure, including the Internet, is used to carry voice traffic between ITXC's customers and its affiliates. eFusion uses the Internet and the traditional telephone network, as well as network switches owned and operated by a third party, to provide its services. We have no control over whether the infrastructure on which we rely will be adequately maintained by third parties or whether these third parties are able to upgrade or improve their equipment and prevent it from becoming obsolete. If these third parties fail to maintain, upgrade or improve this equipment, our businesses may be materially harmed.

Our networks and equipment may not be able to handle increased traffic and a large number of simultaneous calls, which could hurt our reputations and result in a loss of customers.

   ITXC's network relies on hardware and software that ITXC or the unrelated third parties that complete voice and fax calls over ITXC's network, its affiliates, have developed or acquired. ITXC expects that its network traffic and volume of simultaneous calls will increase significantly. If the hardware and software used in its network cannot accommodate this additional volume, ITXC's reputation could be damaged and it could lose customers.

   Similarly, eFusion relies on hardware and software that it has developed or acquired to provide its Push to Talk and Internet call waiting services. As eFusion deploys its Push to Talk and Internet call waiting services, if its data center cannot accommodate the additional volume of simultaneous Push to Talk and Internet call waiting calls, eFusion's reputation could be damaged and it could lose customers.

If we are unable to keep up with rapid technological changes in the voice over Internet industry in a cost-effective manner, our revenues will decrease.

   The markets that we serve, the markets for voice services over the Internet, are characterized by rapid technological developments, evolving industry standards and customer demands, and frequent new services announcements, such as new hardware and software entrants and releases. In order for our companies to remain competitive and continue positive growth of our businesses and increase the use of our services, we must respond to these developments quickly and in a cost-effective manner. If we fail to respond in this manner, our technology could become obsolete, our customers will choose other alternatives to our services and our revenues will decrease.

Damage to our systems and networks could interrupt our services and result in reduced revenue and harm to our reputations.

   ITXC's operations are dependent on its ability to maintain the components of ITXC.net and its other computer and telecommunications systems in effective working order. eFusion's operations are dependent on its ability to maintain its equipment at its data center in effective working order. Our systems may be damaged by natural disasters, equipment failure or intentional acts of vandalism. If we fail to safeguard our systems and networks and experience frequent or long system delays or interruptions, we may not be able to provide our services in a consistent and cost-effective manner--which will result in reduced revenue and harm to our reputations.

 Risks Relating to ITXC

As a company with a limited operating history in a new and rapidly changing industry, it is difficult to predict ITXC's future growth and operating results.

   ITXC's limited operating history makes predicting its future growth and operating results difficult. ITXC's management team and other employees have worked at ITXC for only a short period of time. Stockholders and potential stockholders should consider the risks and uncertainties that an early stage company like ITXC faces in the new and rapidly evolving market for Internet-based voice services. Stockholders and potential stockholders should consider that ITXC has not proven that it can:

  . maintain its current, and develop new, relationships with its affiliates as well as with its customers;

  . respond effectively to competitive pressures; and

  . continue to develop and upgrade ITXC's network and technology.

   If ITXC cannot accomplish these goals, its business may not succeed.

ITXC has not been profitable and expects future losses.

   To date, ITXC has not been profitable. ITXC may never be profitable and, if it becomes profitable, it may be unable to sustain profitability. ITXC has incurred significant losses since inception. ITXC reported net losses of $0.6 million for the inception period from July 21, 1997 through December 31, 1997, $7.2 million for the year ended December 31, 1998, $19.7 million for the year ended December 31, 1999 and $21.5 million for the six months ended June 30, 2000. ITXC expects to continue to incur significant losses for the foreseeable future. As of June 30, 2000, ITXC's accumulated deficit was $49.0 million.

   After 1999, ITXC expects to recognize non-cash charges of approximately $10.2 million relating to non-cash compensation in connection with stock options that ITXC granted prior to its initial public offering. Those charges will be expensed, generally over the next three to seven years, in connection with the underlying vesting periods of the options that were granted.

ITXC is growing rapidly and effectively managing its growth may be difficult.

   ITXC's business has grown rapidly in terms of customers, employees and the size of ITXC.net since its inception. This growth has placed a significant strain on ITXC's resources and systems which has resulted in fluctuations in ITXC's network expenses. ITXC's business model depends on continued rapid growth which will put a further strain on its resources, systems and management. If ITXC is not able to effectively manage growth by implementing systems, expanding ITXC.net and hiring, training and managing employees, ITXC's ability to offer its services will be materially harmed.

If ITXC cannot maintain relationships with the few vendors of gateway equipment and software upon which ITXC.net depends, ITXC's network expenses could rise significantly.

   ITXC.net is currently configured to use gateway equipment and software which are primarily manufactured by Cisco Systems, Clarent and VocalTec Communications. A gateway is a computer server that translates voice and voice-related signaling back and forth between a traditional telephone network and a data network. Gateways provided by some of these vendors are not currently interoperable with each other. If ITXC or its affiliates are unable to maintain current purchasing terms with these vendors, ITXC will have to make significant technological modifications to ITXC.net which could raise its network expenses significantly and have a material adverse affect on its business, financial condition, operating results and future prospects.

Failure to attract and retain affiliates and customers will harm ITXC's business.

   If ITXC is unable to attract and retain affiliates and customers, the traffic on ITXC.net may not increase and ITXC may not be able to increase its global reach. ITXC's ability to attract and retain affiliates and customers depends on a number of factors, including:

  . ITXC's ability to reach agreement with telecommunications companies, telephony resellers and Internet service providers regarding the terms and conditions applicable to their business relationship;

  . ITXC's success in marketing its services to potential new and existing affiliates and customers;

  . pricing by traditional carriers;

  . the rate at which ITXC is able to deploy its network and services;

  . ITXC's ability to locate qualified foreign affiliates and call termination providers;

  . consolidation in the telecommunications industry; and

  . the quality of the customer and technical support that ITXC provides.

ITXC's quarterly operating results may fluctuate and could fall below expectations of investors and industry analysts, resulting in a decline in stock price.

   ITXC's quarterly operating results have varied widely in the past and could fluctuate significantly in the future. Therefore, you should not rely on quarter-to-quarter comparisons for indications of future performance. Certain factors may influence ITXC's quarterly operating results, including:

  . the amount and timing of capital expenditures and other costs relating to the expansion of ITXC.net;

  . the introduction of new or enhanced services, such as ecalling, or changes in pricing policies by ITXC or its competitors; and

  . economic conditions specific to the Internet or all or a portion of the technology sector.

   If ITXC cannot successfully address these factors, its operating results may fall below analyst and investor expectations and the price of its common stock could decline.

ITXC's financial results and operations could be materially adversely affected if it becomes necessary for ITXC to discontinue relationships with customers who become unable to meet their payment obligations.

   From time to time, ITXC has discontinued service to companies that had originated calls over ITXC.net because of their failure to meet their payment obligations. ITXC's financial results and operations could be materially adversely affected if other comparably situated customers experience similar difficulties in the future.

ITXC's marketing efforts could be adversely affected if it does not lead the development of new interoperability standards.

   If ITXC does not play a leadership role in the development of new interoperability standards, the perception of ITXC as an industry leader could be jeopardized. ITXC achieved that perception, in part, by leading the effort to develop the iNOW! initiative. A standard for the interoperability of Internet voice services and products other than iNOW! could emerge without ITXC's participation. If that happens, ITXC's marketing efforts could be adversely affected and it could take longer for ITXC to deploy its network technology.

The lack of interoperability among hardware produced by different vendors may limit ITXC's ability to grow a worldwide, fully interoperable network.

   Unless an interoperability standard is widely adopted and used by manufacturers of gateways and other hardware, ITXC.net's growth will be limited. ITXC's business model depends on the continued growth of ITXC.net. Without a widely adopted interoperability standard, terminators of voice traffic over the Internet will continue to be required to only accept voice traffic which was originated on gateways made by the same manufacturer as their terminating gateway.

   If the iNOW! interoperability initiative or another similar initiative is not widely adopted and implemented, ITXC.net may not grow and ITXC's business could be adversely affected.

Intense price competition and the nature of the calls placed over ITXC.net may limit ITXC's revenues.

   ITXC's revenues are not solely tied to the number of minutes of calls that are placed over ITXC.net. Intense competition could reduce the prices that ITXC charges for its services. In addition, ITXC's revenues are affected by the types of calls placed over ITXC.net. Calls placed over certain routes or to certain termination points may generate less revenue than calls of a similar duration made over different routes or to different termination points.

Intense price competition could reduce the demand for ITXC's service.

   ITXC may not be able to continue to compete successfully in the developing Internet telephony market. Many of ITXC's competitors are larger than ITXC and have substantially greater financial resources than ITXC does. The market for ITXC's services has been extremely competitive and is expected to be so for the foreseeable future. Internet protocol and Internet telephony service providers such as AT&T Global Clearinghouse, iBasis, Genuity and GRIC and the wholesale divisions of Net2Phone and deltathree.com route traffic to destinations worldwide and compete directly with ITXC. Other Internet telephony service providers focus on a retail customer base and may in the future compete with ITXC. In addition, major telecommunications companies, such as AT&T, Deutsche Telekom, MCI WorldCom and Qwest Communications, have entered or plan to enter the Internet telephony market. See "THE COMPANIES--ITXC--Description of ITXC's Business--Competition."

ITXC may need additional capital in the future to expand ITXC.net and deploy enhanced services, which financing may not be available on acceptable terms or at all, which could force ITXC to curtail or cease its operations.

   The development of ITXC's business depends on its ability to expand the global reach of ITXC.net and to deploy enhanced services over ITXC.net. The net proceeds from ITXC's stock offerings and ITXC's cash flow from operations could be insufficient to expand ITXC.net to meet future customer demands. To date, cash flow from operations has been insufficient to cover ITXC's expenses and capital needs. ITXC may require significant additional capital in the future which may not be available on terms acceptable to ITXC or at all. If ITXC cannot raise adequate capital on acceptable terms, ITXC may be forced to restrict the growth of ITXC.net and deployment of enhanced services, ITXC may not be able to attract new affiliates and it may have to curtail or cease operations. See "THE COMPANIES--ITXC--Management's Discussion and Analysis of ITXC's Financial Condition and Results of Operations--Liquidity and Capital Resources."

Foreign political and economic instability could harm ITXC's ability to maintain a global presence.

   A key component of ITXC's business plan is its global network of affiliates. ITXC's ability to maintain and expand its global reach may be harmed by foreign political and economic instability. The following factors may inhibit ITXC's ability to maintain and expand its global presence:

  . potentially longer payment cycles outside of the U.S.;

  . difficulty in collecting accounts receivable from foreign affiliates;

  . weaknesses in particular foreign economies;

  . changes in diplomatic and trade relationships;

  . foreign taxes; and

  . the economic and administrative burdens of complying with a variety of foreign laws, trade standards, tariffs and trade barriers.

ITXC's proprietary rights may be difficult to protect or maintain.

   ITXC's efforts to protect its intellectual property rights through patent, copyright, trademark and trade secret laws in the U.S. and in other countries may not prevent misappropriation, and ITXC's failure to protect its proprietary rights could materially adversely affect its business, financial condition, operating results and future prospects.

   A third party could, without authorization, copy or otherwise appropriate ITXC's proprietary network information. ITXC's agreements with employees and others who participate in development activities could be breached, ITXC may not have adequate remedies for any breach, and ITXC's trade secrets may otherwise become known or independently developed by competitors.

   ITXC relies upon license agreements with respect to its use of the software and hardware provided to ITXC by its vendors. Those license agreements may not continue to be available to ITXC on acceptable terms or at all. See "THE COMPANIES--ITXC--Description of ITXC's Business--Proprietary Rights."

Additional acquisitions may disrupt ITXC's business, divert the attention of ITXC's management and require significant capital infusions.

   ITXC's industry is characterized by growth through acquisitions. To compete effectively, ITXC expects to make additional investments in complementary companies, technologies or assets and may consider a number of acquisitions, significant and otherwise, at any one time. Additional acquisitions could disrupt ITXC's ongoing business, distract the attention of its small number of senior managers, make it difficult to maintain its network and operational standards, controls and procedures and subject ITXC to risks that are different, in nature and magnitude, than the risks that ITXC currently faces.

   ITXC also may not be able to successfully integrate the services, products and personnel of additional acquisitions into its operations. ITXC may be required to incur a significant amount of debt or issue a significant number of equity securities, which may dilute stockholders' equity interest substantially, to pay for acquisitions and may be required to invest a substantial amount of cash to support the further development of any companies that ITXC may acquire. ITXC's acquisitions may not result in any return, or a sufficient return on its investment and ITXC may lose all or a substantial portion of its investment.

ITXC's success is dependent on the continued service of key management and technical personnel.

   ITXC's future success depends, in part, on the continued service of its key management and technical personnel, including Tom I. Evslin, Edward B. Jordan, John G. Musci and Thomas J. Shoemaker, four of ITXC's senior executive officers. If any of those individuals were unable or unwilling to continue in their present positions, ITXC's business, financial condition, operating results and future prospects could be materially adversely affected. ITXC does not carry key person life insurance on its personnel.

ITXC may have difficulty attracting and retaining the skilled employees that it needs to execute its growth plan.

   From time to time ITXC has experienced, and expects to continue to experience in the future, difficulty in hiring and retaining highly skilled employees. ITXC's future success depends on its ability to attract, retain and motivate highly skilled employees, particularly engineering and technical personnel. Competition for employees in ITXC's industry is intense. ITXC may not be able to retain key employees or attract, assimilate or retain other highly qualified employees in the future.

Future government regulation and legal uncertainties could affect ITXC's ability to provide its services.

   ITXC's business, financial condition, operating results and future prospects could be materially adversely affected if Congress, the Federal Communications Commission, state regulatory authorities, foreign governments or other bodies begin to actively regulate or, in the case of certain foreign governments, prohibit Internet telephony.

   United States. Although ITXC's services are not currently actively regulated by the FCC, aspects of its operations may be subject to state or federal regulation in the future. Increased regulation of the Internet may slow its growth, and impact ITXC's cost of providing its service over the Internet. In addition, the FCC may in the future impose surcharges or other regulations upon ITXC which could materially adversely affect its business, financial condition, operating results and future prospects.

   International. Increased regulation of the Internet and/or Internet telephony providers or the prohibition of Internet telephony in one or more foreign countries could materially adversely affect ITXC's business, financial condition, operating results and future prospects. ITXC's failure to qualify to do business in a foreign jurisdiction in which it is required to do so or to comply with foreign laws and regulations could harm ITXC's ability to conduct international operations.

   ITXC's customers and affiliates may also currently be, or in the future may become, subject to requirements to qualify to do business in a particular foreign country, to otherwise comply with regulations, including requirements to obtain authorization, or to cease from conducting its business as conducted in that foreign country. ITXC cannot be certain that its customers and affiliates either are currently in compliance with any such requirements, will be able to comply with any such requirements, and/or will continue in compliance with any such requirements. The failure of ITXC's customers and affiliates to comply with such requirements could materially adversely affect its business, financial condition, operating results and future prospects.

   Additionally, it is possible that laws--new or already in existence--may be applied by the U.S. and/or other countries to transport services provided over the Internet, including laws governing:

  . sales and other taxes;

  . user privacy;

  . pricing controls;

  . characteristics and quality of products and services;

  . consumer protection;

  . cross-border commerce, including laws that would impose tariffs, duties and other import restrictions; and

  . other claims based on the nature and content of Internet materials, including claims of defamation, negligence and the failure to meet necessary obligations.

   If such laws are applied to ITXC's services, its ability to conduct its business could be materially adversely affected.

The beneficial ownership of a significant amount of ITXC common stock by ITXC's directors and officers could delay or prevent a change in control of ITXC.

   The concentrated beneficial ownership of ITXC common stock could delay or prevent a change in control of ITXC that might otherwise be beneficial to ITXC's stockholders. As of July 31, 2000, ITXC executive officers and directors and their respective affiliates beneficially owned approximately 45.68% of ITXC's outstanding common stock. Accordingly, these stockholders will be able to exert significant influence over matters requiring approval by ITXC's stockholders, including the election of directors and the approval of mergers or other business combinations.

ITXC's management has broad discretion in the use of the proceeds that it received from the prior public offerings of its common stock.

   ITXC's management will continue to have broad discretion in the application of proceeds and the timing of the expenditure of all of the net proceeds that ITXC received from the two prior public offerings of its common stock. If ITXC's management fails to apply those proceeds effectively, ITXC may not be successful in expanding ITXC.net and growing its business and revenues.

ITXC's certificate of incorporation and bylaws and Delaware law contain provisions that could discourage a takeover.

   Provisions of ITXC's certificate of incorporation and by-laws and Delaware law may discourage, delay or prevent a merger or acquisition that you may consider favorable. These provisions of ITXC's certificate of incorporation and by-laws:

  . establish a classified board of directors in which only a portion of the total number of directors will be elected at each annual meeting;

  . authorize the board to issue preferred stock;

  . prohibit cumulative voting in the election of directors;

  . limit the persons who may call special meetings of stockholders;

  . prohibit stockholder action by written consent; and

  . establish advance notice requirements for nominations for the election of the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

The sale of a substantial number of shares of ITXC common stock in the public market may adversely affect its stock price.

   A substantial amount of ITXC common stock is held by a stockholder who has agreed not to sell those shares until at least November 2, 2000. After the closing of the merger, a substantial amount of ITXC common stock will be held by former eFusion stockholders who cannot sell 80% of those shares until six months after the closing. After these restrictions expire or if these restrictions are waived, those holders could decide to sell some or all of their shares.

   The market price of ITXC common stock could decline as a result of sales of substantial amounts of common stock in the public market or the perception that substantial sales could occur. These sales also might make it difficult for ITXC to sell equity securities in the future at a time when, and at a price which, ITXC deems appropriate.

ITXC's stockholders will experience dilution when ITXC issues the additional shares of common stock that it is permitted or required to issue under options, warrants and ITXC's employee stock purchase plan.

   Stockholders should be aware that ITXC is permitted, and in some cases obligated, to issue shares of common stock. If and when ITXC issues these shares, the percentage of the common stock that existing stockholders own will be diluted. The following is a summary of additional shares of common stock that ITXC has currently reserved for issuance as of July 31, 2000:

  . 7,618,911 shares are issuable upon the exercise of options or other benefits under ITXC's stock incentive plan, consisting of:

    . outstanding options to purchase 6,059,945 shares at a weighted average exercise price of $9.08 per share, of which options covering 1,627,903 shares were exercisable as of July 31, 2000; and

    . 1,558,966 shares available for future awards after July 31, 2000;

  . 879,766 shares are issuable upon the exercise of outstanding warrants at a weighted average exercise price of $.85 per share; and

  . 794,749 shares are issuable under ITXC's employee stock purchase plan.

   In addition, at the closing of the merger ITXC will issue options to replace the options held by eFusion employees and others under the eFusion stock incentive plan. At July 25, 2000, 2,319,638 shares of eFusion common stock were issuable upon the exercise of stock options.

The stock prices of Internet-related companies such as ITXC are highly volatile and could drop unexpectedly resulting in costly litigation and harm to ITXC's business.

   The market price of ITXC's common stock is subject to significant fluctuations. Many companies have been the subject of class action litigation by investors following periods of volatility in the price of their publicly traded securities. If the market value of ITXC's common stock experiences adverse fluctuations, and ITXC becomes the subject of this type of litigation, regardless of the outcome, ITXC will incur substantial legal costs. In addition, this type of litigation may strain ITXC's resources and divert management attention, causing ITXC's business to suffer.

 Risks Relating to eFusion

eFusion's limited history, especially its extremely limited history as an applications service provider, makes it difficult to predict its future growth and operating results.

   eFusion's limited operating history makes predicting its future growth and operating results difficult. eFusion was incorporated in Oregon in 1996 and only began operating as an applications service provider in 2000. Through the end of 1999, eFusion sold its Push to Talk and Internet call waiting services by selling equipment consisting of bundled hardware and software to carriers, Internet service providers and large enterprise customers. eFusion's chief operating officer has been with the company for less than one year and almost all of its sales management and staff have only been with the company for a short period of time. eFusion has not proven that it can:

  . effectively and economically sell its Push to Talk and Internet call waiting services as an applications service provider;

  . protect and enforce its registered patents against competitors that may be using its patented technology;

  . respond effectively to competitive pressures; and

  . continue to develop and upgrade eFusion's services and technology.

   If eFusion cannot accomplish these goals, its business may not succeed.

eFusion has not been profitable and expects future losses.

   eFusion has incurred significant losses since inception. To date, eFusion has not been profitable. eFusion may never be profitable and, if it becomes profitable, it may be unable to sustain profitability. eFusion has a limited operating history as an applications service provider. This limited operating history makes it difficult to budget or predict future results. eFusion has incurred significant net losses since it began business. eFusion expects it will continue to have net losses in 2000 and in later periods. As of June 30, 2000, eFusion had an accumulated deficit of approximately $35.7 million.

eFusion will need additional capital in the future to continue its operations, which financing may not be available on acceptable terms or at all.

   The continued development of eFusion's business depends on its ability to increase usage of its Internet voice services by carriers, Internet service providers and e-commerce companies, as well as developing new service offerings. To date, cash flow from operations has been insufficient to cover eFusion's expenses and capital needs. eFusion will likely require significant additional capital in the near future which may not be available on terms acceptable to it or at all. If the merger does not occur and eFusion cannot raise adequate capital on acceptable terms, eFusion may be forced to restrict its sales and marketing efforts and limit its development of new services and it may have to curtail or cease operations. See "THE COMPANIES--eFUSION-- Management's Discussion and Analysis of eFusion's Financial Condition and Results of Operations--Liquidity and Capital Resources."

eFusion's services may not achieve a sufficient level of market acceptance for eFusion to grow its revenues.

   The markets for eFusion's technology and services have only recently begun to develop and are rapidly evolving. In addition, eFusion's services are new and based on emerging technologies. As is typical in the case of new and rapidly evolving industries, demand and market acceptance for recently introduced technology and services are subject to a high level of uncertainty. Broad acceptance of eFusion's technology and services is critical to its success and ability to generate revenues. Acceptance of eFusion's services will be highly dependent on the functionality and performance of those services. Further, eFusion's services may not be accepted if eFusion does not successfully integrate those services with one another to provide a single-source Internet voice services solution. eFusion cannot assure you that it will be successful in obtaining market acceptance of its technology and services.

eFusion's marketing efforts rely heavily on resellers and distributors, whose efforts may not be sufficient to effectively market and distribute eFusion's services.

   To date, eFusion's marketing efforts as an applications service provider primarily have been limited to establishing strategic alliances and, to a lesser extent, commencement of in-house marketing efforts to end-users and distributors. eFusion believes that it will be dependent in the near term upon its reseller and distributor relationships, and its Korean joint venture, to generate revenues from the sales of Suite Adeline and Push to Talk services. eFusion cannot assure you that any reseller or distributor will actively distribute eFusion's services or, if they do so, that their efforts will be successful or generate significant revenues for eFusion. See "THE COMPANIES-- eFusion--Description of eFusion's Business--Sales and Distribution."

eFusion must attract customers outside of the United States in order to be successful.

   Use of e-commerce websites and ecalling is expanding rapidly worldwide. In order to be successful, eFusion must attract customers outside of the United States as well as maintain its domestic presence. eFusion must execute a global strategy to adapt its services to appeal to customers outside of the United States.

Failure to attract and retain distributors will harm eFusion's business.

   eFusion must attract and retain service distributors and resellers in order to build a sufficiently large customer base to provide its services economically. eFusion's ability to attract and retain distributors depends on a number of factors, including:

  . eFusion's ability to reach agreement with distributors regarding the terms and conditions applicable to their business relationship;

  . eFusion's success in creating awareness of its brands and promoting the usage of its services by end-users;

  . the rate at which eFusion is able to deploy its services;

  . the speed at which eFusion is able to install new equipment at its data center to allow for increased service usage; and

  . the quality of the customer and technical support that eFusion provides.

eFusion's issued and pending patents may not adequately protect its technology.

   eFusion's success will depend in part on its ability to continue to obtain patent protection for its technology, preserve its trade secrets and operate without infringing upon the proprietary rights of other parties. eFusion cannot assure you that the patent applications to which eFusion holds rights will result in the issuance of patents, or that any of its issued patents will provide commercially significant protection to eFusion's technology. In addition, eFusion cannot assure you that others will not independently develop substantially equivalent proprietary information not covered by patents to which eFusion owns rights or obtain access to eFusion's know-how, or that others will not claim to have or will not be issued patents which may prevent the sale of one or more of eFusion's services.

   eFusion may not be able to use its intellectual property to further develop its business because third parties may:

  . bring claims of intellectual property infringement against eFusion;

  . obtain patents or other intellectual property rights which may limit eFusion's ability to do business, require eFusion to redesign products or require it to obtain a license;

  . claim eFusion has misappropriated their creative ideas or formats or otherwise infringed upon their proprietary rights;

  . bring costly, time consuming lawsuits; or

  . prevent or delay eFusion from using important technologies.

   eFusion has received notices alleging infringement claims. Claims of infringement, whether successful or not, could seriously harm eFusion's business, financial condition, results of operations and prospects. See "THE COMPANIES--eFusion--Description of eFusion's Business--Proprietary Rights."

eFusion's proprietary rights may be difficult to protect or maintain.

   eFusion's efforts to protect its intellectual property rights through patent, copyright, trademark and trade secret laws in the U.S. and in other countries may not prevent misappropriation, and eFusion's failure to protect its proprietary rights could materially adversely affect its business, financial condition, operating results and future prospects.

   A third party could, without authorization, copy or otherwise appropriate eFusion's proprietary services information. eFusion's agreements with employees and others who participate in development activities could be breached, eFusion may not have adequate remedies for any breach, and its trade secrets may otherwise become known or independently developed by competitors.

   eFusion relies upon license agreements with respect to its use of software and hardware provided to eFusion by its vendors. Those license agreements may not continue to be available to eFusion on acceptable terms or at all. See "THE COMPANIES--eFusion--Description of eFusion's Business--Proprietary Rights."

eFusion's success is dependent on the continued service of key management and technical personnel.

   eFusion's future success depends, in part, on the continued service of its key management and technical personnel, including Ajit Pendse and Luis Machuca, its chief executive officer and chief operating officer, respectively. If any of those individuals were unable or unwilling to continue in their present positions, eFusion's business, financial condition, operating results and future prospects could be materially adversely affected. eFusion only carries key person life insurance on Mr. Pendse.

eFusion may have difficulty attracting and retaining the skilled employees that it needs to execute its business plan as an applications service provider.

   eFusion has experienced, and expects to continue to experience in the future, difficulty in hiring and retaining highly skilled employees. eFusion's future success depends on its ability to attract, retain and motivate highly skilled employees, particularly engineering and technical personnel. Competition for engineering and technical personnel in the Portland, Oregon area is intense and there are a large number of technology companies competing for a limited workforce. For example, Intel Corporation recently announced that it planned to open a research and development facility close to eFusion's headquarters, in addition to the large presence that Intel already has in the Portland, Oregon area. eFusion may not be able to retain key employees or attract, assimilate or retain other highly qualified employees in the future.

Intense competition could reduce the demand for eFusion's services.

   eFusion may not be able to compete successfully in the developing Internet telephony applications market. Many of eFusion's competitors have substantially greater financial resources than eFusion does. eFusion operates in a relatively new marketplace in which the barriers to entry are low enough that new competitors are entering the market at an accelerating pace. There are many companies that compete with different aspects of eFusion's business, including Net2Phone, VocalTec, WebLine/Cisco, Nortel Networks, InfoInteractive, and Pagoo.com.

eFusion may not develop new services in time to meet changing technologies and customer demands.

   eFusion cannot assure you that its existing services will be accepted by the market, that it will improve its services, or that it will be able to bring its services to market in advance of competitors. The market for enhanced Internet voice services is new and rapidly changing. Several companies have recently introduced enhanced Internet voice services and other companies are expected to introduce such services in the future. To be successful, eFusion must continue to develop its services and add new features and functions to improve its service offerings. This development could be expensive and time-consuming. If eFusion does not continue to offer services that are satisfactory to its customers and end users, it could suffer serious harm to its business, financial condition, results of operations and future prospects.

   In order to succeed, eFusion must:

  . quickly complete service offerings currently in development;

  . design and use new technologies;

  . keep pace with changes in external technology and standards on which eFusion depends; and

  . develop and install enough features to serve its customers.

If eFusion fails to do any of these things, eFusion may suffer serious harm to its business, financial condition, results of operations and future prospects.

                                  THE MEETINGS

General

   This joint proxy statement/prospectus is being furnished to ITXC stockholders in connection with the solicitation of proxies by ITXC's board of directors for use at a special meeting of ITXC stockholders to be held on Wednesday, October 11, 2000, at the Holiday Inn, 4355 Route 1 at Ridge Road, Princeton, New Jersey, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.

   This document is also being furnished to eFusion stockholders in connection with the solicitation of proxies by eFusion's board of directors for use at a special meeting of eFusion stockholders to be held on Wednesday, October 11, 2000, at 14600 NW Greenbrier Parkway, Beaverton, Oregon, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof.

   This document and an attached form of proxy for use at the special meetings of ITXC's and eFusion's stockholders are first being mailed to stockholders on or about September 11, 2000.

Matters to be Considered at the Meetings

   ITXC. At ITXC's special meeting, stockholders will consider and vote on:

  . A proposal to authorize the issuance of the shares of ITXC common stock issuable under the Amended and Restated Merger Agreement, dated as of July 25, 2000, by and among ITXC, eFusion and ITXC's wholly owned subsidiary Eye Merger Corp.

  . A proposal to amend ITXC's certificate of incorporation to authorize, with respect to the shares of ITXC common stock issuable in the merger, the transfer restrictions set forth in Section 2.13 of the merger agreement.

  . Such other business as may properly come before the ITXC special meeting.

   eFusion. At eFusion's special meeting, stockholders will consider and vote on:

  . A proposal to approve the Amended and Restated Merger Agreement, which approval shall constitute approval of:

   . the merger contemplated by that agreement;

   . the escrow agreement contemplated by that agreement; and

   . the appointment of Luis Machuca, chief operating officer of eFusion, as representative of the eFusion stockholders under the escrow agreement.

  . A proposal to adopt an amendment and restatement of eFusion's articles of incorporation, which will authorize the allocation of ITXC common stock among eFusion stockholders as contemplated by the merger agreement.

  . Such other business as may properly come before the eFusion special meeting.

   While the two proposals are presented and voted on separately, the failure by any voting group to adopt the amendment and restatement of eFusion's articles of incorporation will preclude the consummation of the merger.

Record Date; Vote Required; Voting at the Meetings

   ITXC. ITXC's board of directors has fixed August 25, 2000 as the record date for determination of the stockholders entitled to notice of and to vote at ITXC's special meeting. Accordingly, only holders of record of

ITXC common stock at the close of business in Princeton, New Jersey on that date will be entitled to notice of and to vote at the special meeting. Each holder of record of ITXC common stock on that date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the meeting. As of the record date, there were 38,587,688 shares of ITXC's common stock outstanding and entitled to vote.

   Assuming that a quorum is present, the affirmative vote of a majority of the votes cast by the holders of ITXC's common stock voting at the special meeting will be required in order to approve the proposal authorizing the issuance of ITXC common stock under the merger agreement. Under Delaware law, the affirmative vote of holders of a majority of the outstanding shares of ITXC common stock will be required to approve the proposed amendment to ITXC's certificate of incorporation. As of July 31, 2000, the directors and executive officers of ITXC and their affiliates may be deemed to be beneficial owners of approximately 45.68% of the outstanding shares of ITXC's common stock.

   ITXC will have the right, but not the obligation, to terminate the merger agreement in the event that ITXC's stockholders do not approve the proposal to amend ITXC's certificate of incorporation. ITXC and eFusion will have the right to terminate the merger agreement in the event that ITXC's stockholders do not approve the proposal to authorize the issuance of ITXC common stock under the merger agreement. IN THE EVENT THAT THE STOCKHOLDERS OF ITXC DO NOT APPROVE THE PROPOSAL TO AUTHORIZE THE ISSUANCE OF ITXC COMMON STOCK UNDER THE MERGER AGREEMENT, ITXC WILL NOT BE ABLE TO ISSUE THE SHARES REQUIRED UNDER THE MERGER AGREEMENT. ACCORDINGLY, FAILURE TO APPROVE THAT ISSUANCE WILL PRECLUDE CONSUMMATION OF THE MERGER.

   eFusion. eFusion's board of directors has fixed August 25, 2000 as the record date for determination of the stockholders entitled to notice of and to vote at the eFusion's special meeting. Accordingly, only holders of record of eFusion preferred and common stock at the close of business in Beaverton, Oregon on that date will be entitled to notice of and to vote at the special meeting. Each holder of record of preferred and common stock on that date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the meeting. As of the record date, the following shares were outstanding and entitled to vote:

  . 2,510,000 shares of Series A preferred stock;

  . 1,918,736 shares of Series B preferred stock;

  . 2,589,013 shares of Series C preferred stock;

  . 2,491,102 shares of Series D preferred stock; and

  . 5,540,792 shares of common stock.

   The proposals to approve the merger agreement and the amendment and restatement of eFusion's articles of incorporation require the affirmative vote of the following:

  . holders of at least a majority of the outstanding shares of eFusion common stock, voting as a single voting group;

  . holders of at least a majority of the outstanding shares of eFusion common stock and eFusion preferred stock, voting together as a single voting group on an as-converted basis;

  . holders of at least a majority of the outstanding shares of eFusion
    Series C preferred stock, voting as a single voting group;

  . holders of at least a majority of the outstanding shares of eFusion
    Series D preferred stock, voting as a single voting group; and

  . holders of at least a majority of the outstanding shares of eFusion preferred stock, voting as a single voting group.

   ITXC and eFusion will have the right to terminate the merger agreement in the event that any voting group of eFusion's stockholders does not approve the proposal to amend and restate eFusion's articles of incorporation. IN THE EVENT THAT THE STOCKHOLDERS OF eFUSION DO NOT APPROVE THE PROPOSAL TO AMEND AND RESTATE eFUSION'S ARTICLES OF INCORPORATION, eFUSION WILL NOT HAVE THE CORPORATE POWER TO CONSUMMATE THE MERGER AGREEMENT. ACCORDINGLY, FAILURE TO APPROVE THAT AMENDMENT AND RESTATEMENT WILL PRECLUDE CONSUMMATION OF THE MERGER.

   On the record date, the directors and executive officers of eFusion and certain of their affiliates may be deemed to be the beneficial owners of 1,503,334 shares of eFusion's Series A preferred stock, 564,334 shares of eFusion's Series B preferred stock, 136,095 shares of eFusion's Series C preferred stock, 94,104 shares of eFusion's Series D preferred stock and 1,408,042 shares of eFusion's common stock.

Voting of Proxies

   All ITXC and eFusion stockholders who are entitled to vote and are represented at the special meetings by properly executed proxies received prior to or at such meetings and not duly and timely revoked will be voted at such meetings in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted as follows:

  . in the case of ITXC's stockholders, "FOR" the proposal to authorize the issuance of the shares of ITXC common stock under the merger agreement and "FOR" the proposal to amend ITXC's certificate of incorporation to authorize, with respect to the shares of ITXC common stock issuable in the merger, the transfer restrictions set forth in Section 2.13 of the merger agreement; and

  . in the case of eFusion's stockholders, "FOR" the proposal to approve the merger agreement and "FOR" the proposal to amend and restate eFusion's articles of incorporation to authorize the allocation of ITXC common stock among eFusion stockholders as contemplated by the merger agreement.

   If any other matters are properly presented at the special meetings for consideration, the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote on such matters in accordance with their best judgment. We are not aware of any matters expected to be presented at the meetings other than the matters that we have described in this document.

   You may revoke any proxy that you give in response to this solicitation at any time before it is voted. You may revoke your proxy by:

  . delivering to the Secretary of ITXC or the Secretary of eFusion, as the case may be, before the taking of the vote at the applicable meeting, a written notice of revocation bearing a later date than the date of the proxy;

  . submitting a later-dated proxy relating to the same shares before the taking of the vote at the applicable meeting; or

  . attending the meeting and voting in person.

In order to vote in person at either meeting, stockholders must attend the meeting and cast their votes in accordance with the voting procedures established for the meeting. Your attendance at the meeting will not in and of itself constitute a revocation of a proxy. Unless you are going to vote in person, you must send any written notice of revocation or subsequent proxy so as to be delivered at or before the taking of the vote at the meeting as follows:

         FOR ITXC STOCKHOLDERS:                FOR eFUSION STOCKHOLDERS:
               ITXC Corp.                            eFusion, Inc.
         600 College Road East                14600 NW Greenbrier Parkway
      Princeton, New Jersey 08540               Beaverton, Oregon 97006
   Attn: Edward B. Jordan, Secretary      Attn: Brenda L. Meltebeke, Secretary

   At the ITXC special meeting, abstentions and broker non-votes:

  . will be counted for purposes of determining whether or not a quorum is present;

  . will, assuming that a quorum is present, have no impact on the determination of whether ITXC's stockholders have approved the issuance of ITXC's common stock under the merger agreement; and

  . will have the same effect as a negative vote for purposes of determining whether ITXC's stockholders have approved the proposed amendment to ITXC's certificate of incorporation.

   At the eFusion special meeting, abstentions and broker non-votes:

  . will be counted for purposes of determining whether a quorum is present;

  . will have the same effect as a negative vote for purposes of determining whether the holders of eFusion's common stock, voting as a single voting group, have approved the merger agreement and the proposed amendment and restatement of eFusion's articles of incorporation;

  . will have the same effect as a negative vote for purposes of determining whether the holders of eFusion's common stock and preferred stock, voting together as a single voting group, have approved the merger agreement and the proposed amendment and restatement of eFusion's articles of incorporation; and

  . will have the same effect as a negative vote for purposes of determining whether the holders of eFusion's Series C preferred stock, voting as a single voting group, Series D preferred stock, voting as a single voting group, and preferred stock, voting as a single voting group, have approved the merger agreement and the proposed amendment and restatement of eFusion's articles of incorporation.

Solicitation of Proxies

   Each of ITXC and eFusion is responsible for the cost of soliciting proxies for the their special meetings, subject to the parties' obligations to share the costs of filing, printing and mailing this document. In addition to solicitation by mail, our respective directors, officers and employees may solicit proxies in person or by telephone, telegram or other means. We will not pay these persons any additional compensation for solicitation of proxies, but we may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation. ITXC has retained Morrow & Co., Inc., at an estimated cost of $7,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. We will also make arrangements with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and we will reimburse such entities for reasonable expenses incurred in connection with this activity.

Principal Stockholders

   Please refer to "THE COMPANIES--ITXC--ITXC's Principal Stockholders" and "THE COMPANIES--eFusion--eFusion's Principal Stockholders" for information regarding the stockholdings of our directors, executive officers and five percent stockholders.

                                   THE MERGER

Background of the Merger

   The chief executive officers of ITXC and eFusion, Tom Evslin and Ajit Pendse, have known each other for many years. In June 2000, our two chief executive officers agreed to meet together to explore common objectives. At a meeting in New York City attended only by our chief executive officers, Tom Evslin described his view of ITXC's plans for the development of enhanced technologies that will expand upon ITXC's current services and operate on ITXC.net. Ajit Pendse, in turn, described eFusion's services and technology and the need for both a network and additional capital to widen its commercial deployment of those services. Our chief executive officers recognized that ITXC's acquisition of eFusion would rapidly accelerate ITXC's ability to deploy ecalling over ITXC's network and would provide eFusion with a source of capital and an established platform for deploying ecalling worldwide.

   On June 19, 2000, Tom Evslin visited eFusion's headquarters in Beaverton, Oregon and met with key members of eFusion's management. The principal purpose of that visit was to enable Tom Evslin to better understand eFusion's technology and to assess the working culture of eFusion's management. The chief executive officers of our two companies, together with eFusion's chief operating officer, Luis Machuca, and outside eFusion board member Frank Gill, met separately on June 19, 2000 to further explore each company's visions and the benefits which might be obtainable through a combination of our two companies. In connection with this visit by Tom Evslin to eFusion's headquarters, we executed an agreement to protect the proprietary and confidential information that we expected to share with each other about our respective businesses. As a result of these meetings, it was agreed that the parties would consider the feasibility of a merger of our two companies.

   During the period between June 19, 2000 and July 25, 2000, ITXC performed due diligence in Oregon with respect to:

  . eFusion's financial condition and results of operations;

  . eFusion's cash resources and projected cash needs;

  . eFusion's portfolio of existing patents and patent applications;

  . eFusion's business history and background;

  . eFusion's current and prior business models; and

  . other customary areas of due diligence.

In addition to its own employees, ITXC involved outside financial advisors, accountants and attorneys in this due diligence process.

   During June 2000, members of ITXC's management met to discuss the possibility of ITXC's acquiring eFusion. Edward Jordan, ITXC's chief financial officer, and Tom Evslin explained the course of discussions held to date and the results of ITXC's preliminary due diligence. Management reviewed the potential benefits that could arise from the combination of our two companies and explored potential risks arising from the merger. Thereafter, ITXC's executive committee authorized ITXC's management to pursue negotiations with eFusion and considered a price range at which the transaction would be attractive to ITXC. During June and July 2000, ITXC's management met with ITXC's executive committee on several occasions to brief the executive committee on the status of negotiations.

   Beginning immediately after the initial June 19, 2000 meeting and continuing throughout the negotiation process, Ajit Pendse and Luis Machuca discussed the details of the negotiations with outside board members of eFusion individually and proceeded on the basis of their conversations.

   On June 28, 2000, Ajit Pendse, Luis Machuca, and eFusion's chief financial officer, Jack Carveth, and other members of eFusion's management visited ITXC's headquarters in Princeton, New Jersey, principally to meet other key executives of ITXC whom they had not met in Oregon and to expand their understanding of ITXC and its business.

   Subsequent to the meeting of the managements of our two companies in Princeton, the parties began discussing specific aspects of the structure of a business combination. We developed a consensus that, if the parties could agree upon a price and could agree upon the specific terms of a definitive written agreement, the business combination would be structured as a merger in which eFusion would become a wholly owned subsidiary of ITXC and eFusion's stockholders would receive ITXC's common stock in exchange for their common and preferred stock.

   During the period between June 28, 2000 and July 10, 2000, the parties communicated frequently to resolve specific aspects of the proposed transaction. We agreed that, if we were able to agree upon a purchase price for eFusion, we would price ITXC's common stock on the basis of a weighted average market price during a period of 10 days prior to the date on which the merger agreement was to be executed. At that juncture, we had not yet reached agreement upon the purchase price for eFusion, although we had discussed the factors that ITXC would consider in establishing a proposed price. Those factors included analyses of the following:

  . revenue, gross profit and operating profit projections;

  . eFusion's patent portfolio;

  . the incentives that ITXC would be required to implement to retain eFusion's workforce;

  . eFusion's existing customers and contracts; and

  . eFusion's potential new products and services.

   On July 11, 2000, ITXC's counsel circulated an initial draft of the proposed merger agreement to eFusion and its representatives. During the period between July 13, 2000 and July 25, 2000, we and our counsel negotiated various aspects of the merger agreement at meetings in Beaverton, Oregon and Palo Alto, California and by telephone conferences.

   On July 20, 2000, ITXC's board of directors met to review the proposed merger. With the exception of John Musci, ITXC's chief operating officer, and Elon Ganor, each of the members of ITXC's board of directors had participated in each of the meetings in which ITXC's executive committee had considered the proposed transaction. The discussions conducted during the executive committee meetings were summarized for the full board by management and ITXC's counsel, as were the terms of the transaction. ITXC's board of directors authorized ITXC's executive officers to execute the merger agreement, subject to satisfactory resolution of the matters then open for discussion.

   On July 21, 2000, eFusion's board of directors met to review the proposed merger. The terms of the transaction were discussed with the board and the board authorized eFusion's executive officers to sign the merger agreement. Outside legal counsel was present at that meeting.

   The parties continued to discuss the merger and negotiate the merger agreement between July 21 and July 25, 2000.

   On July 25, 2000, after the close of regular trading on the Nasdaq National Market, we executed the merger agreement and immediately distributed a press release describing the merger agreement.

   The merger agreement fixed the total number of shares of ITXC common stock to be issued to eFusion stockholders at 5,658,986, based on the enterprise value attributed to eFusion, divided by $34.9886, which was the weighted average of the trading price of ITXC common stock during the 10 days prior to the date we signed the agreement, plus additional shares to cover available cash on hand as of the closing.

   During the period between July 26, 2000 and August 8, 2000, the trading price of ITXC common stock declined. ITXC and eFusion then considered the impact that changes to the trading price of ITXC common stock would have on the stockholders of eFusion. As initially executed, the merger agreement provided for an allocation of the ITXC shares among the eFusion stockholders that was dependent upon the average trading price of ITXC shares during a 30 day period ending shortly before the closing of the merger. Because the total number of merger shares was essentially fixed, and the trading price of ITXC common stock fluctuates, it would be impossible for an eFusion stockholder to determine with any degree of certainty the number of shares of ITXC common stock that the stockholder would receive at the closing.

   Seeking to allocate the total merger shares consistently among all classes of eFusion stockholders, rather than having the allocation fluctuate based on the trading price of ITXC common stock, eFusion explored the possibility of amending eFusion's articles of incorporation to permit the merger agreement to allocate the shares of ITXC common stock to be received by eFusion's common and preferred stockholders based on a fixed value of $34.9886 per share, the weighted average trading price of ITXC common stock during the 10 days prior to signing the merger agreement, rather than on an average market price calculation. The parties recognized that the merger agreement would also need to be amended to condition the effectiveness of the merger upon eFusion's obtaining stockholder approval to the amendment and restatement of eFusion's articles of incorporation to effectuate the proposed change in allocating the merger shares.

   On August 8, 2000, eFusion's board of directors met at a special meeting to consider the amendment and restatement of eFusion's articles of incorporation and the amendment and restatement of the merger agreement. After discussion, the board voted unanimously, including all disinterested directors, to approve an amendment and restatement to eFusion's articles of incorporation and to authorize eFusion's officers to enter into an amended and restated merger agreement.

   On August 9, 2000, ITXC's board of directors met at a special meeting and, after discussion, authorized ITXC's officers to enter into an amended and restated merger agreement that would allocate the merger shares consistent with the proposed amendment to eFusion's articles of incorporation and would condition the effectiveness of the merger upon eFusion obtaining stockholder approval of the amendment and restatement of its articles of incorporation. ITXC determined that the change would not cause ITXC to issue any additional shares in the merger and considered it to be a matter solely between eFusion and its stockholders.

   On August 11, 2000, we amended and restated the merger agreement to provide for eFusion's amendment and restatement of its articles of incorporation. The amendment to the eFusion articles of incorporation, described in more detail under "Other Action to be Taken at the eFusion Special Meeting", eliminates the need to calculate the 30 day average or for eFusion's board to consider discounting the value of the consideration to be received due to the restrictions on transferability of the merger shares. The effect of the amendment to eFusion's articles of incorporation is to fix the allocation of ITXC stock among the classes of eFusion's stockholders regardless of changes to the trading price of ITXC common stock prior to the closing. If that trading price remains, on average, below $34.9886 during the 30 days prior to the third day before the closing, the holders of eFusion's common stock would benefit from these changes. However, if that trading price rises above $34.9886 for a sustained period, these changes could benefit the holders of eFusion's preferred stock. There is no way to determine what the trading price of ITXC common stock will be at the closing, or during the 30 days' prior to the third day before the closing. The market price for ITXC's stock is highly volatile and fluctuates in response to a wide variety of factors. See "Risk Factors-- Risks Relating to ITXC--The stock prices of Internet-related companies such as ITXC are highly volatile and could drop unexpectedly resulting in costly litigation and harm to ITXC's business."

   The copy of the merger agreement attached to this document as Annex I reflects the amendment signed by our companies on August 11, 2000.

Reasons for the Merger

   The boards of directors of ITXC and eFusion, in the course of reaching their respective decisions to approve the merger agreement, consulted with their respective managements and advisors, and considered a number of factors, including the following material factors, the order of which does not necessarily reflect their relative significance:

 Factors Considered by ITXC's Board of Directors

  . eFusion's technology has been proven through limited deployment. The merger provides the opportunity to deploy eFusion's Push to Talk and Suite Adeline services over ITXC.net, a wholesale Internet telephony network which, as of July 31, 2000, had 258 points of presence in over 151 cities and 60 countries. The introduction of eFusion's applications over ITXC.net substantially reduces the cost of deploying those services. ITXC's broad customer base and marketing capabilities provide greater opportunities to commercially develop eFusion's applications than eFusion would have as a stand alone applications service provider;

  . ITXC's business model contemplates the development of enhanced Internet voice services to compliment its WWeXchange service. ITXC has identified ecalling--the Internet successor to telephone calling--as a top priority enhanced service. Although ITXC has introduced ecalling capabilities with its webtalkNOW! service, the merger substantially accelerates ITXC's ability to develop and deploy an integrated suite of ecalling services, by including eFusion's Push to Talk services, which voice enables Internet web sites, and Suite Adeline services, which provides Internet call waiting, voice mail, and limited follow-me services as part of personal computer-based call management. We believe that these eFusion's services represent the best of many such services available for deployment over ITXC.net;

  . the opportunity to add eFusion's strong technical team to ITXC's strong technical team;

  . the opportunity to add certain members of eFusion's management team, including eFusion chief executive officer Ajit Pendse and eFusion chief operating officer Luis Machuca;

  . the opportunity to deploy eFusion's value-added services technology over ITXC.net, which technology is protected by a diverse portfolio of issued patents and patent applications;

  . the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable; and

  . reports from management and from legal and financial advisors as to the results of their due diligence investigation of eFusion.

 Factors Considered by eFusion's Board of Directors

  . historical information concerning eFusion's prospects, financial performance and condition, operations, technology, management and competitive position;

  . the financial condition, results of operations, businesses and prospects of eFusion after giving effect to the merger;

  . current financial market conditions and historical market prices, volatility and trading information with respect to the common stock of ITXC;

  . the consideration to be received by eFusion's stockholders in the merger;

  . the prospects of eFusion as an independent company;

  . the potential for other third parties to enter into strategic relationships with, invest in or acquire eFusion;

  . the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable; and

  . reports from management and from legal and financial advisors as to the results of their due diligence investigation of ITXC.

   Each board of directors has determined that the merger is fair, is in the best interests of its corporation and is in the best interests of its stockholders. However, all business combinations, including the merger, also include certain risks and disadvantages. The material potential risks and disadvantages to ITXC stockholders identified by the ITXC's board and management, and the material potential risks and disadvantages to eFusion's stockholders identified by eFusion's board and management, include the following material matters, the order of which does not necessarily reflect their relative significance:

 Risks and Disadvantages Considered by ITXC's Board of Directors

  . the difficulties and expenses associated with integrating our two companies;

  . the risk that the potential benefits sought in the merger might not be realized;

  . the risk that existing stockholders may be concerned by the number of shares of ITXC common stock to be issued under the merger agreement;

  . the risk that the combined company may not be able to retain the existing employees of ITXC and eFusion or attract the professional expertise necessary for the combined company to prosper;

  . the extent to which ITXC's capital resources must be devoted to the development of eFusion;

  . the risk that management will be required to spend a disproportionate amount of its time and attention on issues pertaining to the integration of our two companies; and

  . other applicable risks described in this document.

 Risks and Disadvantages Considered by eFusion's Board of Directors

  . the risk that the potential benefits sought in the merger might not be fully realized;

  . the possibility that the merger might not be consummated and the effect of the public announcement of the merger on eFusion's business and valuation;

  . the risk that, despite the efforts of the combined company, key management, creative, strategic and technical personnel might not remain employed by the combined company;

  . risks associated with fluctuations in ITXC's stock price prior to closing of the merger and prior to the expiration of the six-month lock-up period; and

  . other applicable risks described in this document.

Other than these disadvantages, our boards did not identify any other particular material risks to or material adverse effects on their respective corporations or stockholders. Both of our boards of directors believe, and continue to believe, that these potential risks and disadvantages are outweighed by the potential benefits anticipated from the merger.

   The foregoing discussion of the material factors considered by our boards of directors is not intended to be exhaustive. In view of the wide variety of factors, risks and disadvantages considered in connection with their evaluation of the merger, our boards of directors did not find it practicable to, and did not, quantify or assign any relative or specific weights to the foregoing matters, and individual directors may have deemed different matters more significant than others.

Recommendations of the Boards of Directors

   For the reasons discussed above, ITXC's board of directors has determined that the terms of the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, ITXC and its stockholders. Accordingly, the ITXC board recommends that ITXC's stockholders vote for the proposal to approve the issuance of the shares of ITXC common stock issuable under the merger agreement and in favor of the proposal to amend ITXC's certificate of incorporation to authorize, with respect to the shares issuable under the merger agreement, the transfer restrictions set forth in Section 2.13 of the merger agreement.

   Similarly, for the reasons discussed above, eFusion's board of directors has determined that the terms of the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, eFusion and its stockholders. Accordingly, the eFusion board unanimously, including all disinterested directors, recommends that eFusion's stockholders vote for the proposal to approve the merger agreement, thereby approving the merger agreement, the escrow agreement and the appointment of Luis Machuca as the representative of eFusion's stockholders, and for the proposal to amend eFusion's articles of incorporation to authorize the allocation of ITXC common stock among eFusion stockholders as contemplated by the merger agreement.

Interests of Certain Persons in the Merger

   As you consider the recommendations of the ITXC and eFusion boards of directors, you should be aware that directors, officers and employees of eFusion have interests in the merger that are different from, or in addition to, the interests of eFusion stockholders and ITXC stockholders generally. These other interests include the benefits described below.

  . ITXC has agreed that at closing it will grant to eFusion's employees stock options covering a total of 560,000 shares of ITXC common stock. These options are in addition to the stock options to be granted to eFusion's optionees in exchange for their eFusion stock options. With respect to these 560,000 shares, ITXC intends to grant options covering the following number of shares of ITXC common stock to the following executive officers of eFusion:

                                                                  Shares of ITXC
                                                                   Common Stock
                                                                  Covered by the
     Name of Executive Officer                                     Stock Option
     -------------------------                                    --------------
     Luis Machuca................................................     99,000
     Mary Del Balzo..............................................     10,000

   All such options will be granted at an exercise price equal to the closing sales price of ITXC's common stock on the Nasdaq National Market on the closing date. ITXC may also grant additional stock options after the consummation of the merger to executive officers and other employees of eFusion who assume additional management responsibilities within ITXC. Although no binding commitments have been made with respect to such additional stock options, ITXC anticipates that one or more of Ajit Pendse, Luis Machuca and other executive officers of eFusion may receive such stock options.

  . With ITXC's permission, prior to the closing, eFusion will amend the terms of its outstanding stock options to provide for partial or full acceleration of these options if, within six months after the closing, the optionee:

   . is terminated without cause by eFusion or ITXC;

   . terminates employment with eFusion or ITXC after being required to relocate more than 50 miles from his or her current residence; or

   . terminates employment with eFusion or ITXC after his or her salary is materially reduced.

   Such acceleration will apply to either 25%, 50% or 100% of the optionee's unvested options, as determined by eFusion and ITXC prior to the closing. These acceleration terms will apply to the ITXC stock options granted in exchange for eFusion stock options in accordance with the merger agreement.

   The following table shows, for each of eFusion's executive officers and directors who own stock options that will not be vested as of closing, the number of eFusion options which will be subject to 25%, 50% or 100% acceleration under the circumstances described above.

                                         Number of Unvested eFusion
                                         Stock Options Expected to
                                           be Held at the Closing    Percentage
     Executive Officer                              Date            Acceleration
     -----------------                   -------------------------- ------------
     Luis Machuca.......................          196,875                25%
     Mary Del Balzo.....................           24,072               100%

  . Two of eFusion's executive officers--chief operating officer Luis Machuca and chief financial officer Jack Carveth--have stock options which, by their terms, accelerate in part or in whole upon the consummation of a change in control. The merger will constitute a change in control for purposes of each of these options. As a result of these arrangements, it is anticipated that 25% of Mr. Machuca's 262,500 unvested options immediately prior to the closing, and 100% of Mr. Carveth's 46,332 unvested options immediately prior to the closing, will vest as of the closing date and thus will represent vested options when exchanged for ITXC stock options in accordance with the merger agreement.

  . ITXC has agreed to pay four months' salary, in accordance with a severance plan to be implemented as of the closing, to each eFusion employee who, within six months after the closing:

    . is terminated without cause by eFusion or ITXC;

    . terminates employment with eFusion or ITXC after being required to relocate more than 50 miles from his or her current residence; or

    . terminates employment with eFusion or ITXC after his or her salary is materially reduced.

  All eFusion employees, including employees who are executive officers or directors of eFusion, will be eligible for such severance payments.

  . ITXC has agreed to treat each eFusion employee's years of service with eFusion prior to the closing as years of service with ITXC for purposes of ITXC's benefit plans, except where such an arrangement would result in a duplicative accrual under ITXC's benefit plans. In addition, ITXC has agreed to provide eFusion's employees with certain customary waivers and assurances with respect to insurance benefits.

   ITXC and Luis Machuca, eFusion's chief operating officer, have agreed in substance on terms under which Mr. Machuca will continue to be employed by ITXC following the merger. Subject to consummation of the merger and the negotiation of a mutually satisfactory employment agreement (which is expected to be substantially similar to the form of employment agreement entered into between ITXC and certain other senior executive officers), we expect that Mr. Machuca will be employed following the closing of the merger for a term of two years as Executive Vice President and General Manager of ITXC's eCalling/eCommerce business. We anticipate that Mr. Machuca's annual base salary will be $180,000, and that he will have the opportunity to earn a bonus of up to 75% of base salary. We also anticipate that Mr. Machuca will be granted options to purchase up to an additional 200,000 shares of ITXC common stock. Subject to acceleration in the event that certain performance goals are achieved, or in the event of Mr. Machuca's termination of employment other than for cause, death or disability, it is anticipated that 100,000 of such options will vest at the rate of 25% per year, and the remaining 100,000 options will vest on the seven-year anniversary date of the merger.

   It is anticipated that after the closing, Ajit Pendse, eFusion's chief executive officer, will become an executive officer of ITXC at least during a transitional period.

   Three of eFusion's directors, Ajit Pendse, Luis Machuca and Frank Gill, are beneficial owners of eFusion common stock. The proposed amendment and restatement to the eFusion articles of incorporation, if the 30 day average closing price of ITXC common stock three days prior to the closing of the merger is less than $34.9886, will result in more of the merger shares being allocated to holders of the common stock than they would have been entitled to if the merger occurred and the proposed amendment and restatement to the eFusion articles of incorporation did not occur. eFusion stockholders should note, however, that in the event that the stockholders of eFusion do not approve the proposed amendment and restatement to the eFusion articles of incorporation, the merger will not occur. The amendment and restatement to eFusion's articles of incorporation was approved by all of the members of eFusion's board of directors, including all disinterested directors.

Accounting Treatment of the Merger

   ITXC will account for the merger as a purchase for accounting and financial reporting purposes. Accordingly, ITXC will allocate its costs in connection with the merger to the assets of eFusion acquired and the liabilities of eFusion assumed according to their fair market values at the merger's completion. ITXC expects to amortize over a maximum of five years the excess, if any, of costs over fair market value of net assets.

Regulatory Approvals

   The merger cannot proceed without the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. We filed our applications under that Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice on August 9, 2000. Subsequently, on August 23, 2000, we received notice of early termination of this waiting period.

   ITXC common stock is currently quoted on the Nasdaq National Market under the trading symbol "ITXC." ITXC has applied to Nasdaq for approval to list on the Nasdaq National Market the shares of ITXC common stock issuable under the merger agreement. Our merger is conditioned upon receipt of this approval.

Federal Securities Law Consequences

   ITXC has registered under the Securities Act of 1933 the shares of ITXC common stock that it will issue to eFusion stockholders in the merger. Consequently, subject to the six month transfer restrictions imposed upon all former eFusion stockholders under Section 2.13 of the merger agreement and subject to the terms of the escrow agreement, these shares may be traded freely without restrictions by those stockholders not deemed to be affiliates of eFusion or ITXC, as the term affiliate is defined under the Securities Act. An affiliate of a corporation is a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any post-merger sale of shares received in the merger by an affiliate of eFusion must be effected in accordance with the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under that Act. These restrictions are expected to apply to eFusion's directors and officers, as well as to certain principal stockholders of eFusion. In the case of eFusion stockholders who become affiliates of ITXC, subsequent sales must be effected in accordance with the resale provisions of Rule 144 under the Securities Act.

   In connection with entering into the merger agreement, eFusion expects to deliver to ITXC for each of its affiliates a letter confirming that the affiliate will not dispose of any ITXC common stock in violation of the Securities Act or the rules and regulations thereunder and except:

  . under an effective registration statement;

  . in conformity with the volume and other limitations of Rule 145; or

  . in a transaction that is not required to be registered under the Securities Act.

Dissenters' Rights

   ITXC stockholders will not be entitled to any dissenters' rights under the Delaware General Corporation Law or any other applicable law in connection with the merger agreement.

   Under Oregon law, each eFusion stockholder has the right to dissent from the merger and, if the merger is completed, to receive fair value for his, her or its shares in cash by complying with the provisions of the Oregon Business Corporation Act Dissenters' Right Statute. The dissenting stockholder must deliver to eFusion, before the vote on the merger at the special meeting, a written notice of such stockholder's intent to demand payment of fair value for the stockholder's shares of eFusion capital stock if the merger is effected and must not vote in favor of the merger. Any stockholder voting in favor of the merger or failing to provide such notice at or prior to the eFusion special meeting will have effectively waived any available dissenters' rights under Oregon law.

   THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF OREGON LAW. eFUSION STOCKHOLDERS ARE URGED TO READ ANNEX IV CAREFULLY. A MORE DETAILED DISCUSSION OF THE STATUTE CAN BE FOUND ON PAGE 127.

                              THE MERGER AGREEMENT

   The following is a summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated herein by reference. You may read the actual provisions of the merger agreement by referring to Annex I, and stockholders of ITXC and eFusion are urged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

The Merger; Closing; Effective Time

   Before execution of the merger agreement, ITXC formed Eye Merger Corp. as an Oregon corporation and a wholly owned subsidiary of ITXC to effectuate the merger. The closing of the merger will take place on the closing date, which will be within five business days after satisfaction or waiver of the substantive conditions set forth in the merger agreement, unless ITXC and eFusion agree upon another time. We expect to conduct the closing shortly after the special meetings are held, since we anticipate that all other conditions to the merger will be satisfied or waived by that time. Subject to the provisions of the merger agreement, ITXC and eFusion will file on the closing date articles of merger with the Secretary of State of the State of Oregon in accordance with the relevant provisions of Oregon law. As a result, Eye Merger Corp. will merge with and into eFusion, and eFusion will become a wholly owned subsidiary of ITXC. The merger will be completed, and the effective time of the merger is, when the articles of merger are duly filed with the Secretary of State of the State of Oregon, or at such later time as ITXC and eFusion agree upon and specify in the articles of merger.

Merger Consideration; Conversion of Shares

   At the effective time, by virtue of the merger and without any action on the part of any eFusion stockholder, each issued and outstanding share of eFusion common stock and eFusion preferred stock will be exchanged into the right to receive a fraction of a share of ITXC common stock. We refer to that fraction as an exchange ratio. As a result of the provisions of eFusion's articles of incorporation and the terms of the merger agreement, each class and series of eFusion's capital stock will have a separate exchange ratio, which we refer to as the Series A preferred exchange ratio, the Series B preferred exchange ratio, the Series C preferred exchange ratio, the Series D preferred exchange ratio and the common exchange ratio.

   The exchange ratios cannot be determined until immediately prior to the consummation of the merger. The exchange ratios will be determined as follows:

  . Determination of the Number of Shares of ITXC Common Stock Issuable in the Merger. Initially, it will be necessary to determine the aggregate number of shares of ITXC common stock to be issued to eFusion's stockholders upon consummation of the merger and to cover the stock options to be granted by ITXC in exchange for eFusion's existing options. Under the terms of the merger agreement, the aggregate number of shares of common stock that ITXC will issue will equal 5,658,986 shares plus a number of additional shares calculated pursuant to a formula. We will calculate the additional shares by determining eFusion's cash assets as of the closing, subtracting out certain unpaid professional fees, and then dividing that amount by $34.9886. While we cannot be certain as to the precise amount of cash that eFusion will have on hand at closing and we cannot be certain as to the dollar amount of unpaid professional fees, we estimate that eFusion will have approximately $9.5 million in cash and cash equivalents after the payment of unpaid professional fees as of the closing and, as a result of the formula, ITXC will be required to issue approximately 271,517 additional shares of ITXC common stock. As of July 31, 2000, eFusion had cash and cash equivalents of $12.42 million. In this document, we refer to the total number of shares of ITXC common stock to be issued by ITXC as the total ITXC consideration and, after rounding, we assume that the total ITXC consideration will equal 5,930,503 shares. Stockholders should bear in mind that the actual total ITXC consideration may vary from this assumed amount, depending upon eFusion's cash balance and obligations to professional advisors.

  . Determination of the Preference Shares and Preference Share Ratios. Under the terms of eFusion's articles of incorporation, the holders of each series of eFusion's preferred stock are entitled to receive a certain number of shares of ITXC common stock in preference to the holders of eFusion's common stock. Assuming that eFusion's stockholders approve the proposed amendment to eFusion's articles of incorporation, for each series of eFusion's preferred stock the number of preference shares will equal a preference share ratio specified in the merger agreement multiplied by the number of shares of such series outstanding immediately prior to the effective time of the merger. The preference share ratio for each series equals the initial issuance price for that series divided by $34.9886. Assuming no change in the number of outstanding shares of preferred stock between the date of this document and the effective date of the closing, the preference share ratios and aggregate preference shares would be as follows:

                                                           Preference
                                                 Shares      Share    Preference
   Series                                      Outstanding   Ratio      Shares
   ------                                      ----------- ---------- ----------
   A..........................................  2,510,000  0.0285807     71,737
   B..........................................  1,918,736  0.1266126    242,936
   C..........................................  2,589,013  0.2000651    517,971
   D..........................................  2,491,102  0.2286459    569,580
                                                                      ---------
   Total......................................                        1,402,224

   Stockholders should bear in mind that the aggregate preference shares will vary from these assumed calculations in the event that the number of shares outstanding of any series changes prior to the effective time of the merger.

  . Determination of the Balance Shares. The remaining shares of ITXC's common stock to be issued in the merger will be allocated equally among the outstanding shares of eFusion's common stock, preferred stock and stock options. Such shares, referred to in this document as the aggregate common equivalent shares, will equal the total ITXC consideration minus the sum of the preference shares for each of the series of eFusion's preferred stock. Thus, assuming that the total ITXC consideration equals 5,930,503 shares, none of eFusion's outstanding warrants are exercised and there is no change in the number of shares of preferred stock outstanding, the aggregate common equivalent shares will equal 4,528,279 shares.

  . Determination of the Common Ratio. Once the number of aggregate common equivalent shares is determined, we will determine the common ratio. The common ratio will equal the aggregate common equivalent shares divided by the number of shares of eFusion common stock that would be outstanding immediately prior to the closing if all options, vested and unvested, were exercised and all shares of preferred stock were converted into common stock. Assuming that there are 4,528,279 common equivalent shares and assuming that there are no changes in eFusion's outstanding shares and options from the amounts set forth in the worksheet appended to the merger agreement, the common ratio would equal 0.2611391 of a share.

  . Determination of the Exchange Ratios. Once each of the calculations described above has been performed, we will be able to calculate the exchange ratios for each series of eFusion preferred stock and for eFusion's common stock. The following table describes the exchange ratios and, using the assumptions described above, presents a calculation of the exchange ratios:

                                                Which, based on the assumptions
                    Will be converted into a    described above, will equal the
                   fraction of a share of ITXC   following fraction of a share
 Each share of:      common stock equal to:          of ITXC common stock:
 --------------   ----------------------------  -------------------------------
Series A          the sum of the Series A                  0.2897198
 preferred stock  preference ratio (0.0285807)
                  and the common ratio
Series B          the sum of the Series B                  0.3877517
 preferred stock  preference ratio (0.1266126)
                  and the common ratio
Series C          the sum of the Series C                  0.4612042
 preferred stock  preference ratio (0.2000651)
                  and the common ratio
Series D          the sum of the Series D                  0.4897850
 preferred stock  preference ratio (0.2286459)
                  and the common ratio
common stock      the common ratio                         0.2611391

   Stockholders are reminded that the calculations set forth above are based upon assumptions regarding eFusion's cash balances as of the closing, eFusion's unpaid professional advisor fees as of the closing, the number of shares of each series and class of eFusion's capital stock outstanding as of the closing and the number of options outstanding as of the closing. Variations in any of these assumptions may significantly alter the calculations set forth above.

Treatment of Stock Options

   Each eFusion stock option outstanding at the effective time will be automatically converted into an option to purchase ITXC's common stock. The ITXC option will be identical to the corresponding eFusion stock option in all respects, except that:

  . upon exercise, the optionee will receive ITXC common stock and not eFusion common stock;

  . the stock option will be administered by ITXC's compensation committee or CEO committee, and not by eFusion's directors;

  . the number of shares covered by the ITXC option will equal the number of shares covered by the eFusion stock option multiplied by the common ratio; and

  . the exercise price of the ITXC option will equal the exercise price of the eFusion stock option divided by the common ratio.

   ITXC has agreed to register under the Securities Act all shares issuable upon exercise of the options converted in the manner described above.

Exchange Procedures

   Continental Stock Transfer & Trust Company, in its capacity as exchange agent, will handle the exchange of eFusion stock certificates for stock certificates of ITXC common stock and the payment of cash for fractional shares. Soon after the closing of the merger, the exchange agent will send a letter of transmittal, which is to be used to exchange eFusion stock certificates for stock certificates of ITXC common stock, to each former eFusion stockholder. The letter of transmittal will contain instructions explaining the procedures for surrendering eFusion stock certificates. eFUSION STOCKHOLDERS SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

   eFusion stockholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive stock certificates representing 90% of the shares of ITXC common stock into which the shares of eFusion common stock or eFusion preferred stock were converted in the merger. Stock certificates representing the other 10% of the shares of ITXC common stock will be withheld from the exchange amount and delivered to the escrow agent under the escrow agreement. See "Escrow Agreement; Indemnification."

   After the merger, each certificate that previously represented shares of eFusion common stock or eFusion preferred stock will only represent the right to receive the shares of ITXC common stock into which those shares of eFusion common stock or eFusion preferred stock have been converted.

   ITXC will not pay dividends to holders of any eFusion stock certificates until the eFusion stock certificates are surrendered. However, once those certificates are surrendered, ITXC will pay to the holder, without interest, any dividends that have been declared after the effective time of the merger on the shares into which those eFusion shares have been converted.

   After the effective time of the merger, eFusion will not register any transfers of shares of eFusion common stock or eFusion preferred stock.

   Neither ITXC, eFusion nor any other person will be liable to any former holder of eFusion common stock or preferred stock for any property properly delivered to a public official according to applicable abandoned property, escheat or similar laws.

   If a certificate representing eFusion common stock or preferred stock has been lost, stolen or destroyed, the exchange agent will deliver ITXC shares upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to ownership of the certificate by the claimant, and appropriate and customary indemnification.

Fractional Shares

   No fractional shares of ITXC common stock will be issued in the merger. Instead, ITXC will pay each of those eFusion stockholders who would have otherwise been entitled to a fractional share of ITXC common stock an amount of cash determined by multiplying the fractional share interest to which such holder would otherwise be entitled, after aggregating all shares issuable to such stockholder, by the closing sales price of one share of ITXC common stock on the last full trading day immediately prior to the closing date.

Escrow Agreement; Indemnification

   A total of 10% of the shares issuable to each eFusion stockholder in the merger will be delivered to an escrow agent to be held in escrow under the terms of the escrow agreement. A copy of the form of escrow agreement is annexed to the merger agreement as Appendix 2.10 to the merger agreement. We have drafted the escrow agreement to correspond with, and expand upon, Article VIII of the merger agreement. Stockholders of ITXC and eFusion are urged to read the form of escrow agreement and Article VIII of the merger agreement in their entirety for a more complete description of the terms and conditions of the escrow arrangements. It is expected that Summit Bank, a bank headquartered in New Jersey, will serve as the escrow agent.

   The escrowed shares will be subject to the following claims:

  . eFusion has made numerous representations and warranties in the merger agreement. In the event that any such representations and warranties turn out to be inaccurate and ITXC suffers damages as a result of this inaccuracy, ITXC will be entitled to a return of shares equal to the dollar amount of such damages divided by the closing sale price of ITXC's common stock on the Nasdaq National Market on the closing date.

  . Similarly, should eFusion fail to perform any covenants described in the merger agreement required to be performed prior to the closing and should ITXC suffer damages as a result of such non-performance,

   ITXC will be entitled to a return of shares equal to the dollar amount of such damages divided by the closing sale price of ITXC's common stock on the Nasdaq National Market on the closing date.

  . At the closing, eFusion will estimate the amount of cash and cash equivalents that eFusion will have as of the closing date, after deduction of certain professional advisory fees payable by eFusion after the closing. ITXC will issue a number of additional shares of its common stock in the merger equal to the amount of this estimate, divided by $34.9886. If it is ultimately determined that eFusion over-estimated the amount of such net cash and cash equivalents, the escrow agent will return to ITXC the shares that would not have been issued had the estimate been correct. Likewise, if eFusion under-estimates the amount of its net cash and cash equivalents, ITXC will issue to the former eFusion stockholders additional shares of ITXC common stock, calculated by dividing the amount of the under-estimate by $34.9886. In that instance, ITXC will issue 90% of such shares directly to the former eFusion stockholders and will deliver 10% of such shares to the escrow agent to be held in accordance with the escrow agreement.

  . Prior to the execution of the merger agreement, eFusion received correspondence from certain patent holders asserting that eFusion may have infringed such entities' patent rights. eFusion has denied such assertions. In the event that ITXC suffers damages as a result of the enforcement of such claims, ITXC will be entitled to a return of shares equal to the dollar amount of such damages divided by the closing sale price of ITXC's common stock on the Nasdaq National Market on the closing date.

In the absence of fraud, ITXC will have no indemnification rights beyond the shares held in escrow. Furthermore, with respect to damages described in the first two of the clauses set forth above, ITXC will not be entitled to assert a claim except to the extent that such damages exceed $250,000 in the aggregate.

   If no claims are asserted against the escrowed shares and no further assertions of the patent claims described above are made during the first year after the closing, other than claims which shall be resolved by that time, the shares remaining in escrow at the one year anniversary of the closing date will be delivered to the former eFusion stockholders. Such deliveries will be in proportion to each such stockholder's percentage ownership of the shares initially deposited in escrow on such stockholder's behalf. If substantive assertions are made with respect to the patent claims prior to the one year anniversary of the closing, a number of shares of ITXC common stock sufficient to cover such claims will be retained in the escrow account until such claims are resolved. If ITXC and Luis Machuca, as representative of the eFusion stockholders, are unable to agree upon a reasonable reserve in this instance, the amount of shares to be held in such reserve will be determined by a third party acceptable to ITXC and Mr. Machuca. Similarly, if claims relating to matters other than such patent matters are pending on the one year anniversary of the closing, the escrow agent will retain in escrow a number of shares sufficient to cover ITXC's alleged damages.

Restrictions on Transferability

   Section 2.13 of the merger agreement provides for certain restrictions on the transferability of the shares of ITXC common stock that will be issued under the merger agreement. Of the shares so issued, 10% of each eFusion stockholder's shares will be free of transfer restrictions, a second 10% of such shares will become free of such restrictions on November 10, 2000 or, if the closing occurs after November 9, 2000, on the 30th day after the closing. All remaining shares will become free of such restrictions 180 days after the closing, subject to the operation of the escrow agreement.

   The restrictions on transferability, to the extent that they apply, will preclude a former eFusion stockholder from:

  . offering to sell such shares;

  . selling such shares or agreeing to sell such shares;

  . pledging such shares;

  . selling such shares short;

  . selling any option or contract to purchase such shares or granting any option, warrant or right to purchase such shares;

  . purchasing any option or contract to sell such shares;

  . giving any such shares; or

  . otherwise transferring or disposing of such shares.

   The stock certificates representing the shares of ITXC common stock issuable to the former eFusion stockholders will bear legends reflecting these restrictions. eFusion stockholders will have the right to have such legends removed when the restrictions become inapplicable.

Representations and Warranties

   eFusion. The merger agreement contains representations and warranties by eFusion relating to, among other things:

  . corporate organization, structure and power, authority relating to the merger agreement and enforceability of the merger agreement;

  . capitalization, funded debt and required stockholder approval in connection with the merger;

  . subsidiaries, acquisitions and dispositions;

  . business and trade names;

  . real property leases;

  . tangible personal property and eFusion's title to its assets;

  . proprietary information and intellectual property matters;

  . accounts receivable;

  . material contracts, performance under such contracts and defaults under such contracts;

  . principal customers and vendors and the status of eFusion's relationship with such entities;

  . labor and employee benefit matters and issues arising under the Employee
    Retirement Income Security Act of 1974;

  . insurance;

  . licenses, permits, compliance with laws, including environmental laws;

  . consents, approvals and actions required from third parties in order to complete the merger;

  . eFusion's financial statements and tax returns and related accounting and tax matters;

  . legal proceedings;

  . certain transactions with affiliates;

  . the accuracy of information supplied by eFusion in connection with this document; and

  . the absence, over certain specified periods, of certain adverse business changes and certain material adverse events, excluding, for purposes of analyzing material adverse events, matters that result from the public announcement of the merger, actions required to be taken by the merger agreement, changes impacting Internet telephony generally and matters affecting the United States economy generally.

   ITXC. The merger agreement contains representations and warranties by ITXC relating to, among other things:

  . corporate organization, structure and power, authority relating to the merger agreement and enforceability of the merger agreement;

  . capitalization, funded debt and required stockholder approval in connection with the merger;

  . consents, approvals and actions required from third parties in order to complete the merger;

  . the absence of certain material adverse events since December 31, 1999, excluding matters that result from the public announcement of the merger, actions required to be taken by the merger agreement, changes impacting Internet telephony generally, matters affecting the United States economy generally and declines in the market price of ITXC's common stock;

  . documents filed by ITXC with the SEC and the accuracy of the information contained in those documents; and

  . the accuracy of information supplied by ITXC in connection with this document.

Covenants

   We have each undertaken certain covenants in the merger agreement, including the following:

   Conduct of Business by eFusion Pending the Closing. eFusion has made covenants that place restrictions on the conduct of its business until either the effective time of the merger or the termination of the merger agreement. In general, eFusion is required to carry on its business in the ordinary course of business consistent with past practice and use reasonable commercial efforts to retain its employees, maintain its intellectual property, obtain all consents necessary to complete the merger and preserve its present relationships with customers, vendors, contractors, distributors and employees. eFusion has agreed to seek waivers or consents from certain stockholders with respect to agreements previously executed by such stockholders and to seek commitments from certain stockholders with respect to the public resale of a portion of the shares of ITXC common stock that they will receive under the merger agreement.

   eFusion has also agreed to certain specific restrictions, including restrictions that prohibit it from:

  . soliciting proposals from third parties to acquire eFusion or substantially all of its assets or negotiating any such proposals with any third parties;

  . incurring any trade accounts payable outside of the ordinary course of business;

  . increasing any of its indebtedness for borrowed money except in the ordinary course of business;

  . guaranteeing third party obligations;

  . merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring any entity;

  . increasing or decreasing the rate of compensation of or paying any unusual compensation to any officer, employee or consultant, other than regularly scheduled increases in base salary and annual bonuses consistent with prior practice;

  . entering into or amending any collective bargaining agreement, or creating or modifying any employee benefit plan, or increasing the level of benefits under any employee benefit plan, or, except as otherwise described in this document, extending or accelerating the exercisability of any outstanding stock option or increasing or decreasing any severance or termination pay benefit or any other fringe benefit;

  . making any representation to anyone indicating any intention of ITXC to retain, institute, or provide any employee benefit plans;

  . declaring or paying any dividend or making any distribution with respect to, or purchasing or redeeming, any shares of eFusion's preferred or common stock;

  . making any capital expenditures other than those disclosed in writing to ITXC prior to the execution of the merger agreement;

  . issuing any shares of eFusion capital, other than upon the exercise of stock options or warrants outstanding on July 25, 2000 or upon the conversion of shares of eFusion's preferred stock;

  . granting or issuing any option, warrant or other right to purchase any shares of eFusion's capital stock, other than with the prior consent of ITXC;

  . taking any action inconsistent with prior practices for the primary purpose of increasing eFusion's cash balances as of the closing date;

  . changing any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles;

  . taking any action that would likely result in eFusion's representations and warranties set forth in the merger agreement, other than representations made as of a particular date, becoming false or inaccurate;

  . incurring any liens or encumbrances outside of the ordinary course of business; or

  . taking or omitting to be taken any action which would reasonably be expected to materially adversely impact eFusion or which would be outside of eFusion's ordinary course of business.

   Conduct of Business by ITXC Pending the Closing. ITXC has also made covenants that place restrictions on the conduct of its business until either the effective time of the merger or the termination of the merger agreement. In general, ITXC is required to use reasonable commercial efforts to retain its employees, obtain all consents necessary to complete the merger and preserve its present relationships with customers, vendors, contractors, distributors and employees. ITXC has agreed to certain specific restrictions, including restrictions that prohibit it from:

  . changing any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles;

  . taking any action that would likely result in ITXC's representations and warranties set forth in the merger agreement, other than representations made as of a particular date, becoming false or inaccurate;

  . taking or omitting to be taken any action which would reasonably be expected to materially adversely impact ITXC; or

  . consummating, prior to the closing of the eFusion merger, the acquisition of any other entity if such acquisition would require ITXC to modify this document in a manner that would materially delay the date on which eFusion's special meeting will be held.

Conditions to Closing

   Conditions to the Obligations of eFusion and ITXC. eFusion's and ITXC's obligations to complete the merger are subject to the satisfaction or waiver on or before the effective time of various conditions, including the following:

  . approval by eFusion's stockholders of:

    . the merger agreement; and

    . the adoption of an amendment to eFusion's articles of incorporation authorizing the allocation of ITXC common stock as contemplated by the merger agreement;

  . approval by ITXC's stockholders of the issuance of the shares of ITXC common stock to be issued under the merger agreement;

  . the lack of any pending or completed action by a governmental authority or other third party which would prohibit the merger's completion or which would materially adversely impact our combined business after the closing;

  . the waiting period imposed under the Hart-Scott-Rodino Antitrust
    Improvements Act shall have expired or been terminated by the applicable governmental authorities;

  . a declaration by the SEC that the registration statement on Form S-4, of which this document is a part, is effective, and it is not the subject of any stop order or proceedings seeking a stop order;

  . authorization of the ITXC common stock issuable in the merger for quotation on the Nasdaq National Market upon official notice of issuance; and

  . the escrow agent shall have executed the escrow agreement.

   Conditions to the Obligations of ITXC. ITXC's obligation to complete the merger is further subject to the satisfaction or waiver on or before the effective time of various conditions, including the following:

  . the representations and warranties of eFusion shall be accurate in all material respects as of the closing date, except to the extent expressly made as of an earlier date, in which case as of such date;

  . eFusion shall have performed and complied with its covenants under the merger agreement in all material respects through the closing date;

  . no act or omission shall have occurred since July 25, 2000, and eFusion shall not have incurred any liability outside of the ordinary course of business, that in either case materially adversely affects eFusion, excluding matters that result from the public announcement of the merger, actions required to be taken by the merger agreement, changes impacting Internet telephony generally or matters affecting the United States economy generally;

  . all material consents and approvals required by eFusion and ITXC to complete the merger shall have been obtained;

  . eFusion shall not be subject to any legal proceedings which have a reasonable likelihood of being determined adversely to eFusion and, if so determined, would be reasonably likely to materially adversely affect ITXC after the closing;

  . the adoption of an amendment to ITXC's certificate of incorporation authorizing, solely for the shares of ITXC common stock issuable under the merger agreement, the restrictions on transferability described in
    Section 2.13 of the merger agreement;
  . eFusion and certain eFusion stockholders shall have agreed to terminate certain agreements entered into at the time that eFusion's preferred stock was issued; and

  . eFusion stockholders owning more than four percent of eFusion's outstanding stock as of the date of eFusion's special meeting shall not have provided notice of their intention to exercise dissenters' rights under Oregon law.

   Conditions to the Obligations of eFusion. eFusion's obligation to complete the merger is further subject to the satisfaction or waiver on or before the effective time of various conditions, including the following:

  . the representations and warranties of ITXC shall be accurate in all material respects as of the closing date, except to the extent expressly made as of an earlier date, in which case as of such date; and

  . ITXC shall have performed and complied with its covenants under the merger agreement in all material respects through the closing date.

eFusion Benefit Plans; Other Arrangements

   For information regarding agreements that ITXC has made with respect to employment arrangements applicable to periods after the closing, see "THE MERGER--Interests of Certain Persons in the Merger."

Termination of the Merger Agreement

   The merger agreement may be terminated before the merger's completion:

  . by mutual written consent of eFusion and ITXC;

  . by either ITXC or eFusion if:

   . any law or regulation prohibits the completion of the merger or if a final and nonappealable injunction, order or decree has been entered prohibiting the completion of the merger;

   . the merger is not completed on or before December 30, 2000, provided that the failure to complete the merger by that date did not result from the terminating party's breach of any material obligation under the merger agreement;

   . eFusion's stockholders shall fail to approve the merger agreement or the proposed amendment to eFusion's articles of incorporation;

   . ITXC's stockholders shall fail to approve the issuance of the shares of ITXC common stock to be issued under the merger agreement;

   . if the non-terminating party materially breaches any of its representations warranties, covenants or agreements in the merger agreement, subject to certain cure rights set forth in the merger agreement; or

   . if the conditions to such party's obligation to complete the merger are not satisfied by December 30, 2000 or cannot possibly be satisfied by that date; or

  . by ITXC if:

   . ITXC's stockholders fail to approve the adoption of an amendment to ITXC's restated certificate of incorporation authorizing, solely for the shares of ITXC common stock issuable under the merger agreement, the restrictions on transferability described in Section 2.13 of the merger agreement; or

   . any consent or approval relating to the merger requires the divestiture or cessation of any of the present businesses of ITXC or eFusion or imposes any other condition which, in either case, would materially adversely affect our combined business after the merger is completed.

Effect of Termination

   Termination of the merger agreement by the parties will void the agreement without any liability or obligation, except as follows:

  . Each party will be liable for any material breach of the merger agreement.

  . If a court determines that termination was caused by an intentional breach of the merger agreement, the breaching party will be responsible for the fees and expenses of the other party's attorneys, accountants and financial advisors and other expenses incident to the negotiation and execution of the merger agreement, the filing of materials under the Hart-Scott-Rodino Antitrust Improvements Act and the filing and mailing of this document and the related registration statement.

  . eFusion will be required to pay a $5 million termination fee to ITXC if:

   . eFusion's stockholders fail to approve the merger agreement or the proposed amendment to eFusion's articles of incorporation or eFusion's board of directors withdraws its recommendations in favor of the merger and the proposed amendment to eFusion's articles of incorporation;

   . at the time of the eFusion special meeting, a third party has proposed to acquire eFusion in a competing transaction;

   . within 12 months after the merger agreement is terminated, a third party enters into or consummates an agreement providing for the acquisition of eFusion; and

   . eFusion is acquired by a third party.

  . Prior to executing the merger agreement, eFusion and ITXC entered into a letter agreement which was amended concurrently with the execution of the merger agreement. The letter agreement contains certain provisions which would apply in the event of the termination of the merger agreement. If the merger agreement terminates for any reason, eFusion will be obligated to provide ITXC with a long-term, non-exclusive license under eFusion's routing patents. The provisions of such license must be commercially reasonable and must assure ITXC terms no less favorable than terms afforded by eFusion to any other licensees. The letter agreement also provides that if the merger agreement is terminated as a result of the failure of ITXC's stockholders to approve the merger, ITXC will, at eFusion's request, loan to eFusion $10 million for a period of one year. Such loan will bear interest at a prime interest rate and will be convertible into eFusion preferred stock on terms substantially similar to the terms of eFusion's Series D preferred stock.

Expenses
   Whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by it will be paid by the party incurring such fees and expenses, except as follows:

  . if the merger agreement is terminated, ITXC and eFusion will share equally the cost of filing, printing and mailing this document and the related registration statement; and

  . if eFusion is required to make the $5 million payment described above, that payment will include reimbursement of expenses.

Amendment

   The parties may amend the merger agreement before approval by ITXC's and eFusion's respective stockholders. The parties may not do so after such approval if the amendment or waiver requires further stockholder approval under law, without first obtaining approval from the affected stockholders. Any amendment to the merger agreement must be in writing and signed by the parties.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

   The following summary describes the material United States federal income tax consequences of the merger that are generally applicable to eFusion stockholders who exchange their eFusion stock for ITXC common stock. This discussion is based on provisions of the Internal Revenue Code of 1986, federal income tax regulations and administrative and judicial interpretations of the code and those regulations, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be applicable to eFusion stockholders in light of their particular circumstances or to eFusion stockholders subject to special treatment under United States federal income tax law, including, without limitation:

  . partnerships and other pass-through entities;

  . foreign persons who may be subject to tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980;

  . certain financial institutions;

  . insurance companies;

  . tax-exempt entities;

  . dealers in securities;

  . traders in securities that elect to apply a mark-to-market method of accounting;

  . certain United States expatriates;

  . persons that hold eFusion stock as part of a straddle, hedge, conversion transaction or other integrated investment;

  . eFusion stockholders whose functional currency is not the United States dollar; and

  . eFusion stockholders who acquired eFusion stock through the exercise of employee stock options or otherwise as compensation.

   Furthermore, this summary does not discuss any aspect of state, local or foreign taxation, or any aspect of United States federal tax laws other than the United States federal income tax.

   This discussion is limited to eFusion stockholders that hold their eFusion stock as capital assets. An eFusion stockholder holds shares of eFusion stock as a capital asset unless that stockholder holds the stock as stock in trade, or other property of a kind which would properly be included in the stockholder's inventory if on hand at the close of the stockholder's taxable year, or primarily for sale to customers in the ordinary course of the stockholder's trade or business.

   ITXC's and eFusion's obligations to complete the merger are conditioned upon their receipt of an opinion from Lowenstein Sandler PC, ITXC's counsel, that the merger will constitute a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. That opinion will be based upon then-existing law and will rely on certain facts, assumptions, limitations, representations and covenants including those contained in representation letters executed by officers of ITXC and eFusion that, if incorrect in certain material respects, would jeopardize the conclusions reached by Lowenstein Sandler PC in its opinion. The tax opinion will not bind the Internal Revenue Service, nor will it prevent the Internal Revenue Service from successfully asserting a contrary opinion. Neither ITXC nor eFusion will request a ruling from the Internal Revenue Service in connection with the merger.

   The following material United States federal income tax consequences will result from the merger's qualification as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, subject to the limitations and qualifications described above:

  . You will not recognize any gain or loss upon your receipt of ITXC common stock in the merger, except with respect to cash received instead of a fractional share of ITXC common stock.

  . The aggregate tax basis of the ITXC common stock received by you as a result of the merger, treating fractional share interests in ITXC common stock as having been issued in the merger and then redeemed for cash, will be the same as the aggregate tax basis of the eFusion stock you surrender in the merger.

  . The holding period of the ITXC common stock received by you in the merger will include the period during which you held the eFusion stock exchanged therefor.

  . If you receive cash in the merger instead of a fractional share interest in eFusion stock, you will be treated as having received the cash in redemption of the fractional share interest. Assuming that, immediately after the merger, you hold a minimal interest in ITXC, you exercise no control over ITXC and, as a result of the deemed redemption and after giving effect to certain constructive ownership rules, you experience an actual reduction in your interest in ITXC, you will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Otherwise, the cash payment may be taxable to you as a dividend.

  . eFusion stockholders who exercise dissenters' rights and receive payment for eFusion stock in cash should generally recognize gain or loss for federal income tax purposes, measured by the difference, if any, between the amount of cash received and their basis in such shares, provided that the payment is not treated as a dividend for tax purposes. An appraisal rights payment to an eFusion stockholder should not be treated as a dividend distribution if, after the payment, the eFusion stockholder owns no shares of ITXC or eFusion stock, actually or constructively.

  . None of ITXC, Eye Merger Corp., nor eFusion will recognize gain or loss solely as a result of the merger.

   For federal income tax purposes, eFusion stockholders should be treated as having received the escrowed shares upon the consummation of the merger. Accordingly, until the escrowed shares are released, the interim basis of the ITXC common stock received by the eFusion stockholders should be determined as though the maximum number of shares of ITXC common stock were received by eFusion stockholders. eFusion stockholders should not recognize gain or loss upon the release of the escrowed shares to satisfy indemnity claims. The basis of such released shares, if any, should be added to the adjusted basis of the remaining shares of ITXC common stock received in the merger by the eFusion stockholders. No gain or loss will be recognized and no amount should be included in the income of the eFusion stockholders by reason of the release of escrowed shares to the eFusion stockholders.

   If the Internal Revenue Service were successful in challenging the status of the merger as a tax-free reorganization, the tax consequences to you described above would not, in general, apply and you would be required to recognize gain or loss as a result of the merger in an amount equal to the difference between your basis in your eFusion stock and the fair market value, as of the effective time of the merger, of the shares of ITXC common stock and any other consideration that you receive. In such event, your aggregate basis in the ITXC common stock that you receive would equal its fair market value, and your holding period for that stock would begin the day after the merger.

   This discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In particular, this discussion does not address tax consequences which may vary with your individual circumstances. Also, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, we strongly urge you to consult your own tax advisor as to the specific United States federal, state, local or foreign income or other tax consequences of the merger to you.

                        PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

   The following unaudited pro forma condensed consolidated financial information gives effect to the merger under the purchase method of accounting. These pro forma statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The pro forma condensed consolidated financial statements do not purport to represent what the consolidated results of operations or financial position of ITXC would actually have been if the merger had in fact occurred on the dates that we refer to below, nor do they purport to project the results of operations or financial position of ITXC for any future period or as of any date, respectively.

   Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair market values. The excess of the purchase price, including estimated fees and expenses related to the merger, over the net assets acquired is classified as goodwill on the accompanying unaudited pro forma condensed consolidated balance sheet. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on a preliminary valuation and are subject to final valuation adjustments which may cause some of the intangibles to be amortized over a shorter life than the goodwill amortization period of five years. ITXC intends to undertake a study to determine the allocation of the total purchase price to the various assets acquired, including in-process research and development, and the liabilities assumed and to determine the amortization period of intangible assets, including goodwill. ITXC currently believes that amounts allocated to goodwill will be amortized over a life not to exceed five years while other intangibles may be amortized over shorter periods.

   The unaudited pro forma condensed consolidated balance sheet as of June 30, 2000, was prepared by combining the historical cost balance sheet at June 30, 2000, for ITXC with the historical cost balance sheet at June 30, 2000, for eFusion, giving effect to the merger as though it had been completed on June 30, 2000.

   The unaudited pro forma condensed consolidated statements of operations for the periods presented were prepared by combining ITXC's statements of operations for the year ended December 31, 1999, and the six months ended June 30, 2000, with eFusion's statements of operations for the year ended December 31, 1999, and the six months ended June 30, 2000, respectively, giving effect to the merger as though it had occurred on January 1, 1999. These unaudited pro forma condensed consolidated financial data do not give effect to any restructuring costs or to any potential cost savings or other operating efficiencies that could result from the merger.

   The historical financial statements of ITXC and eFusion for the year ended December 31, 1999, are derived from audited consolidated financial statements presented elsewhere in this document. The condensed consolidated historical financial statements of ITXC and eFusion for the six months ended June 30, 2000, are derived from unaudited condensed consolidated financial statements presented elsewhere in this document.

   You should read the financial information in this section along with ITXC's and eFusion's historical consolidated financial statements and accompanying notes presented elsewhere in this document.

            Unaudited Pro Forma Condensed Consolidated Balance Sheet

                              As of June 30, 2000

                                                   Pro Forma
                                                  Adjustments            ITXC Pro
                             ITXC     eFusion   -------------------       Forma
                          Historical Historical Debits     Credits     Consolidated
                          ---------- ---------- -------    --------    ------------
                                            (in thousands)
Cash, cash equivalents
 and marketable
 securities.............   $211,195   $13,711              $  1,000(3)   $223,906
Accounts receivable,
 net....................     10,576       297                              10,873
Inventory, net..........        --        308                                 308
Prepaid expenses and
 other current assets...      2,403       237                               2,640
                           --------   -------   -------    --------      --------
  Total current assets..    224,174    14,553       --        1,000       237,727
Property and equipment,
 net....................     24,773     2,140                              26,913
Deposits and other
 assets.................         81       --                                   81
Long-term investment....      7,924       --                                7,924
Service contract rights,
 net of amortization....      2,459       --                                2,459
Goodwill, net of
 amortization...........        --        --    143,815(3)                143,815
                           --------   -------   -------    --------      --------
  Total assets..........    259,411    16,693   143,815       1,000       418,919
                           ========   =======   =======    ========      ========
Accounts payable and
 accrued liabilities....     11,812       693                              12,505
Customer deposits.......        866       --                                  866
Current portion of
 capital lease
 obligations............      1,834       162                               1,996
Deferred revenue........        --        164                                 164
                           --------   -------                            --------
  Total current
   liabilities..........     14,512     1,019                              15,531
Equipment note payable
 and long term debt.....      1,723        92                               1,815
Capital lease
 obligation, less
 current portion........      2,795       --                                2,795
Redeemable convertible
 preferrerd stock.......        --     37,547    37,547(1)                    --
Preferred stock.........        --          4         4(1)                    --
Common stock............         39         4         4(1)        6(2)         45
Additional paid in
 capital................    297,366    12,209    12,209(1)  163,208(2)    460,574
Deferred employee
 compensation...........     (8,120)      --      4,817(4)                (12,937)
Warrants................        --      1,564     1,564(1)                    --
Accumulated other
 comprehensive income...         89       --                                   89
Accumulated deficit.....    (48,993)  (35,746)               35,746(1)    (48,993)
                           --------   -------   -------    --------      --------
  Total stockholders'
   equity...............    240,381   (21,965)   18,598     198,960       398,778
                           --------   -------   -------    --------      --------
Total liabilities and
 stockholders' equity...   $259,411   $16,693   $56,145    $198,960      $418,919
                           ========   =======   =======    ========      ========

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                  Information.

       Unaudited Pro Forma Condensed Consolidated Statement of Operations

                          Year ended December 31, 1999

                                                                       ITXC
                                 ITXC     eFusion    Pro Forma      Pro Forma
                              Historical Historical Adjustments    Consolidated
                              ---------- ---------- -----------    ------------
                                  (in thousands, except per share data)
Telecommunications revenue..   $ 24,423   $ 3,517                    $ 27,940
Consulting revenue..........        988       --                          988
                               --------   -------                    --------
Total revenue...............     25,411     3,517                      28,928
Data communications and
 telecommunications.........     23,095     1,452                      24,547
Network operations..........      3,219       --                        3,219
Selling, general and
 administrative.............     14,778    10,765                      25,543
Depreciation and
 amortization...............      2,556       579    $ 28,763 (3)      31,898
Non-cash employee
 compensation...............      2,716       --        1,875 (4)       4,591
                               --------   -------    --------        --------
Total costs and expenses....     46,365    12,796      30,638          89,799
Loss from operations........    (20,953)   (9,279)    (30,638)        (60,870)
Interest income, net........      1,289       141                       1,430
                               --------   -------    --------        --------
Net loss....................    (19,665)   (9,138)    (30,638)        (59,441)
Accretion of redemption
 value of mandatorily
 redeemable convertible
 preferred stock............       (773)      --          773             --
                               --------   -------    --------        --------
Net loss applicable to
 common stockholders........   $(20,438)  $(9,138)   $(29,865)       $(59,441)
                               ========   =======    ========        ========
Basic and diluted net loss
 per share applicable to
 common stockholders........   $  (1.29)  $ (2.00)                   $  (2.80)(5)
                               ========   =======                    ========
Weighted average shares used
 in computation of basic and
 diluted net loss per share
 applicable to common
 stockholders...............     15,886     4,566                      21,211 (5)



   See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

                         Six Months Ended June 30, 2000

                                                                       ITXC
                                 ITXC     eFusion    Pro Forma      Pro Forma
                              Historical Historical Adjustments    Consolidated
                              ---------- ---------- -----------    ------------
                                  (in thousands, except per share data)
Telecommunications revenue..   $ 33,685   $   308                    $ 33,993
Consulting revenue..........        --        --                          --
                               --------   -------                    --------
Total revenue...............     33,685       308                      33,993
Costs and expenses:
Data communications and
 telecommunications.........     30,196        66                      30,261
Network operations..........      2,423       942                       3,365
Selling, general and
 administrative.............     12,466     7,949                      20,415
Depreciation and
 amortization...............      4,353       450    $ 14,381 (3)      19,184
Non-cash employee
 compensation...............      2,121       --          954 (4)       3,075
                               --------   -------    --------        --------
Total costs and expenses....     51,559     9,407      15,335          76,301
Loss from operations........    (17,874)   (9,099)    (15,335)        (42,308)
Loss relating to joint
 venture....................     (8,195)      --                       (8,195)
Interest income, net........      4,594       209                       4,803
                               --------   -------    --------        --------
Net loss....................    (21,475)   (8,890)    (15,335)        (45,700)
Accretion of redemption
 value of mandatorily
 redeemable convertible
 preferred stock............        --       (467)        467 (1)         --
                               --------   -------    --------        --------
Net loss applicable to
 common stockholders........   $(21,475)  $(9,357)   $(14,868)       $(45,700)
                               ========   =======    ========        ========
Basic and diluted net loss
 per share applicable to
 common stockholders........   $  (0.57)  $ (1.81)                   $  (1.07)(5)
                               ========   =======                    ========
Weighted average shares used
 in computation of basic and
 diluted net loss per share
 applicable to common
 stockholders...............     37,546     5,175                      42,871 (5)



   See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

   Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(1) Reflects the elimination of eFusion's stockholders' equity accounts and eFusion's redeemable convertible preferred stock, and the related preferred stock accretion. We have assumed that all eFusion warrants outstanding will not be exercised prior to the completion of the merger. Those warrants will not be exercisable after the merger occurs.

(2) Reflects the issuance of 5,324,755 shares of ITXC common stock in connection with the merger, which are valued at an average price based on the closing price of ITXC common stock two days before, the day of and two days after the merger was announced on July 25, 2000. The number of shares of ITXC common stock to be issued may vary based on the actual eFusion cash at the date of closing (see Note 3).

(3) Reflects the excess consideration over the net assets acquired, goodwill, and the related amortization expense. The preliminary goodwill is calculated as follows, in thousands:

    Fair value of ITXC shares issued to eFusion stockholders.........  $152,954
    Fair value of eFusion stock options (less intrinsic value of
     unvested options of $4,817).....................................     5,442
    Estimated ITXC transaction costs.................................     1,000
                                                                       --------
    Estimated total consideration....................................   159,396
    Historical net tangible asset value of eFusion at June 30, 2000..    15,581
                                                                       --------
    Preliminary goodwill.............................................  $143,815
                                                                       ========

  The above assumes that ITXC will issue 5,324,755 shares of common stock in exchange for all of the outstanding common and preferred stock of eFusion. The remainder of the merger shares will be allocated to eFusion's option holders pursuant to the merger agreement. The actual shares issued may vary based on the actual eFusion cash and cash equivalents at the date of closing. ITXC has tentatively considered the carrying value of the acquired assets to approximate fair value, with all excess consideration being preliminarily allocated to goodwill. Goodwill associated with the transaction is currently anticipated to be amortized over an estimated 5-year life. A final allocation of the purchase price to the assets acquired and liabilities assumed of eFusion and final determination of the goodwill amortization period are dependent upon valuations and studies that have not yet been completed. A portion of the purchase price may be allocated to in-process research and development. To the extent that a portion of the purchase price is allocated to in-process research and development projects for which technological feasibility has not yet been established, a charge would be recognized in the period in which the acquisition is completed. To the extent amounts are allocated to in-process research and development projects, pro forma amortization expense would be ratably reduced.

(4) Reflects deferred compensation related to the intrinsic value of stock options issued by ITXC in exchange for unvested outstanding options of eFusion and the related non-cash compensation expense over the remaining vesting periods, as if the merger was completed as of the earliest date presented, in accordance with Financial Accounting Standards Board Interpretation No. 44 of APB Opinion No. 25. To calculate the intrinsic value, ITXC assumed a market price of $18.125 per share of common stock on the date of grant of the options, which represents the closing price of ITXC common stock as of July 31, 2000. The actual amount of deferred compensation and non-cash compensation will vary based on the actual market price of ITXC common stock on the date the merger is consummated.

(5) Pro forma per share data are based on the number of ITXC common shares that would have been outstanding had the merger occurred on January 1, 1999. In addition, ITXC completed its initial public offering of common stock on October 1, 1999, which resulted in the automatic conversion of ITXC's Series B and Series C redeemable convertible preferred stock into shares of common stock. Accordingly, the capital structure of ITXC prior to such conversion is not indicative of its ongoing capital structure. The table below presents additional pro forma per share data for the year ended December 31, 1999, had the conversion of the Series B convertible preferred stock occurred at January 1, 1999 and the Series C convertible preferred stock occurred at February 24, 1999, date of issuance:

                                                      Conversion
                                                       of ITXC
                                                      Redeemable Adjusted Pro
                                          Pro Forma   Preferred     Forma
                                         Consolidated   Stock    Consolidated
                                         ------------ ---------- ------------
    Basic and diluted net loss per
     share..............................    $(2.80)        --      $ (1.76)
    Weighted average shares
     outstanding........................    21,211      12,640      33,851

                                 THE COMPANIES

 ITXC

Selected Financial Data Regarding ITXC

   The following selected financial data for the period from July 21, 1997, ITXC's date of inception, to December 31, 1997 and for the years ended December 31, 1998 and December 31, 1999 are derived from ITXC's audited consolidated financial statements. The following selected financial data for the six months ended June 30, 1999 and 2000 are derived from ITXC's unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which ITXC considers necessary for a fair presentation of its financial position and results of operations for the interim periods. ITXC's operating results for the six months ended June 30, 2000 are not necessarily a reliable indicator of the results that may be expected for the entire year ending December 31, 2000. The pro forma line items in the operating data presented below give effect to the conversion of all outstanding shares of ITXC's preferred stock into common stock upon the consummation of its initial public offering, as if such conversion had occurred at the dates of issuance. You should read the information that we have presented below in conjunction with ITXC's consolidated financial statements, related notes and other financial information included elsewhere in this document.

                              Period from
                                July 21,
                               1997 (date
                                   of
                               inception)
                                   to         Year ended      Six Months ended
                              December 31,   December 31,         June 30,
                              ------------ -----------------  -----------------
                                  1997      1998      1999     1999      2000
                              ------------ -------  --------  -------  --------
                                  (in thousands, except per share data)
Operating Data:
Revenue:
  Telecommunications
   revenue..................     $  --     $ 1,238  $ 24,423  $ 6,764  $ 33,685
  Consulting revenue........         59        653       988      988       --
                                 ------    -------  --------  -------  --------
    Total revenue...........         59      1,891    25,411    7,753    33,685
Cost and expenses:
  Data communications and
   telecommunications.......        --       2,017    23,095    6,890    30,196
  Cost of consulting
   revenue..................        --         192       --       --        --
  Network operations........        --       1,321     3,219    1,283     2,423
  Selling, general and
   administrative...........        701      5,120    14,778    5,675    12,466
  Depreciation and
   amortization.............          5        345     2,556      699     4,353
  Non-cash employee
   compensation.............        --         194     2,716      688     2,121
                                 ------    -------  --------  -------  --------
    Total costs and
     expenses...............        706      9,189    46,365   15,235    51,559
                                 ------    -------  --------  -------  --------
Loss from operations........       (647)    (7,298)  (20,953)  (7,482)  (17,874)
Loss relating to joint
 venture....................        --         --        --       --     (8,195)
Interest income, net........          1         91     1,289      156     4,594
                                 ------    -------  --------  -------  --------
Net loss....................       (646)    (7,207)  (19,665)  (7,326)  (21,474)
Accretion of redemption
 value of mandatorily
 redeemable convertible
 preferred stock............        --         (14)     (773)    (443)      --
                                 ------    -------  --------  -------  --------
Net loss applicable to
 common stockholders........     $ (646)   $(7,222) $(20,438) $(7,769) $(21,474)
                                 ======    =======  ========  =======  ========
Basic and diluted net loss
 per share applicable to
 common stockholders........     $(0.09)   $ (0.88) $  (1.29) $ (0.90) $  (0.57)
                                 ======    =======  ========  =======  ========
Weighted average shares used
 in computation of basic and
 diluted net loss per share
 applicable to common
 stockholders...............      7,005      8,185    15,886    8,603    37,546
Pro forma basic and diluted
 net loss per share.........               $ (0.45) $  (0.69) $ (0.29) $  (0.57)
                                           =======  ========  =======  ========
Weighted average shares used
 in computation of pro forma
 basic and diluted net loss
 per share..................                16,155    28,526   24,841    37,546

                                                                       As of
                                               As of December 31,     June 30,
                                              ----------------------- --------
                                              1997    1998     1999     2000
                                              -----  -------  ------- --------
Balance Sheet Data:
Cash, cash equivalents and marketable
 securities.................................. $ 498  $ 4,171  $74,396 $211,195
Total assets.................................   795    7,834   99,862  259,411
Long-term obligations, including current
 portion.....................................   --     1,437    5,493    6,353
Working capital..............................  (227)   2,069   65,810  209,662
Redeemable preferred stock...................   --     9,867      --       --
Total stockholders' equity (deficit).........    52   (6,118)  80,366  240,381

Management's Discussion and Analysis of ITXC's Financial Condition and Results of Operations

 Overview

   ITXC is a leading global provider of Internet-based voice and fax services. From its inception in July 1997 through April 1998, ITXC's operating activities were focused primarily on:

  . developing monitoring and analysis software to enable ITXC to efficiently and cost effectively route voice over the Internet, which ITXC refers to as BestValue Routing(TM);

  . developing relationships with affiliates throughout the world to increase the global reach of ITXC.net;

  . developing additional business strategies to supplement ITXC's affiliate network; and

  . hiring an initial employee group.

   In April 1998, ITXC launched its first service delivered over ITXC.net-- ITXC's WWeXchange service. ITXC's operations since that time have included:

  . increasing ITXC's voice traffic, from 2,746 minutes during April 1998 to approximately 157.2 million minutes carried thorough its WWeXchange service during the quarter ended June 30, 2000;

  . refining ITXC's monitoring and analysis software in order to achieve
    BestValue Routing;

  . expanding ITXC's affiliate network to 139 affiliates at July 31, 2000 and increasing the global reach of ITXC.net; and

  . increasing ITXC's employee headcount, from 29 employees on April 1, 1998 to 164 employees on July 31, 2000.

   ITXC's primary sources of revenue have been the fees that it receives from customers for terminating calls over ITXC.net.

   To date, ITXC's revenue for terminating calls over ITXC.net has depended primarily upon the following factors:

  . the volume of voice traffic carried over ITXC.net, which is measured in terms of minutes of voice traffic;

  . the mix of voice traffic carried over ITXC.net, which reflects the fact that calls made over certain routes will generate greater revenues than calls of a similar duration made over other routes; and

  . pricing pressures resulting from competitive conditions in ITXC's markets.

   Increased competition from other providers of Internet telephony services and traditional telephony services could materially adversely affect revenue in future periods.

   ITXC has also received consulting revenue derived from a market trial agreement that it entered into with a third-party shortly after ITXC's inception in order to generate funds to sustain operations. Under that agreement, ITXC earned a portion of the revenue ratably over the term of the agreement and the remainder of the revenue as it met specific milestones. ITXC does not consider it likely that consulting revenue will continue beyond the year ended December 31, 1999.

   To date, ITXC has derived a significant portion of its revenue from a small number of customers. The loss of a major customer could have a material adverse effect on ITXC's business, financial condition, operating results and future prospects.

   ITXC's operating expenses have been primarily:

  . Data Communications and Telecommunications Expenses. Internet-related expenses, consisting primarily of:

   . costs associated with sending voice traffic over the Internet, primarily fees that ITXC pays to its affiliates to terminate or assist ITXC in terminating calls, fees that ITXC pays when it finds it necessary to utilize the traditional telephone network or private data networks to terminate calls and expenses incurred in connecting ITXC's customers to its network; these expenses are largely proportional to the volume of voice traffic carried over ITXC's network; and

   . costs associated with buying Internet access at ITXC-operated locations; these costs are largely proportional to the bandwidth of access acquired and do not typically vary based upon volume of voice traffic until additional bandwidth would need to be acquired.

  . Network Operations Expenses. Expenses associated with operating the network, consisting primarily of the salaries, payroll taxes and benefits that ITXC pays for those employees directly involved in the operation of ITXC.net and related expenses.

  . Selling, General and Administrative Expenses. There are three components of selling, general and administrative expenses, consisting of the following:

   . Sales and Marketing Expenses. Expenses relating to the salaries, payroll taxes, benefits and commissions that ITXC pays for sales personnel and expenses associated with the development and implementation of its promotion and marketing campaigns. ITXC anticipates that sales and marketing expenses will increase in the future as ITXC expands its internal sales force, hires additional marketing personnel and increases expenditures for promotion and marketing. ITXC expects that such expenses will also increase as telecommunications revenue increases.

   . Development Expenses. Salary, payroll tax and benefit expenses that ITXC pays for employees and consultants who work on the development of its network management approaches and future applications of its technology. ITXC believes that investing in the enhancement of its technology is critical to its future success. ITXC expects that its development expenses will increase in future periods, based upon various factors, including:

    . the importance to ITXC of BestValue Routing;

    . the pace of technological change in ITXC's industry; and

    . ITXC's goal of expanding the applications of its technology.

   . General and Administrative Expenses. Salary, payroll tax and benefit expenses and related costs for general corporate functions, including executive management, administration, facilities, information technology and human resources. ITXC expects that general and administrative expenses will increase in the future as it hires additional personnel and incurs additional costs related to the growth of its business and operations. In addition, ITXC expects to expand its facilities and incur associated expenses to support its anticipated growth.

  . Non-cash Employee Compensation Expenses. Non-cash employee compensation represents compensation expense incurred in connection with the grant of certain stock options to ITXC employees with exercise prices less than the fair value of ITXC's common stock at the respective dates of grant. During 1999, but prior to ITXC's initial public offering, ITXC granted options to purchase 3,413,500 shares of its common stock at exercise prices equal to or less than fair value, resulting in non-cash charges of approximately $12.4 million. Such charges will be expensed, generally over the next three to seven years, in connection with the underlying vesting periods of the options granted.

   ITXC believes that the services that it provides over the Internet are not currently actively regulated in the U.S. Several efforts have been made, however, to enact federal legislation that would regulate certain aspects of the Internet. If adopted, such legislation could increase its costs significantly and could materially adversely affect ITXC's business, operating results, financial condition and future prospects. See "--Description of ITXC's Business--Government Regulation."

   ITXC anticipates that from time to time its operating expenses may increase on a per minute basis as a result of decisions to route additional traffic over the traditional telephone network or private data networks in order to maintain quality transmissions during relatively short periods of time as ITXC transitions its network to increased levels of capacity. During these periods, ITXC may experience reductions in volume from certain customers. Historically, ITXC has satisfactorily resolved these transition issues. However, ITXC anticipates that in the future other anticipated or unanticipated operating problems associated with the growth of ITXC.net may develop.

   Since its inception in July 1997, ITXC has experienced operating losses in each quarterly and annual period and negative cash flows from operations in each quarter since ITXC commenced offering services over ITXC.net in April 1998. As of June 30, 2000, ITXC had an accumulated deficit of $49.0 million. The profit potential of ITXC's business is unproven, and its limited operating history makes an evaluation of ITXC and its prospects difficult. ITXC may not achieve profitability or, if ITXC achieves profitability, it might not sustain profitability.

   In February 2000, ITXC recast its relationship with its partner in its South American joint venture. ITXC issued 150,000 shares of its common stock for: equity in a private affiliate of ITXC's joint venture partner; a termination of the puts and calls which previously could have required substantial cash or equity outlays by ITXC; and certain contractual commitments by the parties. As part of that transaction, ITXC terminated its joint venture agreement and the license agreement that ITXC previously furnished to the joint venture. However, there has not been a material change in ITXC's service to the carriers in the territory previously serviced by the joint venture, since the new arrangement contemplates the continuation of service to those carriers.

   From an accounting perspective, during the six months ended June 30, 2000, ITXC recorded a charge of $8.2 million, representing the difference between the value of the 150,000 shares issued by ITXC and the value of the equity received by ITXC, valued as of the time of the transaction.

Results of Operations--Comparison of the Six Months Ended June 30, 1999 and
2000

 Revenues

   ITXC's telecommunications revenues of $33.7 million during the six months ended June 30, 2000 represented an increase of 398% from the comparable period in 1999. ITXC carried 332 million minutes of traffic over ITXC.net in the first six months of 2000, as compared with 35.6 million minutes during the comparable 1999 period. Of the 332 million minutes, 279 million minutes were carried through ITXC's WWeXchange service, which provides international call completion to ITXC's customers and enables them to offer their own customers phone-to-phone global voice service. The remaining 53 million minutes were provided through ITXC's recently initiated webtalkNOW! service, a PC-to-telephone service which allows Internet portals, Internet service providers and web sites to offer web-to-phone calling to their customers under their own brands. During the six months ended June 30, 2000, ITXC's average revenues per minute were
11.6 cents per minute for WWeXchange and 2.0 cents per minute for webtalkNOW!.

   ITXC recorded consulting revenues of $988,000 during the first six months of 1999. As of June 30, 1999, ITXC had satisfied all of the performance requirements under its market trial agreement and had received all consulting payments required by that agreement. Accordingly, ITXC did not recognize any such revenues during the first six months of 2000. ITXC does not expect to earn significant consulting revenue in subsequent periods.

 Operating Expenses

   Data Communications and Telecommunications Expenses. During the six months ended June 30, 1999 and 2000, data communication expenses amounted to $6.9 million and $30.2 million, respectively, or 102% and 90% of telecommunications revenues, respectively. The increase in the dollar amount of such costs primarily reflected the increased traffic during 2000, as well as costs associated with establishing a new network hub in Jersey City, New Jersey during the first quarter of 2000, a new network hub in London, England during the second quarter of 2000, and establishing and increasing capacity at ITXC's other hubs in anticipation of future growth in traffic.

   Network Operations Expenses. Network operations expenses increased from $1.3 million during the six months ended June 30, 1999 to $2.4 million during the six months ended June 30, 2000. Such expenses primarily reflected the cost of operating ITXC's 24-hours-a-day, 7 days-a-week network operations center, as well as start-up costs associated with the Jersey City, New Jersey and London hubs. Such costs represented 19% and 7% of telecommunications revenues during the six months ended June 30, 1999 and 2000, respectively.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $5.7 million during the six months ended June 30, 1999 to $12.5 million during the six months ended June 30, 2000. This increase was due primarily to the hiring of additional sales and marketing, development and administrative personnel, commissions paid on ITXC's increased telecommunications revenue, expanded sales and marketing campaigns and increased facilities expenses associated with ITXC's growth. Such increase reflected not only the expansion of ITXC's core business, but also the development and deployment of the webtalkNOW! service. As a percentage of revenues, selling, general and administrative expenses decreased from 73% to 37% over the comparable six month periods, reflecting the leveraging of such expenses over ITXC's significantly increased revenue base. As ITXC's revenues continue to grow, ITXC expects selling, general and administrative expenses to decrease as a percentage of revenues. Such expectation represents a forward-looking statement under the Private Securities Litigation Reform Act of 1995. Actual results could differ from such expectation as a result of a number of factors, including the extent to which ITXC incurs unanticipated expenses associated with revenue growth and other factors referred to under "Risk Factors" elsewhere in this document.

   Depreciation and Amortization Expenses. Depreciation and amortization expenses increased from $0.7 million during the six months ended June 30, 1999 to $4.4 million during the six months ended June 30, 2000. This increase reflects the expansion of ITXC's network and hubs and the addition of new technologies deployed throughout ITXC's network. In addition, amortization in the current year includes charges for ITXC's acquisition of contractual rights and software of OzEmail, which acquisition occurred during the fourth quarter of 1999.

   Non-cash Employee Compensation Expenses. Non-cash employee compensation expense increased from $0.7 million during the six months ended June 30, 1999 to $2.1 million during the six months ended June 30, 2000, representing amortization of deferred compensation incurred in connection with the grant of options at exercise prices less than fair value.

 Loss From Operations

   ITXC incurred operating losses of $7.5 million and $17.9 million, respectively, during the six months ended June 30, 1999 and 2000, respectively. ITXC anticipates that it will incur additional operating and net losses for the foreseeable future. The amount of these losses may exceed the amount of the losses that ITXC has incurred in prior periods.

 Loss Relating to Joint Venture

   During the quarter ended March 31, 2000, ITXC incurred a one-time non-cash charge of $8.2 million relation to the modifications made in ITXC's South America joint venture. See Note 2 of the Notes to ITXC's Unaudited Condensed Consolidated Financial Statements presented elsewhere in this document.

 Interest Income, Net

   ITXC's interest income, net principally represents income from cash and investments which, in turn, were derived from capital contributions made by ITXC's investors. In addition to the capital invested near the inception of its business, ITXC raised net proceeds of $9.9 million and $14.9 million from a group of investors in private transactions completed during April 1998 and February 1999, net proceeds of $78.4 million from ITXC's initial public offering completed on October 1, 1999 and net proceeds of $161.3 million from ITXC's follow-on offering completed on March 15, 2000. The interest generated from these capital contributions exceeded the interest that ITXC paid on its line of credit by $0.2 million and $4.6 million, respectively, during the six months ended June 30, 1999 and 2000, respectively.

Results of Operations--Comparison of the Inception Period from July 21, 1997 to December 31, 1997 and the Years Ended December 31, 1998 and 1999

 Revenue

   ITXC did not receive any revenue for terminating calls during its inception period from July 21, 1997 through December 31, 1997 or during the quarter ended March 31, 1998. ITXC's telecommunications revenue for the years ended December 31, 1998 and 1999 was $1.2 million and $24.4 million, respectively. ITXC was able to achieve this increase despite its decision to terminate services to certain customers. See "Operating Expenses--Selling, General and Administrative Expenses."

   ITXC's consulting revenue increased from $59,000 during the inception period to $653,000 and $988,000 during the years ended December 31, 1998 and 1999, respectively. ITXC's periodic receipt of consulting revenues reflected the accomplishment of various performance requirements under its market trial agreement. ITXC does not expect to earn substantial consulting revenue in subsequent periods.

 Operating Expenses

   Data Communications and Telecommunications Expenses. ITXC did not incur data communications and telecommunications expenses until it began providing service over ITXC.net in April 1998. During the year ended December 31, 1998, such expenses amounted to $2.0 million, as compared to telecommunications revenue of $1.2 million during that period. During the initial period of operations, it was necessary for ITXC to rely upon the traditional telephone network and private data networks more than it currently does, since ITXC had fewer affiliates at that time. ITXC also had not reached a point where significant economies of scale could be realized. During the year ended December 31, 1999, such expenses amounted to $23.1 million, compared to telecommunications revenue of $24.4 million.

   Cost of Consulting Revenue. ITXC did not incur any expenses under its market trial agreement during any of the periods described in this document other than the year ended December 31, 1998. During that period, the cost of consulting revenue amounted to $192,000, representing 29% of consulting revenue. During 1999, ITXC was only required to present an update report.

   Network Operations Expenses. ITXC did not incur any network operations expenses during the inception period. Network operations expenses increased from $1.3 million during the year ended December 31, 1998 to $3.2 million during the year ended December 31, 1999. Expenses during the earlier period, representing 107% of ITXC's telecommunications revenue, were incurred in preparing for the implementation of ITXC's WWeXchange service in April 1998 and in the initial delivery of that service. During the latter period, such expenses primarily reflected the cost of operating ITXC's 24-hours-a-day, 7-days-a-week network operations center and represented 13% of telecommunications revenue. In general, network operations expenses are not proportional to the volume of ITXC's traffic; regardless of the volume of traffic, ITXC is required to pay the salaries and related costs associated with operating its network operations center.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $701,000 during the inception period to $5.1 million during the year ended December 31, 1998 and $14.8 million during the year ended December 31, 1999. The increase from the inception period to the following year reflected enhanced sales and marketing efforts that ITXC undertook once its network was operating, growth in ITXC's sales and marketing staffs, commissions paid on the telecommunications revenue that ITXC generated during the year ended December 31, 1998, ITXC's hiring of employees and engaging of consultants for development tasks during the year ended December 31, 1998 and a substantial increase in the number of general and administrative personnel hired to support ITXC's growth. The 1999 increase reflected further expansion in ITXC's sales and marketing efforts, commissions paid on increased revenue levels, expanded development efforts and a further increase in general and administrative staff in response to ITXC's continued growth.

   The increase in selling, general and administrative expenses during 1999 also included charges of $2.6 million representing additional accounts receivable reserves and write-offs. These charges reflect general industry trends and the discontinuance of service to certain significant customers because of their failure to meet their payment obligations. ITXC does not expect any material revenue impact from these actions. Such expectation represents a forward-looking statement under the Private Securities Litigation Reform Act of 1995. Actual results could differ from such expectation as a result of a number of factors, including the extent to which ITXC is able to attract new customers to ITXC.net, the extent to which ITXC is able to expand the utilization of ITXC.net by other existing customers, ITXC's capacity constraints and the mix of traffic that ITXC carries in future periods.

   Non-cash Employee Compensation Expenses. Non-cash employee compensation expense increased from $194,000 during the year ended December 31, 1998 to $2.7 million during the year ended December 31, 1999, representing amortization of deferred compensation incurred in connection with the grant of options at exercise prices less than fair value. There was no non-cash employee compensation expense during the inception period.

 Interest Income, Net

   ITXC's interest income, net principally represents income from cash and investments which, in turn, were derived from capital contributions made by its investors. In addition to the capital invested near the inception of its business, ITXC raised net proceeds of $9.9 million and $14.9 million from a group of investors in private transactions completed during April 1998 and February 1999, respectively, raised net proceeds of $78.4 million from its initial public offering completed on October 1, 1999 and raised net proceeds of $161.3 from its second public offering completed on March 15, 2000. Interest was not generated on this last public offering until the quarter ended March 31, 2000. During the year ended December 31, 1998, interest generated from capital contributions exceeded by $91,000 the interest that ITXC paid on its line of credit and non-cash interest related to the issuance of common stock warrants in connection with bridge financing provided by two officers. During the year ended December 31, 1999, the interest on ITXC's marketable securities, including the interest earned on the proceeds from ITXC's initial public offering, exceeded the interest that ITXC paid on its line of credit by $1.3 million. Interest income, net is expected to increase as a result of ITXC's initial public offering and its March 2000 public offering.

 Loss From Operations

   ITXC incurred operating losses of $647,000, $7.3 million and $21.0 million during the inception period and the years ended December 31, 1998 and 1999, respectively. ITXC does not consider these amounts to be comparable, since the first amount reflected operations prior to the introduction of services over ITXC's network, the second amount reflected ITXC's active operation of its network during its initial period of operations and only the third amount represented a full year of operations. ITXC anticipates that it will incur additional operating and net losses in the future. The amount of these losses may exceed the amount of the losses that ITXC has incurred in prior periods.

Liquidity and Capital Resources

   Prior to ITXC's initial public offering, ITXC financed its operations primarily through the private placement of its capital stock and, to a lesser extent, through equipment financing, and for the period after June 30, 1999, through capital leases. Net proceeds from ITXC's initial public offering, including proceeds resulting from the exercise by the underwriters of their over-allotment option, were $78.4 million. This capital was supplemented by net proceeds of $161.3 million raised upon consummation of ITXC's March 2000 follow-on offering of common stock.

   Net cash provided by financing activities amounted to $162.2 million for the six months ended June 30, 2000 and was primarily attributable to net proceeds from ITXC's follow-on offering.

   Net cash used in operating activities amounted to $15.4 million for the six months ended June 30, 2000. Cash used in operating activities was primarily the result of a net operating loss, increased accounts receivable and decreased accounts payable and accrued liabilities, partially offset by the one-time charge of $8.2 million relating to the modification of ITXC's joint venture arrangement in South America and deprecation and amortization.

   Net cash used in investing activities amounted to $107.9 million for the six months ended June 30, 2000. Cash used in investing activities was primarily related to the purchases of property and equipment and purchases of investments with the proceeds of ITXC's public offerings.

   As of June 30, 2000, ITXC's principal commitments consisted of obligations outstanding under operating and capital leases. At that date, future minimum payments for non-cancelable leases includes required payments of $3.2 million during 2000 and $8.4 million for years after 2000 under all leases. ITXC anticipates a substantial increase in capital expenditures and lease commitments consistent with the anticipated growth in operations, infrastructure and personnel, including the deployment of additional networks hubs and SNARCs, a proprietary device which allows customers to access ITXC's network directly from their premises, eliminating the costs of special traditional telephone connections dedicated to connecting with network hubs and improving the economics of ITXC's services to them. As ITXC matures and improvements in technology impact ITXC's equipment base, ITXC expects that it will also be required to fund the replacement of obsolescent equipment.

   ITXC maintains a credit agreement that provides a committed line of credit from a financial institution in the aggregate amount of $10.0 million. ITXC is permitted to use any portion of that commitment under a revolving line of credit for working capital or under an equipment sub-line for the purchase of certain capital equipment and related software. This credit agreement is collateralized by substantially all of ITXC's assets. ITXC is permitted to borrow under the credit agreement until February 2001. At that time, ITXC must repay the outstanding working capital loans unless that revolving line is extended. Loans outstanding under the equipment sub-line are due and payable 36 months after the final draw under the equipment sub-line. Interest accrues at a floating rate per annum equal to the higher of the lender's published prime rate and the weighted average federal funds rate available to ITXC's lender plus 0.5%. The credit agreement contains customary financial and other covenants and may be terminated by the lender 45 days after the occurrence of certain mergers, acquisitions and investments.

   ITXC has also arranged for vendor financing in the ordinary course for gateway equipment, switching equipment and general office equipment.

   ITXC's capital requirements depend on numerous factors, including market acceptance of ITXC's services, the responses of its competitors, the resources allocated to ITXC.net and the development of future applications of ITXC's technology, ITXC's success in marketing and selling its services, and other factors. ITXC has experienced substantial increases in its capital expenditures since its inception, consistent with growth in its operations and staffing, and anticipates that its capital expenditures will continue to increase in the future. In addition to its pending acquisition of eFusion, ITXC will evaluate possible acquisitions of, or investments in, complementary businesses, technologies or services and plan to expand its sales and marketing programs. Any such possible acquisition may be material and may require ITXC to incur a significant amount of debt or issue a significant number of equity securities. Further, any businesses that ITXC acquires will likely have their own capital needs, which may be significant, which ITXC would be called upon to satisfy independent of the acquisition price. ITXC currently believes that its available cash and cash equivalents will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the next 12 months. This statement represents a forward-looking statement under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from ITXC's expectations. ITXC may need to raise additional funds in order to fund more rapid expansion, to develop new or enhance existing services, to respond to competitive pressures or to acquire or invest in complementary business, technologies or services. Additional funding may not be available on favorable terms or at all.

Quantitative and Qualitative Disclosure About Market Risk

   ITXC had investments of $209.1 million as of June 30, 2000 in certain marketable securities, which primarily consist of short-term fixed income investments. Due to the short-term nature of ITXC's investments, ITXC believes that the effects of changes in interest rates are limited and would not have a material impact on ITXC's financial condition or operating results.

Recent Accounting Pronouncement

   In June 1998, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. As ITXC does not currently engage in derivatives or hedging transactions, ITXC believes that there will be no current impact to its results of operations, financial position or cash flows upon the adoption of SFAS No. 133.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," and further amended it to defer the effective date. ITXC is required to adopt the provisions of this staff bulletin in the fourth quarter of 2000, and does not expect the adoption will have a material impact on its financial statements.

Description of ITXC's Business

 Introduction

   ITXC was incorporated in Delaware in 1997. On October 1, 1999, ITXC consummated its initial public offering and on March 15, 2000 it consummated a follow-on public offering. Its principal executive offices are located at 600 College Road East, Princeton, New Jersey 08540, and its telephone number is
(609) 750-3333.

   ITXC, WWeXchange, BestValue Routing and webtalkNOW!, and many of ITXC's product/service names referred to herein, are trademarks or trade names of ITXC or its subsidiaries. This document also includes references to trademarks and trade names of other companies.

 Overview

   ITXC is a leading global provider of high quality Internet-based voice and fax services. Its services allow communications users and service providers, such as traditional telephone companies, Internet service providers, Internet portals, web sites and data network providers, to capitalize on the convergence of the public Internet and the traditional telephone network. ITXC believes that its scale, reputation for high quality and ability to rapidly implement new services addresses the substantial opportunities that are resulting from this convergence.

   ITXC has developed and deployed ITXC.net, an actively-managed network overlaid on the public Internet, to deliver high quality voice communications while providing its customers with the cost savings and global reach of the Internet. ITXC believes that the rapid growth of commercial traffic on ITXC.net demonstrates that ITXC has successfully used its proprietary BestValue Routing to address the quality problems which early attempts at Internet telephony have encountered.

   To date, ITXC has concentrated its efforts on rapidly deploying ITXC.net worldwide. ITXC has established ITXC-owned facilities in the U.S. and overseas and has arranged call termination and origination services with affiliates throughout the world. ITXC has used its affiliate structure to achieve what ITXC believes is the broadest global network in the Internet telephony marketplace. As of July 31, 2000, ITXC had affiliates in 151 international cities operating 258 ITXC.net points of presence. On a typical day, ITXC carries traffic from over 30 countries to more than 60 countries. By using the Internet for transport and its affiliates' local infrastructure for terminating voice traffic, ITXC has developed a reliable network, which it is expanding rapidly, at a substantially lower capital expense than traditional carrier networks.

   In April 1998, ITXC introduced its WWeXchange service, the first application enabled by ITXC.net. This service provides international call completion to its customers and enables them to offer their own customers phone-to-phone global voice service. ITXC has achieved a high network usage growth rate since commencing its WWeXchange service. The following table sets forth the number of minutes of traffic carried over ITXC.net during the past nine quarters:

   Quarter ended                                                      Minutes
   -------------                                                   -------------
                                                                   (in millions)
   June 30, 1998..................................................        .1
   September 30, 1998.............................................        .6
   December 31, 1998..............................................       4.1
   March 31, 1999.................................................      11.1
   June 30, 1999..................................................      24.5
   September 30, 1999.............................................      42.5
   December 31, 1999..............................................      72.0
   March 31, 2000.................................................     131.0
   June 30, 2000..................................................     201.0

   In April 1999, ITXC introduced a new ITXC-owned proprietary device called a SNARC, which ITXC believes will facilitate the use of its network by its customers. In addition, since December 1999 ITXC has been installing ITXC-owned proprietary devices called CRANS on selected affiliates' premises to connect them directly to the Internet for the purpose of terminating calls originated by ITXC.net affiliates. ITXC generally uses CRANS to rapidly add incumbent national carriers as affiliates and extend ITXC.net to their premises. Both of these devices allow access to ITXC's network directly from customer or affiliate premises, avoiding the costs of dedicated connections to network hubs and improving the economics of ITXC's services to them. ITXC believes that SNARCs and CRANS strengthen its customers' and affiliates' relationships with it and position it to deploy additional enhanced services, such as ecalling, over ITXC.net.

   In December 1999, ITXC commenced its first service offering as a voice application service provider. Its webtalkNOW! service allows Internet portals, Internet service providers and web sites to offer web-to-phone calling to its customers under their own brands. ITXC believes that it offers an outsourced voice solution for these customers which capitalizes on the global reach and quality of ITXC.net as a platform for enhanced Internet-based voice services. MediaRing.com, its first webtalkNOW! service customer, began using the webtalkNOW! service to offer web-to-phone calling to its customers in December 1999.

   In September 1999, ITXC introduced its Borderless800 service. The first phase of this service allows ITXC's carrier and reseller customers located outside of the U.S. to offer to their subscribers no-charge or low-charge access to 800, 888 and 877 telephone numbers in the U.S. Such numbers often are not accessible from outside the U.S. using the traditional telephone network or, if accessible, often result in charges that cost as much or more than international calls to U.S. toll numbers.

   In addition to ITXC's current services, ITXC intends to introduce more advanced communications applications enabled by ITXC.net. ITXC expects that these services will allow its customers to offer additional Internet-based voice products and services to their customers. Examples of services ITXC may introduce include:

  . enhanced phone-to-phone services;

  . phone-to-PC services;

  . other device-to-phone services and phone-to-device services, including devices such as personal digital assistants;

  . voice-enhanced e-commerce;

  . integrated messaging, combining voice, fax and e-mail communications; and

  . single telephone number service, in which a single billing and reach me number follows the subscriber.

 Industry Overview

 Convergence of Global Telecommunications and Data Services

   The global telecommunications industry has grown at a rapid rate over the last decade, driven by domestic and international deregulation, technological development, network deployment and the globalization of business. The number of communications service providers has also been increasing as a result of competition fostered by domestic and international deregulation. These factors have contributed to a substantial decrease in the cost of telephony services delivered over the traditional telephone network. This decrease in price, however, has been offset by an increase in total revenue driven by the growth in demand that low prices have created. Based on country-by-country information and other data provided by the International Telecommunications Union, total telecommunications services revenue was approximately $700 billion in 1997. According to Insight Research Corporation, an industry research firm, this market is projected to grow to approximately $1.3 trillion by 2003. According to TeleGeography, a market research firm, the total market for international long-distance services in 1997 totaled approximately $65.9 billion. TeleGeography also expects international long-distance traffic to grow from
94.1 billion minutes in 1998 to 143.2 billion minutes in 2001.

   In addition, over the last decade, the volume of traffic on data networks has grown at an even faster rate. According to TeleGeography, in 1998 data surpassed voice as the dominant traffic for the U.S. long-distance market. This growth has been driven by several factors, including technological innovation, high penetration of personal computers and, in particular, by the rapid expansion of the Internet as a global medium for communications, information and commerce. International Data Corporation, a market research firm, estimates that the number of Internet users worldwide will grow from approximately 142 million in 1998 to approximately 399 million in 2002. This increase in data traffic has necessitated additional data network capacity and quality. As a result, businesses have invested billions of dollars in order to meet this need.

   ITXC believes that the combination of increasing demand on the traditional telephone network and the proliferation of data networks, with their enhanced functionality and efficiency, is driving the convergence of voice traffic and data networks, including the Internet. ITXC expects this transfer of traffic to accelerate as corporations and network infrastructure providers attach increasing value to data networks and as the functionality of computers and computing devices, such as personal digital assistants, is enhanced by voice capability.

 Network Infrastructure

   The basic technology of traditional telecommunications is designed for slow mechanical switches. Communications over the traditional telephone network are routed through circuits which must dedicate resources to each call until the call ends, regardless of whether anyone is actually talking on the circuit. This circuit-switching technology incurs a significant cost per call and does not efficiently support the integration of voice with data services.

   Data networks, however, were designed for electronic switching. They break the data stream into small, individually addressed packages of data which are routed independently of each other from the origin to the destination. Therefore, they do not require a fixed amount of bandwidth to be reserved between the origin and destination of each call. This allows multiple voice or voice and data calls to be pooled, resulting in these networks being able to carry more calls with an equal amount of bandwidth.

 The Emergence of Voice on Data Networks

   Internet telephony consists of both traditional and enhanced voice and fax services, including the addition of interactive voice capability to web sites, among others. Internet telephony serves both the extensive market of existing phone users and the expanding market of computer users. ITXC believes data networks provide lower cost than the traditional telephone network and are better suited to deliver future enhanced services to both phone users and computer users.

   Telephony based on Internet protocols emerged in 1995, with the invention of a personal computer program that allowed the transport of voice communications over the Internet via a microphone connected to a personal computer. Initial sound quality was poor and the service required that both parties to the conversation use personal computers instead of telephones. In 1996, the advent of the gateway for the first time offered anyone with access to a telephone the ability to complete calls on the Internet. A gateway facilitates Internet transport of telephone services traditionally carried over the traditional telephone network.

 The Economics of Internet Telephony

   Long-distance telephone calls transported over the Internet are less expensive than similar calls carried over the traditional telephone network primarily because the cost of using the Internet is not determined by the distance those calls need to travel. Also, routing calls over the Internet is more cost-effective than routing calls over the traditional telephone network because the technology that enables Internet telephony is more efficient than traditional telephone network technology. The greater efficiency of data networks creates cost savings that can be passed on to the consumer in the form of lower long-distance rates.

   Beyond cost benefits, innovation in the provision of enhanced services is expected to yield increased functionality as well. ITXC believes such enhanced functionality will expand the addressable market for Internet services to include anyone with a telephone. ITXC believes this market is potentially larger than the market for any other existing Internet service which requires a computer for access. Moreover, computer users will benefit from interactive voice being an option in web browsing and other computer-based communications.

 Limitations of Existing Internet Telephony Solutions

   The growth of Internet telephony has been limited in the past due to perceived poor sound quality caused by technical issues such as delays in packet transmission and bandwidth limitations related to Internet network capacity and local access constraints. However, the continuing addition of data network infrastructure, recent improvements in packet-switching and compression technology, new software algorithms and improved hardware have substantially reduced delays in packet transmissions and the effect of these delays. International Data Corporation projects that Internet protocol telephony revenue will grow rapidly to over $23.4 billion in 2003.

   Several large long-distance carriers, including AT&T and Sprint, have announced Internet telephony service offerings. Smaller Internet telephony service providers have also begun to offer free or low-cost Internet telephony services from personal computers to telephones and from telephones to telephones. Traditional carriers have substantial investments in traditional telephone network technology, and therefore have been slow to embrace Internet technology. ITXC believes that these service offerings by large long-distance carriers and smaller providers can only complete calls to a limited number of locations.

   ITXC believes that the infrastructure required for a global network is too expensive for most companies to deploy on its own. This mandates that the network be a combination of gateways owned by different operators. For a network to achieve optimal functionality, however, the gateways need to be interoperable, or able to communicate with one another. As a result, uniform standards for vendors and manufacturers of Internet telephony equipment and software need to be developed.

   In recent years, commercial web sites have grown in popularity. Certain efforts to enhance these web sites with voice enabled e-commerce features such as click-and-call contact with a customer service agent were hampered by the early quality problems with voice on the Internet described above.

 Increasing Trend Toward Outsourcing Telephony Solutions

   ITXC believes that the global reach and functionality of the Internet makes it especially suited for enhanced voice services. These services, which may include web-to-phone, phone-to-PC and integrated messaging, could be a significant source of additional revenues to Internet portals, Internet service providers and web sites that are seeking to expand their service offerings. Such voice services require considerable expertise and capital to deploy and may involve execution risk for any Internet portal, Internet service provider or web site lacking this expertise. ITXC expects that Internet portals, Internet service providers and web sites will increasingly outsource their communications services to companies, like ITXC, that provide the network and expertise necessary to facilitate those services, rather than incurring the risk and delay of developing and deploying an array of communications services themselves.

 The ITXC Solution

   ITXC believes that the rapid growth of commercial traffic on ITXC.net demonstrates that ITXC delivers high quality, low cost voice and fax communications over the Internet and are well positioned to deliver web-to-phone and other Internet-based enhanced voice services. The key advantages of ITXC's solution include:

  . Quality. ITXC believes that it delivers to its customers high quality voice communications over the Internet at competitive pricing. ITXC maintains high quality primarily through its proprietary BestValue Routing technology and techniques which include ITXC-developed monitoring and analysis software and rapid human response from ITXC's 24-hours-a-day, 7-days-a-week network operations center. In addition, ITXC blends the redundancy of the public Internet with its use of multiple termination affiliates in many cities to help assure the reliability and quality of its network. ITXC uses dedicated data networks and even the traditional telephone network when data networks are not available to further assure consistent quality.

  . Lower Costs. By using the public Internet, ITXC is able to reach and rapidly deploy many affiliates throughout the world at a substantially lower capital expense than building the dedicated connections that a traditional telephony carrier would require. Also, as a result of its ability to use the public Internet, ITXC believes that ITXC has significantly lower marginal costs than the traditional telephone network or a private data network.

  . Interoperability. ITXC has led an effort called iNOW! resulting in an industry standard for interoperability. More than 45 Internet telephony vendors have agreed to comply with the iNOW! initiative. The VocalTec and Cisco equipment installed on ITXC.net are already interoperable for voice under a version of iNOW!. ITXC believes that as a result, ITXC and its affiliates have the only multi-vendor interoperable network in the Internet protocol telephony industry. Although ITXC has transferred the iNOW! web site to an industry standards body, ITXC intends to continue to provide leadership in interoperability of voice over the Internet services.

  . Global Scale. ITXC's network is overlaid on the public Internet to provide a global communications medium to voice service providers. ITXC.net is scalable--by using the public Internet and its global network of affiliates, ITXC is able to rapidly and easily add capacity when needed. Many of the ITXC- supplied components of ITXC's network, such as routers and gateways, are relatively inexpensive, allowing ITXC to add additional capacity without significant capital expenditures. In addition, ITXC believes that it is able to connect new affiliates to ITXC.net in significantly less time than it would take for a traditional telephony carrier or dedicated data network to establish a dedicated connection. For example, ITXC connected 16 cities in China to ITXC.net within three weeks after ITXC signed an agreement with China Telecom. Moreover, ITXC has a business model of purchasing terminating minutes directly from affiliates and selling call completion to customers and affiliates. This model eliminates the need for complex settlement between carriers which had previously slowed the deployment of a global network.

  . Easy Access. ITXC offers its customers two ways to connect from their switches to ITXC.net: through normal dedicated connections and through SNARCs. SNARCs are specially built devices, which ITXC owns and installs on its customers' premises in order to eliminate the cost of dedicated connections from their switches to its network hubs. SNARCs allow ITXC's customers to benefit from the global termination capabilities of ITXC.net by bringing the advantages of voice over the Internet to the customer's premises. In addition, ITXC's affiliates can terminate calls directly from ITXC.net using CRANS equipment that ITXC installs on their premises.

  . Enhancement of E-commerce Services. Because ITXC.net can deliver high quality voice on the Internet globally, ITXC believes that ITXC.net can become a preferred network for a variety of voice-enhanced web sites and can offer services to e-commerce providers who want to provide their customers with the ability to talk over the Internet while browsing a web site. ITXC believes that its acquisition of eFusion will accelerate its service offerings in this market.

  . Attractive Platform for New Services. Because of ITXC's leadership position in establishing interoperability standards and the breadth of its deployed network, developers of new services are bringing products to ITXC for evaluation and possible deployment on ITXC.net. ITXC believes that its operation as a voice application service provider opens its network to new categories of customers including Internet portals and web sites.

 ITXC's Strategy

   ITXC's goal is to remain the leading wholesale provider of Internet-based voice and fax services as measured by revenue and network size. In order to achieve this goal ITXC intends to:

  . Exploit its Early Entrant Status and Worldwide Network

   As of July 31, 2000, ITXC had aggressively deployed ITXC.net in 151 international cities. ITXC believes that with the increasing use of this network, it has developed a reputation in the communications industry for providing high quality voice and fax services over the Internet. In addition, ITXC believes its experience as one of the first providers of Internet-based voice services has placed ITXC at the forefront of developing the proprietary tools and techniques which enable ITXC to offer its service. ITXC intends to continue to enhance and capitalize upon its reputation and experience in the communications industry as ITXC provides existing and new voice and fax services.

  . Rapidly Expand ITXC.net by Adding Additional Affiliates Worldwide

   ITXC has used its affiliate structure to quickly achieve a global reach for ITXC.net. ITXC believes that this approach allows it to quickly expand and develop a broader network than its competitors. ITXC's acquisition of the contract rights associated with the operations of the OzEmail Internet telephony business enabled ITXC to add certain of OzEmail's affiliates to ITXC.net. ITXC intends to continue to rapidly add new affiliates worldwide in order to provide its customers with additional termination points.

  . Capitalize on the Cost Advantages of the Internet

   By overlaying ITXC.net on the public Internet, ITXC believes that ITXC is able to capture significant cost and capital savings. Instead of incurring the capital expense to deploy a global physical network, ITXC is able to carry a substantial portion of its customers' traffic using the existing Internet infrastructure together with its affiliate network. ITXC believes that it would require significantly more capital for a carrier using traditional methods of network deployment to implement a network with the same capacity and global reach as ITXC.net. Additionally, the cost of transporting ITXC's traffic over the Internet is largely not distance sensitive, since ITXC only pays for its bandwidth use. ITXC believes these factors enable it to benefit from significant cost savings that are not available to operators of the traditional telephone network or private data networks.

  . Expand Its Role as a Voice Application Service Provider

   With its webtalkNOW! service, ITXC has positioned itself as a voice application service provider, capable of providing an outsourced solution for web-to-phone services for Internet portals, Internet service providers and web sites. ITXC's first application of the webtalkNOW! service enables MediaRing.com to provide web-to-phone services to its end-users. ITXC believes that its webtalkNOW! service extends the benefits of the consistent quality, global reach and cost-effectiveness of ITXC.net to new categories of customers beyond ITXC's original customer base.

  . Establish ITXC.net as the Standard for Quality in Its Industry

   By combining its BestValue Routing approach with its knowledge of gateway and Internet technology, ITXC believes that it has demonstrated that the Internet can be an effective medium for two-way voice and fax communication. By continuing to provide reliable high quality voice and fax service with a global reach, ITXC's goal is to be the network of choice for new enhanced services that incorporate voice.

  . Provide its Customers and Affiliates with Direct Access to ITXC.net

   ITXC is committed to providing its customers with high quality, low cost voice service. SNARCs provide ITXC's customers with a voice communications solution that minimizes reliance on the traditional telephone network. By installing SNARCs on customer premises, ITXC can provide its customers with direct access to all of the ITXC.net termination points worldwide without the need for a direct, dedicated connection to one of ITXC's network hubs. ITXC believes that, in the future, an extension of its SNARC program will connect its customers' customers directly to the Internet. CRANS provide selected affiliates with direct access to voice traffic sent over ITXC.net for termination without the need for a direct, dedicated connection to one of ITXC's network hubs and improve the economics of ITXC's services to them. ITXC believes that SNARCs and CRANS will strengthen its customers' and affiliates' relationships with ITXC and position them to deploy additional Internet-based enhanced voice services over ITXC.net.

  . Continue to Provide Leadership in the Development of Industry Standards

   ITXC is a founder of the iNOW! initiative. This initiative began as a collaboration with Lucent and VocalTec to establish industry standards for interoperability among Internet voice products and services. ITXC believes that its leadership of the iNOW! initiative may further strengthen its position in the industry.

   ITXC believes that the iNOW! initiative has already set the industry standard for gateway interoperability. As a result of the iNOW! initiative, Cisco and VocalTec gateways are already interoperable for voice traffic on ITXC.net. This provides ITXC and its affiliates with a choice of vendors which other service providers do not have. More than 45 other vendors of gateways, IP telephony components and other equipment and software have agreed to comply with the iNOW! initiative. Such vendors include 3Com, Alcatel, Ascend, Cisco, Intel, through its subsidiary, Dialogic, ECI Telecom, Motorola, Netrix, Samsung Electronics and Siemens. By leading these efforts among suppliers, manufacturers, software vendors and carriers, ITXC believes ITXC.net will be positioned to exploit new opportunities in Internet voice services.

  . Deliver Additional Internet Voice Services Over ITXC.net

   ITXC believes that Internet telephony represents only the beginning of the evolution of the Internet as a medium for voice and fax services and that its Borderless800 and web-to-phone services are only the early stages of this evolution. Through enhancements to ITXC.net, ITXC can position itself to provide the network for wide commercial deployment of new voice and fax services from traditional telephony technology suppliers like Lucent, new entrants like Cisco, Internet telephony companies like VocalTec and a number of start-ups. ITXC believes that, in the future, the Internet will serve as a platform for existing and enhanced voice and fax services that may be accessed from traditional phones, personal computers and a variety of devices that span the range between telephones and personal computers.

 ITXC.net

   ITXC.net allows ITXC to deliver reliable, high quality voice and fax service through an actively-managed network overlaid on the public Internet.

   ITXC has implemented a global communications network by using the public Internet to connect ITXC-owned network hubs in the U.S. and London with its affiliates around the world. ITXC uses ITXC-developed software and skilled network management personnel to help assure the reliability and quality of voice transmission over the Internet. To further enhance the reliability of ITXC.net, ITXC is also able to route and terminate voice traffic through alternate channels.

   The key components of ITXC.net include:

  . The Public Internet

   ITXC.net routes voice traffic over the public Internet, which allows traditional telephone users to benefit from its cost savings. By using the Internet, ITXC is able to reach and rapidly deploy many affiliates throughout the world at what ITXC believes to be significantly lower capital costs than that of building the dedicated connections that a traditional telephony carrier or dedicated data network would require. In addition, use of the public Internet as a component of ITXC.net supports the merging of voice with other Internet services, facilitating the development of services such as ecalling.

  . Global Network of Affiliates

   ITXC has a global network of independent affiliates that own their own gateways and originate and/or terminate voice traffic over ITXC.net. ITXC has used its affiliate structure to rapidly achieve what ITXC believes to be the broadest global network in the Internet telephony marketplace. As of July 31, 2000, ITXC had affiliates in 151 international cities operating 258 ITXC.net points of presence. Its affiliates range from small Internet service providers to traditional telephone companies.

  . Multiple Access Points

   As of July 31, 2000, ITXC had four network hubs, one in New York, one in New Jersey, one in California and one in London, each consisting of a switch and multiple gateways. ITXC's customers access ITXC.net through dedicated connections from their switches to these network hubs or by using SNARCs located on their premises. SNARCs connect ITXC's carrier customers' switches to the Internet and ITXC.net and thereby avoid costly, distance-based dedicated line charges associated with connecting customer switches to ITXC's network hubs. Selected affiliates connect directly to the Internet to terminate calls using ITXC's CRANS equipment. As of July 31, 2000, ITXC had installed over 72 origination SNARCs at 37 carrier customer sites and 20 termination SNARCs at 17 affiliate locations.

  . BestValue Routing

   ITXC's BestValue Routing approach employs ITXC-developed software and techniques to efficiently and cost-effectively route voice traffic over ITXC.net. ITXC believes that its ability to develop and deploy intelligent routing methods represents a significant competitive advantage. ITXC believes that this approach enables it to provide consistent, reliable quality since ITXC is able to avoid the majority of Internet congestion points and minimize packet loss and delay.

   ITXC implemented its BestValue Routing approach from its 24-hours-a-day, 7-days-a-week network operations center where ITXC polls its affiliates' gateways periodically to assure their stability, tests the quality of Internet connections to the gateways and collects call detail records in near real-time to monitor the quality of calls placed over its network. ITXC uses network analysis software to compare monitoring data to predetermined parameters from its database of call detail records. This software generates reports on a per route basis when the measured parameters fail to meet predetermined standards. Frequent analysis of this information allows ITXC to rapidly correct network problems such as congestion or inoperative gateways.

   ITXC's monitoring and analysis software helps its staff to manage a routing scheme across multiple switches and gateways around the world. Its routing technicians establish predetermined percentages of traffic to be sent to each provider, based both on price and quality. If a particular Internet route or termination provider is not meeting its standards, ITXC's staff switches to a better quality route and then resolves the problem. For example, if transport through the public Internet proves to be unreliable on a particular route, ITXC reroutes the traffic through dedicated data networks or the traditional telephone network to terminate the call in a traditional manner. The use of multiple termination affiliates in many cities in which ITXC operates provides numerous termination possibilities to help ensure completed calls with consistent quality.

 ITXC's Strategic Carrier and Technology Partners

   ITXC believes that its strategic relationships with carrier affiliates are important because they allow extended geographic reach of ITXC.net. ITXC believes that these relationships will lead to a broader origination/termination presence in key areas and allow ITXC to provide service over its own network for more of its customers. ITXC also expects that these relationships will continue to assist it in focusing its development of new Internet-based voice services. ITXC currently has strategic relationships with carriers including:

  . China Telecom

  . Interoute

  . Korea Telecom

  . the Ameritech division of SBC

  . Verizon Communications

   These carriers provide expanded global reach for ITXC.net and termination points in locations which are significant for its customers.

   Because gateways are critical to the infrastructure of ITXC.net, ITXC has strategic relationships with Cisco, Clarent and VocalTec, each of which is a leading gateway manufacturer. Lucent and Cisco have also provided ITXC with vendor financing in connection with the purchase of equipment. VocalTec is an equity investor in ITXC. Additionally, ITXC has worked closely with each of these companies to develop gateway interoperability standards through its iNOW! initiative.

   ITXC expects its strategic relationships to continue and that its relationships with these and other technology partners will continue to help drive the development of new voice, fax and voice-enabled services over ITXC.net.

 ITXC's Services

 WWeXchange Service

   In April 1998, ITXC introduced its WWeXchange service, the first application enabled by ITXC.net. This service provides international call completion to ITXC's customers and enables them to offer their own customers phone-to-phone global voice and fax service. ITXC's WWeXchange service relies upon Internet telephony technology. Such technology permits calls originated by a telephone to be transmitted over the Internet. ITXC believes that Internet telephony is the first technology that allows non-computer users to access the Internet.

   ITXC's WWeXchange service provides its customers with high quality, low cost global long-distance service without their having to understand or deploy Internet telephony technology themselves. ITXC believes that the high quality of calls completed using its WWeXchange service allows its customers to use ITXC.net as an alternative to traditional voice traffic networks.

   ITXC believes that its affiliates benefit from its WWeXchange service because they:

  . rapidly obtain a flow of international traffic without incurring significant sales or marketing costs;

  . obtain high quality international long-distance for their originated calls at lower rates than through traditional telephony;

  . connect directly to other affiliates while having a single billing relationship with ITXC; and

  . have a global reach without incurring the incremental costs of building and operating multiple facilities.

 SNARCs and CRANS

   SNARCs are specially built gateways that ITXC placed on selected customer premises to eliminate the cost of backhaul from customer switches to ITXC's switches. Until ITXC launched its SNARC program in April 1999, customers bore the expense of running dedicated circuits from their facilities to their suppliers. This is known as backhaul. ITXC's customers also typically ran circuits from their facilities to ITXC's network hubs. However, the introduction of ITXC's SNARC program reduced the expense of backhaul by transporting traffic directly to the Internet and ITXC.net in whatever city the customer is located. ITXC believes that this use of Internet capability to eliminate the expense of backhaul will make it more attractive to customers located away from major telephony hubs. As of July 31, 2000, ITXC had installed over 72 origination SNARCs at 37 customer sites and 20 termination SNARCs at 17 locations. In addition, since December 1999 ITXC has been installing equipment similar to SNARCs, called CRANS, on selected affiliates' premises to connect them directly to the Internet for the purpose of their terminating calls originated over ITXC.net.

 webtalkNOW! Service

   ITXC believes that ITXC.net has the same advantages of consistent quality, global coverage and competitive prices for web-to-phone calls as it does for phone-to-phone calls. ITXC first publicly announced the broad availability of its webtalkNOW! service in February 2000, although ITXC has been providing web-to-phone calling on a limited basis since December 1999. ITXC's webtalkNOW! service provides an outsourced solution to Internet portals, Internet service providers and web sites allowing them to offer self-branded web-to-phone service to their users. ITXC can provide its customers with high quality, global call completion over ITXC.net for its end-users' web-to-phone calling and the dialing software necessary for their users to actually place calls over ITXC.net from their PCs. ITXC believes that its webtalkNOW! service will assist its customers in building their own brands and in retaining their end-users.

 Borderless800

   ITXC's Borderless800 service allows its carrier and reseller customers located outside the U.S. to offer to their subscribers no-charge or low-charge access to 800, 888 and 877 telephone numbers in the U.S. ITXC believes that its service will promote the convergence of toll-free numbers and web sites used in e-commerce. Just as web sites can be accessed over the Internet from anywhere in the world, companies that advertise U.S.-based national 1-800 numbers can now be accessed globally. Further, ITXC has enabled its affiliates to offer toll-free calling into their own countries. As its affiliates make this service available in their own countries, carriers and resellers on ITXC.net will be able to reach toll-free numbers in these additional countries as well.

 Future Enhanced Voice Services

   ITXC intends to make significant investments to develop and market additional services for use over ITXC.net. ITXC believes that as a result of the convergence of the data and communications networks and the capabilities and size of ITXC.net, ITXC will be able to offer next-generation, enhanced voice services to both new and existing customers. In addition, ITXC believes that ITXC.net's open architecture, combined with the strength and size of its customers, affiliates and strategic relationships, will attract developers of voice services to ITXC's network.

   ITXC may introduce the following enhanced voice services in the future and ITXC may introduce other services not listed. However, ITXC cannot provide assurances that ITXC will be able to successfully develop or implement these or other services in the future.

  . Enhanced Phone-to-Phone Service: Planned enhancements to ITXC's existing
    WWeXchange service include:

    . enhanced 800 and 900 service;

    . number portability;

    . subscriber authentication;

    . conferencing services; and

    . subscriber identification through voice prints and voice commands.

  . Phone-to-PC Service: ITXC believes that subscribers will be able to specify that they want to receive ordinary telephone calls on a PC rather than a standard telephone and that ITXC.net will be able to complete these calls.

  . Device-to-Phone Service and Phone-to-Device Service: There are Internet phone devices available on the market today that allow owners to make calls over the Internet. While there is no incremental cost for these calls over the cost of Internet access, calls can only be made to others who have Internet phones. ITXC may use ITXC.net to enable the completion of inexpensive calls from these devices to any telephone. ITXC already offers a device-to-phone service through webtalkNOW! In addition, ITXC believes that other devices, such as personal digital assistants, will become voice-enabled.

  . Integrated Messaging Service: ITXC may be able to offer a service over ITXC.net that its customers can use to provide their customers with telephone access to voice messages, e-mail and faxes. In addition, ITXC's customers may be able to provide to their customers access to voice mail from personal computers.

  . Voice-enhanced E-commerce: Internet web sites used both for sales and for customer service are being enhanced by the addition of services which allow the viewer to talk through his or her personal computer to an agent, who sees what the user sees, can answer questions and take orders. As with other Internet telephony applications, voice quality has been an obstacle to the wide-spread deployment of click-and-call services. ITXC believes that ITXC can use ITXC.net and its capabilities to add consistent quality to voice-enhanced e-commerce, including eFusion's Push to Talk service.

  . Single Number Service: ITXC believes that ITXC.net will be able to support a service enabling subscribers to maintain a single, permanent telephone number for all calls regardless of their location. This single number would serve as a billing number when the subscriber is placing calls and as a reach-me number for receiving calls. The number could be reassigned to any phone or personal computer. This type of call-forwarding would take advantage of Internet-addressing and ITXC.net to eliminate most of the costs and technical obstacles which have prevented the widespread deployment of such services on the traditional telephone network.

 Sales, Marketing and Distribution

   ITXC's sales and marketing goals are to:

  . expand the use of its WWeXchange service by ITXC's existing call origination customers and affiliates and further expand ITXC's call origination customer base;

  . expand the use of ITXC's voice application services by Internet portals, Internet service providers and web sites;

  . expand its terminating affiliate base;

  . increase the number of carriers that are ITXC affiliates; and

  . maintain and expand its market leadership position among providers of voice and fax services over the Internet.

   ITXC uses the reputations and industry relationships cultivated by its senior management and its status as an early entrant to attract affiliates to ITXC.net. ITXC typically meets potential affiliates at Internet voice trade shows and seminars ITXC conducts on Internet telephony. ITXC often meets potential customers through directed sales calls by its sales personnel and at telephony trade shows. ITXC also targets strategic affiliates internationally and has made joint sales calls with Cisco, Clarent, Lucent and VocalTec.

   ITXC has a dedicated sales force that is supplemented by members of its executive management team. Its salespeople are based regionally within the U.S. and in Singapore and London, as well as in its corporate office. ITXC also has sales agents located in China and Venezuela. Its senior management focuses on maintaining and cultivating relationships with ITXC's customers. ITXC assigns its sales representatives specific accounts based on their level of experience, location and the quality of the relationship between the representative and the customer. ITXC compensates its sales staff, based in large part, on incentive-based goals and measurements. In addition to its marketing and sales staff, ITXC relies on its executive and operations personnel, including the staff of its 24-hours-a-day, 7-days-a-week network operations center, to identify sales opportunities within existing customer accounts and to provide quality customer service.

   ITXC also maintains an Internet web site which, among other things, provides information to prospective customers and affiliates concerning the technical and other requirements for becoming a part of ITXC.net.

   ITXC's primary marketing and sales support is centralized and directed from its headquarters office in Princeton, New Jersey. ITXC has a full-time staff dedicated to its marketing efforts. The marketing and sales support staff are charged with implementing ITXC's marketing strategies, prospecting and producing sales presentation materials and proposals.

 New Services Development and Implementation

   ITXC's development team is dedicated to the improvement and enhancement of the monitoring and analysis software tools and Internet management systems ITXC uses to achieve BestValue Routing, the enhancement of its management systems, including its billing and customer care software, and the development and implementation of new Internet-based voice services, such as its new wholesale web-to-phone services. ITXC's future success will depend, in part, on its ability to improve existing technology and develop and/or implement new voice services that incorporate leading technology.

 Competition

   The long distance telephony market and the Internet telephony market are highly competitive. There are several large and numerous small competitors, and ITXC expects to face continuing competition for its services based on price and service offerings from existing competitors and new market entrants in the future. The principal competitive factors in ITXC's market include price, quality of service, breadth of geographic presence, customer service, reliability, network size and capacity and the availability of enhanced communications services. ITXC's competitors include major and emerging telecommunications carriers in the U.S. and foreign telecommunications carriers.

  . Internet Protocol and Internet Telephony Service Providers. During the past several years, a number of companies have introduced services that make Internet telephony or voice services over the Internet available to businesses and consumers. AT&T Global Clearinghouse, Genuity, GRIC Communications
   and iBasis and the wholesale divisions of Net2Phone and deltathree.com route traffic to destinations worldwide and compete directly with ITXC. Other Internet telephony service providers focus on a retail customer base and may in the future compete with ITXC. These companies may offer the kinds of enhanced Internet voice services that ITXC provides now and that ITXC intends to offer in the future. In addition, companies currently in related markets have begun to provide voice over the Internet services or adapt their products to enable voice over the Internet services. These related companies may potentially migrate into the Internet telephony market as direct competitors.

  . Telecommunications Companies and Long Distance Providers. A number of telecommunications companies, including AT&T, Deutsche Telekom, Level Three, MCI WorldCom and Qwest Communications, currently maintain, or plan to maintain, data networks to route the voice traffic of other telecommunications companies. These companies, which tend to be large entities with substantial resources, generally have large budgets available for research and development, and therefore may further enhance the quality and acceptance of the transmission of voice over the Internet.

   Many of ITXC's competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than ITXC has. As a result, certain of these competitors may be able to adopt more aggressive pricing policies which could hinder ITXC's ability to market its Internet-based voice services. ITXC believes that its key competitive advantages are its ability to deliver reliable, high quality voice service over the Internet in a cost-effective manner and the size and rapid growth of its network. ITXC cannot assure you, however, that this advantage will enable it to succeed against comparable service offerings from its competitors.

 Government Regulation

   Regulation of Internet Telephony

   The use of the Internet to provide telephone service is a recent market development. At present, ITXC is not aware of any domestic, and is only aware of a few foreign, laws or regulations that prohibit voice communications over the Internet.

   United States. ITXC believes that, under U.S. law, the Internet-related services that ITXC provides constitute information services, as opposed to regulated telecommunications services, and, as such, are not currently actively regulated by the FCC or any state agencies charged with regulating telecommunications carriers. Nevertheless, aspects of ITXC's operations may be subject to state or federal regulation, including regulation governing universal service funding, disclosure of confidential communications, copyright and excise tax issues. ITXC cannot provide assurances that Internet-related services will not be actively regulated in the future. Several efforts have been made in the U.S. to enact federal legislation that would either regulate or exempt from regulation services provided over the Internet. Increased regulation of the Internet may slow its growth, particularly if other countries also impose regulations. Such regulation may negatively impact the cost of doing business over the Internet and materially adversely affect ITXC's business, operating results, financial condition and future prospects.

   The FCC has considered whether to impose surcharges or other common carrier regulations upon certain providers of Internet telephony, primarily those which, unlike ITXC, provide Internet telephony services directly to end users. While the FCC has presently refrained from such regulation, the regulatory classification of Internet telephony remains unresolved.

   Specifically, the FCC has expressed an intention to further examine the question of whether certain forms of phone-to-phone Internet telephony are information services or telecommunications services. The two are treated differently in several respects, with certain information services being regulated to a lesser degree. The FCC has noted that certain forms of phone-to-phone Internet telephony bear many of the same characteristics as more traditional voice telecommunications services and lack the characteristics that would render them information services.

   If the FCC were to determine that certain Internet-related services including Internet telephony services are subject to FCC regulations as telecommunications services, the FCC could subject providers of such services to traditional common carrier regulation, including requirements to make universal service contributions, and pay access charges to local telephone companies. It is also possible that the FCC may adopt a regulatory framework other than traditional common carrier regulation that would apply to Internet telephony providers. Any such determinations could materially adversely affect ITXC's business, financial condition, operating results and future prospects to the extent that any such determinations negatively affect the cost of doing business over the Internet or otherwise slow the growth of the Internet. Congressional dissatisfaction with FCC conclusions could result in requirements that the FCC impose greater or lesser regulation, which in turn could materially adversely affect ITXC's business, financial condition, operating results and future prospects.

   State regulatory authorities may also retain jurisdiction to regulate certain aspects of the provision of intrastate Internet telephony services. Several state regulatory authorities have initiated proceedings to examine the regulation of such services. Others could initiate proceedings to do so.

   One of ITXC's subsidiaries is subject to regulation by the FCC and the New York Public Service Commission as a result of having been granted authorizations to provide telecommunications services by these entities.

   International. The regulatory treatment of Internet telephony outside of the U.S. varies widely from country to country. A number of countries that currently prohibit competition in the provision of voice telephony also prohibit Internet telephony. Other countries permit but regulate Internet telephony. Some countries will evaluate proposed Internet telephony service on a case-by-case basis and determine whether it should be regulated as a voice service or as another telecommunications service. Finally, in many countries, Internet telephony has not yet been addressed by legislation. Increased regulation of the Internet and/or Internet telephony providers or the prohibition of Internet telephony in one or more countries could materially adversely affect our business, financial condition, operating results and future prospects. The European Commission regulatory regime, for example, distinguishes between voice telephony services and other telecommunications services.

   In January 1998, the Commission issued a communication addressing whether Internet telephony was voice telephony and thus subject to regulation by the member states of the European Union. Consistent with its earlier directives, the Commission concluded that no form of Internet telephony currently meets the definition of voice telephony subject to regulation by the member states of the European Union. The European Commission stated that only phone-to-phone communications reasonably could be considered voice telephony and that, at present, even phone-to-phone Internet telephony does not meet all elements of its voice telephony definition. Therefore, the European Commission concluded that, at the present time, voice over Internet services cannot be classified as voice telephony.

   As a result of the European Commission's conclusion, providers of Internet telephony should be subjected to no more than a general authorization or declaration requirement by European Union member countries. However, ITXC cannot provide assurances that more stringent regulatory requirements will not be imposed by individual member countries of the European Union, since Commission communications, unlike directives, are not binding on the member states. The member countries therefore are not obligated to reach the same conclusions as the Commission on this subject so long as they adhere to the definition of voice telephony in the Services Directive. Moreover, in its January 1998 IP Telephony Communication, the European Commission stated that providers of Internet telephony whose services satisfy all elements of the voice telephony definition and whose users can dial out to any telephone number can be considered providers of voice telephony and may be regulated as such by the member states of the European Union. ITXC cannot provide assurances that the services provided over ITXC.net will not be deemed voice telephony subject to heightened regulation by one or more member states. Moreover, ITXC cannot provide assurances that the failure of ITXC or any of its customers or affiliates to obtain any necessary authorizations will not have a material adverse effect on ITXC's business, financial condition, operating results and future prospects.

   One of ITXC's subsidiaries, ITXC, Ltd., is subject to regulation in the United Kingdom as a result of having been granted authorization to provide telecommunications services by the Department of Trade and Industry. Given that ITXC, Ltd. has commenced providing services, it must comply with all applicable regulations imposed on telecommunications carriers in the U.K.

   ITXC is also providing service in countries where regulation of Internet telephony is far more restrictive than in the European Union. Specifically, ITXC has a strategic affiliate relationship with China Telecom to provide Internet telephony services in the People's Republic of China. See "ITXC's Strategic Carrier and Technology Partners." China currently prohibits foreign ownership of telecommunications companies and strictly limits competition in the telecommunications sector. However, a recent yet to be implemented trade agreement between the U.S. and China enables China's entry into the World Trade Organization and may open up the Chinese Internet market to foreign investment. In the event that this agreement is implemented, U.S. firms would be permitted to invest in Chinese-based Internet ventures. Internet telephony is now being provided on an experimental basis in China by China Telecom, Unicom, and Jitong Communications in three non-competing geographic regions. It remains uncertain how Internet telephony will be treated in China once the trial period ends and specifically, whether China Telecom and/or others will be granted more permanent authorization to provide Internet telephony in China.

 Certain Other Regulation Affecting the Internet

   United States. Congress has recently adopted legislation that regulates certain aspects of the Internet, including online content, user privacy and taxation. In addition, Congress and other federal entities are considering other legislative and regulatory proposals that would further regulate the Internet. Congress has, for example, considered legislation on a wide range of issues including Internet spamming, database privacy, gambling, pornography and child protection, Internet fraud, privacy and digital signatures. Various states have adopted and are considering Internet-related legislation. Increased U.S. regulation of the Internet may slow its growth, particularly if other governments follow suit, which may negatively impact the cost of doing business over the Internet and materially adversely affect our business, financial condition, results of operations and future prospects.

   International. The European Union has also enacted several directives relating to the Internet. The European Union has, for example, adopted a directive that imposes restrictions on the collection and use of personal data. Under the directive, citizens of the European Union are guaranteed rights to access their data, rights to know where the data originated, rights to have inaccurate data rectified, rights to recourse in the event of unlawful processing and rights to withhold permission to use their data for direct marketing. The directive could, among other things, affect U.S. companies that collect or transmit information over the Internet from individuals in European Union member states, and will impose restrictions that are more stringent than current Internet privacy standards in the U.S. In particular, companies with offices located in European Union countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. Although ITXC does not engage in the collection of data for purposes other than routing its services and billing for its services, the directive is quite broad and the European Union privacy standards are stringent. Accordingly, the potential effect on the development of ITXC in this area is uncertain.

 Proprietary Rights

   Proprietary rights are important to ITXC's success and its competitive position. As of July 31, 2000, ITXC has registered three trademarks in the U.S., and has twelve registered trademarks and ten pending applications for trademarks in other parts of the world. ITXC has also applied for one patent in the U.S. for its network monitoring and management techniques. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the U.S., and effective copyright, trademark and trade secret protection may not be available in such jurisdictions. In general, ITXC's efforts to protect its intellectual property rights through copyright, trademark and trade secret laws may not be effective to prevent misappropriation of its content, and ITXC's failure to protect its proprietary rights could materially adversely affect its business, financial condition, operating results and future prospects. Despite such protection, a third party could, without authorization, copy or otherwise appropriate ITXC's proprietary network information. ITXC's agreements with employees and others who participate in development activities could be breached, ITXC may not have adequate remedies for any breach, and ITXC's trade secrets may otherwise become known or independently developed by competitors.

   ITXC relies upon license agreements with respect to its use of the software and hardware provided to it by its vendors. Those license agreements may not continue to be available to ITXC on acceptable terms, or at all.

 Employees

   As of July 31, 2000, ITXC employed 164 people. None of ITXC's employees is subject to any collective-bargaining arrangements, and ITXC considered its relations with its employees to be good.

 Properties

   ITXC's principal executive office is located in Princeton, New Jersey, where ITXC leases approximately 27,000 square feet. ITXC has network hubs in New York City, Jersey City, New Jersey, Los Angeles and London, under co-location arrangements. ITXC has sales offices in Singapore and London. In June 2000, ITXC signed a lease for approximately 60,000 additional square feet of space near its present location in Princeton, New Jersey. ITXC expects to be able to begin using that new space before the end of 2001. ITXC believes that it will be able to obtain additional space on commercially reasonable terms to meet future requirements.

 Legal Proceedings

   From time to time, ITXC is involved in various legal proceedings relating to claims arising in the ordinary course of business.

   On May 23, 2000, Connectel, LLC, filed suit against ITXC in the United States Federal District Court for the Eastern District of Pennsylvania. Connectel alleges in its complaint that ITXC is infringing on the claims of a patent owned by Connectel by, acting alone or with others, assembling, offering to sell or selling "communications networks or switching systems" within the United States and for export worldwide without license from Connectel. ITXC believes that the Connectel claims are without merit and intends to defend the lawsuit vigorously. However, should a judge issue an injunction against ITXC, such action could have a material adverse effect on ITXC's operations.

   ITXC is not a party to any other legal proceeding, the adverse outcome of which is expected to have a material adverse effect on its business, financial condition, operating results or future prospects.

Management

 Executive Officers and Directors

   ITXC's executive officers and directors are as follows:

Name                               Age                    Position
----                               ---                    --------
Tom I. Evslin....................   57 Chairman of the Board, Chief Executive Officer
                                       and President(1)

Edward B. Jordan.................   39 Executive Vice President, Chief Financial
                                       Officer, Treasurer, Secretary and Director

John G. Musci....................   44 Executive Vice President, Chief Operating
                                       Officer and Director

Thomas J. Shoemaker..............   44 Executive Vice President, Business Development

William Diaz.....................   32 Vice President, Operations

Mary A. Evslin...................   52 Vice President, Marketing and Customer Success

Bradley E. Miller................   34 Vice President of Network Development and
                                       Engineering

Steven J. Ott....................   40 Vice President, Global Sales

Eric G. Weiss....................   33 Vice President and Business Unit Manager,
                                       WWeXchange Service

William P. Collatos..............   46 Director(1)(2)(3)

Elon A. Ganor....................   50 Director(2)(3)

Frederick R. Wilson..............   39 Director(1)(2)(3)

--------
(1) Member of the executive committee.
(2) Member of the audit committee.
(3) Member of the compensation committee.

   Tom I. Evslin, ITXC's founder, has been Chairman of the Board, Chief Executive Officer and President since ITXC's inception in July 1997. From December 1994 until July 1997, Mr. Evslin was employed by AT&T, where he designed its Internet strategy and launched and ran its Internet service provider, AT&T WorldNet Service. From December 1991 until December 1994, he worked for Microsoft, where he last served as General Manager, Server Applications Division from May 1993. From 1969 to 1991, he was Chairman and Chief Executive Officer of Solutions, Inc., a communications software development company. He is the Chairman of the Policy Committee and a member of the Board of the Voice On The Net Coalition. Mr. Evslin served on the board of directors of VocalTec from 1997 until his resignation on June 10, 1999. He is Mary A. Evslin's husband.

   Edward B. Jordan has been an Executive Vice President since February 1999, has served as ITXC's Chief Financial Officer, Secretary and Treasurer since he joined ITXC in September 1997 and has served as a Director since April 1998. From September 1997 until February 1999, he was ITXC's Vice President, Administration. For ten years prior to joining ITXC, Mr. Jordan was employed by Dialogic Corporation, a manufacturer of computer telephony products, serving first as Controller and then as Chief Financial Officer, Treasurer and Vice President. Prior to joining Dialogic, Mr. Jordan served in the Audit Department of Deloitte & Touche from 1982 to 1986. Mr. Jordan is a certified public accountant.

   John G. Musci joined ITXC in February 1999 as Executive Vice President and Chief Operating Officer and as a Director. From June 1998 until February 1999, Mr. Musci served as Senior Vice President of Wholesale Switched Services at Qwest Communications International, an Internet communications company. He held various positions at LCI International, a long-distance telecommunications company, including Senior Vice President--Wholesale Switched Services, from 1985 until June 1998, when LCI was acquired by Qwest. Prior to 1985, Mr. Musci held various positions at AT&T Information Systems and Ohio Bell.

   Thomas J. Shoemaker joined ITXC in January 2000 as its Executive Vice President of Business Development, responsible for both new service development and mergers and acquisitions. Prior to joining ITXC, from August 1998 to December 1999, he was President and Chief Executive Officer of Electric Schoolhouse, an Internet education company providing application and information services to parents, teachers, students and schools for use at home and in the classroom. From August 1997 to August 1998, Mr. Shoemaker was the Vice President responsible for AT&T's WorldNet Service. Prior to that role, he held a number of business, technical, and marketing positions in AT&T Business Services, Bell Laboratories, and Bell Communications Research from September 1979 to August 1997.

   William Diaz joined ITXC in May 2000 as its Vice President of Operations, responsible for daily network switch operations, maintenance, deployment, technical support and customer service for the ITXC.net Internet protocol infrastructure. Before joining ITXC, Mr. Diaz served as the Director of Network Engineering & Operations at Omnipoint Communication Inc.'s Corporate Headquarters Group from August 1996 to May 2000. Prior to his position at Omnipoint, Mr. Diaz held the position of Manager of Network Engineering at AT&T Wireless PCS Services from December 1995 to August 1996. From August 1993 to December 1995 he served as a Network Operations Manager at Nextel Communications and as a technical engineer at NYNEX Mobile Communications.

   Mary A. Evslin has been ITXC's Vice President, Marketing and Customer Success since July 1997. From 1993 through July 1997, Ms. Evslin served as a volunteer for The American Red Cross and for various charitable organizations. From 1992 to 1993, Ms. Evslin was employed by Attachmate Corporation, a provider of mainframe connectivity software to businesses, as Manager of Service Marketing. From 1986 to 1992, she served as President of Solutions International, a software marketing company. From 1978 to 1986, Ms. Evslin served as Vice President of Marketing and Sales at Solutions, Inc., a communications software development company. She is Tom I. Evslin's wife.

   Bradley E. Miller has been ITXC's Vice President of Network Development and Engineering since May 2000. Prior to that time, he served as ITXC's Vice President, Operations since he joined ITXC in November 1997. From June 1996 to November 1997, Mr. Miller was Director of Operations at CGX Telecom/CAIS Internet, a tier 1 Internet service provider. From May 1995 until June 1996, Mr. Miller was a Management Information Systems Manager at US Assist, an international travel assistance company. From June 1987 until May 1995, he was the Director of Operations at Donohoe Constructions Company, a construction firm.

   Steven J. Ott has been ITXC's Vice President, Global Sales since January 1998. From August 1994 to January 1998, Mr. Ott served as Vice President of Global Sales and Support at Voxware, Inc., a software company providing core audio compression algorithms and applications to technology companies. Prior to August 1994, Mr. Ott served first as a Director and then as Vice President of Corporate Development at Legent Corporation, a software development company.

   Eric G. Weiss joined ITXC in October 1997 as its Business Unit Manager, WWeXchange Service and served in that capacity until May 1998. From May 1998 to present, Mr. Weiss has served as Vice President and Business Unit Manager, WWeXchange Service. From May 1995 to October 1997, he was employed by Dialogic Corporation as a Product Line Manager. From September 1994 until May 1995, Mr. Weiss was a Manager with BCE Ventures, Bell Canada Enterprises (BCE) Inc., a telecommunications firm. From 1991 until September 1994, he held various management positions with Hewlett Packard Company, a manufacturer of electronic equipment.

   William P. Collatos has been a Director of ITXC since April 1998. Mr. Collatos is a founder of Spectrum Equity Investors, L.P., a private equity investment firm which invests in telecommunications, information and media companies. Prior to co-founding Spectrum in 1994, Mr. Collatos was a founding General Partner of Media/Communications Partners and a General Partner of TA Associates. Mr. Collatos currently serves on the boards of directors of Jazztel, plc, and Pegasus Communications.

   Elon A. Ganor has been a Director of ITXC since October 1997. He has served as the Chairman of the Board of VocalTec since 1993. He has served as VocalTec's CEO since November 1999, and also from 1993 to 1998.

   Frederick R. Wilson has served as a Director since April 1998. He founded Flatiron Partners, a venture capital firm which primarily invests in Internet-oriented companies, in August 1996. For ten years prior to August 1996, Mr. Wilson worked for Euclid Partners, an early-stage venture capital firm. Mr. Wilson is the Chairman of the Board of TheStreet.com and a director of StarMedia Network.

   Officers who do not have an employment agreement with ITXC serve at the discretion of ITXC's board of directors and hold office until their successors are elected and qualified or until their earlier resignation or removal.

   ITXC's board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the whole number of the board of directors. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for such class expires. Upon election, directors serve for three years, and hold office until their successors are elected and qualified. There are currently six members of ITXC's board of directors. Tom I. Evslin and Frederick R. Wilson are in class I; their terms will expire in 2003. John G. Musci and Elon A. Ganor are in class II; their terms will expire in 2001. Edward B. Jordan and William P. Collatos are in class III; their terms will expire in 2002. ITXC intends to add an additional independent director prior to its next annual meeting of stockholders.

 Board Committees

   ITXC's board of directors has four standing committees: an audit committee, a compensation committee, an executive committee and a CEO committee.

   The audit committee consists of Messrs. Collatos, Wilson and Ganor, with Mr. Collatos serving as Chairman. The audit committee recommends the firm to be appointed as independent accountants to audit ITXC's financial statements and to perform services related to the audit; reviews the scope and results of the audit with the independent accountants; reviews ITXC's year-end operating results with its management and the independent accountants; considers the adequacy of ITXC's internal accounting and control procedures; reviews the non-audit services to be performed by the independent accountants, if any; and evaluates the accountants' independence.

   The compensation committee consists of Messrs. Collatos, Wilson and Ganor, with Mr. Wilson serving as Chairman. The compensation committee reviews, recommends and approves compensation arrangements for executive officers and other senior level employees, and administers certain benefit and compensation plans and arrangements.

   The executive committee consists of Messrs. Collatos, Evslin and Wilson, with Mr. Evslin serving as Chairman. Except as limited by Delaware law, the executive committee can perform each of the responsibilities of ITXC's full board, providing ITXC with added flexibility in situations when full board meetings cannot be convened.

   The CEO committee is composed solely of Mr. Evslin. The CEO committee grants stock options and determines the basic terms of option grants to certain employees under ITXC's stock incentive plan in accordance with the terms set for that plan by the compensation committee. ITXC's stock incentive plan grants the CEO committee this authority with respect to persons other than directors, specified executive officers, consultants and other individuals identified by the compensation committee.

 Outside Director Compensation

   ITXC has not yet paid any compensation to non-employee directors. ITXC anticipates that in the future, non-employee directors may receive annual fees, meeting fees and periodic option grants.

Executive Compensation

   The following table sets forth the total cash and non-cash compensation that ITXC paid or accrued during the years ended December 31, 1999 and 1998 with respect to its Chief Executive Officer and the individuals who, during 1999, were the four other most highly compensated executive officers of ITXC. The principal components of these individuals' current cash compensation are the annual base salary and bonus included in the Summary Compensation Table. We have also described below other compensation these individuals receive under employment agreements and ITXC's stock incentive plan. Thomas J. Shoemaker, ITXC's Executive Vice President in charge of business development, joined ITXC in January 2000. His base salary for 2000 is $180,000. William Diaz, ITXC's Vice President of Operations, joined ITXC in May 2000. His base salary is $118,000.

                           Summary Compensation Table

                                                                  Long Term
                                Annual Compensation              Compensation
                              ------------------------       --------------------
                                                                Number of
                                                                Securities
                                                                Underlying
Name and Principal Position   Year Salary ($) Bonus($)       Options/SARS (#)
---------------------------   ---- ---------- --------       ----------------
Tom I. Evslin...............  1999  250,769   153,672(1)           30,000
Chairman of the Board,        1998  232,308   150,000(1)              --
President and
  Chief Executive Officer

Edward B. Jordan............  1999  148,269   102,339(1)          400,000
Executive Vice President and  1998  120,192       --                  --
 Chief Financial Officer

John G. Musci...............  1999  176,923   172,350(1)(3)     1,500,000
Executive Vice President and
 and Chief Operating Officer
 (2)

Steven J. Ott...............  1999  101,014   135,242(4)           80,000
Vice President, Global Sales  1998   96,153    32,924(4)          350,000

Eric G. Weiss...............  1999  121,359    58,181(1)           50,000
Vice President and Business   1998   93,654       --               50,000
Unit Manager,
 WWeXchange Service

--------
(1) Bonuses for 1999 include some bonuses that were earned in 1999 but were not paid until 2000. Bonuses for 1998 were earned in 1998 but were not paid until 1999.
(2) Mr. Musci joined ITXC in February 1999.
(3) Excludes reimbursement for relocation expenses.
(4) Consists of commissions earned by Mr. Ott in 1998 and 1999.

   The following table presents certain information regarding stock options granted to the named executive officers during 1999 under ITXC's stock incentive plan.

                                           Individual Grants
                         --------------------------------------------------------
                                                                                  Potential Realizable Value at
                                                                                  Assumed Annual Rates of Stock
                                                                                  Price Appreciation for Option
                                                                                              Term
                                                                                  -----------------------------
                         Number of                             Fair
                         Securities    % of Total Exercise    Market
                         Underlying     Options     Price    Value on
                          Options      Granted to Per Share Grant Date Expiration
Name                     Granted(#)    Employees   ($/Sh)     ($/Sh)      Date      0%($)     5%($)    10%($)
----                     ----------    ---------- --------- ---------- ---------- --------- --------- ---------
Tom I. Evslin...........    30,000           *      4.00      12.00      6/8/09     240,000   466,402   813,747
Edward B. Jordan........   200,000        5.73      1.16       2.32     2/25/09     232,000   523,807   971,497
                           200,000        5.73      4.00      12.00      6/8/09   1,600,000 3,109,347 5,424,982
John G. Musci........... 1,500,000       43.01       .63       2.32      2/1/09   2,542,500 4,731,053 8,088,724
Steven J. Ott...........    50,000(1)     1.43       .63       2.32      1/7/09      84,750   157,702   269,624
                            30,000           *      4.00      12.00      6/8/09     240,000   466,402   813,747
Eric G. Weiss...........    50,000        1.43      4.00      12.00      6/8/09     400,000   777,337 1,356,425

--------
(1) These options were granted under the terms of Mr. Ott's offer of employment.
 * Less than one percent.

   The following table presents information regarding stock option exercises by the named executive officers during 1999 and the number and value of stock options held by the named executive officers at December 31, 1999. The calculation of the value of unexercised options is based upon a market price of $33.625 per share, representing the closing sale price of one share of ITXC's common stock on December 31, 1999.

                                                       Number of Shares
                                                    Underlying Unexercised     Value of Unexercised
                                                       Options at Fiscal       In-the-Money Options
                            Number of      Value         Year-end (#)         at Fiscal Year-end ($)
                         Shares Acquired Realized  ------------------------- -------------------------
Name                     on Exercise (#)  (1)($)   Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- --------- ----------- ------------- ----------- -------------
Tom I. Evslin ..........      30,000       240,000       --            --           --           --
Edward B. Jordan........     200,000     2,399,000   400,000       400,000   13,217,000   12,649,000
John G. Musci...........         --            --    333,334     1,166,666   11,000,022   38,499,978
Steven J. Ott...........     116,668     1,365,016       --        313,332          --    10,314,539
Eric G. Weiss...........      50,000       596,050    50,000       133,332    1,677,300    4,265,172
                              16,668       192,932

--------
(1) Each of the options exercised by the named executive officers was exercised prior to ITXC's initial public offering. The amount realized on exercise represents the number of shares acquired multiplied by the difference between the public offering price in ITXC's initial public offering and the option exercise price.

 Employment Agreements

   Tom I. Evslin. ITXC has entered into an amended employment agreement with Tom I. Evslin, ITXC's Chairman, President and Chief Executive Officer. The agreement expires on March 31, 2001. Under his agreement, Mr. Evslin is entitled to receive a base salary in 2000 of not less than $300,000 and annual bonuses which could amount to 100% or more of base salary. The actual amount of bonuses paid or to be paid is determined by the compensation committee before the start of the year in which the bonus is to be paid and is contingent upon ITXC's achieving certain performance objectives. Mr. Evslin is eligible to receive an additional bonus under ITXC's cash incentive plan.

   If Mr. Evslin's employment with ITXC is terminated by ITXC without cause, or by Mr. Evslin for good reason, Mr. Evslin is entitled to receive his salary and other benefits for a period of six months, as well as his annual bonus for the year in which the termination occurs and for the severance period. If Mr. Evslin's employment is terminated for any other reason, ITXC's obligation to pay any further compensation or benefits ends. Mr. Evslin's employment agreement also prohibits him from being employed by a competing business for a period of six months after his employment is terminated by ITXC without cause or by him with or without good reason. ITXC can extend this restriction against competition for up to an additional 18 months, provided that ITXC pays Mr. Evslin additional proportionate severance amounts. If ITXC terminates Mr. Evslin's employment for cause, this restriction will apply for a period of two years.

   Under his employment agreement, Mr. Evslin is also bound to keep certain information confidential and to assign to ITXC any intellectual property developed by him during the term of his employment.

   John G. Musci. ITXC entered into an employment agreement with John G. Musci, ITXC's Executive Vice President and Chief Operating Officer. The term of Mr. Musci's employment agreement began on February 8, 1999 and expires on February 7, 2001. Under his employment agreement, Mr. Musci is entitled to receive an annual base salary of not less than $200,000 and he is eligible to receive a cash bonus under ITXC's cash incentive plan. Mr. Musci was also entitled to receive up to $100,000 in relocation expenses.

   Under his employment agreement, Mr. Musci received non-qualified options covering 1,500,000 shares of ITXC common stock at an exercise price of $0.625 per share under ITXC's stock incentive plan. A total of 1,000,000 of Mr. Musci's options vested or will vest and become exercisable at the rate of 33 1/3% per year on December 21, 1999, 2000 and 2001. The remaining 500,000 will vest and become exercisable on December 21, 2005. These options could, however, vest and become exercisable under certain circumstances, prior to December 21, 2005.

   Under his employment agreement, if Mr. Musci is terminated for cause or any reason other than constructive termination or wrongful termination, he is entitled to receive accrued but unpaid base salary, bonus and other benefits and forfeits any unvested options. If Mr. Musci is terminated by reason of a constructive termination or wrongful termination, in addition to any accrued but unpaid base salary, bonus and other benefits, Mr. Musci is entitled to receive as severance a lump sum payment in cash equal to his current salary as of the date of termination for a period equal to the greater of the remainder of the then current term or six months, certain additional benefits and an acceleration of the vesting period for any of his options that have not vested as of the date of the termination. Upon expiration of the term of his employment, Mr. Musci is entitled to receive as severance his base salary compensation in effect at the time of the termination for a period of six months, any accrued but unpaid base salary, bonus and other benefits and forfeits any unvested options.

   Mr. Musci's employment agreement prohibits him from becoming associated with any competing business for the applicable severance period in the case of a wrongful termination or expiration of his term of employment or for six months in the case of his termination for any other reason.

   Under his employment agreement, Mr. Musci is also bound to keep certain information confidential and to assign to ITXC any intellectual property developed by him during the term of his employment.

   Thomas J. Shoemaker. ITXC entered into an employment agreement with Thomas
J. Shoemaker, ITXC's Executive Vice President of Business Development, effective as of January 2, 2000. The term of Mr. Shoemaker's employment agreement expires on January 2, 2001, after which his employment with ITXC will be on an at-will basis unless the term of the employment agreement is extended by ITXC and Mr. Shoemaker. Under his employment agreement, Mr. Shoemaker is entitled to receive an annual base salary of not less than $180,000. In addition, for the calendar year 2000 and thereafter, Mr. Shoemaker is eligible to receive a cash bonus under ITXC's cash incentive plan.

   Under his employment agreement, Mr. Shoemaker received options covering 300,000 shares of ITXC's common stock at an exercise price of $40.00 per share under ITXC's stock incentive plan. A total of 250,000 of Mr. Shoemaker's options will vest and become exercisable at the rate of 33 1/3% per year on January 2, 2001, 2002 and 2003. The remaining 50,000 options will vest and become exercisable on January 2, 2003. Those 50,000 options could, however, vest and become exercisable under certain circumstances, on January 2, 2001.

   Under his employment agreement, if Mr. Shoemaker is terminated for cause or any reason other than constructive termination or wrongful termination, he is entitled to receive accrued but unpaid base salary, bonus and other benefits, in accordance with ITXC's employee benefits plans, and forfeits any unvested options. If Mr. Shoemaker is terminated by reason of a constructive termination or wrongful termination, in addition to any accrued but unpaid base salary, bonus and other benefits, Mr. Shoemaker is entitled to receive, as severance, payments through January 2, 2001 of his current salary as of the date of termination, less his income from other employment, and his options will continue to vest for the remainder of that year.

   Mr. Shoemaker's employment agreement prohibits him from becoming associated with any competing business for six months after the date of his termination.

   Under his employment agreement, Mr. Shoemaker is also bound to keep certain information confidential and to assign to ITXC any intellectual property developed by him during the term of his employment.

 1998 Incentive Stock Option Plan

   Under ITXC's stock incentive plan, incentive stock options and non-qualified stock options to purchase shares of ITXC's common stock may be granted to directors, officers, employees and consultants. As of July 31, 2000, stock options covering 1,558,966 shares were available for grant under the plan and stock options to purchase 6,059,945 shares were outstanding with a weighted average exercise price of $9.08 per share. On January 1 of each subsequent year, the number of shares of common stock available for issuance under the plan will be increased by the least of:

  . 2,000,000 shares;

  . 3% of the outstanding shares; or

  . a number of shares determined by our board of directors.

   The per share exercise price for incentive stock options granted under the plan will equal the fair market value of the underlying common stock on the date of grant. The option price for shares purchased through the exercise of an option is payable in cash or, at the discretion of ITXC's chief executive officer or compensation committee, in common stock or a combination of both.

   ITXC's chief executive officer or compensation committee determines the initial vesting period and the expiration date(s) of each option at the time that it is granted. As of July 31, 2000, ITXC had not granted any incentive stock options.

   Under the plan, ITXC may also issue stock appreciation rights, either alone or in connection with options, restricted stock awards and performance awards. As of July 31, 2000, ITXC had not issued any such stock appreciation rights, restricted stock awards or performance awards.

   The plan provides that in the event of a change in control, all options outstanding on that date will be immediately and fully exercisable upon termination of an option holder's employment or service for certain specified reasons within twelve months following the change in control. In addition, under certain circumstances upon such specified termination, an option holder may be permitted to exchange any unexercised options for a cash payment.

   The plan provides for options to terminate within specified periods of time after employment is terminated, depending upon the reason for termination. If an option holder's employment is terminated for cause, his or her options will terminate immediately upon termination of employment. Unless otherwise provided by the compensation committee or ITXC's board of directors, options are not transferable by the option holder and can be exercised only by the option holder during his or her lifetime or upon the option holder's death only by the personal representative of his or her estate. The plan may be amended or terminated by the board of directors at any time; provided, that no such action may adversely affect any outstanding options without the consent of the applicable option holder.

   The grant of a non-qualified option has no tax consequences to ITXC or to the option holder. Upon exercise of a non-qualified option, the option holder will recognize taxable ordinary income equal to the excess of the fair market value on the date of the exercise of the shares of common stock acquired over the exercise price of the non-qualified option, and that amount will be deductible by ITXC for federal income tax purposes. The option holder will, upon a later sale of shares, recognize short term or long term capital gain or loss, depending on the holding period of the shares, but ITXC will not be entitled to an additional tax deduction.

 Employee Stock Purchase Plan

   ITXC has an employee stock purchase plan intended to meet the qualifications for such a plan under applicable federal income tax laws. The plan is administered by the compensation committee of ITXC's board of directors. The number of shares available for purchase under the plan consists, as of July 31, 2000, of 794,749 shares of common stock and will increase on January 1 of each subsequent year in an amount equal to the least of:

  . 600,000 shares of common stock;

  . 1% of the common stock outstanding on January 1; or

  . a number of shares of common stock specified by ITXC's board.

   Shares of ITXC's common stock will be offered to ITXC's employees under the plan through a series of successive offering periods, not to exceed 24 months, until either the maximum number of shares available for issuance under the plan has been purchased or the plan has been otherwise terminated. Each offering period is of a duration determined by the compensation committee of ITXC's board of directors. The initial offering period terminates on the last business day in July 2001. The next offering period will commence on the first business day in August 2001, and subsequent periods will commence as determined by the compensation committee.

   In order to be eligible to participate in the plan, an employee must be engaged, on a regularly scheduled basis of more than 20 hours per week of work for ITXC for more than five months per calendar year, in the rendition of personal services to ITXC. Non-employee directors and non-employee officers are not eligible to participate.

   Each employee who meets the employment criteria on the start date of the initial offering period will be eligible to enter that offering period or any subsequent offering period on the start date of any purchase period during which he or she remains employed by ITXC. Employees who met the eligibility criteria after the start date of the initial offering period will be eligible to enter that offering period or any subsequent offering period on the start date of any purchase period within the applicable offering period on which he or she meets the eligibility criteria with at least three months of service with ITXC or one of ITXC's corporate affiliates. The date on which an employee enters an offering period is his or her entry date for the purposes of that offering period.

   Employees who would, immediately after the grant, own or hold outstanding options or other rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of ITXC's stock may not be granted any rights to purchase stock under this plan. Employees whose rights to purchase stock under this plan or any other qualifying plan would exceed $25,000 worth of stock in any calendar year are also prohibited from participating.

   Employees who participate in the plan will authorize ITXC to deduct any multiple of one percent of their total cash compensation during each purchase period up to a maximum of 10% of their total cash compensation, which includes:

  . regular base salary;

  . pre-tax contributions made by the employee to certain benefits plans; and

  . overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments.

   The maximum number of shares of common stock that an employee may purchase during any purchase period is 3,000 shares.

   During periods when employees are permitted to make purchases, the purchase price of the shares of common stock will be equal to 85% of the lesser of:

  . the fair market value of the common stock on the employee's entry date into the applicable offering period; or

  . the fair market value of the common stock on the date of purchase.

   However, the purchase price for any employee whose entry date is other than the start date of the offering period shall not be less than 85% of the fair market value of the common stock on the start date of that offering period.

   Employees may end their participation in the plan at any time during an offering period. An employee's participation ends automatically upon termination of an employee's employment. In general, any payroll deductions for the purchase period in which the purchase right terminates will be refunded without interest.

   In the event of a stockholder-approved merger or consolidation in which securities possessing more than 50% of the total combined voting power of ITXC's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to the transaction, or in the event of a stockholder-approved sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of ITXC, each outstanding purchase right shall automatically be exercised. ITXC will use its best efforts to provide written notice in advance of the occurrence of any of these transaction. Upon receipt of such notice, employees may terminate their outstanding purchase rights. Purchase rights granted under the plan are not assignable by the employee other than by will or the laws of descent.

   The plan will terminate upon the earliest of:

  . the last business day in August 2009;

  . the date on which all shares available for issuance under the plan have been sold under purchase rights exercised under the plan; or

  . the date on which all purchase rights are exercised in connection with any corporate transaction described above.

 Cash Incentive Plan

   ITXC designed its cash incentive plan to encourage and reward its employees for their contributions to ITXC's performance. All of ITXC's employees, except salespeople, are eligible to participate in this plan. Employees who are eligible receive bonuses calculated according to a formula which takes into account an individual performance factor and a company performance factor.

 Compensation Committee Interlocks and Insider Participation

   During 1999, Messrs. Ganor, Collatos and Wilson participated on ITXC's compensation committee. Mr. Ganor is the chairman of the board and chief executive officer of VocalTec. Tom I. Evslin, ITXC's chairman of the board, president and chief executive officer, served on the board of directors and compensation committee of VocalTec until June 1999, when he resigned from VocalTec's board. None of the members of ITXC's compensation committee served as an officer or employee of ITXC or any of its subsidiaries during 1999.

   In October 1997, ITXC entered into an agreement with VocalTec under which:

  . ITXC issued to VocalTec:

  . 1,800,000 shares of common stock;

  . 278,000 shares of Series A convertible preferred stock;

  . warrants to purchase 122,000 shares of Series A convertible preferred stock; and

  . warrants to purchase 1,200,000 shares of common stock, the exercisability of which was conditioned, in part, upon ITXC's use of the credit described below;

  . ITXC received from VocalTec $500,000 in cash and the rights to certain information regarding VocalTec's business; and

  . ITXC received a credit entitling ITXC to purchase $1.0 million of VocalTec's equipment.

   In April 1998:

  . VocalTec Communication's shares of Series A convertible preferred stock were converted into a total of 556,000 shares of common stock; and

  . VocalTec Communication's preferred stock warrant was converted into a warrant to purchase a total of 244,000 shares of common stock.

   In June 1999, VocalTec exercised its outstanding warrants, acquiring 1,444,000 shares of common stock upon payment of $722.

   VocalTec also acquired 668,622 shares of ITXC's Series B convertible preferred stock and 215,332 shares of ITXC's Series C convertible preferred stock as part of ITXC's April 1998 and February 1999 private placements. Each of those shares of preferred stock was converted into two shares of Common Stock when ITXC completed its initial public offering. See "Related Party Transactions--ITXC Equity Financings."

   ITXC also has an ongoing business relationship with VocalTec. From inception through June 30, 2000, ITXC purchased $4,493,000 of hardware and software from VocalTec. ITXC offset the first $1.0 million of purchase price of these products against the $1.0 million credit that ITXC received in connection with its 1997 agreement with VocalTec.

Related Party Transactions

   For a description of ITXC's relationship with VocalTec, see "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

 Loans from Senior Management

   Between February 9, 1998 and April 22, 1998, ITXC borrowed an aggregate of $550,000 from Tom I. Evslin, ITXC's chairman of the board, chief executive officer and president, and $200,000 from Edward B. Jordan, ITXC's executive vice president and chief financial officer, and delivered a series of demand notes to these officers. The notes bore interest at a rate of 10% per year. On April 27, 1998, each of those notes was canceled and ITXC paid accrued interest to Mr. Evslin and Mr. Jordan in the amounts of $5,762 and $932, respectively. In consideration for canceling those notes, Mr. Evslin and Mr. Jordan received 322,581 and 117,302 shares of ITXC's Series B convertible preferred stock, respectively, and warrants to purchase 645,162 and 234,604 shares of ITXC's common stock, respectively, at an exercise price of $0.8525 per share. ITXC valued the Series B convertible preferred stock issued to Mr. Evslin and Mr. Jordan at the same $1.705 per share price paid by all other purchasers of the Series B convertible stock. Thus, Mr. Evslin's shares and Mr. Jordan's shares had an aggregate value of $550,000 and $200,000, respectively. ITXC concluded that the fair value of the warrants granted to Mr. Evslin and Mr. Jordan was $90,000, which was included in ITXC's interest expense during 1998.

 ITXC Equity Financings

   In April 1998, ITXC sold to a limited group of investors a total of 5,865,104 shares of its Series B convertible preferred stock at a purchase price of $1.705 per share. The following table sets forth the names of those investors who, either directly or through an affiliate, are presently directors, officers or five percent stockholders of ITXC, the number of shares of Series B convertible preferred stock that such investors acquired, the aggregate purchase price paid by such investors and the aggregate number of shares of ITXC's common stock that were issued upon conversion of the preferred shares when ITXC completed its initial public offering. Each share of Series B convertible preferred stock was converted into two shares of ITXC's common stock upon completion of the public offering.

                                                       Shares of           Shares of
                                                       Preferred            Common
                           Principal Relationship to     Stock     Total     Stock
Investor                             ITXC              Purchased Price ($)  Issued
--------                 ----------------------------  --------- --------- ---------
Chase Venture Capital
 Associates, L.P ....... Principal stockholder         1,361,290 2,321,000 2,722,580
Intel Corporation....... Principal stockholder         1,173,021 2,000,000 2,346,042
Spectrum Equity
 Investors II, L.P. and  Principal stockholders;
 SEA 1998 II, L.P....... furthermore, William P.
                         Collatos, an affiliate of
                         these stockholders, is a
                         director of ITXC.             1,173,021 2,000,000 2,346,042
DS Polaris, Ltd.,
 Polaris Fund II (Tax
 Exempt Investors), LLC,
 Polaris Fund II, LLC,
 Polaris Fund II, L.P.,
 DS Polaris Trust
 Company (foreign
 residents) (1997), Ltd.
 and Canada--Israel
 Opportunity Fund LP.... Principal stockholder           753,079 1,284,000 1,506,158
VocalTec                 Principal stockholder. Elon
 Communications......... A. Ganor, the Chairman of
                         the Board and CEO of
                         VocalTec, is a director of
                         ITXC.                           668,622 1,140,000 1,337,244
Tom I. Evslin and Mary   Chairman of the Board, Chief
 A. Evslin.............. Executive Officer and
                         President, and Vice
                         President, Marketing and
                         Customer Success                322,581   550,000   645,162
The fl@tiron Fund LLC... Frederick R. Wilson, the
                         manager of The fl@tiron Fund
                         LLC, is a director of ITXC.     296,188   505,000   592,376
Edward B. Jordan........ Executive Vice President and
                         Chief Financial Officer         117,302   200,000   234,604

   As part of the Series B financing, ITXC entered into various agreements with the investors, including a stockholders' agreement, the principal terms of which terminated upon the closing of ITXC's initial public offering, and a registration rights agreement.

   In February 1999, ITXC sold to a limited group of investors a total of 3,229,975 shares of ITXC's Series C convertible preferred stock at a purchase price of $4.644 per share. The following table sets forth the names of those investors who, either directly or through an affiliate, are presently directors, officers or five percent stockholders of ITXC, the number of shares of Series C convertible preferred stock that such investors acquired, the aggregate purchase price paid by such investors and the aggregate number of shares of common stock that were issued upon conversion of the preferred shares when ITXC completed it initial public offering.

Each share of Series C convertible preferred stock was converted into two shares of common stock upon completion of the public offering.

                                                       Shares of           Shares of
                                                       Preferred            Common
                           Principal Relationship to     Stock     Total     Stock
Investor                             ITXC              Purchased Price ($)  Issued
--------                 ----------------------------  --------- --------- ---------
Spectrum Equity
 Investors II, L.P. and
 SEA 1998 II, L.P. ..... See table above               1,173,559 5,450,008 2,347,118
Chase Venture Capital
 Associates, L.P ....... See table above                 870,138 4,040,921 1,740,276
Intel Corporation....... See table above                 484,496 2,249,999   968,992
DS Polaris, Ltd.,
 Polaris Fund II (Tax
 Exempt Investors), LLC,
 Polaris Fund II, LLC,
 Polaris Fund II, L.P.,
 Polaris, Ltd., DS
 Polaris Trust Company
 (foreign residents)
 (1997), Ltd. and
 Canada--Israel
 Opportunity Fund
 L.P. .................. See table above                 263,194 1,222,273   526,388
The Flatiron Fund
 1998/99, LLC and
 Flatiron Associates,
 LLC.................... See table above                 223,256 1,036,801   446,512
VocalTec
 Communications......... See table above                 215,332 1,000,002   430,664

   As part of the Series C financing, ITXC entered into various agreements with its investors, including a stockholders' agreement, the principal terms of which terminated upon the closing of ITXC's initial public offering, and a registration rights agreement.

 Third Amended Registration Rights Agreement

   Each of the purchasers of ITXC's Series B and Series C convertible preferred stock, including Mr. and Mrs. Evslin and Mr. Jordan, and ITXC entered into an amended registration rights agreement whereby each purchaser has the right, under certain circumstances and subject to certain conditions, to cause ITXC to register under the federal securities laws shares of ITXC's common stock held by them. Subject to certain conditions and exceptions, those purchasers also have the right to require that shares of ITXC's common stock held by them be included in any registration under the federal securities laws commenced by ITXC.

 Stock Option Exercises

   From ITXC's inception through June 30, 2000, certain of ITXC's executive officers exercised stock options, resulting in the issuance of a total of 704,694 shares of ITXC's common stock.

ITXC's Principal Stockholders

   The following table sets forth certain information with respect to the beneficial ownership of ITXC's common stock, as of July 31, 2000, by:

  . each person known by ITXC to beneficially own more than five percent of ITXC's outstanding common stock;

  . each of ITXC's directors;

  . each executive officer named in the Summary Compensation Table; and

  . all of ITXC's executive officers and directors as a group.

   Unless otherwise indicated, the person or persons named have sole voting and investment power. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person under options or warrants exercisable within 60 days of July 31, 2000 are deemed beneficially owned by such person and are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

                                                    Shares Beneficially
                                                           Owned
                                                   ---------------------------
Name                                                 Number         Percentage
----                                               ----------       ----------
Tom I. Evslin.....................................  7,015,097(1)(2)   17.84%
Edward B. Jordan..................................  1,094,915(1)(3)    2.79%
John G. Musci.....................................    258,460(1)(3)       *
Steven J. Ott.....................................    197,343(1)          *
Bradley E. Miller.................................    113,990(1)          *
Eric G. Weiss.....................................    151,487(1)          *
Elon A. Ganor.....................................  4,788,165(4)      12.43%
William P. Collatos...............................  4,457,243(5)      11.57%
Frederick R. Wilson...............................    454,125(6)          *
All executive officers and directors as a group
 (12 persons)..................................... 18,530,824         45.68%
Other Beneficial Owners of 5% or More of ITXC's
 Common Stock
VocalTec Communications...........................  4,788,165(7)      12.43%
Spectrum Equity Investors II, L.P.................  4,457,243(8)      11.57%
Intel Corporation.................................  3,315,034(9)       8.60%
Chase Venture Capital Associates, LLC.............  2,888,895(10)      7.50%
Essex Investment Management Company...............  2,096,445(11)      5.44%

--------
*   Represents less than one percent.
(1) The table above includes the following number of shares which the following persons may acquire under options and warrants held as of July 31, 2000 and exercisable within 60 days of such date:

Tom I. Evslin.........................................................   795,162
Edward B. Jordan......................................................   751,271
John G. Musci.........................................................   210,644
Steven J. Ott.........................................................    78,832
Bradley E. Miller.....................................................   112,500
Eric G. Weiss.........................................................    83,332
All executive officers and directors as a group....................... 1,151,975

   The 795,162 shares referenced above for Mr. Evslin include options granted to Mary A. Evslin, his wife.

   The table above excludes options covering 500,000 shares of common stock granted to Mr. Musci in February 1999 which will vest on the earliest of the date on which a change in control of his former employer, Qwest Communications International, occurs, the seventh anniversary of the date on which the options were granted and such other date as is provided for in ITXC's stock incentive plan.

   The table above includes 2,531, 2,816, 1,843, 1,490 and 1,487 shares purchased by Mr. Jordan, Mr. Musci, Mr. Ott, Mr. Miller and Mr. Weiss, respectively, under ITXC's employee stock purchase plan.

   (2) Includes shares beneficially owned by Mary A. Evslin, who is Mr. Evslin's wife and an executive officer of ITXC. With the exception of shares held with Mary A. Evslin as joint tenants, Tom I. Evslin disclaims beneficial ownership of the shares owned beneficially by Ms. Evslin. Mr. Evslin's principal business address is 600 College Road East, Princeton, New Jersey 08540.

   (3) Mr. Jordan's shares include 24,700 shares owned by his children, who are minors. Mr. Musci's shares include 2,700 shares owned by his children, who are minors. Messrs. Jordan and Musci disclaim beneficial ownership of the shares owned by their children.

   (4) This number represents 4,788,165 shares of common stock beneficially owned by VocalTec Communications. Mr. Ganor is the Chairman of the Board and CEO of VocalTec Communications. Mr. Ganor disclaims beneficial ownership of these shares.

   (5) This number represents 4,415,784 shares of common stock beneficially owned by Spectrum Equity Investors II, L.P. and 41,459 shares of common stock beneficially owned by SEA 1998 II, L.P. Mr. Collatos is a managing general partner of Spectrum Equity Investors II, L.P. and an affiliate of SEA 1998 II, L.P. Mr. Collatos disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

   (6) This number represents 123,914 shares owned by Frederick R. Wilson and 330,211 owned by FJ Wilson Partners LP, a partnership of which Mr. Wilson is a general partner. Mr. Wilson's principal business address is 257 Park Avenue South, 15th Floor, New York, New York 10010.

   (7) The principal business address of VocalTec is 1 Executive Drive, Suite 320, Fort Lee, New Jersey 07024.

   (8) The principal business address of Spectrum Equity Investors II, L.P. is One International Place, Boston, Massachusetts 02110.

   (9) The principal business address of Intel Corporation is 2200 Mission College Boulevard, Santa Clara, California 95052.

   (10) Based on information provided by Chase Venture Capital Associates, LLC in its Form 4 filed on July 7, 2000. The principal business address of Chase Venture Capital Associates, LLC is 380 Madison Avenue, New York, New York 10017.

   (11) Based on information provided by Essex Capital Management Company in its Schedule 13G filed on February 2, 2000. The principal business address of Essex Capital Management Company is 125 High Street, Boston, Massachusetts 02110.

eFUSION

Selected Financial Data Regarding eFusion

   The following selected financial data for the period from April 5, 1996, eFusion's date of inception, to December 31, 1996 and for the years ended December 31, 1997, 1998 and 1999 are derived from eFusion's audited financial statements. The following selected financial data for the six months ended June 30, 1999 and 2000 are derived from eFusion's unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which eFusion considers necessary for a fair presentation of its financial position and results of operations for the interim periods. eFusion's operating results for the six months ended June 30, 2000 are not necessarily a reliable indicator of the results that may be expected for the entire year ending December 31, 2000. You should read the information that we have presented below in conjunction with eFusion's financial statements, related notes and other financial information included elsewhere in this document.

                           Period from April
                                5, 1996
                          (date of inception)                              Six Months
                            to December 31,   Year ended December 31,    ended June 30,
                          ------------------- -------------------------  ----------------
                                 1996          1997     1998     1999     1999     2000
                          ------------------- -------  -------  -------  -------  -------
                                     (in thousands, except per share data)
Operating Data:
Revenues, net:
  Product and other
   revenue..............        $  --         $   764  $ 3,427  $ 3,517  $ 1,924  $   236
  Application service
   revenue..............           --             --       --       --       --        72
                                ------        -------  -------  -------  -------  -------
Total revenues..........           --             764    3,427    3,517    1,924      308
Operating expenses:
  Cost of sales-product
   and other............           --             237    1,203    1,466      823       66
  Network operations....           --             --       --       --       --     1,088
  Research and
   development..........           524          2,781    4,032    3,690    1,726    2,589
  Sales and marketing...           266          4,925    5,306    5,699    2,654    3,911
  General and
   administrative.......           194            868    1,313    1,941      700    1,753
Total operating
 expenses...............           984          8,811   11,854   12,796    5,903    9,407
Loss from operations....          (984)        (8,047)  (8,427)  (9,279)  (3,979)  (9,099)
Other income (expense):
  Interest income.......            74            233      111      249       73      230
  Interest expense......            (8)           (65)    (139)    (108)     (85)     (21)
                                ------        -------  -------  -------  -------  -------
Total other income
 (expense)..............            66            168      (28)     141      (12)     209
Net loss................          (918)        (7,879)  (8,455)  (9,138)  (3,991)  (8,890)
Accretion of preferred
 stock redemption.......           --             --       --       --       --      (467)
                                ------        -------  -------  -------  -------  -------
Net loss attributable to
 common stockholders....        $ (918)       $(7,879) $(8,455) $(9,138) $(3,991) $(9,357)
                                ======        =======  =======  =======  =======  =======
Basic and diluted net
 loss per share
 attributable to common
 stockholders...........        $(0.38)       $ (2.60) $ (2.15) $ (2.00) $ (0.92) $ (1.81)
                                ======        =======  =======  =======  =======  =======
Weighted average shares
 used in computation of
 basic and diluted net
 loss per share
 attributable to common
 stockholders...........         2,443          3,030    3,930    4,566    4,357    5,175

                                                                      As of
                                          As of December 31,         June 30,
                                    -------------------------------  --------
                                     1996   1997   1998      1999      2000
                                    ------ ------ -------  --------  --------
Balance Sheet Data:
Cash, cash equivalents and
 investments....................... $3,581 $4,835 $   903  $  4,247  $ 13,711
Total assets.......................  4,024  6,632   5,547     7,188    16,693
Long-term obligations, including
 current portion...................         1,505   1,673     1,368       254
Working capital....................  3,238  5,069    (224)    3,167    13,534
Redeemable convertible preferred
 stock.............................    --     --    3,000    17,191    37,547
Total stockholders' equity
 (deficit).........................  3,595  4,743  (3,696)  (12,750)  (21,965)

Management's Discussion and Analysis of eFusion's Financial Condition and Results of Operations

   You should read the following discussion in conjunction with eFusion's financial statements and the related notes and other financial information included in this document. In addition to historical information, the following discussion and other parts of this document contain forward-looking statements which are subject to risks and uncertainties, and there can be no assurance that such statements will prove to be correct. eFusion's actual results could differ materially from those anticipated by forward-looking information due to factors described in the section entitled "Risk Factors" beginning on page 16.

Overview

   eFusion is an applications service provider of Internet voice services to assist carriers, Internet service providers and e-commerce enterprises to provide their end-users with a richer, more fulfilling online experience. eFusion currently offers two categories of Internet voice services:

  . e-commerce Solutions. An e-commerce enterprise can implement eFusion's
    Push to Talk service to facilitate live interaction between consumers browsing its e-commerce Internet web site and customer service representatives.

  . Internet Subscriber Services. Using eFusion's Suite Adeline service,
    Internet service providers can enable their subscribers to take incoming telephone calls while connected to the Internet over a single telephone line, or, if a customer chooses, to forward a call to another telephone or a voice mailbox.

   eFusion currently markets its products through its sales force, supplemented by members of its executive management team. eFusion anticipates that once the initial market deployment phase for Push to Talk is complete, its sales force will increasingly focus on developing and maintaining resale and distribution channels, rather than marketing directly to enterprise customers.

   Through the end of 1999, eFusion sold a wide range of information processing applications that bridged the telephone network and the Internet. eFusion's call-completing bundled hardware and software, which was located on the customer's premises, was sold to carriers, network service providers, Internet service providers and e-commerce call centers. In late 1999, eFusion changed its business and launched an application service provider business model, under which it began to sell a set of market-ready online voice services for e-commerce companies and Internet service providers. The shift away from providing bundled hardware and software located on the customer's premises was made by eFusion in response to growing market demand for applications and services on a subscription or pay-per-use basis. The new application service provider business model provides enhanced Internet telephony services to e-commerce companies and Internet service providers without requiring large up-front investments in hardware and software. In addition, it eliminates many of the difficulties associated with the implementation of online communications services, such as network integration, systems implementation and the need for information technology personnel.

   As a result of the transition to the new business model in 2000, results of operations for 2000 are not necessarily comparable to 1999. In particular, in 2000, revenues are lower and operating expenses are higher as eFusion builds the network and infrastructure required to support the application service provider business, establishes the sales and marketing organization to sell the new services, hires the necessary personnel and completes the administrative tasks necessary to bring about the transition and manage the new business model.

   License fees were generally recognized when a non-cancelable license agreement had been signed, the software was shipped, there were no uncertainties surrounding product acceptance, the fees were fixed and determinable and collection was probable. Revenue from the sale of products and software licenses was recognized at the time of shipment, except for those that had significant post-delivery obligations, in which case, revenue was deferred until no such significant obligations remained. eFusion's post-delivery obligations were for installation and/or acceptance. System rental revenue primarily represented income earned from product evaluations, which typically lasted approximately six months. Service and maintenance revenue consisted primarily of installation, training, engineering support and maintenance revenues. These revenues are recognized ratably over the term of the agreements. In late 1999, eFusion implemented its application service provider business model. Application service provider revenues are recognized when the customer uses the product.

   To date, eFusion's operating expenses have been primarily:

  . Cost of Sales. These expenses primarily consist of costs of hardware and related compensation, benefits and overhead associated with products and related service and maintenance sold under eFusion's previous business model, which are not expected to be material in future periods.

  . Network Operations Expenses. These expenses primarily consist of compensation, benefits and related costs that eFusion pays for employees and consultants for the development and maintenance of the network and infrastructure required to operate as an application service provider, and depreciation of the capital equipment used in the network.

  . Research and Development Expenses. These expenses primarily consist of compensation, benefits and related costs that eFusion pays for employees and consultants who work on the development of its services and an allocation of facilities and systems support costs, including depreciation of capital equipment used in research and development. eFusion expects that its research and development expenses will increase in future periods, as eFusion continues to enhance its core technology and the services associated with it.

  . Sales and Marketing Expenses. These expenses primarily consist of compensation, benefits and related costs of sales and marketing personnel, as well as recruiting, travel, trade shows, public relations, new product launches and an allocation of facilities and systems support costs, including depreciation of capital equipment used in sales and marketing. eFusion expects that sales and marketing expenses will increase in future periods as eFusion works toward expanding the market for the usage of its Internet voice services by Internet service providers and e-commerce companies.

  . General and Administrative Expenses. These expenses primarily consist of compensation, benefits and related costs of general corporate functions, including executive management, administration, facilities, information technology and human resources. eFusion expects that general and administrative expense will increase in the future as it hires additional personnel and incurs additional costs related to the growth of its business and operations.

 Joint Venture in the Republic of Korea

   In May 2000, eFusion entered into a joint venture agreement to form TriFusion, a stock corporation in the Republic of Korea, to market and sell eFusion's services in the Republic of Korea. eFusion will contribute hardware and software with a fair value up to $3.6 million and $160,000 of cash in exchange for a 47% ownership interest in TriFusion. eFusion will account for its investment in TriFusion under the equity method of accounting and will record its percentage share of the net income or loss of the joint venture. No capital contributions have been made as of June 30, 2000. See Note 11 of Notes to eFusion's Financial Statements.

 Results of Operations--Comparison of the Six Months Ended June 30, 1999 and
 2000

 Revenues, net

   eFusion's revenues decreased from $1.9 million in the six months ended June 30, 1999 to $308,000 in the six months ended June 30, 2000, as a result of the transition to operating as an application service provider which began in late 1999. Revenues in the six months ended June 30, 1999 consisted of sales of products, licenses, system rentals and service and maintenance agreements. In late 1999, eFusion changed its business model and began operating as an application service provider in 2000. Revenues in the six months ended June 30, 2000 included product and license sales and maintenance revenue from eFusion's previous business model of $236,000, which is not expected to be material in future periods, and $72,000 of revenue from the initial period of application service usage and subscriptions.

 Operating Expenses

  Cost of Sales-Product and Other

   eFusion's cost of sales decreased from $823,000 in the six months ended June 30, 1999 to $66,000 in the six months ended June 30, 2000. Cost of sales included the cost of products and related service and maintenance sold under the previous business model. These costs are not expected to be material in future periods, since in late 1999, eFusion changed its business model and begin operating as an application service provider in 2000.

  Network Operations Expenses

   eFusion's network operations expenses increased from $0 in the six months ended June 30, 1999 to $1.1 million in the six months ended June 30, 2000, reflecting the costs associated with building the network and infrastructure required to support eFusion's application service provider business, which began in 2000.

  Research and Development Expenses

   eFusion's research and development expenses increased from $1.7 million in the six months ended June 30, 1999 to $2.6 million in the six months ended June 30, 2000, principally reflecting an increase in the number of research and development employees and consultants. During the six months ended June 30, 1999, the number of employees and consultants decreased due to general attrition. Subsequent to June 1999, eFusion hired additional research and development employees and consultants.

  Sales and Marketing Expenses

   eFusion's sales and marketing expenses increased from $2.7 million in the six months ended June 30, 1999 to $3.9 million in the six months ended June 30, 2000, principally reflecting an increase in the number of sales and marketing employees in 2000. In late 1999 and during the six months ended June 30, 2000, eFusion hired additional sales and marketing personnel to promote and sell its Push to Talk and Suite Adeline services, under its new application service provider business model.

  General and Administrative Expenses

   eFusion's general and administrative expenses increased from $700,000 in the six months ended June 30, 1999 to $1.8 million in the six months ended June 30, 2000. The increase in the six months ended June 30, 2000 reflects the hiring of additional general and administrative personnel, including a president and a chief financial officer late in 1999. Additionally, expenses rose beginning in late 1999 as a result of increased legal and administrative costs associated with the transition to operating as an application service provider and patent activity related to new technology and proprietary information.

  Loss from Operations

   eFusion incurred losses from operations of $4.0 million in the six months ended June 30, 1999 and $9.1 million in the six months ended June 30, 2000. The loss from operations in the six months ended June 30, 1999 reflected operations prior to eFusion's operating as an application service provider. The loss from operations in the six months ended June 30, 2000 reflected operations during an initial period of operations as an application service provider, legal and administrative costs associated with the transition and development of the network and infrastructure to support this new business model.

  Interest Income

   eFusion's interest income increased from $73,000 in the six months ended June 30, 1999 to $230,000 in the six months ended June 30, 2000, reflecting the increase in cash and cash equivalents in the six months ended June 30, 2000, principally as a result of net proceeds of $19.5 million from the sale of preferred stock in March 2000 to a group of private investors.

 Interest Expense

   eFusion's interest expense decreased from $85,000 in the six months ended June 30, 1999 to $21,000 in the six months ended June 30, 2000, reflecting the decrease in outstanding debt in 2000, compared to 1999.

   Accretion of Preferred Stock Redemption

   On March 15, 2000, eFusion sold approximately 2.5 million shares of Series D preferred stock. eFusion is required to redeem the Series D preferred stock at the option of the holders on or after March 15, 2004, at a redemption price per share equal to the issuance price plus an 8% annual accrued dividend on the original investment. The carrying amount of the Series D preferred stock is being increased by accretions, based on the deemed fair value of the preferred stock using the interest method. See Note 11 of Notes to eFusion's Financial Statements.

 Results of Operations--Comparison of the Years Ended December 31, 1998 and
 1999

   Revenues, net

   eFusion's revenues were comparatively flat at $3.4 million in 1998 compared to $3.5 million in 1999. Revenues throughout 1998 and through late 1999 consisted of sales of products, licenses, system rentals and service and maintenance agreements. In late 1999, eFusion began to focus its efforts on building the network to support its new application service provider business, and reduced its focus on the sale of products, licenses, system rentals and service and maintenance agreements. In 1998, two customers accounted for approximately 36% and 16% of eFusion's revenues. In 1999, two customers accounted for approximately 55% and 28% of eFusion's revenues.

 Operating Expenses

  Cost of Sales-Product and Other

   eFusion's cost of sales increased from $1.2 million in 1998 to $1.5 million in 1999. Cost of sales included the cost of products sold under the previous business model and the costs of related service and maintenance. In late 1999, eFusion began to focus its efforts on building the network to support its new application service provider business, and reduced its focus on the sale of products, licenses, system rentals and service and maintenance agreements.

  Research and Development Expenses

   eFusion's research and development expenses decreased from $4.0 million in 1998 to $3.7 million in 1999, primarily reflecting a decrease in the number of research and development employees and consultants. During a portion of 1999, the number of research and development employees and consultants decreased, due to general attrition. In late 1999, eFusion hired additional research and development employees and consultants; however, research and development expense remained lower in 1999 than in 1998.

  Sales and Marketing Expenses

   eFusion's sales and marketing expenses increased from $5.3 million in 1998 to $5.7 million in 1999, principally reflecting an increase in the number of sales and marketing employees. In late 1999, eFusion began to hire sales and marketing personnel to promote and sell its new Push to Talk and Suite Adeline services, under its new application service provider business model, which was launched in 2000.

  General and Administrative Expenses

   eFusion's general and administrative expenses increased from $1.3 million in 1998 to $1.9 million in 1999. The increase in 1999 reflects the hiring of additional general and administrative personnel, including a president and a chief financial officer late in 1999. Additionally, expenses rose beginning in late 1999 as a result of increased legal and administrative costs associated with the transition to operating as an application service provider and patent activity related to new technology and proprietary information.

 Loss from Operations

   eFusion incurred losses from operations of $8.4 million in 1998 and $9.3 million in 1999.

 Interest Income

   eFusion's interest income increased from $111,000 in 1998 to $249,000 in 1999, reflecting the increase in cash and cash equivalents in 1999, principally as a result of net proceeds of $14.2 million from the sale of preferred stock to a group of private investors.

 Interest Expense

   eFusion's interest expense decreased from $139,000 in 1998 to $108,000 in 1999, reflecting the decrease in outstanding debt in 1999, compared to 1998.

 Provision for Income Taxes

   eFusion has recognized operating losses since inception and as such has not incurred income tax expense. As of December 31, 1999, eFusion had federal and state net operating loss carryforwards of approximately $24.5 million and research and experimentation tax credit carryforwards of approximately $613,000, which expire through 2019 if not used to reduce income taxes payable in future periods. A provision of the Internal Revenue Code specifies that the amounts of and benefits from net operating loss and research and experimentation credit carryforwards may be limited when a change of more than 50% in ownership of a company occurs. Such a change occurred with the sale of preferred stock by eFusion in May 1999. Accordingly, the utilization of net operating loss and research and experimentation tax credit carryforwards generated from periods prior to May 1999 is limited.

Liquidity and Capital Resources

   eFusion has financed its operations primarily through the private placement of its capital stock, and through capital leases and amounts borrowed under notes payable.

   Net cash used in operating activities in the six months ended June 30, 2000 was $8.2 million, which primarily resulted from a net loss of $8.9 million and a decrease in accounts payable and accrued expenses of $600,000, offset in part by depreciation and amortization of $450,000 and a decrease in accounts receivable of $535,000. The decrease in accounts payable and accrued expenses reflected the timing of purchases and payment. The decrease in accounts receivable was as a result of decreased revenues in the six months ended June 30, 2000.

   Net cash used in investing activities in the six months ended June 30, 2000 was $850,000, which resulted from the purchase of property and equipment of $1.2 million principally related to the building of eFusion's application service provider network, and the maturity of $317,000 of short-term investments.

   Net cash provided by financing activities in the six months ended June 30, 2000 was $18.9 million, which principally consisted of net proceeds of $19.5 million from the sale of preferred stock and $500,000 from the conversion of short-term debt to preferred stock, offset in part by payments of long-term debt and capital lease obligations of $1.1 million.

   Net cash used in operating activities in 1999 was $7.6 million, which primarily resulted from the net loss of $9.1 million and a decrease in deferred revenue of $1.7 million, offset in part by depreciation and amortization of $579,000 and a decrease in accounts receivable of $1.9 million resulting primarily from the collection of a substantial receivable. In 1998, deferred revenue included revenue from the sale of products, licenses, system rentals and service and maintenance agreements. The increase in accounts receivable reflects revenue from sales previously included in deferred revenue.

   Net cash used in investing activities in 1999 was $1.4 million, which consisted of the purchase of property and equipment of $1.1 million largely related to the building of eFusion's application service provider network, and the net purchase of $317,000 of short-term investments.

   Net cash provided by financing activities in 1999 was $12.0 million, which consisted of net proceeds from the sale of preferred and common stock of $12.3 million, offset in part by payments of long term debt and capital lease obligations of $305,000.

   eFusion's principal commitments consisted of a note payable to a bank with $249,000 outstanding at June 30, 2000 and a capital lease line of credit with $5,000 outstanding at June 30, 2000. See Note 4 of Notes to eFusion's Financial Statements.

   Since its inception in August 1996, eFusion has experienced operating losses in each quarterly and annual period. In late 1999, eFusion changed its business and began operating as an application service provider. eFusion has a limited operating history as an applications service provider, which makes it difficult to predict future results. eFusion expects it will continue to have net losses in 2000 and in later periods. As of June 30, 2000, eFusion had an accumulated deficit of $35.7 million.

   As of June 30, 2000, eFusion had cash and cash equivalents of $13.7 million. To date, cash flow from operations has been insufficient to cover eFusion's expenses and capital needs. eFusion expects that it will require additional funding, although it is unable to predict the precise amount or date that such funding may be required. However, eFusion believes additional funding may be needed as soon as during the second quarter of fiscal year 2001. Additional funding may not be available on terms acceptable to eFusion or at all. If the merger with ITXC does not occur and eFusion cannot raise adequate capital on acceptable terms, eFusion may be forced to restrict its sales and marketing efforts and limit its development of new services and it may have to curtail or cease operations.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards requiring every derivative instrument to be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement also requires changes in a derivative's fair value to be recognized currently in results of operations unless specific hedge accounting criteria are met. This statement, as amended by Statement of Financial Accounting Standards No. 137, is effective for fiscal years beginning after June 15, 2000. eFusion does not expect that the adoption of this statement will have a material impact on its financial statements.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," and further amended it to defer the effective date. eFusion is required to adopt the provisions of this staff accounting bulletin in the fourth quarter of 2000, and does not expect the adoption will have a material impact on its financial statements.

   In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, which provides interpretive guidance on several implementation issues related to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." eFusion is required to adopt the provisions of this interpretation in the third quarter of 2000, and does not expect the adoption will have a material impact on its financial statements.

Quantitative and Qualitative Disclosure About Market Risk

   As of June 30, 2000, eFusion's cash equivalents primarily consisted of short-term fixed income investments. eFusion does not use derivative financial instruments for speculative purposes which expose eFusion to market risk. Due to the short duration and conservative nature of its cash equivalents, eFusion believes that the effects of changes in interest rates are limited and would not have a material impact on its investment portfolio.

Description of eFusion's Business

 Introduction

   eFusion was incorporated in Oregon in 1996. Its principal executive offices are located at 14600 NW Greenbrier Parkway, Beaverton, Oregon 97006 and its telephone number is (503) 207-6300.

   eFusion, Push to Talk (PtT) and Suite Adeline and other terms used in this document are trademarks or trade names of eFusion.

 Overview

   eFusion is an applications service provider that can rapidly deploy Internet voice services to assist carriers, Internet service providers and e-commerce enterprises to provide their end-users with a richer, more fulfilling online experience. By combining the power and economy of the Internet with the features and benefits of the traditional telephone network, eFusion brings voice to the Internet and delivers a range of applications that bridge the two networks. eFusion currently offers two categories of Internet voice services:

  . e-commerce Solutions. An e-commerce enterprise can implement eFusion's
    Push to Talk service to facilitate live interaction between Internet web site users and web site representatives or customer service personnel.

  . Internet Subscriber Services. Using eFusion's Suite Adeline Internet call assistant service, Internet service providers can enable their subscribers to take incoming telephone calls while connected to the Internet over a single telephone line, or, if a customer chooses, to forward a call to another telephone or a voice mailbox.

   eFusion believes that its Push to Talk service helps e-commerce enterprises improve the level of customer satisfaction, leading to increased online revenues and consumer loyalty. eFusion believes that enterprises that offer Push to Talk service to their customers will differentiate their brands from other e-commerce web sites that do not have the low cost, enhanced customer service abilities that Push to Talk service provides.

   eFusion believes that its Suite Adeline service gives Internet service providers a competitive edge in the fragmented market for telephone-based residential and small-business Internet access.

 Services and Technology

 Push to Talk

   eFusion's Push to Talk service adds voice to e-commerce web sites, bridging the gap between the customer-service levels of traditional consumer sales models and the scope and reach of the Internet. e-commerce enterprises that use Push to Talk service on their web sites can allow consumers to talk in real time with a merchant or call center agent while still logged onto the Internet. Consumers can receive immediate assistance and information on items such as products and services, site navigation and security.

   The Push to Talk service allows a web site to offer enhanced customer service at the point of sale, which eFusion believes is an important part of getting a customer to complete a transaction.

   eFusion believes that e-commerce web sites that incorporate the Push to Talk service to respond promptly to consumer needs will experience increased customer satisfaction and repeat business. Companies that have traditional sales channels and e-commerce web sites will be able to provide comparable levels of interactive customer service across sales channels.

   Because the Push to Talk service is operated on eFusion equipment at its own locations, eFusion believes that Push to Talk is a low cost option for e-commerce enterprises of all sizes. The Push to Talk service can be rapidly deployed.

   The Push to Talk service features three methods of consumer to call center interaction:

  . Call-back. The consumer can speak with the merchant or call center agent by telephone, using either the traditional telephone network or a data network. Consumers that have a telephone line that is not being used to access the Internet can provide their telephone number to eFusion and receive an immediate telephone call from a call center agent or other representative. eFusion places a call to the consumer, and a call to the agent or representative, and then connects both calls together. Currently, most Push to Talk calls are carried over the traditional telephone network. eFusion believes, however, that data networks, including ITXC.net, will increasingly be used to carry Push to Talk calls.

  . Direct Connection. The consumer can connect directly to the enterprise's call center or other representative through a PC-to-telephone call, by-passing a portion of the traditional telephone network.

  . Text Chat. If the call center is connected to the Internet, a consumer can choose to enter a live text chat session with a call center agent.

   The Push to Talk service offers different levels of service features, based on customer choice, including:

  . Real-time Voice Interaction. The foundation of the Push to Talk service is the integration of real-time voice interaction between a consumer and a web site representative, whether by telephone call or PC-to-phone call. To increase flexibility, eFusion also offers the ability to interact with a consumer through a live text chat.

  . Multihold. Once a consumer initiates a call through the Push to Talk service, the consumer may be placed on hold due to call center capacity constraints or to allow a representative to ask a call center manager or support personnel for specialized assistance. The Multihold component of the Push to Talk service allows a call center to deliver specific multimedia content directly to a consumer's web browser while that consumer is on hold. The type of content can be based on the consumer's profile or where the consumer was on the e-commerce web site when the consumer initiated the Push to Talk call.

  . Team Browsing. An anticipated enhancement to the Push to Talk service is team browsing, which will allow a customer service representative, during a Push to Talk call, to send web pages to the consumer's browser and the consumer to send pages back to the customer service agent, so that the consumer and the agent are viewing the same pages and can better share information with one another.

  . Variable Placement of the Push to Talk Button. eFusion can write customized instructions that place different Push to Talk buttons on a web site, depending on the profile of the consumer viewing the page, the time of day, or other variables. Also, the Push to Talk buttons can appear on different pages within a web site, and on different parts of a particular web page, depending on the way that a consumer is using the web site.

   The Push to Talk service is used in a variety of applications besides e-commerce web sites, including directed electronic mail, Internet service directories and in advertising banners. As of July 31, 2000, the Push to Talk service had been deployed on 28 web sites and 21 additional customers had signed contracts for the service but had not yet deployed Push to Talk buttons on their web sites.

 Suite Adeline

   The Suite Adeline Internet call assistant is a service being developed by eFusion which a consumer will be able to purchase through an Internet service provider in order to maximize the usefulness of a single telephone line used to connect to the Internet. The Suite Adeline service will enable individuals to make and receive telephone calls over a single circuit while connected to the Internet. This application will offer telecommunications carriers and Internet service providers the ability to increase call completion rates and the associated revenue without customers having to install a second telephone line in their home. eFusion believes that the Suite Adeline service will be a flexible application with comprehensive call-control features.

   Once registered with eFusion, an Internet service provider customer can forward telephone calls to eFusion's equipment while the customer's telephone line is in use and connected to the Internet. eFusion will provide Internet call assistant software that can be installed on its own or as part of the Internet service provider's software installation. When an incoming call is detected, eFusion will notify the user over the Internet of the call and, if available, the identity of the caller. The user then will have four options:

  . ignore the call, in which case the call is connected to a voice mailbox.
    The user can later retrieve the message over the Internet. eFusion can deliver the message to the user's email address as a digital voice file;

  . accept the call over the Internet, in which case the call is completed over the Internet, by-passing portions of the traditional telephone network and allowing the user to continue to use the Internet to view web sites;

  . accept the call on the incoming telephone line, in which case eFusion equipment terminates the user's Internet session and delivers the call to that telephone line, using the traditional telephone network. The user can reconnect to the Internet with one mouse click; or

  . forward the call to another telephone, such as a cellular phone, in which case eFusion sends the call to that telephone using the traditional telephone network;

   As of July 31, 2000, 16 Internet service providers had signed contracts to distribute the Suite Adeline service and approximately 255 subscribers had registered for the service.

 Joint Venture in the Republic of Korea

   In May 2000, eFusion entered into an agreement with TriGem Infocomm, a Korean company, to form a joint venture to exclusively market eFusion's services in the Republic of Korea. eFusion will own 47% of the equity interests of the joint venture, which is called TriFusion. TriGem will own 40% of the equity interests of the joint venture; the remaining 13% will be owned by employees of TriGem and TriFusion. In addition to capital contributions already made, eFusion must make capital contributions to the joint venture consisting of equipment, hardware and software, with a fair value of $3.2 million and $140,000 in cash.

   eFusion has the right to appoint two of the five members of TriFusion's board of directors.

   During the term of, and for a period of two years after the expiration or termination of, the joint venture, eFusion cannot compete with the business operated by TriFusion in Korea.

   No party can transfer its interest in TriFusion without the written consent of holders of at least 75% of the outstanding equity interests in TriFusion. TriFusion and the other equity holders have a right of first refusal on sales of equity interests. The joint venture can be terminated as a result of a material breach by one of the parties of the joint venture agreement, so long as 30 days has elapsed since notice of that breach was given by the terminating party. The joint venture can also be terminated after a six-month deadlock of the board of directors.

 Sales and Distribution

   eFusion's sales and marketing goals are to:

  . continue to develop alliances and reseller relationships with carriers, interactive agencies, such as web site designers, direct marketing firms, software resellers and wholesalers, and web site hosting agencies to resell the Push to Talk service to e-commerce enterprises;

  . expand the use of the Push to Talk service by high volume e-commerce enterprises and to further expand its customer base;

  . promote the use of its Suite Adeline service by Internet service providers; and

  . expand eFusion's position among providers of enhanced voice services over the Internet.

   Since the beginning of this year, eFusion's sales force has been targeting medium and large e-commerce enterprises as potential users of its Push to Talk service. eFusion anticipates that once the initial market deployment phase for Push to Talk is complete, its sales force will increasingly focus on developing and maintaining resale and distribution channels, rather than marketing directly to enterprise customers and telecommunications carriers, and will market the Suite Adeline service to leading Internet service providers. eFusion has entered into distribution agreements with a number of companies to resell and market eFusion's services internationally.

   eFusion has a dedicated sales force that is supplemented by members of its executive management and business development teams. eFusion's salespeople are based regionally within the U.S., and in Europe, as well as in eFusion's corporate office. Few of the salespersons that worked for eFusion to sell bundled hardware and software solutions were retained once eFusion switched to an applications service provider business model at the beginning of this year.

   eFusion has a joint venture in the Republic of Korea and relationships with resellers and software distributors in the U.S. and internationally. eFusion's senior management focuses on maintaining and cultivating relationships with its customers. eFusion assigns to its sales representatives specific accounts based on the salespersons' level of experience, location and the quality of the relationship between the representative and the customer. eFusion compensates its sales staff based in large part on incentive-based goals and measurements. In addition to eFusion's marketing and sales staff, eFusion relies on its executive and operations personnel, including its product development staff, to identify sales opportunities within existing customer accounts and to provide quality customer service.

   eFusion maintains an Internet web site which, among other things, provides information to prospective customers and affiliates concerning the benefits of its Push to Talk and Suite Adeline services, as well as the technical and other requirements for using those services on a wholesale and retail basis. eFusion maintains a separate website devoted to marketing and supporting its Suite Adeline service to Internet service providers and their end-users.

   eFusion's primary marketing and sales support is centralized and directed from its headquarters office in Beaverton, Oregon. eFusion has a full-time staff dedicated to its marketing efforts. eFusion's marketing and sales support staff are charged with implementing eFusion's marketing strategies, prospecting and producing sales presentation materials and proposals.

 New Services Development and Implementation

   eFusion's development team is dedicated to the improvement and enhancement of the Push to Talk and Suite Adeline services and the development and implementation of new features for those services as well as entirely new Internet-based voice services. eFusion believes that its future success is highly dependent upon its ability to quickly adapt to changes in the marketplace and to continue enhancing the functionality of its services. eFusion currently conducts the majority of its service development efforts in-house. On occasion, eFusion employs independent contractors to assist with product development and testing activities.

 Intellectual Property and Proprietary Rights

   Proprietary rights are important to eFusion's success and competitive position. As of July 31, 2000, eFusion had three issued patents, one allowed pending issuance, and had applied for eight additional patents. As of July 31, 2000, eFusion had eight registered trademarks and six pending trademark and service mark applications in the United States.

   The laws of some foreign countries do not protect eFusion's proprietary rights to the same extent as do the laws of the U.S., and effective copyright, trademark and trade secret protection may not be available in such jurisdictions. In general, eFusion's efforts to protect its intellectual property rights through copyright, trademark and trade secret laws may not be effective to prevent misappropriation of its content, and eFusion's failure to protect its proprietary rights could materially adversely affect its business, financial condition, operating results and future prospects. Despite such protection, a third party could, without authorization, copy or otherwise appropriate proprietary information about eFusion's services and technology. eFusion's agreements with employees, consultants and others who participate in development activities could be breached, eFusion may not have adequate remedies for any breach, and its trade secrets may otherwise become known or independently developed by competitors.

   eFusion relies upon license agreements with respect to its use of the software and hardware provided to eFusion by its vendors. Those license agreements may not continue to be available to eFusion on acceptable terms, or at all.

   Enforcing eFusion's patent rights could result in costly litigation. eFusion's patents could be invalidated in litigation. Should this happen, eFusion will lose a significant competitive advantage. Additionally, eFusion's competitors could be awarded patents on technologies and business processes that could cause eFusion to significantly alter its technology, change its business processes or to pay license and royalty fees. In addition, eFusion has, from time to time, received notices alleging patent infringement claims. Claims of infringement, whether successful or not, could seriously harm eFusion's business, financial condition, results of operations and prospects.

 Competition

   The Internet telephony applications market is emerging and competitors are entering the market at an accelerating pace. eFusion's competition includes companies offering to sell equipment, as well as delivering services via the application service provider business model. eFusion expects that continually increasing competition will cause price erosion over the next few years. While this price erosion will cause the overall market to expand and will promote usage, it is expected that gross profit margins will decrease significantly during this time.

   Regarding eFusion's Push to Talk offering, competitors' offerings range from basic web-enabled interaction via text chat to fully integrated customer relationship management solutions. During the past year, a number of vendors in the web-enabled call center market have formed alliances with other vendors to help round out their service offerings, making it more difficult for eFusion to compete against them. In addition, competitor alliances with established systems integrators or with integrated customer relationship management vendors may make the stand-alone Push to Talk service a less competitive solution. eFusion's most direct competitors generally offer several call connection options, including text chat, call back and voice over the Internet with some form of collaboration. eFusion's primary competitors include VocalTec; WebEx; WebCenter; WebLine, recently purchased by Cisco; Net2Phone; PakNetX, recently purchased by Aspect; CosmoCom; Genesys; LivePerson and Quintus.

   eFusion's Suite Adeline service has a number of large and small competitors, as well as potential competitors who have announced plans to launch competitive services. It is likely that additional competitors will appear as network service providers look for ways to expand market share and offer enhanced services. These competitors include regional telephone companies, established network equipment providers, major Internet service providers selling services to their subscribers, and several free or inexpensive web-based offerings provided or sold directly to consumers. Primary competitors to eFusion's Suite Adeline service include Nortel Networks, Optimal Communications, InfoInteractive and Pagoo.com.

 Employees

   As of July 31, 2000, eFusion employed 100 people. None of eFusion's employees is subject to any collective-bargaining arrangements, and eFusion considers its relations with its employees to be good.

 Litigation

   From time to time, eFusion has been involved in various legal proceedings relating to claims arising in the ordinary course of business. eFusion is not a party to any legal proceeding, the adverse outcome of which is expected to have a material adverse effect on its business, financial condition, operating results or future prospects.

Certain Executive Officers

   Ajit B. Pendse, 41, is eFusion's founder and has been a member of its board of directors and Chief Executive Officer since its inception in April 1996. Mr. Pendse was elected chairman of the eFusion board of directors in October 1999. From July 1993 until August 1996, he worked as Director of Strategic Alliances for Intel Corporation, where he formulated the market development and channel strategy for Intel's Video/Data Conferencing product line. From June 1991 until June 1993, Mr. Pendse was Director of Business Development at Atlas Telecom.

   Luis Machuca, 42, joined eFusion in September 1999 as President and Chief Operating Officer. From December 1998 until September 1999, Mr. Machuca was on sabbatical and served on advisory boards and was active in a number of nonprofit organizations. From September 1996 until December 1998, Mr. Machuca was Executive Vice President of the Commercial Division of Packard Bell NEC. From August 1981 until September 1996, Mr. Machuca worked at Intel Corporation in a variety of roles, including General Manager, Contract Manufacturing Operations; Director of Operations, PC Enhancement Division; Co-General Manager, OEM Products and Services Division; and Director of Marketing, Desktop Products Group.

Executive Compensation

   The following table sets forth the total cash and non-cash compensation that eFusion paid or accrued during 1999 with respect to each person who may serve as an executive officer of ITXC after the merger. These individuals' current cash compensation consists of their base salary only. eFusion did not award bonuses to the individuals listed below in 1999. Luis Machuca, eFusion's chief operating officer, joined eFusion in September 1999. The current base salary for both Mr. Machuca and Ajit Pendse, eFusion's chief executive officer, is $150,000.

                           Summary Compensation Table

                                    Annual Compensation  Long Term Compensation
                                    -------------------- ----------------------
                                                          Number of Securities
Name and Principal Position    Year Salary ($) Bonus ($) Underlying Options (#)
---------------------------    ---- ---------- --------- ----------------------
Ajit B. Pendse................ 1999  127,500      --                --
Chairman and Chief
Executive Officer

Luis Machuca.................. 1999   42,313      --            360,000
Chief Operating Officer

                       Option Grants in Last Fiscal Year

   The following table sets forth certain information regarding stock options granted during 1999 under eFusion's stock incentive plan to the executive officers and directors of eFusion who may serve as executive officers of ITXC after the merger.

                                             Individual Grants
                         ---------------------------------------------------------
                                                                                   Potential Realizable Value
                            Number      Percent                                      at Assumed Annual Rates
                         Of Securities  Of Total  Exercise  Fair Market            Of Stock Price Appreciation
                          Underlying    Options     Price    Value On                    for Option Term
                            Options    Granted To Per Share Grant Date  Expiration ---------------------------
Name                        Granted    Employees  ($/Share)  ($/Share)     Date       5% ($)       10% ($)
----                     ------------- ---------- --------- ----------- ---------- ---------------------------
Ajit B. Pendse..........        --         --        --         --            --            --             --
Chairman and Chief
Executive Officer

Luis Machuca............    360,000      24.44%     1.75       1.75      10/07/09       396,204      1,004,058
Chief Operating Officer

eFusion's Principal Stockholders

   The following table sets forth certain information with respect to the beneficial ownership of eFusion's common and preferred stock as of July 31, 2000, by:

  . each person known by eFusion to beneficially own more than five percent of eFusion's outstanding common stock or preferred stock;

  . each of eFusion's executive officers and directors; and

  . all of eFusion's executive officers and directors as a group.

   Unless otherwise indicated, the address for each stockholder listed below is c/o eFusion, Inc., 14600 NW Greenbrier Parkway, Beaverton, Oregon 97006. Except as otherwise noted, and subject to applicable community property laws, to the best of our knowledge, the persons named in this table have sole voting and investing power for all of the shares of stock held by them.

                           Number of      Number of        Percent         Percent
                           Shares of      Shares of     Ownership of    Ownership of
Beneficial Owner          Common Stock Preferred Stock Common Stock(1) Preferred Stock
----------------          ------------ --------------- --------------- ---------------
Ajit Pendse.............   1,250,000          3,334         22.71%              *
Jack Carveth(2).........      43,001                            *
Luis F. Machuca(3)......      97,500                         1.74%
Neal Douglas(4).........                  1,977,366                         20.80%
Frank Gill(5)...........       7,917         14,636             *               *
Aymerik Renard(6).......                    302,531                          3.18%
All executive officers
 and directors as a
 group (6 persons)(7)...   1,398,418      2,297,867         24.89%          24.16%
Marie Corbin(8).........     425,000          1,666          7.72%              *
 17013 NW Johnson Road
 Hillsboro, OR 97124
Intel Corporation.......   1,100,000      1,301,646         19.99%          13.69%
 2000 Mission College
 Boulevard
 RN6-46
 Santa Clara, CA 05052
Kenneth Keeler(8).......     566,667          1,667         10.30%              *
 1003 SW Palatine Street
 Portland, OR 97219
Lucent Technologies,       1,000,000                        18.17%
 Inc....................
 200 Laurel Ave. South
 Rm 2P524
 Middletown, NJ 07748
Harry M. Schadel........     464,852          3,333          8.45%              *
 16070 SW Waxwing Way
 Beaverton, OR 07007
Entities affiliated with
 AT&T Ventures(9).......                  1,977,366                         20.79%
 333 Middlefield Rd.
 Suite 200
 Menlo Park, CA 04025
Microsoft                                 1,136,857                         11.36%
 Corporation(10)........
 One Microsoft Way
 Bldg. #85/2
 Redmond, WA 98052
The Velocity Technology
 and                                        678,570                          7.14%
 Communications Fund
 Trust C................
 261 Hamilton Ave., Ste.
 212
 Palo Alto, CA 94301
Entities Affiliated with                    500,000                          5.26%
 Baystar(11)............
 425 Market Street
 San Francisco, CA 94105

--------
*Represents less than one percent.
(1) Based on 5,503,591 shares of common stock and 9,508,851 shares of preferred stock outstanding as of July 31, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of July 31, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To avoid confusion, the table does not reflect ownership of preferred stock as beneficial ownership of the common stock into which such preferred stock is convertible.

(2) Includes 22,001 shares of common stock issuable pursuant to options exercisable within 60 days of July 31, 2000.
(3) Represents 97,500 shares of common stock issuable pursuant to options exercisable within 60 days of July 31, 2000.
(4) Includes:

  . 1,789,088 shares of preferred stock beneficially owned by AT&T Venture
    Fund II, L.P.; and

  . 188,278 shares of preferred stock beneficially owned by Venture Fund I, L.P.

    Mr. Douglas is a managing general partner of Spectrum IV Fund and general partner of AT&T Venture Fund II, L.P. and of Venture Fund I, L.P. Mr. Douglas disclaims beneficial ownership of the shares held by AT&T Venture Fund II, L.P., and Venture Fund I, L.P., except to the extent of his pecuniary interest therein.
(5) Includes 7,917 shares of common stock issuable pursuant to options exercisable within 60 days of July 31, 2000.
(6) Represents 302,531 shares of preferred stock beneficially owned by Innovacom Venture Capital (France Telecom), of which Mr. Renard is U.S. Investment Manager. Mr. Renard disclaims beneficial ownership of the shares held by Innovacom Venture Capital (France Telecom), except to the extent of his pecuniary interest therein.
(7) Includes 127,418 shares of common stock issuable pursuant to options exercisable within 60 days of July 31, 2000.
(8) Includes 141,667 shares of common stock held in a constructive trust for which Mr. Keeler is the trustee and Ms. Corbin is the beneficiary. The trust terminated on August 31, 2000, at which time the 141,667 shares of common stock in the trust became beneficially and solely owned by Ms. Corbin.
(9) Include 1,789,088 shares of preferred stock beneficially owned by AT&T Venture Fund II, L.P., and 188,278 shares of preferred stock beneficially owned by Venture Fund I, L.P.
(10) Includes 500,000 shares of Series B preferred stock issuable pursuant to a warrant exercisable within 60 days of July 31, 2000.
(11) Includes 300,000 shares of preferred stock beneficially owned by Baystar Capital, LP and 200,000 shares of preferred stock beneficially owned by Baystar International.

 EYE MERGER CORP.

   Eye Merger Corp. is a wholly owned subsidiary of ITXC which was incorporated in Oregon for the sole purpose of effecting the merger by merging with and into eFusion. It engages in no other business. Its principal executive offices are presently located at 1211 Southwest Fifth Avenue, Suite 1500, Portland, Oregon 97204 and its telephone number is (503) 727-2000.

                   COMPARISON OF RIGHTS OF HOLDERS OF eFUSION
                    COMMON STOCK BEFORE AND AFTER THE MERGER

   ITXC has 415,000,000 authorized shares of capital stock, consisting of 400,000,000 shares of common stock and 15,000,000 shares of preferred stock. eFusion has 45,000,000 authorized shares of capital stock, consisting of 30,000,000 shares of common stock and 15,000,000 shares of preferred stock.

   ITXC is incorporated in the State of Delaware and eFusion is incorporated in the State of Oregon. Following the merger with ITXC, eFusion stockholders will hold ITXC common stock rather than eFusion preferred and common stock and the rights of the former eFusion stockholders will be governed by Delaware law rather than Oregon law. The rights of the former eFusion stockholders will also be governed by the ITXC amended and restated certificate of incorporation and the ITXC bylaws, rather than the eFusion articles of incorporation and the eFusion bylaws. The following is a summary comparison of certain provisions of Oregon law and Delaware law and the charters and bylaws of the respective corporations. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate statutes of those states and the corporate charters and bylaws of ITXC and eFusion.

Cumulative Voting

   In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting. Under Delaware law, cumulative voting in the election of directors is not mandatory but is a permitted option. The ITXC certificate of incorporation and bylaws do not permit cumulative voting. Under Oregon law, stockholders do not have a right to cumulative voting unless the articles of incorporation provide otherwise. The eFusion articles do not provide for cumulative voting.

Power to Call Special Meetings of Stockholders

   Under Delaware law, a special meeting of stockholders may be called by the board of directors or any other person as may be provided in the certificate of incorporation or bylaws. The ITXC bylaws provide that special meetings of the stockholders may be called at any time by the President and shall be called by the President or Secretary at the request of a majority of the board of directors. Under Oregon law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the articles of incorporation or the bylaws or by written demand by the holders of at least ten percent of all votes entitled to be cast on any issue proposed to be considered at any such meeting. The eFusion bylaws provide that a special meeting of stockholders may be called at any time by the President, the board of directors or by the holders of not less than ten percent of the outstanding shares entitled to vote at the meeting.

Stockholder Action Without a Meeting

   Under Delaware law, unless otherwise provided in the certificate of incorporation, any action which may be taken at a meeting of the stockholders may be taken without a meeting and without prior notice if a consent in writing is signed by the holders of outstanding shares having at least the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, the ITXC certificate specifically denies stockholders the power to vote by written consent without a meeting. Under Oregon law and the eFusion bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the action is taken by all stockholders entitled to vote on the action.

Size of the Board of Directors

   Under Delaware law, the number of directors is fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors. The ITXC certificate does not specify the number of directors, other than to require that the number of directors be not less than three, and the ITXC certificate allows ITXC's board to set the exact number of directors from time to time by resolution adopted by a majority of the board of directors. ITXC currently has six directors. Under Oregon law, the number of directors may be fixed in either the articles of incorporation or bylaws. The board of directors or the stockholders of an Oregon corporation may change the authorized number of directors within the minimum and maximum range if the articles of incorporation or bylaws establish a variable range for the size of the board of directors. If the articles of incorporation establish a fixed or variable range, then, after shares are issued, only the stockholders may change the range for the size of the board or change from a fixed or variable-ranged size board by amendment to the corporation's articles of incorporation. If the bylaws establish a fixed or variable range, then either the board of directors or the stockholders may change the range for the size of the board or change from a fixed or variable range size board by amendment to the corporation's bylaws in the manner provided in the bylaws unless the number of directors is fixed in the corporation's articles of incorporation, in which case a change in the number of directors may be made only by amendment to the articles of incorporation. The eFusion articles of incorporation currently provide that eFusion will have five directors with the eFusion board of directors having the right to increase this number up to eight directors by unanimous vote on each additional director.

Classification of the Board of Directors

   A classified board is one with respect to which a certain number of directors, but not necessarily all, are elected on a rotating basis each year. Delaware law permits, but does not require, a classified board of directors, in which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The ITXC certificate provides for a classified board and staggered terms. If there are six or more directors, Oregon law permits, but does not require, an Oregon corporation to provide in its articles of incorporation or bylaws for a classified board of directors, in which the directors can be divided into two or three classes of directors with staggered terms of office, with only one class of directors to stand for election each year. The eFusion articles and bylaws do not provide for a classified board or for staggered terms.

Special Meetings of the Board of Directors

   Under the ITXC bylaws, meetings of ITXC's board of directors may be called by the President or at the request of two directors upon two days' notice. Oregon law provides that unless the articles of incorporation or bylaws set forth a longer or shorter period, special meetings of a company's board of directors must be preceded by at least two days' notice of the date, time and place of the meeting. The eFusion bylaws stipulate that special meetings of the board of directors may be called by the President or by any director upon three days' notice.

Removal of Directors

   Under Delaware law, any director or the entire board of directors of a corporation may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote at an election of directors, unless the certificate of incorporation permits a removal without cause. The ITXC certificate provides that a director of ITXC may be removed by the stockholders only for cause. Under Oregon law, any director of an Oregon corporation may be removed with or without cause by the stockholders unless the articles of incorporation provide that directors may only be removed for cause. If a director is elected by a voting group of stockholders, only the stockholders of that voting group may participate in the vote to remove the director. If cumulative voting is authorized, a director may not be removed if the number of votes cast against such a removal would be sufficient to elect the director under cumulative voting. If cumulative voting is not authorized, a director may be removed only if the number of votes cast to remove the director exceed the votes cast not to remove the director. Furthermore, a director may be removed by the stockholders only at a meeting called for the purpose of removing the director. The eFusion bylaws provide that any director may be removed, with or without cause, at a meeting expressly called for such purpose by those stockholders entitled to vote. A director elected by a voting group of stockholders can only be removed by an affirmative vote of the members of the voting group that elected that director.

Transactions Involving Officers or Directors

   An Oregon corporation may loan money to, or guarantee any obligation incurred by, its directors only if either:

  . the loan or guarantee is approved by a majority of the votes represented by the outstanding voting shares of all classes, voting as a single voting group, excluding the vote of voting shares owned by or voted under the control of the benefited director; or

  . the board of directors determines such loan or guarantee benefits the corporation and the board of directors either approves the loan or guarantee or a general plan authorizing the loans and guarantees.

   With respect to any other contract or transaction between the corporation and one or more of its directors, such transactions are neither void nor voidable if either:

  . the material facts of the transaction and the director's interest is made known to the board of directors, a committee of the board of directors or the stockholders of the corporation entitled to vote, who thereafter approve the transaction; or

  . the contract or transaction is fair to the corporation.

   Oregon law does not specifically regulate loans to officers or employees.

   Under Delaware law, any corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation, including any officer or employee who is also a director of the corporation, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. Furthermore, under Delaware law, contracts or transactions between a corporation and either any of its directors or a second corporation of which a director is also a director, are not void or voidable if either:

  . the material facts as to the transaction and as to the director's interest are fully disclosed, and either the disinterested directors or a majority of the disinterested stockholders approve or ratify the transaction in good faith; or

  . the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

Limitation of Liability of Directors; Indemnification

   Under Oregon law, a corporation's articles of incorporation may set forth a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for conduct as a director. However, such provisions may not eliminate or limit a director's liability for:

  . any act or omission occurring prior to the date when such provision becomes effective;

  . breaches of the director's duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  . the payment of unlawful distributions; or

  . any transaction from which the director derived an improper personal benefit.

   Under Oregon law, a corporation may, subject to the limitations described below, indemnify a director against liability incurred if the conduct was in good faith, the individual reasonably believed the individual's conduct was in the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the conduct was unlawful. Under Oregon law, a director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation or in connection with any other proceeding charging improper personal benefit to the director in which the director was found liable on the basis that personal benefit was improperly received. The eFusion articles contain provisions limiting a director's or officer's liability to the fullest extent permitted by Oregon law. Oregon law provides for mandatory indemnification of directors when the indemnified party is wholly successful on the merits or otherwise in the defense of any proceeding to which the director was a party because of being a director. Officers are entitled to the same mandatory indemnification as are directors under the Oregon Business Corporation Act unless a corporation's articles of incorporation provide otherwise. eFusion's articles of incorporation do not limit officers' rights to indemnification.

   The ITXC certificate eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law. Under Delaware law, such provision may not eliminate or limit director monetary liability for:

  . breaches of the director's duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

  . the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

  . transactions in which the director received an improper personal benefit.

   Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve the company or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission.

   Delaware law generally permits indemnification of expenses, including attorneys' fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law requires indemnification of expenses to the extent the individual being indemnified has successfully defended any action, claim, issue or matter therein, on the merits or otherwise.

   Expenses incurred by an officer or director in defending any action may be paid in advance, under Delaware law, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, Delaware law authorizes a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

   Delaware law also permits a Delaware corporation to provide indemnification in excess of that provided by statute. Delaware law does not require authorizing provisions in the certificate of incorporation. Limitations on indemnification may be imposed by a court based on principles of public policy.

Dividends and Repurchases of Shares

   Oregon law permits a corporation, unless otherwise restricted by its articles of incorporation, to make distributions to its stockholders, including by repurchase, redemption or other acquisition of shares, if both of the following factors are, in the judgment of the directors, satisfied:

  . the corporation would be able to pay its debts as they come due in the usual course of business; and

  . the corporation's total assets would at least equal the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

   Holders of eFusion's Series C and Series D preferred stock have the right to require eFusion to redeem their shares commencing five years after the date of original issuance of the Series C preferred stock and four years after the date of original issuance of the Series D preferred stock.

   Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. However, if the amount of capital of the corporation following the declaration and payment of the dividend is less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors may not declare and pay out a dividend from the corporation's net profits. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

Approval of Certain Corporate Transactions

   Under both Oregon law and Delaware law, with certain exceptions, any merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the corporation's board of directors and a majority of the outstanding shares entitled to vote. eFusion's articles of incorporation further require that any merger, consolidation, or sale of all or substantially all the assets of eFusion be approved by a majority of the outstanding shares of preferred stock, voting together as a separate voting group.

Class Voting in Certain Corporate Transactions

   Under Delaware law, certain amendments of a corporation's certificate of incorporation must be approved by a majority of the outstanding shares of each class of stock, without regard to limitations on voting rights. With certain exceptions, any merger or sale of all or substantially all of the assets of a corporation must be approved by the holders of a majority of the outstanding stock of the corporation. Oregon law does not generally require separate class votes of all voting classes in order to approve charter amendments and sales of substantially all the corporate assets. Oregon law, however, provides that all classes of stock vote separately on charter amendments, mergers and share exchanges that affect the rights of holders of such class of stock.

Business Combinations/Mergers

   Under Section 203 of the Delaware General Corporation Law, a Delaware corporation is prohibited from engaging in a business combination with an interested stockholder, as defined below, for three years following the date that such person or entity becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns, individually or with or through certain other persons or entities, 15% or more of the corporation's outstanding voting stock, including any rights to acquire stock under an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only. The three-year moratorium imposed by
Section 203 on business combinations of Section 203 does not apply if one or more of the following applies:

  . prior to the date on which such stockholder becomes an interested stockholder, the board of directors of the subject corporation approves either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder;

  . upon consummation of the transaction that made him or her an interested stockholder, the interested stockholder owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced, excluding from the 85% calculation shares owned by directors who are also officers of the subject corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer; or

  . on or after the date such person or entity becomes an interested stockholder, the board of directors approves the business combination and it is also approved at a stockholder meeting, and not by written consent, by 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

   Although a Delaware corporation to which Section 203 applies may elect not to be governed by Section 203, ITXC has not made any such election.

   Oregon law contains business combination provisions that are essentially the same as Section 203 of the Delaware law. Although an Oregon corporation to which these sections apply may elect not to be governed by them, eFusion has not made such election and therefore would be subject to these provisions if it were a public company.

Dissenters' and Appraisal Rights

   Under Oregon law and Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters' rights or to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder, as determined by a court or by agreement of the corporation and the stockholder, in lieu of the consideration such stockholder would otherwise receive in the transaction. The limitations on the availability of dissenters' rights under Oregon law are different from those available for appraisal rights under Delaware law. Under Delaware law, such fair value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, and such appraisal rights are not available in the following situations:

  . with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation;

  . with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporations; or

  . to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under Delaware law.

   Under Oregon law, unless a corporation's articles of incorporation provide otherwise, dissenters' rights are generally not available to holders of shares of any class or series of stock in connection with a merger if the shares of the class or series were registered on a national securities exchange or quoted on Nasdaq as a National Market System security on the record date for the meeting at which the merger is to be approved or on the date a copy or summary of the plan of merger is mailed to the stockholders. eFusion's articles of incorporation do not provide otherwise.

   Dissenters' rights are available to the stockholders of eFusion with respect to the merger. See "RIGHTS OF DISSENTING STOCKHOLDERS".

Inspection of Stockholder List

   Delaware law allows any stockholder to inspect the stockholder list for a purpose reasonably related to such person's interest as a stockholder. Delaware law also provides for inspection rights as to a list of stockholders entitled to vote at a meeting within a ten day period preceding a stockholders' meeting for any purpose germane to the meeting. Oregon law allows any stockholder to inspect the stockholder list beginning two business days after notice of a meeting is given for which the list was prepared and continuing through the meeting.

Bylaws

   Under Delaware law, the corporation's bylaws may be adopted, amended or repealed by the stockholders of the corporation. However, under Delaware law, a corporation may, in its certificate of incorporation, confer the power to adopt, amend, or repeal the bylaws upon the directors, subject to the stockholders' right to do the same. The ITXC certificate provides that the board of directors has the right to make, alter, amend, or repeal the bylaws. Under Oregon law, a corporation's bylaws may be amended or repealed either by the board of directors or the stockholders of the corporation, unless the corporation's articles provide that the stockholders solely have the power to amend or repeal the bylaws, or the stockholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. The eFusion articles do not grant the stockholders sole power to alter, amend or repeal any bylaws; rather the eFusion bylaws grant the right to alter, amend, repeal and adopt bylaws to the board of directors, subject to repeal or change by action of the stockholders.

Control Share Act

   The Oregon Control Share Act generally provides that a person who acquires control shares cannot vote the shares unless voting rights are approved by both a majority of all the votes entitled to be cast by holders of voting shares and a majority of all votes other than votes of "interested stockholders" entitled to be cast by holders of voting shares. Delaware law does not contain an equivalent to the Control Share Act.

Dissolution

   Under Oregon law, a dissolution must either be approved by written consent of all stockholders or be initiated by the board of directors and, unless the articles of incorporation or the board requires a greater vote or a vote by voting groups, approved by a majority of the votes entitled to be cast on the proposal for dissolution. The eFusion articles do not contain any such supermajority or voting group requirement. Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be unanimously approved by all the stockholders entitled to vote thereon. Only if the dissolution is initially approved by the board of directors may the dissolution be approved by a simply majority of the outstanding shares of the corporation's stock entitled to vote. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions. The ITXC certificate does not contain such a supermajority voting requirement.

                      DESCRIPTION OF ITXC'S CAPITAL STOCK

   This is a summary of the material terms and provisions of ITXC's capital stock and we refer you to ITXC's third restated certificate of incorporation, which has been incorporated by reference as an exhibit to the registration statement of which this document is a part.

   ITXC's authorized capital stock consists of 400,000,000 shares of common stock, par value $.001 per share, and 15,000,000 shares of preferred stock, par value $.001 per share. As of July 31, 2000, ITXC's outstanding capital stock consisted of 38,534,067 shares of common stock. No other shares of any class or series were issued or outstanding as of July 31, 2000. In addition, the following shares of common stock were reserved for issuance as of July 31, 2000:

  . 879,766 shares were reserved for issuance upon the exercise of warrants held by Tom I. Evslin and Edward B. Jordan at an exercise price of $0.8525 per share;

  . 6,059,945 shares were reserved for issuance upon exercise of outstanding stock options granted under ITXC's stock incentive plan;

  . 1,558,966 shares were reserved for issuance upon the exercise of stock options or other benefits which may be granted under ITXC's stock incentive plan; and

  . 794,749 shares were reserved for issuance under ITXC's employee stock purchase plan.

Common Stock

   Voting Rights. Each holder of shares of ITXC common stock is entitled to one vote per share on all matters to be voted on by stockholders. Holders of common stock are not entitled to cumulate votes in the election of directors.

   Dividend Rights. The holders of common stock are entitled to dividends and other distributions if, as and when declared by ITXC's board of directors out of assets legally available therefor, subject to the rights of any holder of preferred stock.

   Other Rights. Upon the liquidation, dissolution or winding up of ITXC, the holders of shares of ITXC common stock would be entitled to share pro rata in the distribution of all of ITXC's assets remaining available for distribution after satisfaction of all of ITXC's liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of ITXC's common stock have no preemptive or other subscription rights to purchase shares of ITXC. No share of ITXC's common stock issued in connection with or outstanding prior to the date of this document is subject to any assessment.

Preferred Stock

   ITXC's board of directors has the authority, without further action by the stockholders, to issue ITXC's authorized and unissued shares of preferred stock in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights and the restrictions or qualifications relating to each such series. The rights, preferences, privileges and powers of each series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of ITXC common stock and could adversely affect the rights and powers, including voting rights, of holders of shares of ITXC common stock. The existence of authorized and undesignated shares of preferred stock may also have an adverse effect on the market price of the ITXC common stock. While ITXC has no present intention to issue shares of preferred stock, any such issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of ITXC.

Registration Rights

   Under a registration rights agreement, certain of ITXC's stockholders have the right, under certain circumstances and subject to certain conditions, to require ITXC to register under federal law shares of ITXC's common stock held by them. Subject to certain conditions and exceptions, such investors also have the right to require that shares of common stock held by them be included in any registration under federal law commenced by ITXC. The registration rights agreement provides that ITXC will pay all expenses in connection with the registrations requested by such stockholders. The registration rights agreement also provides that ITXC will indemnify the stockholders for certain liabilities they may incur under the securities laws.

Certain Change of Control Provisions

   ITXC is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in certain business combinations with a 15% stockholder for a period of three years following the date the person became a 15% stockholder, unless, with certain exceptions, the business combination or the transaction in which the person became a 15% stockholder is approved in a prescribed manner. Generally, the business combinations covered by this statute include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the 15% stockholder. In determining whether a stockholder is a 15% stockholder, the Delaware statute generally includes the voting shares owned by the stockholder and the stockholder's affiliates and associates.

   The authorization of undesignated preferred stock makes it possible for ITXC's board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of ITXC.

   ITXC's third restated certificate of incorporation provides for staggered terms for members of ITXC's board of directors and eliminates the right of stockholders to act without a meeting. Additionally, ITXC's bylaws establish an advance notice procedure for stockholder proposals and for nominating candidates for election as directors. The amendment of any of these provisions requires approval of at least two-thirds of ITXC's outstanding common stock.

   The above-mentioned provisions of Delaware law and of ITXC's third restated certificate of incorporation and bylaws may have the effect of delaying, deterring or preventing a change in control of ITXC, may discourage bids for the common stock at a premium over the prevailing market price, and may adversely affect the market price, and the voting and other rights of the holders, of the common stock.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for ITXC's common stock is Continental Stock Transfer and Trust Company.

                       RIGHTS OF DISSENTING STOCKHOLDERS

   eFusion's stockholders have the right to dissent from the merger and to receive payment for their shares in accordance with the Oregon dissenters' rights statute, Sections 60.551 through 60.594 of the Oregon Business Corporation Act. The following discussion is a summary of the dissenters' rights provisions of that Act. We have reprinted such provisions in their entirety in Annex IV to this document. Any eFusion stockholder who wishes to exercise dissenters' rights or preserve the right to do so should review the dissenters' rights statute carefully. If you do not comply with the procedures of the statute, you will lose your dissenters' rights.

   An eFusion stockholder who wishes to dissent from the merger must satisfy the following conditions, among others:

   Written Objection. The stockholder must deliver a written notice of such stockholder's intent to demand payment for such stockholder's shares if the merger is effectuated with ITXC to eFusion at 14600 NW Greenbrier Parkway, Beaverton, Oregon 97006, Attention: Secretary, before the approval of the merger is submitted to a vote at the October 11, 2000 eFusion stockholder meeting.

   No Vote In Favor. The stockholder must not vote in favor of the merger. A negative vote alone will not constitute the written objection required before the meeting.

   If the stockholders approve the merger, eFusion will send written notice along with a copy of the statute no later than 10 days after the merger is effectuated to each dissenting stockholder from whom eFusion received the dissenter's notice described above and who did not vote in favor of the merger. The notice will:

  . state where the stockholder must send such stockholder's written payment demand;

  . state where and when the stockholder must deposit such stockholder certificates representing eFusion capital stock;

  . inform holders of uncertificated shares to what extent the transfer of shares will be restricted after payment demand is received;

  . contain a form for demanding payment, which requires the dissenting stockholder to certify whether or not such stockholder acquired beneficial ownership before the first public announcement of the merger; and

  . set a date by which such written payment demand must be received, which date shall not be fewer than 30 nor more than 60 days after the date the notice was delivered to the dissenting stockholder.

   If you are an eFusion dissenting stockholder and you do not demand payment, certify that you acquired the shares before the first public announcement of the merger, deposit your shares within the time provided by such notice, and otherwise comply with the provisions of Oregon Revised Statutes Sections 60.551 through 60.594, you will not be entitled to dissenters' rights.

   If the merger is consummated, eFusion will pay to each dissenting stockholder who follows the required procedure the amount that eFusion estimates to be the fair value of the dissenting stockholder's shares, plus accrued interest. The term "fair value" means the value of the eFusion shares immediately before the merger, and excludes any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. eFusion will provide, along with payment, its balance sheet, income statement and statement of changes in stockholders' equity for its last fiscal year and any available interim financial statements since the end of the last fiscal year, an explanation of how it estimates the fair value of the shares and how the accrued interest was calculated and other information.

   eFusion may elect to withhold payment from a dissenting stockholder if the dissenting stockholder was not the beneficial owner of the shares before the date that the merger was first publicly announced. In that event, eFusion may force the dissenting stockholder to pursue judicial determination of the value of the shares unless the dissenting stockholder agrees to accept the amount specified by eFusion as the fair value in full satisfaction of the dissenting stockholder's rights.

   If you are an eFusion dissenting stockholder and you are dissatisfied with the payment or offer for payment you may, within 30 days of the payment or offer for payment, notify eFusion in writing of your estimate of the fair value of your shares and the amount of interest due.

   If any eFusion dissenting stockholder's demand for payment is not settled within 60 days after eFusion's receipt of the demand, the Oregon law requires that eFusion commence a proceeding in the Circuit Court of Washington County, Oregon to determine the fair value of the shares. eFusion must name all dissenting stockholders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the shares. Court costs and appraisal fees would be assessed against eFusion, except that the court may assess such costs against some or all of the dissenting stockholders to the extent that the court finds the dissenting stockholders acted arbitrarily, vexatiously or not in good faith in demanding payment or to the extent the court finds equitable.

              OTHER ACTION TO BE TAKEN AT THE ITXC SPECIAL MEETING

   At the ITXC special meeting, ITXC's stockholders will be asked to approve a proposed amendment to ITXC's certificate of incorporation. If approved, such amendment will confirm, solely as to the shares of ITXC common stock issuable in connection with the merger, the restrictions described above under the caption "THE MERGER AGREEMENT--Restrictions on Transferability" and set forth in Section 2.13 of the merger agreement.

   The specific resolution that ITXC will propose for adoption at the special meeting will be as follows:

   RESOLVED, that there be added a new Article Twelfth of this Corporation's third amended and restated certificate of incorporation, which Article shall provide as follows:

   "TWELFTH: All shares of the common stock of this Corporation issuable upon consummation of the merger (the "eFusion Merger") provided for pursuant to the agreement, dated as of July 25, 2000, by and among this corporation, eFusion, Inc. and Eye Merger Corp., as such agreement may be amended from time to time (such shares, the "eFusion Merger Shares", and such merger agreement, the "eFusion Merger Agreement"), shall be subject to the restrictions set forth in Appendix A to this certificate of incorporation."

   We have set forth the text of such Appendix A in Annex II to this document. You should read Annex II carefully.

   The restrictions described above shall not apply to any shares of ITXC's capital stock other than the shares of ITXC common stock issuable upon conversion of shares of the common stock and preferred stock of eFusion under the merger agreement.

   The purpose of this amendment is to assure the enforceability of the transfer restrictions described in Section 2.13 of the merger agreement. Under Delaware law, transfer restrictions may be imposed in several ways, one of which is for the transfer restrictions to be set forth in ITXC's certificate of incorporation prior to the consummation of the merger. Management of ITXC considered such transfer restrictions to be a critical aspect of the negotiations that resulted in the execution of the merger agreement.

   ITXC's obligation to consummate the merger is conditioned upon the adoption of the above-mentioned amendment by ITXC's stockholders at the ITXC special meeting.

   The board of directors of ITXC recommends that ITXC's stockholders approve this proposed amendment to ITXC's certificate of incorporation.

            OTHER ACTION TO BE TAKEN AT THE eFUSION SPECIAL MEETING

   eFusion's articles of incorporation provide for the holders of eFusion's preferred stock to receive a preferred allocation in a transaction such as the ITXC merger. The preferred allocation represents the aggregate dollar amount of capital contributed to eFusion upon the issuance of the eFusion preferred stock, or $49.1 million. Once the preferred allocation is segregated for the holders of the Preferred Stock, the holders of the Preferred Stock are entitled to share pro rata in the remaining shares issuable pursuant to the merger.

   As presently in effect, eFusion's articles of incorporation contain two provisions relating to the calculation of the preference allocation:

  . In order to determine the number of shares of ITXC common stock to be set aside for the preferred allocation, the existing articles of incorporation provide for ITXC's shares of common stock to be valued at the average closing sale price of ITXC's common stock during the 30 day period ending three days prior to the closing.

  . The eFusion board of directors is obligated to apply a discount to the above-mentioned valuation in the event that certain restrictions on transferability exist.

   eFusion's board has adopted amended and restated articles of incorporation which, subject to the approval of eFusion's stockholders, suspend the application of the two provisions described immediately above in the context of the ITXC merger. Rather than follow the procedures described above, the proposed amended and restated articles of incorporation would value ITXC's common stock at a price of $34.9886 and would not provide for any discount in determining the preference allocation for purposes of the ITXC merger.

   As a result of the changes made in the amended and restated articles of incorporation, if the average closing price of ITXC common stock for the 30 days ending on the third day before the closing of the merger is less than $34.9886, the holders of eFusion common stock will receive a greater percentage of the merger shares, in the aggregate, and the holders of eFusion preferred stock will receive a lesser percentage, in the aggregate, than they would receive if no changes were made to the eFusion articles of incorporation. If the 30 day average closing price is greater than $34.9886, the result would be reversed.

   In the event that the stockholders of eFusion do not approve the proposal to amend and restate eFusion's articles of incorporation, eFusion will not have the corporate power to consummate the merger agreement. Accordingly, failure to approve the amendment and restatement to the articles of incorporation will preclude consummation of the merger.

   The text of eFusion's amended and restated articles of incorporation is set forth in Annex III to this document. The substantive change in Annex III consists of the following language inserted as Section 2(d)(iii) of the articles of incorporation:

     "...[F]or purposes of the securities received pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of July 25, 2000, by and among ITXC Corp., Eye Merger Corp. and the Corporation, each share of ITXC Common Stock shall be valued at $34.9886.''

   The board of directors of eFusion unanimously, including all disinterested directors, approved this amendment in response to the significant decline in the market price of ITXC's common stock during the first two weeks after the merger was announced. The board concluded that this amendment was fair to all of the stockholders of eFusion by reducing the impact on the holders of common stock of declines in the market price of the ITXC common stock prior to the consummation of the merger.

   eFusion's board of directors unanimously, including all disinterested directors, recommends that eFusion's stockholders approve the adoption of the proposed fifth amended and restated articles of incorporation, as set forth in Annex III to this document.

                                 LEGAL MATTERS

   The validity of the ITXC common stock to be issued in connection with the merger will be passed upon for ITXC by Lowenstein Sandler PC, Roseland, New Jersey.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited ITXC's consolidated financial statements as of December 31, 1998 and 1999, and for the years then ended and for the period from the July 21, 1997 date of inception to December 31, 1997, as set forth in their report. We have included these financial statements in this document in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   The financial statements of eFusion as of December 31, 1998 and 1999, and for each of the years ended December 31, 1998 and 1999 included in this document have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of KPMG LLP as experts in accounting and auditing.

                                 OTHER MATTERS

   Representatives of Ernst & Young LLP are expected to be present at ITXC's special meeting with the opportunity to make statements if they so desire. Representatives of KPMG LLP are expected to be present at eFusion's special meeting with the opportunity to make statements if they so desire. In each case, such representatives are also expected to be available to respond to appropriate questions.

   We know of no matters to be presented at the special meetings other than the matters described in this document. However, if any other matters do come before the meetings, it is intended that the holders of the proxies will vote on such matters in their discretion.

                      WHERE YOU CAN FIND MORE INFORMATION

   ITXC has filed with the SEC a registration statement under the Securities Act that registers the offer and sale to eFusion's stockholders of the shares of ITXC common stock to be issued in connection with the merger. The registration statement, including any attached exhibits and schedules, contains additional relevant information about ITXC. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

   In addition, ITXC files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Room       New York Regional Office   Chicago Regional Office
450 Fifth Street, N.W.        7 World Trade Center         Citicorp Center
      Room 1024                    Suite 1300          500 West Madison Street
   Washington, D.C.         New York, New York 10048          Suite 1400
        20539                                             Chicago, Illinois
                                                              60661-2511

   You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like ITXC, who file electronically with the SEC. The address of that site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
ITXC:
 Audited Year-End Financial Statements:
  Report of Independent Auditors..........................................  F-2
  Consolidated Balance Sheets as of December 31, 1998 and 1999............  F-3
  Consolidated Statements of Operations for the Period from July 21, 1997
   (date of inception) to December 31, 1997 and the Years Ended December
   31, 1998 and 1999......................................................  F-4
  Consolidated Statements of Stockholders' Equity for the Period from July
   21, 1997 (date of inception) to December 31, 1997 and the Years Ended
   December 31, 1998 and 1999.............................................  F-5
  Consolidated Statements of Cash Flows for the Period from July 21, 1997
   (date of inception) to December 31, 1997 and the Years Ended December
   31, 1998 and 1999......................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
 Unaudited Interim Financial Statements
  Condensed Consolidated Balance Sheets as of December 31, 1999 (audited)
   and June 30, 2000...................................................... F-19
  Condensed Consolidated Statements of Operations for the Six Months Ended
   June 30, 1999 and 2000................................................. F-20
  Condensed Consolidated Statements of Cash Flows for the Six Months Ended
   June 30, 1999 and 2000................................................. F-21
  Notes to Unaudited Condensed Consolidated Financial Statements.......... F-22
eFUSION:
  Independent Auditors' Report............................................ F-24
  Balance Sheets as of December 31, 1998 (audited), December 31, 1999
   (audited) and June 30, 2000 (unaudited)................................ F-25
  Statements of Operations for the Years Ended December 31, 1998 and 1999
   (audited) and for the Six Months Ended June 30, 1999 and 2000
   (unaudited)............................................................ F-26
  Statements of Redeemable Convertible Preferred Stock and Stockholders'
   Equity (Deficit) for the Years Ended December 31, 1998 and 1999
   (audited) and for the Six Months Ended June 30, 2000 (unaudited)....... F-27
  Statements of Cash Flows for the Years Ended December 31, 1998 and 1999
   (audited) and for the Six Months Ended June 30, 1999 and 2000
   (unaudited)............................................................ F-28
  Notes to Financial Statements........................................... F-29

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
ITXC Corp. and subsidiaries

   We have audited the accompanying consolidated balance sheets of ITXC Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and 1998 and the period from July 21, 1997 (date of inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ITXC Corp. and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 and the period from July 21, 1997 (date of inception) to December 31, 1997 in conformity with accounting principles generally accepted in the United States.

                                             /s/ Ernst & Young LLP

MetroPark, New Jersey
February 7, 2000, except for
Note 16, as to which the date is
March 15, 2000

                          ITXC CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                          December 31,
                                                    -------------------------
                                                       1998          1999
                                                    -----------  ------------
                      Assets
Current assets:
Cash and cash equivalents.........................  $ 3,971,237  $ 49,017,768
Marketable securities.............................      200,000    25,378,297
Accounts receivable, net of allowance of $172,000
 in 1998 and $1,284,000 in 1999...................      500,739     5,738,804
Prepaid expenses and other current assets.........      121,459     1,298,102
                                                    -----------  ------------
Total current assets..............................    4,793,435    81,432,971
Property and equipment, net.......................    3,015,529    15,411,656
Deposits and other assets.........................       24,833        66,232
Service contract rights, net of amortization of
 $84,000..........................................          --      2,950,750
                                                    -----------  ------------
Total assets......................................  $ 7,833,797  $ 99,861,609
                                                    ===========  ============
 Liabilities, mandatorily redeemable convertible
     preferred stock and stockholders' equity
                     (deficit)
Current liabilities:
Accounts payable..................................  $   831,275  $ 10,403,227
Accrued liabilities and other current
 liabilities......................................      786,043     3,157,229
Deferred revenue..................................      888,232           --
Customer deposits.................................      142,500       442,240
Current portion of capital lease obligations......       76,705     1,620,317
                                                    -----------  ------------
Total current liabilities.........................    2,724,755    15,623,013
Equipment note payable............................    1,200,000     1,723,191
Capital lease obligations, less current portion...      160,368     2,149,177
Commitments and contingencies.
Series B Redeemable Convertible Preferred Stock,
 $.001 par value, issued and outstanding,
 5,865,104 shares in 1998 and none in 1999........    9,866,723           --
Series C Redeemable Convertible Preferred Stock,
 $.001 par value, issued and outstanding, none in
 1998 and 1999....................................          --            --
Stockholders' equity (deficit):
Preferred Stock, $.001 par value, authorized
 10,000,000 shares in 1998 and 15,000,000 shares
 in 1999..........................................          --            --
Common Stock, $.001 par value, authorized
 67,500,000 shares; issued and outstanding,
 8,381,000 shares in 1998; and 35,816,401 shares
 in 1999..........................................        8,381        35,816
Additional paid-in capital........................    2,293,516   118,089,750
Deferred employee compensation....................     (566,201)  (10,240,858)
Accumulated deficit...............................   (7,853,745)  (27,518,480)
                                                    -----------  ------------
Total stockholders' equity (deficit)..............   (6,118,049)   80,366,228
                                                    -----------  ------------
Total liabilities, mandatorily redeemable
 convertible preferred stock and stockholders'
 equity (deficit).................................  $ 7,833,797  $ 99,861,609
                                                    ===========  ============

                            See accompanying notes.

                          ITXC CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                         Period from
                                        July 21, 1997
                                          (date of
                                        inception) to Year ended December 31,
                                        December 31,  -------------------------
                                            1997         1998          1999
                                        ------------- -----------  ------------
Revenue:
Telecommunications revenue............    $     --    $ 1,238,008  $ 24,423,162
Consulting revenue....................       58,824       652,944       988,232
                                          ---------   -----------  ------------
Total revenue.........................       58,824     1,890,952    25,411,394
Costs and expenses:
Data communications and
 telecommunications...................          --      2,016,757    23,095,225
Cost of consulting revenue............          --        192,203           --
Network operations....................          --      1,320,587     3,219,039
Selling, general and administrative...      700,874     5,120,944    14,778,207
Depreciation and amortization.........        5,000       344,587     2,556,436
Non-cash employee compensation........          --        194,288     2,715,862
                                          ---------   -----------  ------------
Total costs and expenses..............      705,874     9,189,366    46,364,769
                                          ---------   -----------  ------------
Loss from operations..................     (647,050)   (7,298,414)  (20,953,375)
Interest income.......................          756       230,538     1,495,800
Interest expense......................          --       (139,575)     (207,160)
                                          ---------   -----------  ------------
Net loss..............................     (646,294)   (7,207,451)  (19,664,735)
Accretion of redemption value of
 mandatorily redeemable convertible
 preferred stock......................          --        (14,217)     (772,795)
                                          ---------   -----------  ------------
Net loss applicable to common
 stockholders.........................    $(646,294)  $(7,221,668) $(20,437,530)
                                          =========   ===========  ============
Basic and diluted net loss per share
 applicable to common stockholders....    $   (0.09)  $     (0.88) $      (1.29)
                                          =========   ===========  ============
Weighted average shares used in
 computation of basic and diluted net
 loss per share applicable to common
 stockholders.........................    7,004,908     8,184,556    15,885,883
Pro forma basic and diluted net loss
 per share (unaudited)................                $     (0.45) $      (0.69)
                                                      ===========  ============
Weighted average shares used in
 computation of pro forma basic and
 diluted net loss per share
 (unaudited)..........................                 16,154,670    28,525,619

                            See accompanying notes.

                          ITXC CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

       Period from July 21, 1997 (date of inception) to December 31, 1999

                     Series A
                    Convertible
                  Preferred Stock      Common Stock     Additional     Software     Deferred
                  ----------------  ------------------   Paid-in        Credit      Employee    Subscription Accumulated
                   Shares   Amount    Shares   Amount    Capital     Subscription Compensation   Receivable    Deficit
                  --------  ------  ---------- ------- ------------  ------------ ------------  ------------ ------------
Issuance of
 Common Stock...       --     --     7,800,000 $ 7,800 $     23,100   $      --            --      $(900)             --
Issuance of
 Series A Stock
 and Preferred
 Warrant........   278,000  $ 278          --      --       424,722          --            --        --               --
Issuance of
 Common Warrants
 for software
 credit.........       --     --           --      --     1,000,000   (1,000,000)          --        --               --
Utilization of
 software
 credit.........       --     --           --      --           --       243,000           --        --               --
Net loss........       --     --           --      --           --           --            --        --      $   (646,294)
                  --------  -----   ---------- ------- ------------   ----------  ------------     -----     ------------
Balance,
 December 31,
 1997...........   278,000    278    7,800,000   7,800    1,447,822     (757,000)          --       (900)        (646,294)
Conversion of
 Series A Stock
 and Preferred
 Warrant to
 Common Stock...  (278,000)  (278)     556,000     556         (278)         --            --        --               --
Repayment of
 subscription
 receivable.....       --     --           --      --          (900)         --            --        900              --
Issuance of
 Common Stock
 for services...       --     --        25,000      25       10,600          --            --        --               --
Utilization of
 software
 credit.........       --     --           --      --           --       757,000           --        --               --
Accretion of
 redemption
 value of
 mandatorily
 redeemable
 convertible
 preferred
 stock..........       --     --           --      --       (14,217)         --            --        --               --
Deferred non-
 cash employee
 compensation...       --     --           --      --       760,489          --       (760,489)      --               --
Amortization of
 non-cash
 deferred
 employee
 compensation...       --     --           --      --           --           --        194,288       --               --
Non-cash
 interest
 expense........       --     --           --      --        90,000          --            --        --               --
Net loss........       --     --           --      --           --           --            --        --        (7,207,451)
                  --------  -----   ---------- ------- ------------   ----------  ------------     -----     ------------
Balance,
 December 31,
 1998...........       --     --     8,381,000   8,381    2,293,516          --       (566,201)      --        (7,853,745)
Accretion of
 redemption
 value of
 mandatorily
 redeemable
 convertible
 preferred
 stock..........       --     --           --      --      (772,795)         --            --        --               --
Deferred non-
 cash employee
 compensation...       --     --           --      --    12,390,519          --    (12,390,519)      --               --
Amortization of
 non-cash
 deferred
 employee
 compensation...       --     --           --      --           --           --      2,715,862       --               --
Issuance of
 common stock
 for exercise of
 warrants.......       --     --     1,444,000   1,444         (722)         --            --        --               --
Issuance of
 common stock
 for exercise of
 options........       --     --       613,743     614      219,285          --            --        --               --
Issuance of
 common stock
 for initial
 public
 offering.......       --     --     7,187,500   7,187   78,407,034          --            --        --               --
Conversion of
 mandatorily
 redeemable
 convertible
 preferred stock
 to common
 stock..........       --     --    18,190,158  18,190   25,552,913          --            --        --               --
Net loss........       --     --           --      --           --           --            --        --       (19,664,735)
                  --------  -----   ---------- ------- ------------   ----------  ------------     -----     ------------
Balance,
 December 31,
 1999...........       --   $ --    35,816,401 $35,816 $118,089,750          --   $(10,240,858)      --      $(27,518,480)
                  ========  =====   ========== ======= ============   ==========  ============     =====     ============
                     Total
                  -------------
Issuance of
 Common Stock...  $     30,000
Issuance of
 Series A Stock
 and Preferred
 Warrant........       425,000
Issuance of
 Common Warrants
 for software
 credit.........           --
Utilization of
 software
 credit.........       243,000
Net loss........      (646,294)
                  -------------
Balance,
 December 31,
 1997...........        51,706
Conversion of
 Series A Stock
 and Preferred
 Warrant to
 Common Stock...           --
Repayment of
 subscription
 receivable.....           --
Issuance of
 Common Stock
 for services...        10,625
Utilization of
 software
 credit.........       757,000
Accretion of
 redemption
 value of
 mandatorily
 redeemable
 convertible
 preferred
 stock..........       (14,217)
Deferred non-
 cash employee
 compensation...           --
Amortization of
 non-cash
 deferred
 employee
 compensation...       194,288
Non-cash
 interest
 expense........        90,000
Net loss........    (7,207,451)
                  -------------
Balance,
 December 31,
 1998...........    (6,118,049)
Accretion of
 redemption
 value of
 mandatorily
 redeemable
 convertible
 preferred
 stock..........      (772,795)
Deferred non-
 cash employee
 compensation...           --
Amortization of
 non-cash
 deferred
 employee
 compensation...     2,715,862
Issuance of
 common stock
 for exercise of
 warrants.......           722
Issuance of
 common stock
 for exercise of
 options........       219,899
Issuance of
 common stock
 for initial
 public
 offering.......    78,414,221
Conversion of
 mandatorily
 redeemable
 convertible
 preferred stock
 to common
 stock..........    25,571,103
Net loss........   (19,664,735)
                  -------------
Balance,
 December 31,
 1999...........  $ 80,366,228
                  =============


                            See accompanying notes.

                          ITXC CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        Period from
                                       July 21, 1997
                                         (date of
                                       inception) to Year ended December 31,
                                       December 31,  -------------------------
                                           1997         1998          1999
                                       ------------- -----------  ------------
Operating activities
Net loss.............................    $(646,294)  $(7,207,451) $(19,664,735)
Adjustments to reconcile net loss to
 net cash provided by (used in)
 operating activities:
  Depreciation and amortization......        5,000       344,587     2,556,436
  Provision for doubtful accounts....          --        172,475     2,600,554
  Amortization of non-cash deferred
   employee compensation.............          --        194,288     2,715,862
  Issuance of common stock for
   services..........................          --         10,625           --
  Non-cash interest expense..........          --         90,000           --
  Amortization of original issue
   discounts.........................          --            --       (510,582)
  Changes in operating assets and
   liabilities
    Increase in accounts receivable..          --       (673,214)   (7,838,619)
    Increase in prepaid expenses and
     other assets....................      (18,846)     (127,446)   (1,218,042)
    Increase in accounts payable and
     accrued expenses................      302,261     1,315,057     5,801,871
    Increase (decrease) in customer
     deposits and deferred revenue...      441,176       589,556      (588,492)
                                         ---------   -----------  ------------
Net cash provided by (used in)
 operating activities................       83,297    (5,291,523)  (16,145,747)
Investing activities
Purchase of property and equipment...      (40,420)   (2,073,696)   (4,714,757)
Purchase of service contract rights..          --            --     (3,035,057)
Purchase of available for sale
 securities..........................          --       (200,000)  (64,367,815)
Maturities of available for sale
 securities..........................          --            --     39,700,000
                                         ---------   -----------  ------------
Net cash used in investing
 activities..........................      (40,420)   (2,273,696)  (32,417,629)

Financing activities
Proceeds from equipment line of
 credit..............................          --      1,200,000       523,191
Proceeds from stockholder note.......          --        750,000           --
Repayment of capital lease
 obligations.........................          --        (13,927)     (479,710)
Issuance of common stock.............       30,000           900       220,621
Issuance of convertible preferred
 stock...............................      425,000     9,101,606    14,931,584
Proceeds from initial public
 offering............................          --            --     78,414,221
                                         ---------   -----------  ------------
Net cash provided by financing
 activities..........................      455,000    11,038,579    93,609,907
                                         ---------   -----------  ------------
Increase in cash.....................      497,877     3,473,360    45,046,531
Cash and cash equivalents at
 beginning of period.................          --        497,877     3,971,237
                                         ---------   -----------  ------------
Cash and cash equivalents at end of
 period..............................    $ 497,877   $ 3,971,237  $ 49,017,768
                                         =========   ===========  ============

Supplemental disclosures of cash flow
 information
Cash paid for interest...............          --    $    36,446  $    223,834
                                         =========   ===========  ============


                            See accompanying notes.

                          ITXC CORP. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999


1. Organization and Nature of Business

   ITXC Corp. (the "Company") is a Delaware corporation, incorporated on July 21, 1997. The Company was founded for the purpose of providing Internet voice, fax and voice-enabled services primarily to traditional telephone companies, Internet service providers and telecommunications resellers, under the brand name WWeXchange for which revenues commenced in 1998. During 1997, the Company was in the development stage and was primarily developing and constructing its network, and provided consulting services under a market trial agreement with a company in the telecommunications industry (see Note 11). During 1998 the Company exited the development stage. The Company operates in one business segment.

 Initial Public Offering

   On October 1, 1999, the Company completed an initial public offering (IPO) of 7.2 million shares of common stock at a price of $12.00 per share, generating net proceeds of approximately $78.4 million. Under the Company's Certificate of Incorporation, all outstanding shares of Series B Redeemable Convertible Preferred Stock and Series C Redeemable Convertible Preferred Stock were converted into shares of Common Stock on a two-for-one basis (reflecting the stock split described in Note 11), effective upon the closing of the Company's IPO, resulting in the issuance of an additional 18.2 million shares of common stock.

 Subsidiaries and Joint Venture

   In March 1998, ITXC Data Transport Services LLC ("Data Transport"), a wholly owned subsidiary, was formed for the purpose of holding licenses and agreements with certain carriers and re-sellers and to acquire and operate switching equipment for the Company.

   In July 1998, ITXC Asia PTE Ltd, a wholly-owned subsidiary (Singapore company), was formed for the purpose of selling and marketing the Company's services in Asia.

   In July 1998, the Company obtained a 49% interest in ITXC Comunicacoes Ltda ("ITXC Ltda"), a newly formed Brazilian joint venture, in consideration of rights to certain technology, which will provide exchange carrier long-distance services in Brazil. The Company's ownership interest in ITXC Ltda is accounted for under the equity method of accounting. No investment has been recorded by the Company as no consideration has been paid.

   The ITXC Ltda joint venture agreement, as amended, provided for an exit clause triggered by an acquisition of the Company, certain business combinations, failure of the Company or ITXC Ltda to meet certain performance thresholds or the occurrence of certain other events. If any of these events occurred, the clause provided the Company a call option and provided TeleNova Communicacoes Ltda and its assignee (collectively, "TeleNova") a put option which required the Company to acquire TeleNova's interest in ITXC Ltda.

   In February 2000, the Company agreed to issue 150,000 shares of its common stock to affiliates of TeleNova in exchange for: (i) equity in TeleNova, having a value of at least $6 million, (ii) termination of the call and put options and (iii) certain contractual commitments by each party. As part of this agreement, the parties also terminated the joint venture agreement and related license agreement.

   In June 1999, the Company formed ITXC, Ltd., a United Kingdom company, to conduct certain United Kingdom operations.

                          ITXC CORP. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999


Basis of Consolidation

   The consolidated financial statements include the accounts of ITXC Corp. and its wholly-owned subsidiaries, Data Transport, ITXC, Ltd. and ITXC Asia PTE, Ltd. All significant intercompany balances and transactions have been eliminated in consolidation.

2. Significant Accounting Policies

Cash Equivalents

   The Company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Marketable Securities

   Marketable securities consist of fixed income investments which can be readily purchased or sold using established markets. In accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designations as of each balance sheet date. Such investments are classified as available-for-sale and, accordingly, are carried at fair value which approximates amortized cost at December 31, 1998 and 1999. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest, are included in interest income. Realized gains and losses and declines in value judged to be other than temporary are included in investment income. The cost of securities sold is based on the specific identification method.

Concentration of Credit Risk

   The Company transacts a significant volume of business with several customers. Four customers represented 35%, 20%, 13% and 11%, respectively, of 1998 total revenue and three customers represented 12%, 12% and 11%, respectively, of 1999 total revenue. Accounts receivable from these customers were approximately $417,800 and $3,090,900 at December 31, 1998 and 1999, respectively. The Company performs a credit evaluation of all new customers and requires certain customers to provide collateral in the form of a cash deposit. For the period from July 21, 1997 to December 31, 1997, one customer accounted for 100% of consulting revenue under the market trial agreement referred to in the first paragraph of Note 1.

Depreciation and Amortization

   Property and equipment are recorded at cost and are depreciated over the estimated useful lives and leasehold improvements are depreciated over the term of the lease or over the estimated useful lives, whichever is shorter, utilizing the straight-line method as follows:

                                                      Estimated
                                                     Useful Life
                                                     -----------
         Network equipment and software.............     2-3
         Furniture, fixtures and office equipment...     3-7
         Leasehold improvements.....................       2

Revenue Recognition

   The Company recognizes telecommunications revenue and the related costs at the time the services are rendered. Telecommunications revenue is derived from fees charged to terminate Internet based voice and fax services over the Company's network.

                          ITXC CORP. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999


   In 1997, the Company entered into a market trial agreement with a third party. Under that agreement, the Company conducted a market trial to determine the market opportunity, operational requirements and business arrangements with respect to offering wholesale switching, transport, billing and settlement services relating to Internet protocol telephony services. While the agreement was in effect, the Company conducted a market trial of its wholesale switching, transport, billing and settlement services and provided periodic reports according to an agreed upon schedule. These reports provided marketing analyses, service descriptions, operations analyses and business structure and competitive analyses. The Company recognized consulting revenue under the market trial agreement as certain milestones were attained and cash collections were assured, as specified in the contract, and in accordance with Statement of Financial Accounting Standards, No. 68, Research and Development Arrangements. This agreement required certain research reports to be delivered by the Company and accepted by the customer, for payments under the contract to become due and payable. At December 31, 1998, $888,232, of revenue was deferred in connection with this market trial agreement for payments received in advance of delivery and acceptance of certain reports, which was fully earned during 1999.

Advertising

   Advertising costs are expensed as incurred. During 1997, 1998 and 1999, the Company expensed approximately $14,000, $119,000, and $198,000, respectively, of such costs.

Research and Development

   Development costs are expensed as incurred. Development costs of approximately $0, $594,000 and $1,509,000 were expensed in 1997, 1998 and 1999, respectively, and are included in selling, general and administrative costs.

Income Tax

   Deferred income taxes are determined using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities (i.e. temporary differences) and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Stock-Based Compensation

   The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," using an intrinsic value approach to measure compensation expense, if any. Appropriate disclosures using a fair value based method, as provided by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), are also reflected in the accompanying notes to the financial statements. Options issued to non-employees are accounted for in accordance with SFAS 123, using a fair value approach. The Company has not issued any options to non-employees.

Recent Accounting Pronouncement

   In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivatives and Hedging Activities (SFAS 133), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. As the Company does not currently engage in derivatives or hedging transactions, there will be no current impact to the Company's results of operations, financial position or cash flows upon the adoption of SFAS 133.

                          ITXC CORP. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999


Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

3. Available for Sale Investments

   The Company's available for sale investments which are included in cash equivalents ($47,715,977 at December 31, 1999) and marketable securities are as follows:

                                                               December 31,
                                                           --------------------
                                                             1998      1999
                                                           -------- -----------
     Money market funds...................................      --  $ 9,409,553
     Commercial paper.....................................      --   48,676,937
     Certificates of deposits............................. $200,000   7,000,296
     Asset-backed securities..............................      --    8,007,508
                                                           -------- -----------
       Total.............................................. $200,000 $73,094,294
                                                           ======== ===========

   Gross realized gains and losses for the years ended December 31, 1998 and 1999 were immaterial.

   The Company's available for sale securities have the following maturities at December 31, 1999:

     Due in one year or less....................................... $65,086,786
     Due after one year through five years.........................   8,007,508

4. Accounts Receivable

   The Company estimates the amount of the allowance for doubtful accounts required to reduce accounts receivable to expected net realizable value by reviewing the status of significant past-due receivables and analyzing historical bad debt trends.

   The Company did not write-off any accounts receivable during 1997 and 1998. The Company wrote-off approximately $1,490,000 of accounts receivable during 1999.

5. Property and Equipment

   Property and equipment is comprised of the following:

                                                              December 31,
                                                         ----------------------
                                                            1998       1999
                                                         ---------- -----------
     Network equipment and software..................... $1,955,887 $13,494,034
     Furniture, fixtures and office equipment...........  1,147,946   4,126,859
     Leasehold improvements.............................    261,283     612,479
                                                         ---------- -----------
                                                          3,365,116  18,233,372
     Less accumulated depreciation and amortization.....    349,587   2,821,716
                                                         ---------- -----------
                                                         $3,015,529 $15,411,656
                                                         ========== ===========

                          ITXC CORP. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999


   Equipment under capital leases totaled approximately $251,000 and $4,265,000 at December 31, 1998 and 1999, respectively. Included in accumulated depreciation is approximately $14,000 and $609,000 related to such assets at December 31, 1998 and 1999, respectively.

   At December 31, 1998 and 1999, network equipment and software includes $1 million of software which is used in Internet gateways and switches. This software was purchased from a stockholder, who was paid by issuance of common stock warrants (see Note 11). By December 31, 1999 all such software was deployed into operations and is being depreciated over a three-year life.

6. Purchase of Contractual Rights

   On November 30, 1999, the Company purchased the contractual rights to certain terminator and reseller agreements and intellectual property, for a cash purchase price of $3 million, which is being amortized over a three year period.

7. Accrued Expenses

   Accrued liabilities and other current liabilities are comprised of the following:

                                                          December 31,
                                                    -------------------------
                                                       1998          1999
                                                    -----------  ------------
     Compensation.................................. $   262,807  $  1,367,120
     Payroll tax withholding liability.............         --        644,954
     Accrued contract costs........................     300,000           --
     Employee relocation costs.....................     100,000           --
     Other.........................................     123,236     1,145,155
                                                    -----------  ------------
                                                    $   786,043  $  3,157,229
                                                    ===========  ============

   Accrued contract costs represent the remaining minimum payments due under a contract with a telecommunication vendor, which the Company terminated in December 1998.

8. Income Taxes

   Due to operating losses, the Company has no income tax liability for 1997, 1998 or 1999. Significant components of the Company's deferred tax assets and liabilities at December 31, 1998 and 1999 are as follows:

                                                          December 31,
                                                    -------------------------
                                                       1998          1999
                                                    -----------  ------------
     Deferred tax assets:
     Net operating loss carryforward............... $ 2,977,041  $  9,400,502
     Allowance for doubtful accounts...............      68,990       513,600
     Amortization of non-cash employee
      compensation.................................         --      1,085,658
     Other.........................................     120,764       207,599
                                                    -----------  ------------
                                                      3,166,795    11,207,359
     Less valuation allowance......................  (3,108,838)  (10,870,050)
                                                    -----------  ------------
     Deferred tax asset............................      57,957       337,309
     Deferred tax liabilities:
     Fixed assets..................................     (57,957)     (337,309)
                                                    -----------  ------------
     Net deferred tax asset........................ $       --   $        --
                                                    ===========  ============

                          ITXC CORP. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999


   A reconciliation setting forth the differences between the effective tax rate of the Company and the U.S. statutory rate is as follows:

                                             December 31,
                          --------------------------------------------------------
                               1997               1998                1999
                          ----------------  ------------------  ------------------
Statutory federal income
 tax (benefit) at 34%...  $(219,740)  34.0% $(2,450,533)  34.0% $(6,389,893)  34.0%
State income tax
 (benefit), net of
 federal benefit........    (38,389)   5.9     (404,338)   5.6   (1,116,352)   5.9
Nondeductible
 expenses...............        --     --         7,750   (0.1)      21,269   (0.1)
Other...................      1,321   (0.2)      (4,909)   0.1       74,077   (0.4)
Increase in valuation
 allowance..............    256,808  (39.7)   2,852,030  (39.6)   7,410,899  (39.4)
                          ---------  -----  -----------  -----  -----------  -----
  Total.................  $     --     --   $       --     --   $       --     --
                          =========  =====  ===========  =====  ===========  =====

   At December 31, 1999, the Company has a federal and state net operating loss ("NOL") carryforward of approximately $22.5 million. The federal NOL carryforwards expire from 2012 to 2019. The state NOL carryforwards expire from 2004 to 2006. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code occurred, but believes that it is likely that such a change occurred during either 1998 or 1999. The effect of an ownership change would be the imposition of an annual limitation on the use of NOL carryforwards attributable to periods before the change. The Company has not determined the amount of the potential limitation, but believes that all of the NOL will be available for use within the carryforward periods.

   The Company's existing deferred tax assets at December 31, 1997, 1998 and 1999 have been reduced by a valuation allowance of $256,808, $3,108,838, and $10,870,050, respectively, due to the uncertainty regarding the realization of such deferred tax assets. A portion of the deferred tax asset arising during 1999 relates to the exercise of non-qualified stock options by employees.

9. Debt

   The Company has a revolving credit agreement with a bank, which, through February 1, 2000, provided for maximum borrowings of $5 million, of which $4 million may be borrowed under an equipment line of credit for the purchase of certain capital equipment. Available borrowings under the revolving line were determined based on a formula including accounts receivable. Available borrowings under the equipment line were determined based on a formula including billable minutes. At December 31, 1999, the maximum available borrowings were $2.3 million, of which $1.7 million is outstanding.

   The Company is contractually required to make an annual payment based on the previous years' excess cash flow, as defined.

   The revolving line bore interest at the greater of (i) the bank's prime rate plus 0.5%, or (ii) the federal funds rate plus 1.5%. The equipment line bore interest at the greater of (i) the bank's prime rate plus 0.75%, or (ii) the federal funds rate plus 2.0%. The rate in effect at December 31, 1999 under the equipment line was 8.75%, representing the bank's prime rate plus 0.75%.

   On February 1, 2000, the credit agreement was amended and restated to increase the available borrowings to $10 million, which may be used either under the revolving line or the equipment line. The Company is

                          ITXC CORP. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999

permitted to make borrowings through February 1, 2001, with any amount outstanding under the equipment line to be converted to a term loan due three years from the final draw down. Each portion of the loan will bear interest at the greater of (i) the bank's prime rate, or (ii) the federal funds rate plus
 .5%.

   Borrowings under the credit agreement are collateralized by substantially all of the Company's assets and the Company was required to maintain a restricted cash balance of $200,000 through December 31, 1998. In addition, the Company is required to maintain compliance with certain financial covenants. As of December 31, 1999 the Company was in violation of one financial covenant and has obtained a letter from the bank waiving the violation at that date. The amended and restated agreement made such covenant less restrictive. As a result, the Company believes that it will maintain compliance with such covenant throughout 2000.

   The fair value of the Company's debt approximates its carrying value.

10. Commitments and Contingencies

   The Company leases an office facility under a non-cancelable operating lease which commenced June 15, 1998, has a term of five years and provides for minimal annual base rental payments of $656,000. The Company may, at its option, terminate the lease after 18 months or 36 months. The lease contains one five year renewal option at the then applicable fair market rental rate. In addition, the lease requires the Company to pay increases in real estate taxes and other operating costs of the properties above base year amounts. During 1998 and 1999, the Company also entered into capital lease agreements for furniture and equipment.

   Future minimum lease payments for noncancelable operating and capital leases having initial or remaining terms in excess of one year are as follows:

                                                          Operating   Capital
                                                          ---------- ----------
     2000................................................ $1,070,000 $1,763,965
     2001................................................  1,043,000  1,507,211
     2002................................................  1,004,000    675,593
     2003................................................    819,000    157,752
     2004................................................    819,000     87,357
                                                                     ----------
                                                                      4,191,878
     Less amounts representing interest..................               422,384
                                                                     ----------
     Present value of net minimum lease payments.........            $3,769,494
                                                                     ==========

   Rental expense for all operating leases was approximately $15,000, $217,000, and $530,000 in 1997, 1998 and 1999, respectively.

 Legal Matters

   The Company is involved in certain claims and legal actions arising in the normal course of business. Management does not expect that the outcome of these cases will have a material effect on the Company's financial position or results of operations.

                          ITXC CORP. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999

11. Capital Stock

   On August 25, 1999, the Company's Board of Directors approved a 2 for 1 stock split of its Common Stock which became effective on September 20, 1999. All Common Stock share amounts and preferred stock conversion ratios included in the financial statements reflect the stock split for all periods presented.

   On September 20, 1999, the Company's stockholders approved an increase in the authorized Common Stock to 67,500,000 shares which became effective on September 20, 1999.

   On July 21, 1997, the Company issued 6,000,000 shares of Common Stock to its founder and president for $30,000.

   On October 1, 1997, the Company issued 1,800,000 shares of Common Stock to an investor for $900, which was paid subsequent to December 31, 1997. On October 1, 1997, the Company issued ten warrants to purchase an aggregate of 1,200,000 shares of Common Stock at par value to an investor in exchange for a software credit in the amount of $1 million to be used within three years against the purchase of products from the investor. Each warrant became exercisable for each $100,000 of the software credit utilized by the Company. At December 31, 1998, $1 million of the software credit had been utilized by the Company for the purchase of software, and, accordingly, all warrants were exercisable. Also, on October 1, 1997, the Company sold to the same investor 278,000 shares of Series A Convertible Preferred Stock (the "Series A Stock"), and a warrant to purchase an additional 122,000 shares of Series A Stock (the "Preferred Warrant") with an exercise price of par value, for aggregate proceeds of $500,000.

   On April 27, 1998, in connection with the sale of the Series B Redeemable Convertible Preferred Stock, all of the outstanding shares of Series A Stock were converted into 556,000 shares of Common Stock and the Preferred Warrant was converted into a warrant to purchase 244,000 shares of Common Stock. Such warrants and the warrant to purchase 1,200,000 shares of common stock were exercisable at any time prior to the earlier of October 1, 2004 or the consummation of an initial public offering of the Company's common stock. All 1,444,000 warrants were exercised during 1999 for an aggregate exercise price of $722.

   On November 18, 1997, the Company issued a warrant to purchase up to 3,800,000 shares of Common Stock, with an exercise price of $1.32 per share, to a customer to whom the Company provided consulting services (see Note 1). The fair value of the warrant was determined to be de minimis on the date of grant. The warrant was not exercised, and, on April 6, 1998, was canceled.

 Series B Mandatorily Redeemable Convertible Preferred Stock

   On April 27, 1998, the Company issued 5,865,104 shares of Series B Mandatorily Redeemable Convertible Preferred Stock ("Series B Stock") to various investors at a purchase price of $1.705 per share, resulting in net proceeds of $9,852,000. In this private placement, 439,883 shares were sold to two officers of the Company and 668,622 shares were sold to the holders of the Series A Stock and the Preferred Warrant.

   Each share of Series B Stock was convertible into two shares of Common Stock, subject to anti-dilution provisions, as defined. The Series B Stock automatically converted into Common Stock upon the completion of the initial public offering of the Company's Common Stock discussed in Note 1, resulting in the issuance of an additional 11,730,208 shares of Common Stock.

                          ITXC CORP. AND SUBSIDIARIES

                       December 31, 1997, 1998 and 1999


   In connection with the Series B Stock private placement, the two officers of the Company who participated in the offering provided the Company with bridge financing of $750,000 which was converted into Series B Stock. In addition, the Company issued the two officers warrants to purchase an aggregate of 879,766 shares of Common Stock with an exercise price of $.8525 per share. The warrants are exercisable at any time prior to April 30, 2008. The fair value of these warrants was determined to be $90,000 at the date of the grant, which is included in 1998 interest expense.

 Series C Mandatorily Redeemable Convertible Preferred Stock

   On February 24, 1999, the Company issued 3,229,975 shares of Series C Mandatorily Redeemable Convertible Preferred Stock (the "Series C Stock") to various investors at a purchase price of $4.644 per share, resulting in net proceeds of $14,932,000. The Series C Stock had conversion and redemption features identical to the Series B Stock, and accordingly, also automatically converted into Common Stock upon the completion of the initial public offering of the Company's Common Stock discussed in Note 1, resulting in the issuance of an additional 6,459,950 shares of Common Stock.

   Also, on February 24, 1999 the Board of Directors increased the total authorized preferred stock from 10,000,000 shares to 15,000,000 shares.

 Registration Rights

   Certain of the common and preferred stockholders have registration rights under an agreement which, as amended on February 24, 1999, provides for the registration of Common Stock held by such stockholders, on or after one year from the completion of the initial public offering of the Company's Common Stock.

 Common Shares Reserved

   As of December 31, 1999, the Company had reserved shares of Common Stock for issuance as follows:

                                                                       Number of
                                                                        Shares
                                                                       ---------
       Exercise of common stock options............................... 7,086,257
       Exercise of common stock warrants..............................   879,766
       Employee stock purchase plan...................................   500,000

 Stock Option Plan

   On February 17, 1998, the Company adopted the 1998 Stock Incentive Plan (the "Plan"). The Plan, as amended, provides for the granting of awards to purchase up to 7,700,000 shares of common stock, subject to annual increases in the number of shares covered by the Plan. The Plan provides for award grants in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and performance shares.

   Under the terms of the Plan, a committee of the Company's Board of Directors may grant options to purchase shares of the Company's Common Stock to employees, directors and consultants of the Company at such prices as may be determined by the committee, principally equal to or greater than fair value at the date of grant. Options granted under the Plan generally vest over three years and expire after ten years.

                          ITXC CORP. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999


   The Company's stock option activity is as follows:

                                 1997               1998                1999
                          ------------------ ------------------- -------------------
                                    Weighted            Weighted            Weighted
                                    Average             Average             Average
                          Number Of Exercise Number Of  Exercise Number Of  Exercise
                           Shares    Price    Shares     Price    Shares     Price
                          --------- -------- ---------  -------- ---------  --------
Options outstanding,
 beginning of year......        --     --    1,598,340   $ 0.05  2,641,250   $ 0.21
Options granted.........  1,598,340  $0.05   1,517,910     0.35  3,487,500     2.82
Options exercised.......        --     --          --       --    (613,743)   (0.44)
Options cancelled.......        --     --     (475,000)   (0.15)  (176,083)   (1.95)
                          ---------  -----   ---------   ------  ---------   ------
Options outstanding, end
 of year................  1,598,340  $0.05   2,641,250   $ 0.21  5,338,924   $ 1.83
                          =========  =====   =========   ======  =========   ======

   The weighted-average fair value of options granted in 1997, 1998 and 1999 was $.015, $1.16 and $11.75, respectively.

   The following table summarizes information about fixed price stock options outstanding at December 31, 1999:

                               Outstanding                      Exercisable
                    --------------------------------- -------------------------------
                                                          Number
Range of            Weighted-Average                  Exercisable at
Exercise  Number of    Remaining     Weighted-Average  December 31,  Weighted-Average
 Prices    Shares   Contractual Life  Exercise Price       1999       Exercise Price
--------  --------- ---------------- ---------------- -------------- ----------------
$ 0.01-
 $ 0.08     833,332    7.7 years          $ 0.03         449,998          $0.04
  0.26-
   0.43   1,141,592    8.1 years            0.34         251,949           0.33
  0.63-
   0.81   1,801,250    8.5 years            0.65             --             --
  1.16-
   2.50     540,000    9.2 years            1.59             --             --
  4.00-
  12.00     949,500    9.5 years            4.69             --             --
 27.00-
  49.00      73,250    9.8 years           40.69             --             --
          ---------                       ------         -------          -----
$ 0.01-
 $49.00   5,338,924                       $ 1.85         701,947          $0.14
          =========                       ======         =======          =====

   Had the Company been accounting for its employee stock options under the fair value method of SFAS No. 123, there would not have been a material impact on the Company's net loss or basic and diluted net loss per share available to common stockholders during 1999, 1998 or 1997.

   During 1998 and 1999, prior to the IPO, the Company granted options to employees to purchase an aggregate of 1,517,910 and 3,319,750 shares, respectively, of common stock at exercise prices ranging from $.30 to $4.00. The exercise price of each of these option grants was below the fair value of the Company's common stock at the respective dates of grant, resulting in aggregate non-cash compensation of approximately $760,000 and $12.4 million in 1998 and 1999, respectively, which is being amortized to expense over the option vesting periods, generally three to seven years.

12. Stock Purchase Plan

   During 1999, the Company's Board of Directors adopted the ITXC Corp. Employee Stock Purchase Plan, intended to qualify under Section 423 of the Internal Revenue Code. The Purchase Plan enables eligible employees to purchase shares of the Company's Common Stock through payroll deductions, ranging from 1%

                          ITXC CORP. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999

to 10% of gross pay. The purchase price for Common Stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the shares on the first or last day of the offering period. The first offering period commenced on October 1, 1999. The Company has initially reserved 500,000 shares of common stock for issuance under the plan, subject to annual increases in the number of shares covered by the Purchase Plan.

13. Earnings (Loss) Per Share

   The Company computes net loss per share under the provisions of SFAS No. 128, "Earnings per Share" (SFAS 128), and SEC Staff Accounting Bulletin No. 98 (SAB 98).

   Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of Common Stock outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Basic earnings per share is computed by dividing income or loss applicable to common stockholders by the weighted average number of shares of Common Stock outstanding during this period. The increase in the weighted average shares outstanding from 1998 to 1999 is largely attributable to the completion of the Company's IPO and conversion of preferred stock to Common Stock, which both occurred on October 1, 1999.

   Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method. The diluted earnings per share amount equals basic earnings per share because the Company had a net loss and the impact of the assumed exercise of the stock options and warrants is not dilutive.

14. Geographic Data

   During 1999, the Company generated approximately 7% of its revenue from customers domiciled in countries other than the United States, primarily in Asia. For the period from inception to December 31, 1997 and the year ended December 31, 1998, substantially all of the Company's revenue was derived from domestic operations.

15. Unaudited Pro Forma Information

   The Company's historical capital structure prior to the completion of the IPO is not indicative of its ongoing structure due to the automatic conversion of all Series B and Series C Stock upon closing of the IPO on October 1, 1999.

   Accordingly, the unaudited pro forma net loss per share assumes the conversion of the Series B and Series C Stock to Common Stock as if it had been converted at the date of issuance, even though the result is antidilutive.

                          ITXC CORP. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999


   The following table presents the calculation of basic and diluted net loss per share and pro forma net loss per share:

                                December 31, 1998                December 31, 1999
                          ------------------------------  --------------------------------
                                       Denominator                      Denominator
                                        (Weighted                        (Weighted
                           Numerator     Average    Per    Numerator      Average    Per
                          (Net Loss)     Shares)   Share   (Net Loss)     Shares)   Share
                          -----------  ----------- -----  ------------  ----------- ------
Basic and diluted net
 loss per common share..  $(7,221,668)  8,184,556  $(.88) $(20,437,530) 15,885,883  $(1.29)
Accretion of redemption
 value of mandatorily
 redeemable convertible
 preferred stock........       14,217         --     --        772,795         --      --
Assumed conversion of
 shares of mandatorily
 redeemable convertible
 preferred stock into
 shares of common stock
 at issuance............          --    7,970,114    --            --   12,639,736     --
                          -----------  ----------  -----  ------------  ----------  ------
Pro forma basic and
 diluted net loss per
 common share...........  $(7,207,451) 16,154,670  $(.45) $(19,664,735) 28,525,619  $ (.69)
                          ===========  ==========  =====  ============  ==========  ======

16. Subsequent Event

   On March 15, 2000, the Company completed a public offering of common stock at a price of $85 per share. The Company sold 2 million shares, generating net proceeds to the Company of approximately $161.3 million, while certain stockholders sold 2 million previously unregistered shares.

                          ITXC CORP. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                    December 31,    June 30,
                                                        1999          2000
                                                    ------------  ------------
                                                                  (Unaudited)
Cash and cash equivalents.......................... $ 49,017,768  $ 87,893,850
Short term investments.............................   25,378,297   123,301,086
Accounts receivable, net...........................    5,738,804    10,575,744
Prepaid expenses and other current assets..........    1,298,102     2,403,218
                                                    ------------  ------------
  Total current assets.............................   81,432,971   224,173,898
Property and equipment, net........................   15,411,656    24,773,316
Deposits and other assets..........................       66,232        80,930
Long-term investment...............................          --      7,924,000
Service contract rights, net of amortization.......    2,950,750     2,458,860
                                                    ------------  ------------
  Total assets..................................... $ 99,861,609  $259,411,004
                                                    ============  ============
Accounts payable and accrued liabilities........... $ 13,560,456  $ 11,811,970
Customer deposits..................................      442,240       865,928
Current portion of capital lease obligations.......    1,620,317     1,834,332
                                                    ------------  ------------
  Total current liabilities........................   15,623,013    14,512,230
Equipment note payable.............................    1,723,191     1,723,191
Capital lease obligation, less current portion.....    2,149,177     2,795,062

Commitments and contingencies
Preferred Stock....................................          --            --
Common Stock.......................................       35,816        38,532
Additional paid in capital.........................  118,089,750   297,366,043
Deferred employee compensation.....................  (10,240,858)   (8,120,225)
Accumulated other comprehensive income.............          --         89,059
Accumulated deficit................................  (27,518,480)  (48,992,888)
                                                    ------------  ------------
  Total stockholders' equity.......................   80,366,228   240,380,521
                                                    ------------  ------------
Total liabilities and stockholders' equity......... $ 99,861,609  $259,411,004
                                                    ============  ============

                            See accompanying notes.

                          ITXC CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                       Six Months ended June
                                                                30,
                                                      -------------------------
                                                         1999          2000
                                                      -----------  ------------
Revenue:
  Telecommunications revenue........................  $ 6,764,428  $ 33,685,300
  Consulting revenue................................      988,232           --
                                                      -----------  ------------
Total revenue.......................................    7,752,660    33,685,300
Costs and expenses:
  Data communications and telecommunications........    6,890,476    30,196,332
  Network operations................................    1,282,738     2,422,938
  Selling, general and administrative...............    5,674,648    12,466,098
  Depreciation and amortization.....................      699,069     4,352,911
  Non-cash employee compensation....................      687,592     2,120,633
                                                      -----------  ------------
Total costs and expenses............................   15,234,523    51,558,912
Loss from operations................................   (7,481,863)  (17,873,612)
Loss relating to joint venture......................          --     (8,195,000)
Interest income, net................................      155,513     4,594,203
                                                      -----------  ------------
Net loss............................................   (7,326,350)  (21,474,409)
Accretion of redemption value of mandatorily
 redeemable convertible preferred stock.............     (443,120)          --
                                                      -----------  ------------
Net loss applicable to common stockholders..........  $(7,769,470) $(21,474,409)
                                                      ===========  ============
Basic and diluted net loss per share applicable to
 common stockholders................................  $     (0.90) $      (0.57)
                                                      ===========  ============
Weighted average shares used in computation of basic
 and diluted net loss per share applicable to common
 stockholders.......................................    8,602,658    37,545,618
Pro forma basic and diluted net loss per share......  $     (0.29) $      (0.57)
                                                      ===========  ============
Weighted average shares used in computation of pro
 forma basic and diluted net loss per share.........   24,840,634    37,545,618


                            See accompanying notes.

                          ITXC CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                    Six Months ended June 30,
                                                    --------------------------
                                                       1999          2000
                                                    -----------  -------------
Operating activities
Net loss..........................................  $(7,326,350) $ (21,474,409)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization...................      699,070      4,352,911
  Provision for doubtful accounts.................      719,528      1,437,854
  Loss relating to joint venture..................          --       8,195,000
  Amortization for non-cash deferred employee
   compensation...................................      687,592      2,120,633
  Amortization of original issue discounts on
   marketable securities..........................          --      (1,359,686)
  Changes in operating assets and liabilities:
    Increase in accounts receivable...............   (2,660,207)    (6,274,794)
    Increase in prepaid expenses and other
     assets.......................................     (346,242)    (1,119,814)
    Increase (decrease) in accounts payable and
     accrued expenses                                 3,576,832     (1,748,486)
    Increase (decrease) in customer deposits and
     deferred revenue.............................     (769,240)       423,688
                                                    -----------  -------------
Net cash used in operating activities.............   (5,419,017)   (15,447,103)
Investing activities
Purchase of property and equipment................   (3,938,447)   (11,404,667)
Purchase of service contract rights...............          --          (8,110)
Purchase of available for sale securities.........       (7,434)  (272,412,372)
Maturities of available for sale securities.......          --     175,938,019
                                                    -----------  -------------
Net cash used in investing activities.............   (3,945,881)  (107,887,130)
Financing activities
Proceeds from equipment line of credit............      523,191            --
Repayment of capital lease obligations............      (37,469)      (949,695)
Issuance of convertible preferred stock...........   14,931,584            --
Proceeds from issuance of common stock in second
 public offering..................................          --     161,296,000
Proceeds from short swing sale....................          --       1,208,777
Proceeds from exercise of stock options...........       50,813        260,717
Proceeds from issuance of common stock relating to
 employee stock purchase plan.....................          --         394,516
Deferred costs of initial public offering.........     (244,530)           --
                                                    -----------  -------------
Net cash provided by financing activities.........   15,223,589    162,210,315
                                                    -----------  -------------
Increase in cash..................................    5,858,691     38,876,082
Cash and cash equivalents at beginning of period..    3,971,237     49,017,768
                                                    -----------  -------------
Cash and cash equivalents at end of period........  $ 9,829,928  $  87,893,850
                                                    ===========  =============

                            See accompanying notes.

                          ITXC CORP. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1. Basis of Presentation

   The June 30, 1999 and 2000 financial statements have been prepared by ITXC Corp. (the "Company" or "ITXC") and are unaudited. In the opinion of the Company's management, all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position, results of operations and cash flows for the interim periods have been made. Certain information and footnote disclosures required under generally accepted accounting principles have been condensed or omitted from the consolidated financial statements and notes thereto presented herein pursuant to the rules and regulations of the Securities and Exchange Commission. The condensed consolidated financial statements and notes thereto presented herein should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 1999 and notes thereto presented elsewhere herein. The results of operations for the three and six months ended June 30, 2000 are not necessarily indicative of the results to be expected for any other interim period or the entire fiscal year.

2. Joint Venture

   In July 1998, the Company obtained a 49% interest in ITXC Comunicacoes Ltda ("ITXC Ltda"), a newly formed joint venture, in consideration of rights to certain technology, which provided exchange carrier long-distance services in certain countries in South America. The Company's ownership interest in ITXC Ltda. was accounted for under the equity method of accounting. No investment was recorded as no consideration was paid.

   The ITXC Ltda joint venture agreement, as amended, provided the Company a call option and provided TeleNova Communicacoes Ltda and its assignee (collectively, "TeleNova") a put option which required the Company to acquire TeleNova's interest in ITXC Ltda which option would be triggered upon the occurrence of certain events, at a price based either on a formula, as defined in the agreement, or an appraisal of ITXC Ltda's fair value.

   In February 2000, the Company recast this relationship. The Company issued 150,000 shares of its common stock to TeleNova and its affiliates in exchange for: (1) equity in a private affiliate of TeleNova; (2) termination of the puts and calls which previously could have required substantial cash or equity outlays by the Company; and (3) certain contractual commitments by the parties. As part of this transaction, the parties terminated the joint venture agreement and a license agreement that the Company previously furnished to the joint venture. During the three months ended March 31, 2000, the Company recorded a charge of $8.2 million, representing the difference between the value of the Company's 150,000 shares issued by the Company and the value of the equity received by the Company, valued as of the time of the transaction.

3. Public Offering

   On March 15, 2000, the Company completed a public offering of its common stock, selling 2 million shares at a price of $85.00 per share, generating net proceeds to the Company of approximately $161.3 million. In addition, certain stockholders sold 2 million previously unregistered shares. Certain of these shares were sold by an executive officer of the Company within six months after his minor children had acquired shares of the Company's common stock. In accordance with SEC rules, the officer remitted $1.2 million to the Company in April 2000. Such amount is included in additional paid in capital.

4. Earnings Per Share

   The Company's historical capital structure prior to the completion of its initial public offering ("IPO") on October 1, 1999, is not indicative of its ongoing structure due to the automatic conversion of all shares of the

                          ITXC CORP. AND SUBSIDIARIES

                                  (Unaudited)

Company's Series B and Series C Convertible Preferred Stock (the "Series B and Series C Stock") upon closing of the IPO on October 1, 1999.

   Accordingly, the unaudited pro forma net loss per share for the six months ended June 30, 1999 assumes the conversion of the Series B and Series C Stock to Common Stock as if it had been converted at the date of issuance, even though the result is antidilutive.

   The following table presents the calculation of basic and diluted net loss per share and pro forma net loss per share:

                                            Six Months Ended June 30,
                          -----------------------------------------------------------------
                                       1999                             2000
                          -------------------------------  --------------------------------
                                       Denominator                       Denominator
                                        (Weighted                         (Weighted
                           Numerator     Average    Per     Numerator      Average    Per
                          (Net Loss)     Shares)   Share    (Net Loss)    Per Share  Share
                          -----------  ----------- ------  ------------  ----------- ------
Basic and diluted net
 loss per common share..  $(7,769,470)  8,602,658  $(0.90) $(21,474,409) 37,545,618  $(0.57)
Accretion of redemption
 value of mandatorily
 redeemable convertible
 preferred stock........      443,120         --      --            --          --      --
Assumed conversion of
 shares of mandatorily
 redeemable convertible
 preferred stock into
 shares of common stock
 at issuance............          --   16,237,976     --            --          --      --
                          -----------  ----------  ------  ------------  ----------  ------
Pro forma basic and
 diluted net loss per
 common share...........  $(7,326,350) 24,840,634  $(0.29) $(21,474,409) 37,545,618  $(0.57)
                          ===========  ==========  ======  ============  ==========  ======

5. Capital Stock

   On May 3, 2000, the Company's stockholders approved an increase in the authorized Common Stock to 400,000,000 shares.

6. Subsequent Event

   On July 25, 2000, the Company entered into a definitive merger agreement with eFusion, Inc. ("eFusion"), a provider of voice-enabled applications to service providers, e-commerce companies, and call centers to acquire its outstanding common stock in exchange for 5,658,986 shares of the Company's common stock, plus additional shares to cover eFusion's cash on hand at the closing. The closing is expected to be completed before December 31, 2000, and is subject to regulatory approval, approvals by both companies' shareholders, and other customary closing conditions. The Company will account for this transaction under the purchase method of accounting.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
eFusion, Inc.

   We have audited the accompanying balance sheets of eFusion, Inc. as of December 31, 1998 and 1999, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eFusion, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1999 in conformity with accounting principles generally accepted in the United States of America.

                                             /s/ KPMG LLP

Portland, Oregon
March 31, 2000

                                 EFUSION, INC.

                                 BALANCE SHEETS

                                              December 31,
                                        --------------------------    June 30,
                                            1998          1999          2000
                                        ------------  ------------  ------------
                                                                    (Unaudited)
                Assets
Current assets:
 Cash and cash equivalents............  $    902,815  $  3,929,394  $ 13,710,878
 Investments..........................           --        317,427           --
 Accounts receivable, net.............     2,699,666       832,447       297,439
 Inventory, net.......................       930,532       523,414       308,454
 Prepaid and other assets.............        92,562       140,525       236,830
                                        ------------  ------------  ------------
 Total current assets.................     4,625,575     5,743,207    14,553,601
Property and equipment, net...........       908,982     1,444,566     2,139,721
Other assets, net.....................        12,796           --            --
                                        ------------  ------------  ------------
 Total assets.........................  $  5,547,353  $  7,187,773  $ 16,693,322
                                        ============  ============  ============
 Liabilities, Redeemable Convertible
            Preferred Stock
       and Stockholders' Deficit
Current liabilities:
 Accounts payable and accrued
  expenses............................  $    815,954  $  1,294,142  $    694,246
 Accrued compensation and related
  party payable.......................        66,515            24           --
 Short-term debt......................     1,899,980           --            --
 Current portion of long-term debt....       167,893     1,157,303       157,303
 Current portion of capital lease
  obligations.........................       111,087        40,455         5,025
 Deferred revenue.....................     1,788,374        84,733       163,399
                                        ------------  ------------  ------------
 Total current liabilities............     4,849,803     2,576,657     1,019,973
Long-term debt, less current portion..     1,353,932       170,411        91,760
Capital lease obligations, less
 current portion......................        40,063           --            --
                                        ------------  ------------  ------------
 Total liabilities....................     6,243,798     2,747,068     1,111,733
                                        ------------  ------------  ------------
Commitments and contingencies
Redeemable convertible preferred
 stock:
 Convertible preferred stock, Series
  C, $.001 par value. Authorized
  2,589,013 shares; issued and
  outstanding 352,941, 2,589,013 and
  2,589,013 (unaudited) shares at
  December 31, 1998 and 1999 and June
  30, 2000, respectively (liquidation
  preference $18,123,091).............     2,999,999    17,190,599    17,190,599
 Convertible preferred stock, Series
  D, $.001 par value. Authorized
  2,500,000 shares; issued and
  outstanding -0-, -0- and 2,491,102
  (unaudited) shares at December 31,
  1998 and 1999 and June 30, 2000,
  respectively (liquidation preference
  $19,928,816 (unaudited))............           --            --     20,356,391
                                        ------------  ------------  ------------
 Total redeemable convertible
  preferred stock.....................     2,999,999    17,190,599    37,546,990
                                        ------------  ------------  ------------
Stockholders' deficit:
 Convertible preferred stock,
  authorized 15,000,000 shares
  convertible preferred stock, Series
  A and B, $.001 par value. Authorized
  4,928,736 shares; issued and
  outstanding 4,428,736, 4,428,736 and
  4,428,736 (unaudited) shares at
  December 31, 1998 and 1999 and June
  30, 2000, respectively (liquidation
  preference $11,010,000).............         4,429         4,429         4,429
 Common stock, $.001 par value.
  Authorized 30,000,000 shares; issued
  and outstanding 4,959,405, 5,214,532
  and 5,441,280 (unaudited) shares at
  December 31, 1998 and 1999 and June
  30, 2000, respectively..............         3,859         4,114         4,341
 Additional paid-in capital...........    12,020,201    12,104,562    12,208,778
 Stock warrants.......................     1,526,824     1,526,824     1,564,010
 Accumulated deficit..................   (17,251,757)  (26,389,823)  (35,746,959)
                                        ------------  ------------  ------------
 Total stockholders' deficit..........    (3,696,444)  (12,749,894)  (21,965,401)
                                        ------------  ------------  ------------
 Total liabilities, redeemable
  convertible preferred stock and
  stockholders' deficit...............  $  5,547,353  $  7,187,773  $ 16,693,322
                                        ============  ============  ============


                See accompanying notes to financial statements.

                                 EFUSION, INC.

                            STATEMENTS OF OPERATIONS

                             For the years ended       For the six months
                                December 31,             ended June 30,
                           ------------------------  ------------------------
                              1998         1999         1999         2000
                           -----------  -----------  -----------  -----------
                                                           (Unaudited)
Revenues, net:
  Product and other
   revenue................ $ 3,427,110  $ 3,517,433  $ 1,924,274  $   236,045
  Application service
   revenue................         --           --           --        71,530
                           -----------  -----------  -----------  -----------
    Total revenues........   3,427,110    3,517,433    1,924,274      307,575
                           -----------  -----------  -----------  -----------
Operating expenses:
  Cost of sales--product
   and other..............   1,203,271    1,465,843      823,441       65,449
  Network operations......         --           --           --     1,087,897
  Research and
   development............   4,032,203    3,689,632    1,726,122    2,588,830
  Sales and marketing.....   5,306,407    5,699,515    2,654,139    3,911,034
  General and
   administrative.........   1,312,666    1,941,216      700,021    1,753,019
                           -----------  -----------  -----------  -----------
    Total operating
     expenses.............  11,854,547   12,796,206    5,903,723    9,406,229
                           -----------  -----------  -----------  -----------
    Loss from operations..  (8,427,437)  (9,278,773)  (3,979,449)  (9,098,654)
Other income (expense):
  Interest income.........     111,978      248,815       73,491      229,648
  Interest expense........    (139,250)    (108,108)     (85,249)     (20,758)
                           -----------  -----------  -----------  -----------
    Loss before provision
     for income taxes.....  (8,454,709)  (9,138,066)  (3,991,207)  (8,889,764)
Provision for income
 taxes....................         --           --           --           --
                           -----------  -----------  -----------  -----------
    Net loss..............  (8,454,709)  (9,138,066)  (3,991,207)  (8,889,764)
                           -----------  -----------  -----------  -----------
Accretion of preferred
 stock redemption.........         --           --           --       467,372
                           -----------  -----------  -----------  -----------
    Net loss attributed to
     common stockholders.. $(8,454,709) $(9,138,066) $(3,991,207) $(9,357,136)
                           ===========  ===========  ===========  ===========
Net loss per common
 share--basic and
 diluted.................. $     (2.15) $     (2.00) $     (0.92) $     (1.81)
                           ===========  ===========  ===========  ===========
Shares used in computing
 net loss per common
 share--basic and
 diluted..................   3,930,224    4,565,573    4,356,843    5,174,626
                           ===========  ===========  ===========  ===========

                See accompanying notes to financial statements.

                                 EFUSION, INC.

              STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)

                 For the years ended December 31, 1998 and 1999
               and the six months ended June 30, 2000 (unaudited)

                  Redeemable convertible    Convertible                                                                 Total
                      preferred stock     preferred stock    Common stock     Additional                            stockholders'
                  ----------------------- ---------------- -----------------    paid-in      Stock    Accumulated      equity
                    Shares      Amount     Shares   Amount  Shares    Amount    capital     warrants    deficit       (deficit)
                  ----------------------- --------- ------ ---------  ------  -----------  ---------- ------------  -------------
Balance at
 December 31,
 1997...........         --  $         -- 4,428,736 $4,429 5,250,000  $4,150  $12,004,571  $1,526,824 $ (8,797,048) $  4,742,926
Issuance of
 preferred
 stock..........     352,941    2,999,999       --     --        --      --           --          --           --            --
Repurchase of
 common stock...         --           --        --     --   (385,148)   (385)      (1,541)        --           --         (1,926)
Exercise of
 stock options..         --           --        --     --     94,553      94       17,171         --           --         17,265
Net loss........         --           --        --     --        --      --           --          --    (8,454,709)   (8,454,709)
                  ---------- ------------ --------- ------ ---------  ------  -----------  ---------- ------------  ------------
Balance at
 December 31,
 1998...........     352,941    2,999,999 4,428,736  4,429 4,959,405   3,859   12,020,201   1,526,824  (17,251,757)   (3,696,444)
Issuance of
 preferred
 stock..........   2,236,072   14,190,600       --     --        --      --           --          --           --            --
Repurchase of
 common stock...         --           --        --     --    (31,250)    (31)        (125)        --           --           (156)
Exercise of
 stock options..         --           --        --     --    286,377     286       51,112         --           --         51,398
Issuance of
 options to
 nonemployees...         --           --        --     --        --      --        33,374         --           --         33,374
Net loss........         --           --        --     --        --      --           --          --    (9,138,066)   (9,138,066)
                  ---------- ------------ --------- ------ ---------  ------  -----------  ---------- ------------  ------------
Balance at
 December 31,
 1999...........   2,589,013   17,190,599 4,428,736  4,429 5,214,532   4,114   12,104,562   1,526,824  (26,389,823)  (12,749,894)
Issuance of
 preferred stock
 (unaudited)....   2,491,102   19,889,019       --     --        --      --           --          --           --            --
Exercise of
 stock options
 (unaudited)....         --           --        --     --    226,748     227       96,196         --           --         96,423
Issuance of
 options to
 nonemployees
 (unaudited)....         --           --        --     --        --      --         8,020         --           --          8,020
Issuance of
 stock warrants
 (unaudited)....         --           --        --     --        --      --           --       37,186          --         37,186
Accretion of
 preferred stock
 redemption
 preference
 (unaudited)....         --       467,372       --     --        --      --           --          --      (467,372)     (467,372)
Net loss
 (unaudited)....         --           --        --     --        --      --           --          --    (8,889,764)   (8,889,764)
                  ---------- ------------ --------- ------ ---------  ------  -----------  ---------- ------------  ------------
Balance at June
 30, 2000
 (unaudited)....   5,080,115 $ 37,546,990 4,428,736 $4,429 5,441,280  $4,341  $12,208,778  $1,564,010 $(35,746,959) $(21,965,401)
                  ========== ============ ========= ====== =========  ======  ===========  ========== ============  ============

                See accompanying notes to financial statements.

                                 EFUSION, INC.

                            STATEMENTS OF CASH FLOWS

                              For the years ended       For the six months
                                 December 31,             ended June 30,
                            ------------------------  ------------------------
                               1998         1999         1999         2000
                            -----------  -----------  -----------  -----------
                                                            (Unaudited)
Cash flows from operating
 activities:
 Net loss.................. $(8,454,709) $(9,138,066) $(3,991,207) $(8,889,764)
 Adjustments to reconcile
  net loss to net cash used
  in operating activities:
 Noncash compensation
  expense..................         --        33,374       30,040       45,206
 Depreciation and
  amortization.............     445,497      578,891      275,407      449,581
 Loss on disposal of
  property and equipment...      68,204       17,136          --        22,436
 Change in certain assets
  and liabilities:
  Accounts receivable......  (2,482,495)   1,867,219    2,593,210      535,008
  Inventory................    (350,845)     407,118      724,917      214,960
  Prepaid expenses and
   other assets............      32,751      (47,963)     (24,194)     (96,305)
  Accounts payable and
   accrued expenses........     586,056      411,697     (499,264)    (599,920)
  Deferred revenue.........   1,700,149   (1,703,641)  (1,728,967)      78,666
                            -----------  -----------  -----------  -----------
   Net cash used in
    operating activities...  (8,455,392)  (7,574,235)  (2,620,058)  (8,240,132)
                            -----------  -----------  -----------  -----------
Cash used in investing
 activities:
 Purchase of property and
  equipment................    (617,341)  (1,118,815)    (245,455)  (1,167,172)
 Purchase of investments...  (1,178,952)  (8,459,397)  (7,866,694)         --
 Sale/maturity of
  investments..............   4,439,702    8,141,970          --       317,427
 Increase in other assets..        (655)         --           --           --
                            -----------  -----------  -----------  -----------
   Net cash provided by
    (used in) investing
    activities.............   2,642,754   (1,436,242)  (8,112,149)    (849,745)
                            -----------  -----------  -----------  -----------
Cash flows from financing
 activities:
 Borrowings of short-term
  debt.....................   1,899,980          --           --       500,000
 Payments of long-term
  debt.....................     272,668     (194,111)    (115,459)  (1,078,651)
 Principal payments under
  capital lease
  obligations..............    (104,493)    (110,695)     (58,120)     (35,430)
 Proceeds from issuance of
  preferred and common
  stock....................   3,017,264   12,342,018   12,318,722   19,485,442
 Repurchase of common
  stock....................      (1,926)        (156)         --           --
                            -----------  -----------  -----------  -----------
   Net cash provided by
    financing activities...   5,083,493   12,037,056   12,145,143   18,871,361
                            -----------  -----------  -----------  -----------
   Net increase (decrease)
    in cash and cash
    equivalents............    (729,145)   3,026,579    1,412,936    9,781,484
Cash and cash equivalents
 at beginning of period....   1,631,960      902,815      902,815    3,929,394
                            -----------  -----------  -----------  -----------
Cash and cash equivalents
 at end of period.......... $   902,815  $ 3,929,394  $ 2,315,751  $13,710,878
                            ===========  ===========  ===========  ===========
Supplemental disclosure of
 cash flow information:
 Cash paid during the
  period for:
 Interest.................. $   130,250  $   108,108  $    26,261  $     8,537
Supplemental disclosure of
 noncash activities:
 Conversion of short-term
  debt to preferred stock.. $       --   $ 1,899,980  $ 1,899,980  $   500,000


                See accompanying notes to financial statements.

                                 EFUSION, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1998 and 1999

(1) Summary of Significant Accounting Policies

 (a) Company Background

   eFusion, Inc. (eFusion) provides a suite of value-added Internet applications and services that seamlessly integrate Web interaction with real-time communication. eFusion's application service provider business model allows network providers and eCommerce companies to differentiate their services to businesses and consumers and allows businesses to better interact with their customers through enhanced communication. eFusion was incorporated in Oregon on April 5, 1996 and began operations on August 12, 1996.

 (b) Unaudited Six Month Information

   The financial information included herein for the six-month periods ended June 30, 1999 and 2000 is unaudited; however, such information reflects all adjustments consisting only of normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. The interim financial statements should be read in conjunction with the financial statements and the notes included in the financial statements. The results of operations for the interim period presented are not necessarily indicative of the results to be expected for the full year.

 (c) Cash and Cash Equivalents

   eFusion classifies all highly liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents. Cash equivalents of $707,214, $1,986,163 and $12,905,758 (unaudited) at December 31, 1998 and 1999 and June 30, 2000, respectively, consist of short-term bonds with original maturities of three months or less.

 (d) Investments

   Investments consist of commercial paper which have maturities greater than three months at the time of purchase by eFusion. These investments are classified as held-to-maturity and are recorded at amortized cost which approximates fair value.

 (e) Accounts Receivable

   Credit is extended to customers as deemed necessary and generally does not require collateral. Management evaluates customer information and historical statistics in providing for an allowance of doubtful accounts. Historically, eFusion has incurred no write-offs of accounts receivable. At December 31, 1998 and 1999, the allowance for doubtful accounts was $-0-.

 (f) Inventory

  Inventory is stated at the lower of cost or market (net realizable value).

 (g) Property and Equipment

   Property and equipment is recorded at cost. Property and equipment recorded under capital lease arrangements are stated at the lower of the present value of the minimum lease payments at the beginning of the lease term or the fair value of the leased assets at the inception of the lease.

                                 EFUSION, INC.

                          December 31, 1998 and 1999


   Depreciation and amortization are calculated by using the straight-line method over the assets' estimated useful lives, generally three years. Property and equipment acquired under capital leases are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the assets. Maintenance and repairs are expensed as incurred.

 (h) Other Assets

   At December 31, 1998, other noncurrent assets primarily consisted of organizational costs. In accordance with SOP 98-5, Reporting on the Cost of Start-up Activities, these costs were written off as of January 1, 1999.

 (i) Income Taxes

   eFusion accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences of events that have been included in the financial statements and tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled.

   Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

 (j) Revenue Recognition

   eFusion generates revenue from the sale of products, licenses, system rentals, service and maintenance agreements, and Application Service Provider
(ASP) usage or subscriptions.

   License fees are generally recognized when a non-cancelable license agreement has been signed, the software has been shipped, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable and collection is probable.

   Revenue from the sale of products and software licenses are recognized at the time of shipment, except for those that have significant post-delivery obligations. When significant post-delivery obligations exist, revenue is deferred until no such significant obligations remain. Typically eFusion's post-delivery obligations are for installation and/or acceptance.

   System rental revenue primarily represents income earned from product evaluations, which typically last approximately six months. Service and maintenance revenue consist primarily of installation, training, engineer support and maintenance revenues. Service and maintenance agreements typically last twelve months. These revenues are recognized ratably over the term of the agreement.

   In November 1999, eFusion implemented its ASP business model. ASP revenue is generated through actual use by customers of eFusion provided application services. Revenues are recognized when the customer uses the product.

 (k) Warranty

   eFusion warrants its hardware products against defects. Estimated future warranty obligations are charged to operations ratably over the warranty period, typically twelve months. eFusion has a warranty reserve of $77,413 and $44,665 at December 31, 1998 and 1999, respectively.

                                 EFUSION, INC.

                           December 31, 1998 and 1999


 (l) Research and Development

   Expenditures for research and development are expensed as incurred.

 (m) Fair Value of Financial Instruments

   The carrying amounts reported in the balance sheet for cash and cash equivalents, investments, accounts receivable, accounts payable, accrued liabilities and deferred revenue approximate fair values due to the short-term maturities of those instruments. The carrying amount of capital leases and debt approximate fair value as the stated interest rates reflect current market rates. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instruments when available. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision.

 (n) Concentrations of Credit Risk

   During 1998 and 1999, 29% and 43%, respectively, of total revenue was from products sold outside the United States. Operations and substantially all assets reside in the United States. For the year ended December 31, 1998, two customers accounted for 36% and 16%, respectively, of eFusion's total revenues. For the year ended December 31, 1999, two customers accounted for 55% and 28%, respectively, of eFusion's total revenues.

   At December 31, 1998 and 1999, eFusion had accounts receivable from one customer, each year, representing approximately 79% and 83%, respectively, of trade accounts receivable. Loss or non-performance by this significant customer could adversely affect eFusion's financial position, liquidity or results of operations.

   eFusion is subject to concentrations of credit risk from its cash and cash equivalents, investments and trade receivables. eFusion limits its exposure to credit risk associated with cash and cash equivalents and investments by placing its cash and cash equivalents with a major financial institution and by investing in investment-grade securities.

 (o) Software Development Costs

   eFusion accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Software development costs are to be capitalized beginning when a product's technological feasibility has been established and ending when a product is made available for general release to customers. To date, the establishment of technological feasibility of eFusion's products has occurred shortly before general release and, accordingly, no costs have been capitalized.

   Internal use software development costs are accounted for in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Costs incurred in the preliminary project stage are expensed as incurred and costs incurred in the application and development stage, which meet the capitalization criteria, are capitalized and amortized on a straight-line basis over the estimated useful life of the asset. To date, no costs have been capitalized.

 (p) Advertising Cost

   The cost of advertising is expensed as incurred. Advertising costs were not significant for the years ended December 31, 1998 and 1999.

                                 EFUSION, INC.

                           December 31, 1998 and 1999

 (q) Net Loss Per Share

   eFusion follows the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share, (SFAS 128) and SEC Staff Accounting Bulletin No. 98 (SAB No. 98). Under the provisions of SFAS 128 and SAB No. 98, basic and diluted net loss per share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per share has not been presented as the effect of the assumed exercise of stock options, restricted stock warrants for preferred stock and convertible securities is antidilutive due to eFusion's net loss.

   The following table sets forth for the periods indicated the weighted-average potential shares of common stock issuable under stock options, warrants and restricted stock using the treasury method, convertible preferred stock on an if-converted basis, which are not included in calculating net loss per share due to their antidilutive effect:

                                             Years ended      Six months ended
                                            December 31,          June 30,
                                         ------------------- -------------------
                                           1998      1999      1999      2000
                                         --------- --------- --------- ---------
                                                                 (Unaudited)
Shares issuable under stock options....  1,070,796   852,231   510,048   286,242
Warrants...............................        --        --        --      7,494
Restricted stock.......................  1,341,786   913,343 1,022,761   284,358
Weighted-average shares of common stock
 issuable upon conversion of preferred
 stock.................................  4,551,540 6,222,546 5,444,241 8,529,162
                                         --------- --------- --------- ---------
                                         6,964,122 7,988,120 6,977,050 9,107,256
                                         ========= ========= ========= =========

 (r) Segment Reporting

   Effective January 1, 1998, eFusion adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. eFusion identifies its operating segment based on business activities, management responsibilities and geographic location. During all years presented, eFusion operated in one business segment providing internet service solutions.

 (s) Stock-Based Compensation

   eFusion accounts for stock-based compensation using the Financial Accounting Standard Board's (FASB) Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation. This statement permits a company to choose either a fair value based method of accounting for its stock-based compensation arrangements or to comply with the current Accounting Principles Board Opinion 25 (APB 25) intrinsic value-based method adding pro forma disclosures of net loss computed as if the fair value-based method had been applied in the financial statements. eFusion applies SFAS No. 123 by retaining the APB 25 (and interpretations) method of accounting for stock-based compensation for employees with annual pro forma disclosure of net loss. eFusion accounts for stock and stock options issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force
(EITF) consensus on Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

                                 EFUSION, INC.

                           December 31, 1998 and 1999


 (t) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses reported for the periods presented. Actual results could differ from those estimates.

 (u) Risk of Technological Change

   A substantial portion of eFusion's revenues each year are generated from the development software for use over the Internet. In the extremely competitive industry environment in which eFusion operates, such product generation, development and marketing processes are uncertain and complex, requiring accurate prediction of demand as well as successful management of various development risks inherent to the Internet. In light of these dependencies, it is possible that failure to successfully manage future changes in technology with respect to the Internet could have long-term impact on eFusion's growth and results of operations.

 (v) Effect of Recent Accounting Pronouncements

   The Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, (SFAS No. 133) in June 1998. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement is not expected to have a material impact on eFusion's financial statements.

   In December 31, 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. In June 2000, SAB 101B was issued which defers the implementation date of SAB 101 until October 1, 2000. eFusion does not expect that this statement will have a significant impact on its financial condition or results of operations.

   In March 2000, the Financial Accounting Standards Board, or FASB, issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25, (FIN 44). FIN 44 applies prospectively to new awards, exchanges of awards in a business combination, modifications to outstanding awards, and changes in grantee status that occur on or after July 1, 2000, except for the provisions related to repricings and the definition of an employee, which apply to awards issued after December 15, 1998. The provisions related to modifications to fixed stock options awards to add a reload feature are effective for awards modified after January 12, 2000. eFusion does not expect that this statement will have a significant impact on its financial condition or results of operations.

                                 EFUSION, INC.

                           December 31, 1998 and 1999


(2) Balance Sheet Components

 (a) Inventory

   Inventory, net of reserves, consists of the following:

                                                     December 31,
                                                   -----------------  June 30,
                                                     1998     1999      2000
                                                   -------- -------- -----------
                                                                     (Unaudited)
   Raw materials.................................. $183,017 $319,275  $267,536
   Work in progress...............................   27,493  127,803     6,229
   Finished goods.................................  720,022   76,336    34,689
                                                   -------- --------  --------
                                                   $930,532 $523,414  $308,454
                                                   ======== ========  ========

 (b) Property and Equipment

   Property and equipment consist of the following:

                                                 December 31,
                                             ---------------------  June 30,
                                                1998       1999       2000
                                             ---------- ---------- -----------
                                                                   (Unaudited)
   Property and equipment under capital
    leases.................................. $  305,330 $  266,000 $  266,000
   Furniture and fixtures...................    302,539    336,547    377,684
   Equipment................................    911,216  1,990,044  2,954,831
   Software.................................     28,061        --     134,080
                                             ---------- ---------- ----------
                                              1,547,146  2,592,591  3,732,595

   Less accumulated depreciation and
    amortization............................    638,164  1,148,025  1,592,874
                                             ---------- ---------- ----------
                                             $  908,982 $1,444,566 $2,139,721
                                             ========== ========== ==========

   Accumulated amortization for property and equipment under capital leases was $169,421, $231,335 and $255,991 (unaudited) as of December 31, 1998 and 1999 and June 30, 2000, respectively.

 (c) Accounts Payable and Accrued Liabilities

   Accounts payable and accrued liabilities consist of the following:

                                                    December 31,
                                                 -------------------  June 30,
                                                   1998      1999       2000
                                                 -------- ---------- -----------
                                                                     (Unaudited)
   Accounts payable............................. $476,972 $  644,997  $317,431
   Accrued liabilities..........................  338,982    649,145   376,815
                                                 -------- ----------  --------
                                                 $815,954 $1,294,142  $694,246
                                                 ======== ==========  ========

(3) Short-term Debt

   There is no short-term debt at December 31, 1999. During 1999, the bridge loans entered into in 1998 were converted to preferred stock in accordance with their original terms. The bridge loans were considered related party agreements, which were convertible to preferred stock after the Series C financing was complete. The bridge loans represented money provided to eFusion from key investors, and were recorded as short-term debt at December 31, 1998.

                                 EFUSION, INC.

                           December 31, 1998 and 1999


(4) Long-term Debt

   Notes payable consist of the following:

                                                  December 31,
                                              ---------------------  June 30,
                                                 1998       1999       2000
                                              ---------- ---------- -----------
                                                                    (Unaudited)
Note payable to a bank due in monthly
 installments of $17,088, plus interest at
 prime plus 2% (10.5% at December 31, 1999),
 maturing on March 30, 1999, secured by the
 assets purchased with the borrowings.......  $   49,916 $      --   $    --
Note payable to a bank due in monthly
 installments of $13,108, plus interest at
 prime plus 1.5% (10.0% at December 31,
 1999), maturing on March 30, 2002, secured
 by the assets purchased with the
 borrowings.................................     471,909    327,714   249,063
Note payable to a shareholder due in full on
 May 1, 2000, noninterest bearing...........   1,000,000  1,000,000       --
                                              ---------- ----------  --------

                                               1,521,825  1,327,714   249,063
Less current portion........................     167,893  1,157,303   157,303
                                              ---------- ----------  --------
                                              $1,353,932 $  170,411  $ 91,760
                                              ========== ==========  ========


   The note payable maturing on March 30, 2002 was originally a $1,000,000 line of credit, which converted to a note payable on February 17, 1999. Due to the conversion, the outstanding balance has been included in the accompanying financial statements as long-term debt at December 31, 1998 and 1999. eFusion's notes payable to the bank contain certain financial covenants. eFusion is in compliance with the covenants at December 31, 1999.

   eFusion's notes payable to the bank contain certain financial covenants. eFusion is in compliance with the covenants at December 31, 1999.

   The schedule of future principal payments on long-term debt is as follows:

       Year ending December 31:
         2000........................................................ $1,157,303
         2001........................................................    157,303
         2002........................................................     13,108
                                                                      ----------
                                                                      $1,327,714
                                                                      ==========

(5) Leases

   eFusion has leased property and equipment under a $350,000 lease line of credit. Each lease balance is payable over a three year period at an interest rate of approximately 15.4% beginning on the date the lease is finalized. The leases are accounted for as capital leases. At December 31, 1998 and 1999, eFusion had an outstanding balance of $151,150 and $40,455, respectively, against its lease line of credit.

                                 EFUSION, INC.

                           December 31, 1998 and 1999


   Future minimum lease payments under capital leases as of December 31, 1999 is as follows:

                                                                        Capital
                                                                        leases
                                                                        -------
       Year ending December 31:
        2000........................................................... $42,593
                                                                        -------
         Total minimum lease payments..................................  42,593
       Less amount representing interest...............................   2,138
                                                                        -------
         Present value of net minimum capital lease payments...........  40,455
       Less current portion of capital lease obligations...............  40,455
                                                                        -------
                                                                        $   --
                                                                        =======

(6) Stockholders' Equity

   eFusion has authorized 2,510,000 shares of Series A preferred stock with 2,510,000 shares issued and outstanding as of December 31, 1998 and 1999 and June 30, 2000 (unaudited), respectively. eFusion has authorized 2,418,736 shares of Series B preferred stock with 1,918,736 shares issued and outstanding as of December 31, 1998 and 1999 and June 30, 2000 (unaudited), respectively.

 (a) Series A, B and C Preferred Stock

   The terms of the Series A, B and C preferred stock are:

  . The holders of preferred stock are entitled to voting rights whereby they receive the number of votes equal to the number of shares of common stock which the shares of preferred stock could be converted.

  . Upon declaration of the Board of Directors, preferred stockholders are entitled to receive dividends at a rate of 8% per share of the original issue price of each series of preferred shares per annum. The right to receive dividends on preferred stock is noncumulative. No dividends may be paid to holders of common stock until all declared dividends on preferred stock have been paid.

  . Upon dissolution, liquidation, or winding-up of the affairs of eFusion, the holders of Series A, B and C preferred stock shall receive preference over the common stockholders. The liquidation value per share is equal to the applicable original purchase price of each series of preferred shares for outstanding shares of Series A, B and C preferred stock, adjusted for any stock dividends, stock splits, or dividends declared but unpaid.

  . Each share of preferred stock is voluntarily convertible into common stock at any time after the date of issuance at an initial rate of 1-to-1, subject to eFusion's restated Articles of Incorporation. For Series A and B preferred stock, conversion is automatic upon the closing of a public offering of eFusion's common stock which results in aggregate proceeds of at least $10,000,000 and at a public offering price of at least $5.00 per share. For Series C preferred stock, conversion is automatic upon closing of a public offering of eFusion's common stock which results in aggregate proceeds of at least $40,000,000 and at a public offering price of at least $12.00 per share.

  . The holders of Series C preferred stock may at any time after the fifth anniversary of the initial purchase date request eFusion to redeem the outstanding Series C preferred stock. The redemption price shall equal the original issue price per share, as adjusted for any stock split, combination or similar recapitalization, plus any declared and unpaid dividends on the Series C preferred stock.

                                 EFUSION, INC.

                           December 31, 1998 and 1999

   As of December 31, 1998 and 1999, eFusion had reserved 5,281,677 and 7,517,479 shares, respectively, of its common stock pursuant to the conversion privileges of the Series A, B and C preferred stock and the preferred stock warrants.

 (b) Warrants

   As part of a Marketing Agreement, on June 24, 1997, eFusion agreed to grant a fully vested warrant to purchase up to 500,000 shares of Series B preferred stock at an exercise and weighted average price of $7.00 per share to a product marketer, who is also a shareholder. The warrant terminates at the earliest of June 24, 2007, the closing of a firm commitment underwritten public offering of not less than $10,000,000 or upon the sale of eFusion. The fair value of the warrant was calculated using the Black-Scholes model with the following assumptions: expected dividends, zero; risk-free interest rate, 6.49%; volatility, 60%; and contractual term of ten years. The fair value of the warrant was $1,526,824.

 (c) Stock Options

   eFusion has a Stock Option Plan (the Plan) under which it has reserved 3,700,000 shares of common stock for grants. As of December 31, 1999, 3,527,448 shares have been granted pursuant to the Plan. Options granted under the Plan may be designated as incentive or nonqualified at the discretion of the Plan administrator.

   Option prices for incentive stock options are set at not less than the deemed fair market value of the common stock at the date of the grant. Options granted to new employees vest 25% after the first year of employment and in an equal amount over the following 36 months of employment. Options granted to existing employees vest in equal amounts over 48 months. Options are contingent on continued employment with eFusion and expire ten years from the date of grant.

   The per share weighted-average fair value of stock options granted during 1998 and 1999 was $0.35 and $0.45, respectively, on the date of grant using the minimum value option pricing model with the following weighted-average assumptions: 1998 and 1999--expected dividend yield 0%, risk-free interest rate of 6.0%, and an expected life of 5 years.

   eFusion applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options to employees in the financial statements. Had eFusion determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, eFusion's net loss would have been increased to the pro forma amounts indicated below:

                                            December 31,
                                       ------------------------   June 30,
                                          1998         1999         2000
                                       -----------  -----------  -----------
                                                                 (Unaudited)
   Net loss attributed to common
    stockholders:
     As reported...................... $(8,454,709) $(9,138,066) $(9,357,136)
     Pro forma........................  (8,554,630)  (9,444,161)  (9,485,375)
   Net loss per share:
     As reported......................       (2.15)       (2.00)       (1.81)
     Pro forma........................       (2.18)       (2.07)       (1.83)

                                 EFUSION, INC.

                           December 31, 1998 and 1999


   Activity under the Plan is as follows:

                                                                      Weighted-
                                                                       average
                                                            Number    exercise
                                                           of shares    price
                                                           ---------  ---------
     Options outstanding at December 31, 1997............. 1,352,950    $0.19
       Granted............................................   701,248     1.35
       Exercised..........................................   (94,553)    0.18
       Canceled...........................................  (160,861)    0.52
                                                           ---------
     Options outstanding at December 31, 1998............. 1,798,784     0.61
       Granted............................................ 1,473,250     1.75
       Exercised..........................................  (286,377)    1.64
       Canceled...........................................  (570,897)    0.69
                                                           ---------
     Options outstanding at December 31, 1999............. 2,414,760     1.33
       Granted (unaudited)................................   472,930     1.86
       Exercised (unaudited)..............................  (226,748)     .42
       Canceled (unaudited)...............................  (273,669)    1.61
                                                           ---------
     Options outstanding at June 30, 2000 (unaudited)..... 2,387,273    $1.48
                                                           =========

   The following table summarizes information regarding stock options outstanding and exercisable as of December 31, 1999:

               Options outstanding                       Options exercisable
----------------------------------------------------   -------------------------
                 Number       Weighted-                   Number
              outstanding      average     Weighted-   exercisable    Weighted-
 Range of        as of        remaining     average       as of        average
 exercise     December 31,   contractual   exercise    December 31,   exercise
  prices          1999          life         price         1999         price
 --------     ------------   -----------   ---------   ------------   ---------
$      0.10      413,263           8         $0.10       317,093       $ 0.10
       0.44      134,896           8          0.44        80,204         0.44
       0.75       44,400           9          0.75        20,119         0.75
       1.00      132,250           9          1.00        57,613         1.00
       1.75    1,689,951          10          1.75       133,156         1.75
               ---------                                 -------
$ 0.10-1.75    2,414,760           9         $1.33       608,185       $ 0.61
               =========                                 =======

 (d) Stock Repurchase Agreement

   As of December 31, 1996, eFusion had sold 3,150,000 shares of common stock for $0.001 to senior management of eFusion under agreements which allow eFusion, at its option, to repurchase shares of common stock at $0.005 per share. Under the repurchase agreements, 25% of the shares vested immediately and the remaining 75% subject to repurchase are reduced in equal increments over the following 48 months. During 1998 and 1999, 385,148 and 31,250 common shares, respectively, were repurchased by eFusion at $0.005 per share.

   Under the terms of the repurchase agreements, if eFusion is acquired by merger, consolidation or sale of assets, the repurchase agreements will cease to apply.

                                 EFUSION, INC.

                           December 31, 1998 and 1999

(7) Income Taxes

   eFusion incurred a loss for both financial reporting and tax return purposes and, as such, there was no current or deferred tax provision for the year 1999. The reconciliation of the statutory federal income tax rate to eFusion's effective income tax rate is as follows:

                                                                   1998   1999
                                                                   ----   ----
     Federal statutory rate....................................... (34)%  (34)%
     Increases (decreases) resulting from:
       State income taxes, net of federal tax benefit.............  (4)    (4)
       Change in valuation allowance..............................  40     40
       Federal and state research credits.........................  (2)    (2)
                                                                   ---    ---
                                                                    --%    --%
                                                                   ===    ===

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising eFusion's deferred tax assets and deferred tax liabilities as of December 31 are as follows:

                                                           1998       1999
                                                        ---------- -----------
   Deferred tax assets:
     Research and experimentation credit
      carryforwards.................................... $  273,000 $   529,000
     Net operating loss carryforwards..................  5,930,000   9,407,000
     Inventory and warranty reserves...................     52,000      37,000
     Other.............................................     28,329      43,000
                                                        ---------- -----------
       Total gross deferred tax assets.................  6,283,329  10,016,000
     Less valuation allowance..........................  6,283,329  10,016,000
                                                        ---------- -----------
       Net deferred tax assets......................... $      --  $       --
                                                        ========== ===========

   At December 31, 1999, eFusion has federal and state net operating loss and research and experimentation credit carryforwards of approximately $24,525,000 and $613,000, respectively. These carryforwards will expire through 2019 if not used by eFusion to reduce income taxes payable in future periods.

   A provision of the Internal Revenue Code requires the utilization of net operating losses and research and experimentation credits be limited when there is a change of more than 50% in ownership of eFusion. Such a change occurred with the sale of preferred stock in May of 1999. Accordingly, the utilization of the net operating loss carryforwards generated from periods prior to May of 1999 is limited.

(8) Retirement Benefit Plan

   eFusion sponsors a defined contribution 401(k) plan (the Plan). Employees in the United States who are at least 18 years old and have 30 days of service are eligible to participate in the Plan. Participants may defer up to 20% of eligible compensation. Currently, eFusion does not provide matching contributions for the Plan.

(9) Transactions with Related Parties

   Included in accounts receivable are receivables from investors for sales in the ordinary course of business of $26,914 and $608,668 at December 31, 1998 and 1999, respectively.

                                 EFUSION, INC.

                           December 31, 1998 and 1999


   Also included in revenue are sales to investors in the ordinary course of business of $269,509 and $1,003,920 at December 31, 1998 and 1999,
respectively.

(10) Commitments and Contingencies

 (a) Operating leases

     eFusion leases office space under a non-cancelable operating lease through 2005. Future minimum lease payments under the non-cancelable operating lease as of December 31, 1999 was as follows:

       Year ending December 31:
         2000........................................................ $  538,410
         2001........................................................    558,853
         2002........................................................    580,114
         2003........................................................    602,226
         2004........................................................    625,222
         Thereafter..................................................    649,138
                                                                      ----------
                                                                      $3,553,963
                                                                      ==========

   Rent expense under the operating lease was $614,215 and $686,389 for the years ended December 31, 1998 and 1999, respectively.

 (b) Royalties

   eFusion has contractually entered into various agreements with certain technology developers to pay royalties based on the number of ports that are sold with the technology in place. Royalty payments were not significant for the years ended December 31, 1998 and 1999.

(11) Unaudited Subsequent Events

 (a) Series D Offering

   On March 15, 2000, eFusion sold 2,491,102 shares of Series D preferred stock for $8.00 per share, or an aggregate of $19,889,017, net of offering costs. The Series D preferred rights of liquidation preference and conversion are similar to those of Series A, B and C preferred stock. eFusion shall redeem the Series D preferred stock at the option of the holders of the Series D preferred stock on or after March 15, 2004. The holders of the Series D preferred stock shall be entitled to a redemption price per share equal to the original issuance price plus an 8% annual accrued dividend on the original investment. The carrying amount of Series D has been increased by periodic accretions, based on the deemed fair value of the preferred stock at the balance sheet date and using the interest method.

 (b) Joint Venture

   On May 15, 2000, eFusion entered into an Joint Venture Agreement to form TriFusion, a stock corporation in the Republic of Korea. TriFusion will incorporate the eFusion Push to Talk (PtT) technology with the Public Switched Telephone Network and maximize ongoing IP/Telco connectivity in the Republic of Korea. Pursuant to the terms of the Joint Venture Agreement, eFusion will contribute hardware and software with a fair value up to $3,600,000 and $160,000 of cash in exchange for a 47% ownership interest in

                                 EFUSION, INC.

                           December 31, 1998 and 1999

TriFusion. eFusion will account for its investment in TriFusion under the equity method of accounting. eFusion will record its percentage share of the net income or loss of the joint venture. The difference, if any, between the cost of the eFusion investment and the amount of the underlying equity in the net assets of the joint venture would result in an adjustment to the net income or loss of the joint venture in eFusion's financial statements. No capital contributions have been made as of June 30, 2000.

 (c)Sale of Business

   On July 25, 2000, eFusion entered into an Agreement and Plan of Merger (the Agreement) with ITXC Corp. (ITXC). Pursuant to the Agreement, among other things, all the issued and outstanding shares of eFusion shall be converted into the right to receive shares of the common stock of ITXC. Commensurate with the closing, all outstanding preferred stock will be converted in accordance with the respective preferred stock conversion ratios. Additionally, all outstanding options under eFusion's 1996 stock option plan, whether vested or invested, will be assumed by ITXC.

                                    ANNEX I

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

   This Amended and Restated Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 25th day of July, 2000, by and among ITXC Corp., a Delaware corporation ("ITXC"), Eye Merger Corp., an Oregon corporation and a wholly owned subsidiary of ITXC ("Subcorp"), and eFusion, Inc., an Oregon corporation ("eFusion").

                             PRELIMINARY STATEMENTS

   A. ITXC desires to combine its business with the business operated by eFusion through the merger of Subcorp with and into eFusion, with eFusion as the surviving corporation (the "Merger"). Pursuant to the Merger, each share of eFusion's capital stock outstanding at the Effective Time will be converted into the right to receive ITXC Common Stock and cash in lieu of fractional shares, and eFusion will become a wholly owned subsidiary of ITXC, all as more fully provided herein.

   B. The Board of Directors of eFusion has determined that the Merger is consistent with and in furtherance of the long-term business strategy of eFusion and that it is in the best interests of the holders of shares of eFusion's capital stock to have a continuing equity interest in the combined businesses of ITXC and eFusion through the ownership of ITXC Common Stock.

   C. The respective Boards of Directors of ITXC, Subcorp and eFusion have determined that the Merger, structured in the manner contemplated herein, is desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.

   D. The Parties intend that the Merger constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

   E. The Parties entered into an agreement and plan of merger dated as of July 25, 2000 (the "Prior Agreement"). This Agreement amends and restates the Prior Agreement in its entirety and supersedes the Prior Agreement in all respects.

   NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto (the "Parties") hereby adopt this Agreement as and for a Plan of Merger (the "Plan") under Section 368(a) of the Code, and in order to implement the Plan, the Parties hereby represent, warrant, covenant and agree as follows:

                                   ARTICLE I

                                  Definitions

   1.1 Specific Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

   "Affiliate" shall mean, with respect to any entity (the "Subject Entity"), any Person or other entity which controls, is controlled by, or is under common control with, the Subject Entity.

   "Approval Number" shall mean four percent (4%) of the aggregate number of shares of eFusion Capital Stock outstanding on the later of the date on which the condition set forth in Section 6.1.1 is satisfied and the date on which the condition set forth in Section 6.1.3 is satisfied. For purposes of this definition, each share of Preferred Stock and each share of eFusion Common Stock shall be deemed to represent one share of eFusion Capital Stock.

   "Articles Amendment" shall mean the amendment to the Articles of Incorporation of eFusion annexed hereto as Appendix 1.

   "Cash Amount" shall mean the Cash/Cash Equivalent divided by the Historical Price.

   "Cash/Cash Equivalent" shall mean eFusion's cash and cash equivalents as of the Closing Date, determined in accordance with GAAP, minus the Professional Advisor Fees. Cash/Cash Equivalent shall be determined in accordance with the procedures described in Sections 2.7.13 and 2.11.

   "Closing Market Price", on a particular Trading Day, shall mean the closing sale price of one share of ITXC Common Stock on the Nasdaq National Market on such Trading Day.

   "Combined Material Adverse Effect" shall mean a material adverse effect, at or after the Effective Time, on the business, operations, assets or financial condition of ITXC and its Subsidiaries (including the Surviving Corporation), taken as a whole.

   "CPA" shall mean Ernst & Young LLP.

   "eFusion Capital Stock" shall mean the eFusion Common Stock and the Preferred Stock.

   "eFusion Common Stock" shall mean the common stock, par value $0.001 per share, of eFusion.

   "eFusion Material Adverse Effect" shall mean a material adverse effect on the business, operations, assets or financial condition of eFusion, provided, however, that in no event shall any effect that results from (a) the public announcement or pendency of the transactions contemplated hereby or any actions taken in compliance with this Agreement, (b) changes affecting the Internet telephony sector generally or (c) changes affecting the United States economy generally constitute an eFusion Material Adverse Effect.

   "eFusion Options" shall mean stock options which both (a) have been granted by eFusion prior to the date hereof and (b) are outstanding immediately prior to the Effective Time.

   "eFusion Representative" shall mean the Chief Operating Officer of eFusion prior to the Closing and shall mean Luis Machuca after the Closing, or if Luis Machuca shall cease to serve as the eFusion Representative, such Person as shall be designated by the Shareholders pursuant to the Escrow Agreement.

   "eFusion Special Meeting" shall mean a special meeting of eFusion's shareholders called to vote upon the Merger and the Articles Amendment.

   "Escrow Agent" shall mean a financial institution or transfer agent designated by ITXC and acceptable to eFusion, such acceptance not to be unreasonably withheld.

   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   "Exchange Agent" shall mean Continental Stock Transfer and Trust Company or such other Person or entity as ITXC shall designate to serve as the Exchange Agent hereunder.

   "Financing Agreements" shall mean the agreements listed in Section 1.1 of the eFusion Disclosure Schedule which were executed in connection with the issuance by eFusion of the Preferred Stock.

   "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

   "Historical Price" shall mean $34.9886.

   "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   "ITXC Common Stock" shall mean the common stock, par value $0.001 per share, of ITXC.

   "ITXC Material Adverse Effect" shall mean a material adverse effect on the business, operations, assets or financial condition of ITXC and its Subsidiaries, taken as a whole, provided, however, that (x) in no event shall any effect that results from (a) the public announcement or pendency of the transactions contemplated hereby or any actions taken in compliance with this Agreement, (b) changes affecting the Internet telephony sector generally or (c) changes affecting the United States economy generally constitute an ITXC Material

Adverse Effect and (y) a decrease in the market price of ITXC Common Stock will not constitute an ITXC Material Adverse Effect (except with respect to an effect which, independent of such decrease, would constitute an ITXC Material Adverse Effect).

   "ITXC Special Meeting" shall mean a special meeting of ITXC's stockholders which will be called to vote upon (i) an amendment to ITXC's Certificate of Incorporation imposing upon the ITXC Merger Shares the restrictions on transferability contained in Section 2.13 hereof; and (ii) the issuance of ITXC Common Stock pursuant to this Agreement if applicable Nasdaq rules or regulations require such issuance to be approved by ITXC's stockholders.

   "Liens" shall mean liens, encumbrances, security interests, pledges, title restrictions and other limitations on use, other than restrictions on transfer imposed by federal or state securities laws.

   "Person" means any individual, corporation, partnership, limited liability company, business trust, sole proprietorship or other entity.

   "Preferred Stock" shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, collectively.

   "Professional Advisor Fees" shall mean (x) all unpaid fees and disbursements which eFusion shall be obligated to pay on or after the Closing Date to attorneys, accountants and investment bankers with respect to services rendered to eFusion, regardless of whether such services are performed before, during or after the Closing, to the extent that such unpaid fees and disbursements are not consistent (in nature and amount) with prior fees and disbursements typically paid by eFusion to such service providers, and (y) all unpaid fees and disbursements which eFusion shall be obligated to pay on or after the Closing Date to attorneys, accountants, investment bankers other advisors with respect to services rendered to eFusion in connection with the negotiation, execution and performance of this Agreement, regardless of whether such services are performed before, during or after the Closing.

   "SEC" shall mean the Securities and Exchange Commission.

   "Securities Act" shall mean the Securities Act of 1933, as amended.

   "Series A Preferred Stock" shall mean the Series A Preferred Stock, par value $0.001 per share, of eFusion.

   "Series B Preferred Stock" shall mean the Series B Preferred Stock, par value $0.001 per share, of eFusion.

   "Series C Preferred Stock" shall mean the Series C Preferred Stock, par value $0.001 per share, of eFusion.

   "Series D Preferred Stock" shall mean the Series D Preferred Stock, par value $0.001 per share, of eFusion.

   "Shareholder" shall mean a holder of record of the eFusion Capital Stock immediately prior to the Effective Time. "Shareholders" shall mean all such holders.

   "Subsidiary" when used with reference to a Person, shall mean any entity (i) the accounts of which would be consolidated with those of such Person in such Person's financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are owned, controlled or held by such Person and/or one or more subsidiaries of such Person.

   "Trading Day" shall mean each day for which the trading of securities is reported on the Nasdaq National Market.

   1.2 Additional Definitions. The following terms are defined in the following sections of this Agreement:

      Term                                      Section
      ----                                      -------
      Agreement                                 Opening Paragraph
      Aggregate Common Equivalent Shares        2.7.2.2.2
      Aggregate Common Number                   2.7.2.2.3.1(A)
      Aggregate Preference Shares               2.7.2.2.1.5
      Allocation                                2.7.2
      Antitrust Division                        6.1.3
      Antitrust Laws                            5.7
      Articles Recommendation                   3.2.8
      Articles of Merger                        2.2
      Benefit Plan                              3.18.1
      Business                                  3.1.1
      Business Combination                      7.2.2
      Cash/Cash Equivalent Certificate          2.7.13
      Cash/Cash Equivalent Estimate             2.11
      Certificates                              2.8.1
      Claimants                                 2.2
      Closing                                   8.2.1
      Closing Date                              2.2
      Code                                      Preliminary Statement D
      Common Fraction                           2.7.2.2.3.6
      Common Warrant                            3.2.7
      Common Warrant Holder                     3.2.7
      Common Warrant Notice                     3.2.7
      Competing Transaction                     5.16
      Copyrights                                3.10.1
      Costs                                     7.2.1
      Current Balance Sheet                     3.1.1
      Damages                                   8.2.1
      Dissenting Stock                          2.7.11
      Effective Time                            2.2
      eFusion                                   Opening Paragraph
      eFusion Affiliate's Letter                5.17
      eFusion Calculation                       2.7.2.4
      eFusion Disclosure Schedule               3.1.1
      eFusion Employees                         5.15
      eFusion Intellectual Property             3.10.1
      eFusion Option Number                     2.7.2.2.3.1(B)
      eFusion Registered Intellectual Property  3.10.2
      Enforcement Notice                        3.24.1.2
      Environmental Law                         3.24.1.4
      ERISA                                     3.18.1
      Escrow Agreement                          2.10
      Exchange Fund                             2.9
      Exchange Ratio                            2.7.2.2.3.1(C)
      Final Accountant's Report                 2.11
      Final Allocation                          2.7.2.5.4
      Financial Statements                      3.25.1
      Firm                                      2.11
      FTC                                       6.1.3

      Term                                   Section
      ----                                   -------
      Historical Price                       Definition of Cash Amount
      Indemnified Party                      8.2.3
      Indemnifying Party                     8.2.3
      Initial Accountant's Report            2.11
      Initial Period                         2.13.4.1
      Intellectual Property                  3.10.1
      ITXC                                   Opening Paragraph
      ITXC Exchange Option                   2.12
      ITXC Merger Shares                     2.13.1
      ITXC Reaction Notice                   2.7.2.5
      ITXC Preferred Stock                   4.4
      ITXC SEC Documents                     4.6
      Law Firm                               2.7.2.5.2
      Laws                                   3.23.1
      Maskworks                              3.10.1
      Merger                                 Preliminary Statement A
      Merger Recommendation                  7.1.4
      Notice of Intention to Pursue a Claim  8.2.1
      OBCA                                   2.1
      Oregon Secretary of State              2.2
      Outside Date                           7.1.3
      Parties                                Lead-in
      Patent Reserve                         8.2.1
      Patents                                3.10.1
      Pension Plan                           3.18.2
      Plan                                   Lead-in
      Preference Share Ratio                 2.7.2.2.1
      Premises                               5.18
      Prior Agreement                        Preliminary Statement E
      Projections                            3.11
      Prospectus/Proxy Statement             5.12.1
      Real Property Leases                   3.7.1
      Referenced Patents                     8.2.1
      Registered Intellectual Property       3.10.1
      Registration Statement                 5.12.1
      Regulated Substance                    3.24.1.1
      Related Patents                        8.2.1
      Releasing                              3.24.1.3
      Second Period                          2.13.4.2
      Series A Fraction                      2.7.2.2.3.2
      Series A Preference Share Ratio        2.7.2.2.1.1
      Series A Preference Shares             2.7.2.2.1.1
      Series B Fraction                      2.7.2.2.3.3
      Series B Preference Share Ratio        2.7.2.2.1.2
      Series B Preference Shares             2.7.2.2.1.2
      Series B Warrant                       3.2.7
      Series B Warrant Holder                3.2.7
      Series B Warrant Notice                3.2.7
      Series C Fraction                      2.7.2.2.3.4
      Series C Preference Share Ratio        2.7.2.2.1.3
      Series C Preference Shares             2.7.2.2.1.3

      Term                             Section
      ----                             -------
      Series D Fraction                2.7.2.2.3.5
      Series D Preference Share Ratio  2.7.2.2.1.4
      Series D Preference Shares       2.7.2.2.1.4
      Statement Date                   3.28.3
      Subcorp                          Opening Paragraph
      Subject Entity                   Definition of Affiliate
      Subject Patents                  8.2.1
      Survival Period                  8.1
      Surviving Corporation            2.1
      Tax; Taxes                       3.26.9
      Tax Counsel                      5.20
      Tax Returns                      3.26.1
      Third Party Claim                8.3
      Total ITXC Stock Consideration   2.7.2
      Trademarks                       3.10.1
      Worksheet                        2.7.2.3

   1.3 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; and (iv) the word "including" means "including without limitation." All references to "the date hereof" shall constitute references to July 25, 2000. All references to the "Agreement" herein or in any of the agreements, certificates or worksheets annexed hereto or delivered in connection herewith shall constitute references to this Amended and Restated Agreement and Plan of Merger.

                                   ARTICLE II

                                   The Merger

   2.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Oregon Business Corporation Act (the "OBCA"), Subcorp shall be merged with and into eFusion at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and eFusion shall continue its existence under the laws of the State of Oregon. eFusion, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

   2.2. Effective Time. Upon completion of the Closing on the Closing Date, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Oregon (the "Oregon Secretary of State") articles of merger (the "Articles of Merger") in such form as is required by and executed in accordance with Section 60.494 of the OBCA. The Merger shall become effective (the "Effective Time") at 12:01 a.m. on the date when the Articles of Merger are filed with the Oregon Secretary of State or at such later time and date as shall be agreed upon by ITXC and eFusion and specified in the Articles of Merger. Prior to the filing referred to in this Section 2.2, a closing (the "Closing") shall be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 or such other place as the Parties may agree, on a date specified by ITXC (provided that such date is, absent eFusion's concurrence, no more than five business days following the first date upon which all conditions set forth in Article VI (other than the conditions which may be satisfied solely by the delivery of documentation within the control of the Party required to deliver such documentation) have been satisfied or waived), or at such other date as ITXC and eFusion may agree, provided that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the "Closing Date."

   2.3. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 60.497 of the OBCA.

   2.4. Articles of Incorporation and Bylaws. At the Effective Time, (i) the Fourth Amended and Restated Articles of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Articles of Incorporation of Subcorp, except for Article I thereof which shall continue to read "The name of the corporation is eFusion, Inc.", and (ii) the Bylaws of Subcorp in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, in each case until amended in accordance with applicable law.

   2.5. Directors and Officers of the Surviving Corporation. From and after the Effective Time, individuals designated by ITXC prior to the Effective Time shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. On or prior to the Closing Date, eFusion shall deliver to ITXC a written resignation, in form and substance satisfactory to ITXC, from each officer and director of eFusion, effective as of the Effective Time.

   2.6. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of eFusion, or (b) otherwise carry out the provisions of this Agreement, eFusion and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of eFusion or otherwise to take any and all such actions.

   2.7 Conversion of Securities. At the Effective Time, by virtue of the Merger, and without any action on the part of any of the Parties, the securities of the constituent corporations shall be converted as follows:

     2.7.1 Subcorp's Stock. Each share of common stock, no par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.0001 per share, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation, and shall be owned by ITXC.

     2.7.2 Shares of ITXC Common Stock Issuable Pursuant to the Merger. The aggregate number of shares of ITXC Common Stock issuable at the Effective Time pursuant to the Merger (including the shares of ITXC Common Stock issuable upon exercise of the ITXC Exchange Options) shall equal the sum of
  (x) 5,658,986 plus (y) the Cash Amount (such sum, the "Total ITXC Stock Consideration"). The allocation of the Total ITXC Stock Consideration among the holders of the eFusion Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the eFusion Options to be converted into ITXC Exchange Options (the "Allocation") shall be governed by the following provisions of this Section 2.7.2.

       2.7.2.1 The Parties acknowledge that the Allocation is dependent upon (a) the value of the Total ITXC Stock Consideration, which calculation cannot be determined until shortly before the Closing Date,
    (b) the terms of eFusion's Fourth Amended and Restated Articles of Incorporation, as proposed to be amended by the Articles Amendment, which documents provide for an allocation of the proceeds of certain transactions, including the Merger, and (c) the terms of the eFusion Options.

       The Parties shall determine the Allocation as follows:

         2.7.2.2.1 First, the Parties shall determine the portion of the Total ITXC Stock Consideration allocable to the holders of the Preferred Stock by virtue of the liquidation preferences established for each series of Preferred Stock pursuant to eFusion's Fourth Amended and Restated Articles of Incorporation. For each such series, the fraction of a share of ITXC Common Stock so allocated per share of Preferred Stock shall be referred to herein as the "Preference Share Ratio." eFusion has represented to ITXC herein that as of the date hereof, there are no declared and unpaid dividends on any shares of its capital stock and eFusion has covenanted to ITXC that it will not declare any dividends on any shares of its capital stock on or before the Closing Date. Accordingly, no account shall be given to declared and unpaid dividends in determining the Preference Share Ratios hereunder. Furthermore, eFusion has represented to ITXC herein that no event has occurred which would require the Conversion Price (as such term is defined in eFusion's Fourth Amended and Restated Articles of Incorporation) for any series of Preferred Stock to be adjusted since the initial date of issuance for each such series of Preferred Stock. The Preference Share Ratio for each series of Preferred Stock shall be calculated as follows:

                 2.7.2.2.1.1 Each share of Series A Preferred Stock
              outstanding immediately prior to the Effective Time shall be entitled to 0.0285807 of a share of ITXC Common Stock (the "Series A Preference Share Ratio"), which amount was calculated by dividing (a) $1.00 by (b) the Historical Price, rounded down to seven decimal places. For purposes of this Agreement, the term "Series A Preference Shares" shall mean the Series A Preference Share Ratio multiplied by the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time, rounded down to the nearest whole number.

                 2.7.2.2.1.2 Each share of Series B Preferred Stock
              outstanding immediately prior to the Effective Time shall be entitled to 0.1266126 of a share of ITXC Common Stock (the "Series B Preference Share Ratio"), which amount was calculated by dividing (a) $4.43 by (b) the Historical Price, rounded down to seven decimal places. For purposes of this Agreement, the term "Series B Preference Shares" shall mean the Series B Preference Share Ratio multiplied by the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time, rounded down to the nearest whole number.

                 2.7.2.2.1.3 Each share of Series C Preferred Stock
              outstanding immediately prior to the Effective Time shall be entitled to 0.2000651 of a share of ITXC Common Stock (the "Series C Preference Share Ratio"), which amount was calculated by dividing (a) $7.00 by (b) the Historical Price, rounded down to seven decimal places. For purposes of this Agreement, the term "Series C Preference Shares" shall mean the Series C Preference Share Ratio multiplied by the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time, rounded down to the nearest whole number.

                 2.7.2.2.1.4 Each share of Series D Preferred Stock
              outstanding immediately prior to the Effective Time shall be entitled to 0.2286459 of a share of ITXC Common Stock (the "Series D Preference Share Ratio"), which amount was calculated by dividing (a) $8.00 by (b) the Historical Price, rounded down to seven decimal places. For purposes of this Agreement, the term "Series D Preference Shares" shall mean the Series D Preference Share Ratio multiplied by the number of shares of Series D Preferred Stock outstanding immediately prior to the Effective Time, rounded down to the nearest whole number.

                 2.7.2.2.1.5 The sum of the Series A Preference Shares, the
              Series B Preference Shares, the Series C Preference Shares and the Series D Preference Shares is referred to herein as the "Aggregate Preference Shares".

         2.7.2.2.2 Second, the Parties shall determine the portion of the Total ITXC Stock Consideration allocable to the holders of the Preferred Stock, the eFusion Common Stock and the eFusion Options after giving effect to the allocation of the Aggregate Preference Shares (such portion, in the aggregate, is referred to as the "Aggregate Common Equivalent Shares"). The number of Aggregate Common Equivalent Shares shall equal the Total ITXC Stock Consideration minus the Aggregate Preference Shares.

         2.7.2.2.3 Third, the Parties shall determine the fraction of a share of ITXC Common Stock into which each share of Preferred Stock and eFusion Common Stock shall be converted pursuant to the Merger and the number of shares of ITXC Common Stock to be covered by each ITXC Exchange Option, which fraction and number shall be determined as follows:

                 2.7.2.2.3.1 For purposes of this Agreement, the following
              terms shall have the following meanings:

                 (A) The "Aggregate Common Number" shall mean the sum of (i)
              the aggregate number of shares of eFusion Common Stock outstanding immediately prior to the Effective Time and (ii) the aggregate number of shares of Preferred Stock outstanding immediately prior to the Effective Time.

                 (B) The "eFusion Option Number" shall mean the aggregate
              number of shares of eFusion Common Stock issuable upon exercise of all options and warrants to acquire shares of eFusion Common Stock outstanding immediately prior to the Effective Time, assuming that all such options and warrants are then fully exercisable.

                 (C) The "Exchange Ratio" shall mean the quotient (rounded
              down to seven decimal places) obtained by dividing (x) the Aggregate Common Equivalent Shares by (y) the sum of (i) the Aggregate Common Number and (ii) the eFusion Option Number.

                 2.7.2.2.3.2 Upon consummation of the Merger, each share of
              Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into a fraction of a share of ITXC Common Stock (the "Series A Fraction") equal to the sum of
              (x) the Series A Preference Share Ratio and (y) the Exchange
              Ratio.

                 2.7.2.2.3.3 Upon consummation of the Merger, each share of
              Series B Preferred Stock outstanding immediately prior to the Effective Time shall be converted into a fraction of a share of ITXC Common Stock (the "Series B Fraction") equal to the sum of
              (x) the Series B Preference Share Ratio and (y) the Exchange
              Ratio.

                 2.7.2.2.3.4 Upon consummation of the Merger, each share of
              Series C Preferred Stock outstanding immediately prior to the Effective Time shall be converted into a fraction of a share of ITXC Common Stock (the "Series C Fraction") equal to the sum of
              (x) the Series C Preference Share Ratio and (y) the Exchange
              Ratio.

                 2.7.2.2.3.5 Upon consummation of the Merger, each share of
              Series D Preferred Stock outstanding immediately prior to the Effective Time shall be converted into a fraction of a share of ITXC Common Stock (the "Series D Fraction") equal to the sum of
              (x) the Series D Preference Share Ratio and (y) the Exchange
              Ratio.

                 2.7.2.2.3.6 Upon consummation of the Merger, each share of
              eFusion Common Stock outstanding immediately prior to the Effective Time shall be converted into a fraction of a share of ITXC Common Stock (the "Common Fraction") equal to the Exchange Ratio.

                 2.7.2.2.3.7 Upon consummation of the Merger, each eFusion
              Option outstanding immediately prior to the Effective Time shall be converted into an ITXC Exchange Option pursuant to the provisions of Section 2.12.

       2.7.2.3 Annexed hereto as Appendix 2.7.2.3 is a worksheet setting forth a description of the Allocation that would be in effect if the Total ITXC Stock Consideration were to equal 6,000,000 shares of ITXC Common Stock, and there were outstanding the number of shares of eFusion Capital Stock and the number of eFusion Options set forth in the first paragraph of such worksheet (the "Worksheet").

       2.7.2.4 Promptly (and in all events at least forty eight hours prior to the time set for the Closing) after the Cash/Cash Equivalent is determined pursuant to Section 2.7.13, eFusion shall deliver to

    ITXC eFusion's calculation of the Allocation (the "eFusion Calculation"), which shall (a) be prepared in accordance with the provisions of Sections 2.7.2.1 and 2.7.2.2, (b) be reflected in the form of the Worksheet, (c) confirm that there are no warrants to purchase eFusion Capital Stock outstanding and (d) set forth (i) the calculation of the Total ITXC Stock Consideration, (ii) the number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and eFusion Common Stock outstanding as of the date of such calculation and the number of shares of eFusion Common Stock issuable upon the exercise of eFusion Options outstanding as of the date of such calculation and (iii) each of the calculations contemplated by Section 2.7.2.2.

       2.7.2.5 Promptly (and in all events at least 24 hours prior to the time set for the Closing), ITXC shall deliver to eFusion a notice (the "ITXC Reaction Notice") specifying whether ITXC concurs with the eFusion Calculation or disputes any aspect of the eFusion Calculation. In the event that the ITXC Reaction Notice indicates that ITXC concurs with the eFusion Calculation, the eFusion Calculation shall be determinative for purposes of determining the Allocation. In the event that the ITXC Reaction Notice indicates that ITXC disputes any aspect of the eFusion Calculation, the following provisions shall apply:

         2.7.2.5.1 ITXC and eFusion shall use reasonable efforts to promptly resolve any such disputes. In the event that such disputes cannot be resolved prior to the date set for the Closing, the date set for the Closing shall be deferred until such disputes can be resolved, it being understood that any such delay will require a new calculation of the Total ITXC Stock Consideration. In the event that ITXC and eFusion are able to resolve such disputes within five business days after the ITXC Reaction Notice is delivered to eFusion, the agreement reached by ITXC and eFusion shall be determinative for purposes of determining the Allocation.

         2.7.2.5.2 In the event that ITXC and eFusion are unable to resolve such disputes within five business days after the ITXC Reaction Notice is delivered to eFusion, the calculation of the Allocation shall be referred to a law firm mutually acceptable to ITXC and eFusion (the "Law Firm") for resolution. The determination of the Law Firm with respect to the calculation of the Allocation shall be determinative. ITXC and eFusion shall use reasonable efforts to cooperate with the Law Firm in enabling the Law Firm to make any such determination contemplated by this Section 2.7.2.5.2. In the event that any such dispute is referred to such Law Firm, the fees and disbursements of such Law Firm shall be borne one-half by ITXC and one-half by eFusion, with eFusion's share to be taken into account in determining the Cash/Cash Equivalent.

         2.7.2.5.3 Notwithstanding any provision herein to the contrary,
      (a) the Closing Date shall be held as soon as practicable after the Allocation is resolved pursuant to this Section 2.7.2.5 and (b) the Outside Date shall be extended by the number of days that elapse from the date of the ITXC Reaction Notice to the date on which the Allocation is resolved pursuant to this Section 2.7.2.5.

         2.7.2.5.4 For purposes of this Agreement, the term "Final Allocation" shall mean the Allocation which is either agreed upon by the Parties or, if the Parties are unable to agree upon the Allocation, the Allocation determined by the Law Firm. Once the Final Allocation is determined, ITXC and eFusion shall complete Exhibit A to the Escrow Agreement in accordance with the provisions of this Agreement and the Escrow Agreement.

     2.7.3 eFusion Common Stock. Each share of eFusion Common Stock (other than Dissenting Stock) issued and outstanding immediately prior to the Effective Time shall, upon consummation of the Merger, be converted into and represent a fraction of a validly issued, fully paid and non-assessable share of ITXC Common Stock equal to the Common Fraction, determined in accordance with the Final Allocation.

     2.7.4 Series A Preferred Stock. Each share of Series A Preferred Stock (other than Dissenting Stock) issued and outstanding immediately prior to the Effective Time shall, upon consummation of the

  Merger, be converted into and represent a fraction of a validly issued, fully paid and non-assessable share of ITXC Common Stock equal to the Series A Fraction, determined in accordance with the Final Allocation.

     2.7.5 Series B Preferred Stock. Each share of Series B Preferred Stock (other than Dissenting Stock) issued and outstanding immediately prior to the Effective Time shall, upon consummation of the Merger, be converted into and represent a fraction of a validly issued, fully paid and non-assessable share of ITXC Common Stock equal to the Series B Fraction, determined in accordance with the Final Allocation.

     2.7.6 Series C Preferred Stock. Each share of Series C Preferred Stock (other than Dissenting Stock) issued and outstanding immediately prior to the Effective Time shall, upon consummation of the Merger, be converted into and represent a fraction of a validly issued, fully paid and non-assessable share of ITXC Common Stock equal to the Series C Fraction, determined in accordance with the Final Allocation.

     2.7.7 Series D Preferred Stock. Each share of Series D Preferred Stock (other than Dissenting Stock) issued and outstanding immediately prior to the Effective Time shall, upon consummation of the Merger, be converted into and represent a fraction of a validly issued, fully paid and non-assessable share of ITXC Common Stock equal to the Series D Fraction, determined in accordance with the Final Allocation.

     2.7.8 Intentionally omitted.

     2.7.9 No Fractional Shares. No certificates for fractional shares of ITXC Common Stock shall be issued as a result of any conversion provided for in this Section 2.7. To the extent that a former holder of eFusion Capital Stock would otherwise have become entitled to a fractional share of ITXC Common Stock but for the rounding provisions of Section 2.9 (as a result of which Section each Shareholder will be entitled to receive, from the Exchange Agent, ninety percent (90%) of the shares of ITXC Common Stock issuable with respect to such Shareholder upon consummation of the Merger, rounded down to the nearest whole number), such holder, upon presentation of such fractional interest represented by a certificate for eFusion Capital Stock to the Exchange Agent pursuant to Sections 2.7.3, 2.7.4, 2.7.5, 2.7.6 or 2.7.7, shall be entitled to receive a cash payment therefor in an amount equal to the value of such fractional interest, determined by multiplying such fractional interest by the Closing Market Price on the last full Trading Day immediately prior to the Closing Date. To the extent that the shares placed in escrow for a former holder of eFusion Capital Stock would otherwise have included a fractional share of ITXC Common Stock but for the rounding provisions of Section 2.10 (as a result of which Section ITXC will deposit with the Escrow Agent, on behalf of each Shareholder, ten percent (10%) of the shares of ITXC Common Stock issuable with respect to such Shareholder upon consummation of the Merger, rounded down to the nearest whole number), ITXC shall pay to the Escrow Agent, in lieu of such fractional interest for each Shareholder, a cash payment therefor in an amount equal to the value of such fractional interest, determined by multiplying such fractional interest by the Closing Market Price on the last full Trading Day immediately prior to the Closing Date. Such payments with respect to fractional shares are merely intended to provide a mechanical rounding off of, and are not a separately bargained for, consideration. If more than one certificate representing shares of eFusion Capital Stock shall be surrendered for the account of the same holder, the number of shares of ITXC Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

     2.7.10 Anti-Dilution Protection. In the event that, prior to the Effective Time, ITXC shall declare a stock dividend or other distribution payable in shares of ITXC Common Stock or securities convertible into shares of ITXC Common Stock, or effect a stock split, reclassification, recapitalization, combination or any other comparable change with respect to ITXC Common Stock, the Total ITXC Stock Consideration and the Allocation shall be correspondingly adjusted to reflect such dividend, distribution, stock split, reclassification, recapitalization, combination or other comparable change.

     2.7.11 Dissenting Stock. Any holder of shares of eFusion Capital Stock shall have the right to dissent in the manner provided in Sections 60.551 to 60.594 of the OBCA, and if all necessary requirements of the OBCA are met, such shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of the OBCA ("Dissenting Stock"); provided, however, that (i) if any holder of Dissenting Stock shall subsequently withdraw such holder's demand for appraisal of such shares within seventy (70) days of the Effective Time, or, with the written consent of the Surviving Corporation, any time thereafter, or (ii) if any holders fail to follow the procedures for establishing such holder's entitlement to appraisal rights as provided in the OBCA, the right to appraisal of such shares shall be forfeited and such shares shall thereupon be deemed to have been converted into the right to receive and to have become exchangeable for, as of the Effective Time, the shares of ITXC Common Stock (and cash in lieu of fractional shares of ITXC Common Stock, if any) such holder would have been entitled to receive had such holder not exercised dissenters' rights.

     2.7.12 Tax Consequences. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.

     2.7.13 Cash/Cash Equivalent. Three days prior to the date set for the Closing, eFusion shall deliver to ITXC a certificate, in the form of the certificate annexed hereto as Appendix 2.7.13, executed by eFusion's chief financial officer and setting forth eFusion's good faith estimate of the Cash/Cash Equivalent (the "Cash/Cash Equivalent Certificate"). eFusion shall annex to such certificate reasonable evidence of the cash balances maintained by eFusion in depository and investment accounts maintained by eFusion with financial institutions and a listing of outstanding checks drawn against any such balances. For purposes of determining the number of shares of ITXC Common Stock to be issued as of the Effective Time, the good faith estimate reflected in the Cash/Cash Equivalent Certificate shall be presumed to accurately state the Cash/Cash Equivalent, subject to Section 2.11.

   2.8 Exchange of Certificates. The following provisions shall apply with respect to the exchange of certificates pursuant to the Merger:

     2.8.1 Procedures. Prior to the Closing, ITXC shall enter into an exchange agency agreement with the Exchange Agent, in form and substance satisfactory to ITXC, pursuant to which the Exchange Agent shall perform the obligations of the Exchange Agent described in this Agreement. As soon as practicable after the Effective Time, ITXC shall mail, or shall cause the Exchange Agent to mail, to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of eFusion Capital Stock which were converted into shares of ITXC Common Stock pursuant to Section 2.7, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to ITXC and shall be in such form and have such other provisions as ITXC may reasonably specify, including customary waivers and releases of liability and which shall contain instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of ITXC Common Stock). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (and ITXC shall cause the Exchange Agent to promptly deliver) (x) a certificate representing ninety percent (90%) of that number of shares of ITXC Common Stock which such holder has the right to receive pursuant to Section 2.7, rounded down to the nearest whole number, and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions with respect to such shares of ITXC Common Stock, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable in lieu of the issuance of fractional shares, if any, or on any unpaid dividends and distributions with respect to such shares of ITXC Common Stock, if any, payable to holders of shares of eFusion Capital Stock. In the event of a transfer of ownership of shares of eFusion Capital Stock which is not registered on the transfer records of eFusion, a certificate representing the proper number of shares of ITXC Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions with respect to such shares of ITXC Common Stock, if any, may be issued to such transferee if the Certificate representing such shares of eFusion Capital Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing shares of ITXC Common Stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions with respect to such shares of ITXC Common Stock, if any, as provided in this
  Article II.

     2.8.2. Unsurrendered Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of ITXC Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until such holder shall surrender such Certificate as provided in this Section 2.8. Until any such Certificate has been surrendered as provided in this Section 2.8, ITXC shall deposit the amount of any dividends or other distributions thereon with the Exchange Agent. Subject to the effect of all applicable laws, following surrender of any such Certificate, the Exchange Agent shall pay to the holder of the certificates representing whole shares of ITXC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of ITXC Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of ITXC Common Stock, less the amount of any withholding taxes which may be required thereon.

     2.8.3 Stock Transfer Books; Extinction of Shareholder Rights. At the Effective Time, the stock transfer books of eFusion shall be closed with respect to the shares of eFusion Capital Stock outstanding immediately prior to the Effective Time. All shares of ITXC Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of eFusion Capital Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of eFusion of shares of eFusion Capital Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

     2.8.4 Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the Exchange Agent's receipt of appropriate evidence as to such loss, theft or destruction and as to the ownership of such Certificate by the Person claiming such Certificate to be lost, stolen or destroyed, and the receipt by ITXC and the Exchange Agent of reasonably appropriate and customary indemnification (which may include the posting of a bond or similar security), ITXC shall cause the Exchange Agent to deliver, in exchange for such lost, stolen or destroyed Certificate, shares of ITXC Common Stock and the fractional share payment, if any, deliverable in respect thereof as determined in accordance with the provisions of this Agreement.

     2.8.5 Undistributed Portion of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to shareholders of eFusion for one year after the Effective Time shall be delivered to ITXC, upon demand therefor, and holders of shares of eFusion Common Stock who have not theretofore complied with this Section 2.8 shall thereafter look only to ITXC for payment of any claim to shares of ITXC Common Stock, cash in lieu of fractional shares thereof, if any, or dividends or distributions, if any, in respect thereof.

     2.8.6 Escheat Provisions. None of ITXC, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any stock, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of ITXC Common Stock in respect of such Certificate would otherwise escheat to or become the property of any governmental authority), any such stock, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable laws, become the property of ITXC, free and clear of all claims or interest of any Person previously entitled thereto.

     2.8.7 Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by ITXC, on a daily basis. Any interest and other income resulting from such investments shall be paid to ITXC upon termination of the Exchange Fund.

   2.9 Delivery of ITXC Common Stock and Cash to Exchange Agent. At or prior to the Effective Time, ITXC shall deposit with the Exchange Agent, for the benefit of each Shareholder, for exchange in accordance with this Article II, certificates representing ninety percent (90%) of the shares of ITXC Common Stock issuable to such Shareholder pursuant to Section 2.7 upon conversion of outstanding shares of eFusion Capital Stock, rounded down to the nearest whole number. At or prior to the Effective Time, ITXC shall deposit with the Exchange Agent cash in an amount reasonably expected to be paid pursuant to Section 2.7. The shares of ITXC Common Stock and cash to be deposited with the Exchange Agent pursuant to this Section 2.9, together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund". The fees and expenses of the Exchange Agent will be paid by ITXC.

   2.10 Delivery of ITXC Common Stock to Escrow Agent. Promptly following the Effective Time, ITXC shall deposit with the Escrow Agent, with respect to each Shareholder, certificates representing ten percent (10%) of the shares of ITXC Common Stock issuable to such Shareholder pursuant to Section 2.7 upon conversion of outstanding shares of eFusion Capital Stock (rounded down to the nearest whole number). Such shares of ITXC Common Stock shall be held by the Escrow Agent in a separate escrow and ultimately shall be distributed from such escrow pursuant to an escrow agreement in the form of the escrow agreement annexed hereto as Appendix 2.10, subject to such changes as the Escrow Agent shall reasonably request (as so changed, the "Escrow Agreement"). The fees and expenses of the Escrow Agent will be paid by ITXC, except as otherwise provided in the Escrow Agreement.

   2.11 Adjustment. In the event that ITXC determines that the estimate of the Cash/Cash Equivalent set forth in the Cash/Cash Equivalent Certificate (the "Cash/Cash Equivalent Estimate") overstated the amount of the Cash/Cash Equivalent, ITXC shall, if it so elects, cause the CPA to calculate the Cash/Cash Equivalent in accordance with GAAP. In such instance, ITXC shall cause the CPA to render a special accountant's report (the "Initial Accountant's Report") to the eFusion Representative setting forth the CPA's calculation of the Cash/Cash Equivalent. After the CPA shall have furnished the Initial Accountant's Report to the eFusion Representative, if the eFusion Representative should object to that report on the grounds that it has not been prepared in accordance with this Agreement, the eFusion Representative may give written notice of the eFusion Representative's objection to ITXC within twenty
(20) days after the eFusion Representative's receipt of that report. If no such objection is made within such twenty (20) day period, or if ITXC and the eFusion Representative agree upon all matters in dispute, that Initial Accountant's Report, as adjusted to reflect any such agreements, shall be final and binding on all Parties for the purpose of determining the Cash/Cash Equivalent and shall be referred to as the "Final Accountant's Report." If ITXC and the eFusion Representative are unable to resolve all items in dispute within fifteen (15) days after ITXC's receipt of the eFusion Representative's written objections to the Initial Accountant's Report, then those items in dispute shall be submitted for resolution to a firm of independent certified public accountants jointly selected by the eFusion Representative and ITXC (the "Firm"). The determination of the Firm with respect to those items in dispute, together with the determinations of ITXC and the eFusion Representative with respect to those items not in dispute, shall become the "Final Accountant's Report" and shall be final and binding upon all Parties to this Agreement for the purpose of determining the Cash/Cash Equivalent. ITXC shall pay the fees and disbursements of the CPA in connection with the preparation and review of the Initial Accountant's Report and the Final Accountant's Report. The fees and disbursements of any Firm employed pursuant to this Section 2.11 shall be borne fully either by ITXC or by the Shareholders pursuant to the terms of the Escrow Agreement. If ITXC's final calculation, as reported to the Firm, of the amount of the Cash/Cash Equivalent is closer to the amount of the Cash/Cash Equivalent ultimately determined by the Firm than the eFusion Representative's final calculation, as reported to the Firm, of the amount of the Cash/Cash Equivalent, then the Shareholders shall be responsible for the Firm's fees and disbursements; otherwise, ITXC shall be responsible for such fees and disbursements. Pursuant to the terms of the Escrow Agreement, if the Cash/Cash Equivalent Estimate exceeds the Cash/Cash Equivalent reflected in the Final Accountant's Report, the Escrow Agent shall return to ITXC, from the shares of ITXC Common Stock held in escrow, a number of shares equal to the amount of such excess divided by the Historical Price. If the Cash/Cash Equivalent reflected in the Final Accountant's Report exceeds the Cash/Cash Equivalent Estimate, ITXC shall issue a number of shares of ITXC Common Stock equal to the amount of such excess divided by the Historical Price (the "Additional Cash/Cash Equivalent Shares"), ten percent (10%) of which Additional Cash/Cash Equivalent Shares shall be delivered to the Escrow Agent to be held and disbursed pursuant to the Escrow Agreement and ninety percent (90%) of which Additional Cash/Cash Equivalent Shares shall be delivered to the Exchange Agent to be delivered to Shareholders in the same manner as the shares of ITXC Common Stock are exchanged pursuant to
Section 2.8.

   2.12. Treatment of Stock Options. Prior to the Effective Time, ITXC and eFusion shall take all such actions as may be necessary such that at the Effective Time each unexpired and unexercised eFusion Option under all stock option plans of eFusion in effect on the date hereof which has been granted by eFusion to current or former directors, officers, employees, consultants or representatives of eFusion or to other persons with relationships to eFusion shall be automatically assumed by ITXC and converted at the Effective Time into an option (an "ITXC Exchange Option") to purchase that number of shares of ITXC Common Stock equal to the number of shares of eFusion Common Stock covered by such eFusion Option multiplied by the Exchange Ratio. Each ITXC Exchange Option shall have an exercise price equal to the exercise price which existed under the corresponding eFusion Option divided by the Exchange Ratio. With the exception of the adjustments set forth above and the fact that the ITXC Exchange Options shall be administered by the Compensation Committee of ITXC's Board of Directors or such other committee as shall be designated from time to time by such Board, the terms and conditions of each ITXC Exchange Option shall be identical to the terms and conditions to which the corresponding eFusion Option was subject immediately prior to the Effective Time; provided that with respect to any eFusion Option that is an "incentive stock option" within the meaning of Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code. In connection with the issuance of ITXC Exchange Options, ITXC shall (i) reserve for issuance the number of shares of ITXC Common Stock that will become subject to ITXC Exchange Options pursuant to this Section 2.12 and (ii) register the shares of ITXC Common Stock subject to the ITXC Exchange Options on a registration statement on Form S-8 to the extent that such shares are so registerable.

   2.13. Restrictions on Sales and Other Transfers.

     2.13.1 General Restrictions. Except as otherwise provided in Section
  2.13.2 or as otherwise consented to in writing by ITXC in its absolute discretion, until the one hundred and eightieth (180th) day after the Closing Date, the Shareholders shall not (x) effect an offer, pledge, sale, contract of sale, short sale, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, gift or other transfer or disposition of, directly or indirectly, any of the shares of ITXC Common Stock issued to them upon consummation of the Merger pursuant to the terms of this Agreement (such shares, including the shares transferred to the Escrow Agent pursuant to the Escrow Agreement, the "ITXC Merger Shares") or (y) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any ITXC

  Merger Shares (regardless of whether any of the transactions described in clause (x) or (y) (each, a "Disposition") are to be settled by the delivery of ITXC Merger Shares, or such other securities, in cash or otherwise). ITXC shall be authorized to cause its transfer agent to decline to transfer and/or to note stop transfer restrictions on the transfer books and records of ITXC with respect to any of the ITXC Merger Shares.

     2.13.2 Sequential Lapse of Restrictions. During the Initial Period, each Shareholder shall have the right to make a Disposition of up to ten percent (10%) of the ITXC Merger Shares issuable to such Shareholder upon consummation of the Merger or subsequent thereto pursuant to the terms of the Escrow Agreement. During the Second Period, each Shareholder shall have the right to make a Disposition of up to an additional ten percent (10%) of the ITXC Merger Shares issuable to such Shareholder upon consummation of the Merger or subsequent thereto pursuant to the terms of the Escrow Agreement, together with any ITXC Merger Shares which such Shareholder had the right to subject to a Disposition, but did not subject to a Disposition, during the Initial Period. The restrictions set forth in
  Section 2.13.1 shall cease to apply on the one hundred and eightieth (180th) day after the Closing Date.

     2.13.3 Certificates. The certificates representing the ITXC Merger Shares shall bear a legend, in addition to any other legend required hereunder, referring to the restrictions set forth in this Section 2.13; provided, however, at ITXC's discretion, ITXC may issue without legend certificates representing the ITXC Merger Shares which may be subject to a Disposition during the Initial Period. At a Shareholder's written request, ITXC will remove the legends required by this Section 2.13 at any time after the applicable restrictive period has lapsed.

     2.13.4 Certain Definitions. For purposes of this Section 2.13, the following terms shall have the following meanings:

       2.13.4.1 "Initial Period" shall mean the period commencing at the Effective Time and expiring on November 9, 2000; provided, however, if the Effective Time occurs after November 9, 2000, the term "Initial Period" shall mean the first thirty days after the Effective Time.

       2.13.4.2 "Second Period" shall mean the period commencing on the first day after the last day of the Initial Period and expiring on the one hundred and eightieth (180th) day after the Closing Date.

     2.13.5 Approval. By virtue of the approval of the Merger and this Agreement by the requisite vote of eFusion's shareholders, the Shareholders shall be deemed to have agreed to each of the restrictions set forth in this Section 2.13.

                                  ARTICLE III

                   Representations and Warranties of eFusion

   eFusion represents and warrants to ITXC and Subcorp as follows:

   3.1 Organization.

     3.1.1 eFusion is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and has the power and authority to own, lease and operate its properties and to conduct its business as presently conducted (the "Business"). eFusion is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property requires such qualification, except for failures to be so qualified or in good standing which would not, singly or in the aggregate with all such other failures, have an eFusion Material Adverse Effect. eFusion does not have any liability or obligation relating to any failure in the past to qualify to do business in any jurisdiction other than liabilities and obligations reflected in eFusion's balance sheet as of June 30, 2000 (the "Current Balance Sheet"), a copy of which is set forth in Section 3.25.1 of the disclosure schedule delivered by eFusion to ITXC contemporaneously with the execution of this Agreement (the "eFusion Disclosure Schedule"). eFusion is not in violation of any of the provisions of its articles of incorporation, as amended, or by-laws, as amended. True and complete copies of such articles of incorporation and by-laws, as currently in effect, have previously been delivered to ITXC's counsel (it being understood that for purposes of this Agreement, a document shall be deemed to have been delivered to ITXC's counsel if such document has been delivered in hard copy or in electronic format).

     3.1.2 True and complete copies of eFusion's stock transfer records have been delivered to ITXC's counsel prior to the date hereof. Prior to the date hereof, ITXC's counsel has been given access to true and complete copies of all of eFusion's minute books (covering all meetings of the board of directors, committees thereof and shareholders of eFusion since its inception).

     3.1.3 Section 3.1.3 of the eFusion Disclosure Schedule lists each stock purchase agreement, registration rights agreement, shareholders' agreement, voting rights agreement, investor agreement and other agreement entered into by eFusion in connection with the issuance of any shares of its Preferred Stock and, to eFusion's knowledge, all other agreements among the shareholders of eFusion, in their capacities as such. True and complete copies of each of the agreements listed in such Section 3.1.3 have been delivered to ITXC's counsel prior to the date hereof.

   3.2 Capitalization; Funded Debt.

     3.2.1 Section 3.2.1 of the eFusion Disclosure Schedule sets forth the number of shares of each class and series of capital stock of eFusion which are authorized for issuance and, as of the date hereof, the number of such shares that are outstanding. Such Section 3.2.1 also sets forth the names and addresses of the record and, to the extent known by eFusion, beneficial owners of such outstanding shares (showing, for each such owner, the number of such shares owned of record and beneficially) as of the date hereof. All of such outstanding shares are fully paid and non-assessable, have been validly issued and were issued in compliance with all applicable laws and agreements to which eFusion is or was a party. No outstanding shares of eFusion's capital stock are subject to preemptive rights or rights of first refusal other than rights described in the agreements listed in Section
  3.1.3 of the eFusion Disclosure Schedule, which rights have been waived or satisfied in all applicable instances. No shares of eFusion Capital Stock were issued in violation of statutory or contractual preemptive rights or rights of first refusal. No shares of eFusion Capital Stock are held in eFusion's treasury.

     3.2.2 Section 3.2.2 of the eFusion Disclosure Schedule lists, for each Person who owns any warrants, options or rights (other than the warrants referred to in Section 3.2.7 and the right to convert the Preferred Stock) to purchase any shares of the capital stock of eFusion, the class and series of shares issuable upon exercise of such warrants, options or rights, the number of shares subject to such warrants, options or rights, the grant date of such warrants, options or rights, the vesting date or dates of such warrants, options or rights and the plans and agreement (true and complete copies of which have been delivered to ITXC's counsel) pursuant to which such warrants, options or rights have been granted. Except for the Preferred Stock and the warrants referred to in Section
  3.2.7 and except as set forth in Section 3.2.2 of the eFusion Disclosure Schedule, eFusion does not have outstanding any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating eFusion to issue, or to transfer from treasury, any shares of capital stock of any class or kind, or securities convertible into such capital stock. Each warrant, option or right granted by eFusion has been granted in accordance with all applicable laws and regulations, including all applicable federal and state securities laws and regulations.

     3.2.3 Except as set forth in Section 3.2.3 of the eFusion Disclosure Schedule, eFusion has no term or funded debt, debt to banks or debt to Affiliates. Such Section 3.2.3 lists each loan agreement, credit agreement, mortgage, indenture, promissory note, security agreement or other agreement or instrument to which eFusion is a party evidencing term or funded debt, debt to banks or debt to Affiliates, true and complete copies of which have been delivered to ITXC's counsel prior to the date hereof. Except as set forth in such Section 3.2.3, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by eFusion which has not been cured or waived under any agreement or other instrument relating to any funded debt, bank loan or debt to Affiliates listed in such Section 3.2.3 (true and complete copies of which waivers are set forth in such Section 3.2.3).

     3.2.4 Except as set forth in Section 3.2.4 of the eFusion Disclosure Schedule, eFusion has not guaranteed the obligations of any third party, including any joint venture, any officer, director or shareholder of eFusion or any entity affiliated with any such officer, director or shareholder.

     3.2.5 There are no declared and unpaid dividends on any shares of eFusion's capital stock.

     3.2.6 No event has occurred which would require the Conversion Price (as such term is defined in eFusion's Fourth Amended and Restated Articles of Incorporation) for any series of Preferred Stock to be adjusted since the initial date of issuance for each such series of Preferred Stock. Accordingly, each share of Preferred Stock is convertible into one share of eFusion Common Stock.

     3.2.7 In June 1997, eFusion issued to a third party a warrant to purchase 500,000 shares of Series B Preferred Stock (the "Series B Warrant"). The Series B Warrant will expire to the extent that it is not exercised prior to the expiration of the notice period specified in Section 7.1(e) of the Series B Warrant. To the extent that the holder of the Series B Warrant (the "Series B Warrant Holder") exercises the Series B Warrant before the Effective Time and before eFusion has given the notice described in Section 7.1(e) of the Series B Warrant (the "Series B Warrant Notice"), the Series B Holder shall receive shares of Series B Preferred Stock upon such exercise. To the extent that the Series B Warrant Holder exercises the Series B Warrant before the Effective Time and before the Series B Warrant expires but after eFusion has given the Series B Warrant Notice, the Series B Holder shall receive, upon such exercise, the number of shares of eFusion Common Stock which the Series B Holder would have then received had the Series B Holder been entitled to receive Series B Preferred Stock upon such exercise and then immediately converted such shares of Series B Preferred Stock into eFusion Common Stock. On April 20, 2000, eFusion issued to a third party a warrant to purchase 50,000 shares of eFusion Common Stock (the "Common Warrant"). The Common Warrant will expire to the extent that it is not exercised by the holder of the Common Warrant (the "Common Warrant Holder") prior to the expiration of the notice period specified in
  Section 7.1(e) of the Common Warrant. Section 7.1(e) of the Common Warrant provides for the notice to be delivered to the Common Warrant Holder with respect to the Merger (the "Common Warrant Notice"). By virtue of the operation of the Series B Warrant, the Common Warrant and the provisions of this Agreement, immediately prior to the Effective Time there will not be outstanding any warrants, options or rights to purchase any shares of the capital stock of eFusion other than the Preferred Stock and the eFusion Options.

     On August 8, 2000, the Board of Directors of eFusion approved the Articles Amendment and has recommended that the shareholders of eFusion adopt the Articles Amendment (the "Articles Recommendation").

   3.3 Subsidiaries; Acquisitions; Dispositions.

     3.3.1 Except as set forth in Section 3.3.1 of the eFusion Disclosure Schedule, eFusion does not directly or indirectly own or control, and has never directly owned or controlled, any Subsidiary. The Subsidiary referenced in Section 3.3.1 of the eFusion Disclosure Schedule is inactive, has never commenced business and has no assets, liabilities or obligations of any nature.

     3.3.2 Except as set forth in Section 3.3.2 of the eFusion Disclosure Schedule, eFusion does not, directly or indirectly, (i) own of record or beneficially (A) any shares of capital stock or securities convertible into capital stock of any other corporation or (B) any equity interest in any partnership, joint venture, limited liability company or other business enterprise or (ii) own or control any other entity. Except as set forth in
  Section 3.3.2 of the eFusion Disclosure Schedule, since eFusion's formation, eFusion has not acquired the capital stock or assets of any business entity, or invested in any partnership, limited partnership, limited liability company, joint venture or other business entity.

     3.3.3 Except as set forth in Section 3.3.3 of the eFusion Disclosure Schedule, there are no agreements between eFusion and any third party relating to the operation, governance, ownership or other material aspect of any joint venture.

     3.3.4 eFusion has not, since its formation, purchased, sold or otherwise disposed of any material assets or any entity otherwise than in the ordinary course of business.

   3.4 Tax Returns. Section 3.4 of the eFusion Disclosure Schedule lists each jurisdiction with respect to which eFusion is required to file Tax Returns.

   3.5 Other Business Names. Section 3.5 of the eFusion Disclosure Schedule lists each business name or registered trade name used in connection with eFusion's business by eFusion or its predecessors or by any companies acquired by or merged into such entities subsequent to January 1, 1996, and each jurisdiction in which any such trade name is registered.

   3.6 Owned Real Property. eFusion does not own any real property.

   3.7 Leased Real Property.

     3.7.1 Section 3.7.1 of the eFusion Disclosure Schedule sets forth all leases pursuant to which eFusion leases any real estate (the "Real Property Leases"). True and complete copies of the Real Property Leases have been delivered to counsel for ITXC prior to the date hereof.

     3.7.2 eFusion is not in default in any material respect under the Real Property Leases. eFusion is not aware of any facts which, with notice and/or the passage of time, would constitute such a default. The possession of the applicable real property by eFusion under the Real Property Leases has not been disturbed and, to eFusion's knowledge, no claim has been asserted against eFusion which is materially adverse to its rights in such leasehold interests.

     3.7.3 To eFusion's knowledge, the portions of the buildings leased by eFusion pursuant to the Real Property Leases comply in all material respects with all applicable statutes, ordinances, rules and regulations relating to the construction of such buildings and their current use. The roof, exterior walls, and all other structural components of such buildings are in good condition, ordinary wear and tear excepted. eFusion has performed all periodic maintenance which it has been required to perform under applicable lease provisions, and has not deferred any such maintenance. The heating, air conditioning, plumbing, fire sprinkler system, lighting and loading doors, if any, and electrical systems of such buildings are in good operating condition, ordinary wear and tear excepted. Except as set forth in Section 3.7.3 of the eFusion Disclosure Schedule, eFusion has not sublet such buildings or any part thereof.

     3.7.4 eFusion, as a tenant, has never assigned a lease to a third party.

     3.7.5 Except as set forth in Section 3.7.5 of the eFusion Disclosure Schedule, consummation of the Merger will not constitute an assignment, sublease or default under the Real Property Leases.

     3.7.6 All of the Real Property Leases (i) are valid and subsisting and in full force and effect with respect to eFusion and, to eFusion's knowledge, with respect to any other party thereto and (ii) were entered into as a result of bona fide arm's length negotiations with the other party or parties thereto. eFusion has valid leasehold interests in all properties leased thereunder free and clear of all Liens.

   3.8 Tangible Personal Property.

     3.8.1 Section 3.8.1 of the eFusion Disclosure Schedule identifies all items of tangible personal property owned and used by eFusion in connection with the Business on the date hereof which had a book value of more than $25,000 as of the date of the Current Balance Sheet, including machinery, motor vehicles, computer equipment, furniture, fixtures and leasehold improvements.

     3.8.2 Section 3.8.2 of the eFusion Disclosure Schedule contains a true and complete list of all machinery, motor vehicles, computer equipment, other equipment, furniture, fixtures, and all other tangible personal property leased by eFusion for the Business on the date hereof pursuant to leases which involve monthly payments of more than $5,000 on account of any such lease. True and complete copies of all leases pursuant to which such items are leased to eFusion have been furnished to ITXC's counsel prior to the date hereof. eFusion is not in default in any material respect under any of such leases and is not aware of any fact which, with notice and/or passage of time, would constitute such a default. All of the leases so listed (i) are valid and subsisting and in full force and effect with respect to eFusion, and, to eFusion's knowledge, with respect to any other party thereto and (ii) were entered into as a result of bona fide arm's length negotiations with the other party or parties thereto. eFusion has valid leasehold interests in all personal property leased thereunder free and clear of all Liens.

     3.8.3 All personal property owned by eFusion or leased and used by eFusion in the Business is in good condition, normal wear and tear excepted, and is in good operating order.

   3.9 Proprietary Information. To eFusion's knowledge, no third party has claimed or has a reasonable basis to claim that eFusion or any officer, director, or other Person engaged now or since eFusion's inception by, or affiliated now or since eFusion's inception with, eFusion has (i) violated or may be violating any of the terms or conditions of his or her employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or other proprietary information or documentation of such third party or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from eFusion which suggests that such third party is reasonably contemplating such a claim. To eFusion's knowledge, no officer, director, or other Person engaged now or since eFusion's inception by, or affiliated now or since eFusion's inception with, eFusion has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and no officer, director, or other Person engaged now or since eFusion's formation by, or affiliated now or since eFusion's formation with, eFusion has violated any confidential relationship which such Person may have had with any third party, in connection with the development or sale of any product, service or proposed product or service of eFusion. To eFusion's knowledge, neither the consummation of the transactions contemplated by this Agreement nor the carrying on of the Business as officers, employees or agents by any officer, director or key employee of eFusion, or the conduct or proposed conduct of the business of eFusion, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such officer, director or key employee is obligated. For the past three years, each employee and consultant of eFusion who has been afforded access to proprietary information of eFusion has executed a confidentiality and non-disclosure agreement. Section 3.9 or Section 3.10.15 of the eFusion Disclosure Schedule sets forth copies of the current template confidentiality and non-disclosure agreements that eFusion uses in its Business.

   3.10 Intellectual Property.

     3.10.1 For the purposes of this Section 3.10.1, the following terms shall have the following definitions:

       "eFusion Intellectual Property" means any Intellectual Property that is owned by or licensed to eFusion.

       "Intellectual Property" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries ("Patents");
    (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation embodying or evidencing any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("Maskworks"); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks");
    (vii) all databases and database collections and all rights therein throughout the world; (viii) all computer software including all source code, object code, firmware, development code, files, records and data, and any medium on which any of the foregoing is recorded; (ix) all World Wide Web addresses, sites and domain names; and (x) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

       "Registered Intellectual Property" means all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) Maskwork registrations and applications to register Maskworks; and (v) any other eFusion Intellectual Property owned by eFusion that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

     3.10.2 Section 3.10.2 of the eFusion Disclosure Schedule lists all Registered Intellectual Property, in whole or in part owned by or filed in the name of eFusion ("eFusion Registered Intellectual Property").

     3.10.3 Each item of eFusion Intellectual Property owned by eFusion, including all eFusion Registered Intellectual Property listed in Section
  3.10.2 of the eFusion Disclosure Schedule, is free and clear of all Liens, other than licenses granted by eFusion to end-user customers, re-sellers or distributors in the ordinary course of business.

     3.10.4 eFusion owns exclusively, and has good title to, all eFusion Intellectual Property, including all copyrighted works that are software products of eFusion or other works of authorship that eFusion otherwise purports to own, except for eFusion Intellectual Property licensed to eFusion and those items described in Section 3.10.4 of the eFusion Disclosure Schedule and except for freeware (which freeware is not required to be disclosed in such Section 3.10.4).

     3.10.5 Except as otherwise indicated in Section 3.10.5 of the eFusion Disclosure Schedule and except for licenses granted by eFusion to end-user customers, re-sellers or distributors in the ordinary course of business, eFusion has not transferred ownership of, or granted any license or right to use, any Intellectual Property that is, or was, eFusion Intellectual Property to any other Person or knowingly permitted eFusion's rights in such eFusion Intellectual Property to lapse or enter into the public domain.

     3.10.6 The eFusion Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Business as currently conducted including (i) the making, using, selling, marketing or importing of any product or device, (ii) the practice of any process, (iii) the offering or performance of any service, or (iv) the copying, display, performance, distribution, creation of derivative works of, or the exploitation of any device or work.

     3.10.7 Section 3.10.7 of the eFusion Disclosure Schedule contains a list of all contracts, licenses and agreements (other than licenses available to the general public) pursuant to which any Person, including any Affiliate of eFusion, has licensed any Intellectual Property to eFusion. True and correct copies of such documents have been provided to ITXC's counsel prior to the date hereof.

     3.10.8 Section 3.10.8 of the eFusion Disclosure Schedule contains a list of all contracts, licenses and agreements pursuant to which eFusion has licensed or transferred to any third Person or any Affiliate of eFusion any material eFusion Intellectual Property (other than end-user, reseller and distributor licenses granted by eFusion in the ordinary course of business).

     3.10.9 The consummation of the transactions contemplated by this Agreement will not cause or obligate eFusion (i) to grant to any third party any rights or licenses with respect to any eFusion Intellectual Property or (ii) pay any royalties or other amounts in excess of those being paid by eFusion prior to the date hereof.

     3.10.10 Section 3.10.10 of the eFusion Disclosure Schedule lists all agreements, licenses and contracts pursuant to which eFusion has agreed to indemnify, hold harmless, or otherwise agree to be liable for any losses, costs or damages of a third party with respect to any Intellectual Property or product or service of eFusion. True and complete copies of all such agreements, licenses and contracts have been provided to ITXC's counsel prior to the date hereof.

     3.10.11 As of the Closing Date, all material eFusion Intellectual Property (other than eFusion Intellectual Property licensed by eFusion) will be fully transferable, alienable or licensable by eFusion without restriction and without payment of any kind to any third party.

     3.10.12 The consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of eFusion in any eFusion Intellectual Property (other than licenses available to the general public) or result in the breach or termination of any license (other than licenses available to the general public), contract or agreement to which eFusion is a party respecting any material eFusion Intellectual Property.

     3.10.13 To eFusion's knowledge, the operation of its business, including
  (i) the making, using, selling, marketing or importing of any product or device, (ii) the practice of any process, (iii) the offering or performance of any service, or (iv) the copying, display, performance, distribution, creation of derivative works of, or the exploitation of any device or work has not infringed or misappropriated the Intellectual Property of any Person, violated the rights of any Person, or constituted unfair competition or unfair trade practices under the laws of any jurisdiction, and, except as set forth in Section 3.10.13 of the eFusion Disclosure Schedule, eFusion has not received written notice from any Person claiming that such operation or any act, product, technology or service of eFusion infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does eFusion have any knowledge of any reasonable basis therefor). To eFusion's knowledge, (i) the making, using, selling, marketing or importing of any product or device currently under development by eFusion, (ii) the practice of any process currently under development by eFusion, (iii) the offering or performance of any service currently under development by eFusion and (iv) the copying, display, performance, distribution, creation of derivative works of, or the exploitation of any device or work currently under development by, eFusion, does not, and will not when done in connection with the Business as conducted in substantially the same manner following the Closing by ITXC, infringe or misappropriate the Intellectual Property of any Person, violate the rights of any Person, or constitute unfair competition or unfair trade practices under the laws of any jurisdiction, and, except as set forth in Section 3.10.13 of the eFusion Disclosure Schedule, eFusion has not received written notice from any Person claiming that such operation or any act, product, technology or service misappropriates the Intellectual Property of any Person or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction (nor does eFusion have any knowledge of any reasonable basis therefor).

     3.10.14 There are no contracts, licenses or agreements between eFusion and any other Person with respect to eFusion Intellectual Property under which there is any litigation or other legal proceeding known to eFusion regarding the scope of such agreement or performance under such contract, license or agreement including with respect to any payments to be made or received by eFusion thereunder.

     3.10.15 All employees of eFusion who have contributed to the development of any of the eFusion Intellectual Property owned by eFusion have entered into valid and binding agreements with eFusion sufficient to vest title in eFusion to all Intellectual Property created by such employee in the scope of his or her employment with eFusion. Section 3.9 of the eFusion Disclosure Schedule sets forth copies of the current template proprietary rights agreement that eFusion uses in its Business.

     3.10.16 Each material item of eFusion Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such eFusion Registered Intellectual Property have been paid and all necessary documents, recordations and certificates in connection with such eFusion Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such eFusion Registered Intellectual Property.

     3.10.17 eFusion has not claimed small business status, or other particular status in the application for any Registered eFusion
  Intellectual Property which claim of status was false at the time made or which has since become inaccurate or false or that will no longer be true and accurate as a result of the Closing.

     3.10.18 Except for those items owned by third parties and licensed to eFusion either pursuant to an agreement listed in Section 3.10.7 of the eFusion Disclosure Schedule or pursuant to a license available to the general public, all software products of eFusion were written and created solely by either (i) employees of eFusion acting within the scope of their employment, or (ii) by third parties who have validly assigned all of their rights, including Intellectual Property rights, in such products to eFusion, and no third party owns any Intellectual Property rights to such software products.

     3.10.19 eFusion has no knowledge of any facts or circumstances that provide a reasonable basis for rendering any eFusion Intellectual Property owned by eFusion invalid or unenforceable. Without limiting the foregoing, eFusion knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would provide a reasonable basis for rendering any of the eFusion Registered Intellectual Property invalid or unenforceable or would adversely effect any pending application for any eFusion Registered Intellectual Property, and eFusion has not misrepresented or failed to disclose, and is not aware of any misrepresentation or failure to disclose, any facts or circumstances in any application for any eFusion Registered Intellectual Property that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise effect the validity or enforceability of any eFusion Registered Intellectual Property.

     3.10.20 eFusion has taken all steps reasonable and customary under the circumstances to protect the confidentiality and trade secret status of any material confidential information of eFusion, and eFusion knows of no instance in which a third party has had access to the material confidential information of eFusion for which it could be reasonably claimed that eFusion has failed to protect the confidentiality of any material confidential information of eFusion.

   3.11 Brokerage. No broker or finder has rendered services to eFusion or, to eFusion's knowledge, to any shareholder of eFusion in connection with this Agreement or the transactions contemplated hereby. Section 3.11 of the eFusion Disclosure Schedule identifies any other agreement executed by eFusion which will obligate eFusion or any of its successors or Affiliates to pay any brokerage or finder's fee in the future with respect to any type of commercial, corporate, financial, acquisition, banking, borrowing or other business transaction.

   3.12 Accounts Receivable.

     3.12.1 Except as set forth in Section 3.12 of the eFusion Disclosure Schedule, all of the accounts receivable of eFusion have originated in the ordinary course of business of eFusion, are valid and fully collectible (subject to reserves reflected in the Current Balance Sheet) and are not subject to any defense, counterclaim or setoff, except to the extent of any such reserve. Except as set forth in such Section 3.12, no such account receivable has been factored.

     3.12.2 Such Section 3.12 lists each account receivable of eFusion which is collateralized, the nature and amount of that collateral and the priority of the Lien held by eFusion in that collateral.

     3.12.3 eFusion has delivered to ITXC's counsel prior to the date hereof a schedule setting forth a true and complete aging of its accounts receivable as of June 30, 2000.

   3.13 Title to Assets. eFusion has good and marketable title in and to all of the assets and property of its business reflected in the Current Balance Sheet plus all assets and property purchased by eFusion since the date of the Current Balance Sheet, less all assets and property which eFusion has disposed of in the ordinary course of business since the date of the Current Balance Sheet, which assets and property are free and clear of any Liens except as otherwise disclosed in the next sentence. The only Liens which exist and, at the Closing, will exist on the assets and property of the Surviving Corporation at the Effective Time are Liens which either (a) secure liabilities disclosed in the Current Balance Sheet, (b) secure the ownership interests of lessors of equipment used in the Business and disclosed on other exhibits annexed hereto,
(c) are Liens for current taxes or assessments or governmental charges not yet due and payable or (d) are disclosed on Section 3.13 of the eFusion Disclosure Schedule.

   3.14 Material Contracts.

     3.14.1 Section 3.14.1 of the eFusion Disclosure Schedule identifies the following contracts, agreements, leases and other obligations (collectively, "Contracts") to which eFusion is a party or by which eFusion is bound: (a) Contracts (other than non-disclosure agreements, proprietary rights agreements, employment offer letters, stock option grant agreements and any agreements referenced in any other Section of the eFusion Disclosure Schedule) with any of the shareholders, employees, agents, consultants, advisors (other than agreements providing for accountants or attorneys to be paid at standard hourly rates), salesmen, distributors or sales representatives of eFusion; (b) powers of attorney given by or to eFusion; (c) agency Contracts given by or to eFusion; (d) membership Contracts held by eFusion in any trade association; (e) Contracts providing for secured or unsecured loans or lines of credit; (f) Contracts restricting eFusion or, to eFusion's knowledge, any of the employees or affiliates of eFusion from doing business in any areas or in any way limiting competition; (g) Contracts calling for aggregate payments by eFusion in excess of $50,000 on an annual basis and which will not be terminable without cost or liability within 60 days after the Closing Date;
  (h) Contracts providing for the installation or maintenance of equipment purchased or leased by eFusion and requiring payment by eFusion of more than $1,000 per month; (i) Contracts obligating eFusion to provide maintenance in the future other than maintenance obligations that terminate at the same time that eFusion's service obligations terminate thereunder;
  (j) Contracts under which eFusion has granted any Person any registration rights; (k) Contracts affecting the voting of any securities of eFusion;
  (l) any other Contract which might reasonably be expected to have a material impact on the business, operations, assets or financial condition of eFusion; (m) any other Contract entered into by eFusion outside the ordinary course of business; and (n) all commitments to enter into any such Contracts described in clauses (a) through (m) above. Except as disclosed in such Section 3.14.1, eFusion has performed all material obligations required on its part to be performed under each of such Contracts to which eFusion is a party or otherwise bound and no default has occurred thereunder on the part of eFusion, whether waived or not waived, which could have a material adverse effect upon the results of operations or financial condition of, or impose a material liability upon, eFusion. To eFusion's knowledge, all parties to such Contracts with eFusion are in substantial compliance therewith and no event has occurred which, through the giving of notice or the passage of time or both, would cause or constitute a material default under any such Contracts or would cause the acceleration of any obligation of any party thereto.

     3.14.2 Except as set forth in Section 3.14.2 of the eFusion Disclosure Schedule, eFusion does not have any outstanding loans or advances to any Person or entity and is not obligated to make any such loans or advances, except for advances to its employees in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for eFusion.

     3.14.3 eFusion has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other Person or entity (including liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debt of another Person or entity, or otherwise to assure the creditor against loss), except for guarantees by endorsement of negotiable instruments for collection in the ordinary course of business.

     3.14.4 Copies of the contracts listed or referred to in Section 3.14.1 of the eFusion Disclosure Schedule have been delivered to ITXC's counsel prior to the date hereof.

   3.15 Customers and Suppliers.

     3.15.1 Section 3.15.1 of the eFusion Disclosure Schedule lists the top 16 customers, or groups of related customers, of the Business (based on the aggregate revenues paid by such customers, or groups of related customers, to eFusion and the aggregate revenues received by eFusion, during the 12 months ended March 31, 2000), the aggregate revenues paid by such customers to eFusion during such period, the general nature of the products sold and/or services provided to such customers and, if applicable, the reasons such contracts were terminated or are no longer in effect. True and correct copies of all contracts (other than purchase orders entered into in the ordinary course of business) with the customers referred to in Section
  3.15.1 of the eFusion Disclosure Schedule have been delivered to ITXC's counsel prior to the date hereof.

     3.15.2 Section 3.15.2 of the eFusion Disclosure Schedule lists the top ten vendors to the Business (based on the aggregate amounts paid by eFusion to such vendors and the aggregate amounts paid by eFusion to all vendors during the 12 months ended March 31, 2000). True and correct copies of all contracts (other than purchase orders entered into in the ordinary course of business) with the vendors referred to in Section 3.15.2 of the eFusion Disclosure Schedule have been delivered to ITXC's counsel prior to the date hereof.

     3.15.3 To eFusion's knowledge, none of the customers listed in Section
  3.15.1 of the eFusion Disclosure Schedule and none of the vendors listed in
  Section 3.15.2 of the eFusion Disclosure Schedule intends to terminate or materially change its relationship with eFusion (as such or as the Surviving Corporation after the Merger has been consummated) prior to, on or after the Closing Date, except (x) as disclosed in either or both of such sections of the eFusion Disclosure Schedule or (y) as otherwise specifically contemplated by the contracts between eFusion and such customers or vendors (correct copies of which have been delivered to ITXC's counsel).

   3.16 Transactions with Related Parties. Except for such transactions as are described in Section 3.16 of the eFusion Disclosure Schedule, there have been no transactions during the last three years between eFusion and any director, officer, employee, shareholder or Affiliate of eFusion other than transactions relating to the employment or shareholdings of any such Person. With respect to each transaction listed in such Section 3.16 of the eFusion Disclosure Schedule, each such transaction has been on terms no less favorable to eFusion than those which could have been obtained at the time from bona fide third parties. Since January 1, 1996, none of the officers, directors or employees of eFusion or any spouse or relative of any of such persons, has been a director or officer of, or has had any direct or indirect interest in, any firm, corporation, association of business enterprise which during such period has been a supplier, customer or sales agent of the Business or has competed with the Business, except for ownership of less than 5% of the outstanding stock of a publicly traded corporation.

   3.17 Labor Matters.

     3.17.1 eFusion is not a party to any collective bargaining agreements.

     3.17.2 Since January 1, 1999, eFusion has not had any strike, slowdown, picketing, work stoppage, material labor dispute or threat of a material labor dispute or any attempt or threat of an attempt by a labor union to organize its employees; nor, to eFusion's knowledge, has any application or complaint about eFusion been filed by any employee or any union with any governmental authority.

     3.17.3 Section 3.17.3 of the eFusion Disclosure Schedule contains a list of all current employment or consulting contracts with, and covenants against competition by, any Person employed by eFusion presently or within the last two (2) years. Correct copies of all such agreements have been delivered to ITXC's counsel prior to the date hereof.

     3.17.4 Section 3.17.4 of the eFusion Disclosure Schedule is a current list showing the names of all current employees of eFusion, their original dates of employment, their job titles, their current annual rate of pay for salaried employees, their current hourly rates for hourly employees and their bonuses, if any.

     3.17.5 Except as set forth in Section 3.17.5 of the eFusion Disclosure Schedule, all employees of eFusion are employees at will who, subject to applicable laws, may be terminated by eFusion at any time with no obligation to make any payment except wages to the date of termination, accrued vacation and sick leave benefits.

     3.17.6 Except as set forth in Section 3.17.6 of the eFusion Disclosure Schedule, eFusion is in material compliance with all applicable laws regarding employment, wages and hours. eFusion is not engaged in any discriminatory hiring or employment practices or any unfair labor practices nor have any employment discrimination or unfair labor practice complaints been filed against eFusion, or, to eFusion's knowledge, been threatened to be filed against eFusion, with any governmental authority having jurisdiction over the labor matters of eFusion. eFusion has not been threatened by any former employee with any suit alleging wrongful termination and eFusion does not have knowledge of facts which might reasonably be expected to form a basis for such a suit.

     3.17.7 Section 3.17.7 of the eFusion Disclosure Schedule lists all former employees who left eFusion voluntarily or were terminated from January 1, 1998 through the date hereof.

   3.18 Benefit Plans; ERISA.

     3.18.1 Section 3.18.1 of the eFusion Disclosure Schedule contains a true and complete list of all funded or unfunded, written or oral, employee benefit plans, contracts, agreements, incentives, or salary, wage or other compensation plans or arrangements, including all pension and profit sharing plans, savings plans, bonus plans, deferred compensation plans, incentive compensation plans, stock purchase plans, supplemental retirement plans, severance plans, termination pay plans, stock option plans, hospitalization plans, medical insurance plans, life insurance plans, dental insurance plans, disability insurance plans, salary continuation plans, vacation plans, supplemental unemployment benefit plans, retiree benefit plans and, in each such case, comparable agreements, and each other employee benefit program, plan, policy or arrangement (each a "Benefit Plan") maintained, contributed to, or required to be contributed to, by eFusion for the benefit of the former or current employees, directors, agents or consultants of eFusion, whether or not subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and whether legally binding or not. For purposes of this Section 3.18, any reference to the term "eFusion" shall be deemed to also refer to any entity which is under common control or affiliated with eFusion within the meaning of Section 4001 of ERISA, and the rules and regulations promulgated thereunder, and/or Sections 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated thereunder.

     3.18.2 eFusion has delivered to ITXC's counsel prior to the date hereof true and complete copies of the Benefit Plans and all related trust documents and other related agreements. Each of the Benefit Plans listed in
  Section 3.18.1 of the eFusion Disclosure Schedule is and has at all times been in material compliance with the provisions of law applicable to such plans. No event has occurred, is threatened or is about to occur which would constitute a reportable event (for which the notice requirement has not been waived) within the meaning of (S)4043(b) of ERISA with respect to any "employee pension benefit plan" (as defined in (S)3(2) of ERISA) of eFusion (each a "Pension Plan") if such plan were subject to ERISA.

     3.18.3 To eFusion's knowledge, nothing has occurred to any of the Benefit Plans that are subject to the requirements of Section 401(a) of the Code that would adversely affect the qualified status of any such Benefit Plans under Section 401(a) of the Code.

     3.18.4 Each fiduciary and every plan official of each Benefit Plan is bonded to the extent required by applicable law. No steps have been taken to terminate any Benefit Plan and no liability has been incurred by eFusion with respect to the Benefit Plans that has not been satisfied in full; to eFusion's knowledge no condition exists that could reasonably be expected to result in eFusion's incurring a material liability under applicable law with respect to the Benefit Plans other than the payment of benefits in accordance with the terms of such Benefit Plans, and no proceeding has been initiated to terminate, or to appoint a trustee to administer, any Pension Plan. eFusion has not withdrawn from any Pension Plan or ceased operations at any facility. In the event that any Benefit Plan was required to file annual reports with any governmental authority, those sections of any such annual reports heretofore filed with any governmental authority by or on behalf of such Benefit Plan which were required to be certified were certified without qualification by the accountants or actuaries of such Benefit Plan. By their terms, each of the Benefit Plans can be amended, terminated or otherwise discontinued after the Closing Date without liability to eFusion.

     3.18.5 Except as specifically set forth in Section 3.18.5 of the eFusion Disclosure Schedule, the execution and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any Benefit Plan or individual agreement relating thereto that will or may reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any current or former employee, consultant, agent or director of eFusion.

     3.18.6 No Benefit Plan is (a) a multiemployer plan as defined in Section 3(37) of ERISA, (b) a defined benefit plan as defined in Section 3(35) of ERISA or (c) subject to the funding standards of Section 412 of the Code.

     3.18.7 eFusion has made all contributions required to be made to each Benefit Plan under the terms of such plan and applicable law.

     3.18.8 No transaction prohibited by any applicable law has occurred with respect to any Benefit Plan listed in Section 3.18.5 of the eFusion Disclosure Schedule which could subject any Benefit Plan or any related trust, eFusion or any affiliate of eFusion, or any director or employee of eFusion, to any material tax or penalty imposed by any applicable law, either directly or indirectly, and whether by way of indemnity or otherwise.

     3.18.9 eFusion or the applicable plan administrator has timely filed all required reporting and disclosure forms for each Benefit Plan with the appropriate governmental authorities.

     3.18.10 Each group health plan (as defined in Section 5000(b)(1) of the Code) maintained by eFusion has been administered in material compliance with applicable laws. eFusion does not now and has never maintained, sponsored or contributed to any plan or program or arrangement providing post-termination employment, health, dental, disability or life insurance benefits with respect to employees or former employees and their spouses and dependents other than COBRA continuation coverage pursuant to Sections 601 through 609 of ERISA.

   3.19 Insurance. Section 3.19 of the eFusion Disclosure Schedule lists all insurance policies which eFusion currently has in effect and the status of any claims made thereunder. Except as otherwise noted in Section 3.19 of the eFusion Disclosure Schedule, all such insurance policies provide occurrence coverage. Accurate summaries of said policies, including all endorsements, have been delivered to ITXC's counsel prior to the date hereof. Complete and true copies of said policies, including all endorsements, shall be delivered to ITXC within a reasonable period of time after the date hereof. All premiums due and payable under all such policies have been paid, and eFusion is otherwise in compliance in all material respects with the terms and conditions of all such policies. The reserves established by eFusion in respect of all matters as to which eFusion self-insures or carries retentions and/or deductibles, including product and intellectual property infringement liability, workers' medical coverage and workers' compensation, are adequate and appropriate in light of eFusion's experience, and eFusion is not aware of any facts or circumstances existing as of the date hereof that would reasonably be expected to cause such reserves to be inadequate or inappropriate. eFusion has not been subject to any product liability claim or any claim asserting that services provided by eFusion have been provided negligently, other than claims described in Section
3.19 of the eFusion Disclosure Schedule. eFusion is not in violation of any covenant in any agreement requiring it to maintain insurance.

   3.20 Licenses and Permits. eFusion and its employees have all licenses, permits, orders, approvals and authorizations required for the conduct of the Business as presently conducted and as contemplated to be conducted. A list of such licenses, permits, orders, approvals and authorizations, to the extent material to eFusion, is set forth in Section 3.20 of the eFusion Disclosure Schedule. In all material respects, eFusion is acting within the terms of such licenses, permits, orders, approvals and authorizations. eFusion has not received any notice of investigation, evaluation or suspension of any such licenses, permits, orders, approvals or authorizations. To eFusion's knowledge, no suspension or cancellation of any such licenses, permits, orders, approvals or authorizations has been threatened or is contemplated.

   3.21 Authority Relative to this Agreement; Enforceability. Subject to the receipt of any governmental approvals and approval of the Merger and the Articles Amendment by eFusion's shareholders, the execution, delivery and performance of this Agreement are within the corporate power and authority of eFusion and have been duly authorized by all requisite corporate action on the part of eFusion. This Agreement is a legal, valid and binding obligation of eFusion, enforceable against eFusion in accordance with its terms, except insofar as its enforcement may be limited by (a) bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and (b) equitable principles limiting the availability of equitable remedies. All persons who executed this Agreement on behalf of eFusion have been duly authorized to do so. Section 3.21 of the eFusion Disclosure Schedule sets forth all applicable voting requirements relating to the submission of this Agreement and the Merger to the shareholders of eFusion for their approval.

   3.22 Compliance with Other Instruments; Consents. Assuming approval of the Articles Amendment by eFusion's shareholders and filing of the Articles Amendment with the Oregon Secretary of the State, all steps taken and to be taken by eFusion, its Board of Directors and its shareholders in connection with the Merger, including the manner in which the Allocation is to be determined, is and shall be in accordance with all applicable provisions of eFusion's Fourth Amended and Restated Articles of Incorporation (as amended by the Articles Amendment), by-laws and other plans and agreements to which eFusion is subject. Except as set forth in Section 3.22 of the eFusion Disclosure Schedule, neither the execution and delivery of this Agreement by eFusion nor the consummation of the transactions contemplated hereby will:

     3.22.1 conflict with, or result in a breach of any provision of, eFusion's Fourth Amended and Restated Articles of Incorporation or by-laws;

     3.22.2 violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of eFusion under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which eFusion is a party;

     3.22.3 violate any order, writ, injunction, decree, statute, rule or regulation applicable to eFusion, its properties or its assets; or

     3.22.4 require any action or consent or approval of, or review by, or registration or filing by eFusion or any of its Affiliates with, any third party or any governmental authority, other than (i) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, or (ii) as required by the HSR Act or the OBCA, except, in the case of Sections 3.22.2, 3.22.3 and 3.22.4, for any of the foregoing that, individually or in the aggregate, is or are not material to eFusion or ITXC and would not materially and adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby.

   3.23 Compliance with Applicable Laws. eFusion is in compliance in all material respects with all statutes, laws, rules, regulations, orders and ordinances relating to eFusion (collectively, "Laws") and eFusion has not received any notice or advice to the contrary. All reports relating to eFusion required to be filed with any governmental authority, including any governmental authority issuing licenses or qualifications to acquire, import, export, manufacture, assemble or sell various classes and types of products or services sold by eFusion, have been timely filed and all information contained therein is true and correct in all material respects.

Specifically, but without limitation, eFusion has maintained all records, if any, required to be maintained pursuant to the Laws of any governmental authority or by any jurisdiction where eFusion is licensed. eFusion has filed all escheat returns that it is required to file and such returns were, when filed, accurate in all material respects. eFusion has no material escheat liabilities.

   3.24 Environmental Compliance.

     3.24.1 For purposes of this Agreement:

       3.24.1.1 "Regulated Substance" means any pollutant, chemical substance, hazardous waste, hazardous substance or contaminant regulated under any Environmental Law.

       3.24.1.2 "Enforcement Notice" means a summons, notice, notice of violation, citation, directive, order, claim, litigation, investigation, judgment, letter or other communication, written or oral, from any governmental authority or other Person or entity, concerning the Releasing of a Regulated Substance into the air, water or land.

       3.24.1.3 "Releasing" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

       3.24.1.4 "Environmental Law" means all applicable Laws relating to pollution control and environmental contamination, including, but not limited to, all Laws governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge, or disposal of Regulated Substances and all laws and regulations with regard to record-keeping, notification and reporting requirements respecting Regulated Substances.

     3.24.2 eFusion is in compliance in all material respects with all Environmental Laws. To eFusion's knowledge, eFusion has not been alleged to be in violation of, nor has eFusion been subject to any administrative or judicial proceeding pursuant to, any Environmental Laws at any time during the past three years.

     3.24.3 There are no facts or circumstances known to eFusion that could reasonably form the basis for the assertion of any claim against eFusion pursuant to any Environmental Laws, including any claim arising from eFusion's past or present practices.

     3.24.4 eFusion has all material permits, approvals and consents under all applicable Environmental Laws to operate its businesses lawfully.

     3.24.5 None of the real estate leased by eFusion has ever been used by eFusion to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process Regulated Substances except in the ordinary course of business in accordance with Environmental Laws.

     3.24.6 There have been no Regulated Substances generated, transported or disposed of by eFusion during the past three years except in the ordinary course of business in accordance with Environmental Laws.

     3.24.7 To eFusion's knowledge, there are no Enforcement Notices in effect, and eFusion is not aware of any facts which might reasonably be expected to result in the issuance of any Enforcement Notice with respect to eFusion or, to eFusion's knowledge, any predecessor in use, occupancy, interest or title to the real property leased or the personal property owned by eFusion.

     3.24.8 To eFusion's knowledge, there are no underground storage tanks on or in the real property leased by eFusion.

   3.25 Financial Statements.

     3.25.1 Attached to Section 3.25.1 of the eFusion Disclosure Schedule are the following annual and interim financial statements of eFusion: the audited balance sheets of eFusion as of December 31, 1998 and 1999, the related audited statements of income, changes in shareholders' equity and cash flows of eFusion for the years ended December 31, 1997, 1998 and 1999, the Current Balance Sheet and the unaudited statements of income and cash flows of eFusion for the six months ended June 30, 1999 and 2000 (the "Financial Statements"). The Financial Statements fairly present the financial condition of eFusion and the results of eFusion's operations and cash flows as at the dates and for the periods to which they apply, as the case may be, and such statements have been prepared in conformity with GAAP.

     3.25.2 Except as listed in Section 3.25.2 of the eFusion Disclosure Schedule, no value has been assigned in the Financial Statements to (a) any intangible items, including good will, trademarks, trade names, contract rights, patents, copyrights, customer lists, books and records, restrictive covenants, deferred charges, or prepaid expenses for any item other than taxes, rent, health and medical benefits or insurance; (b) office supplies, advertising or promotional material; (c) any asset previously charged to expense; or (d) any other asset which it has been eFusion's practice to write off as an expense. Section 3.25.2 of the eFusion Disclosure Schedule sets forth eFusion's policy with respect to the capitalization and expensing of software, which policy is in accordance with GAAP and has been adhered to in all material respects by eFusion since its inception.

     3.25.3 Section 3.25.3 of the eFusion Disclosure Schedule lists all non-recurring disbursements in excess of $200,000 incurred by eFusion outside of the ordinary course of business from the date of its inception through the date hereof.

     3.25.4 No unrecorded funds or assets of eFusion have been established for any purpose; no accumulation or use of eFusion's funds has been made without being properly accounted for in eFusion's books and records; all payments by or on behalf of eFusion have been duly and properly recorded and accounted for in its books and records; no false or artificial entry has been made in eFusion's books and records for any reason; no payment has been made by or on behalf of eFusion with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and eFusion has not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign, or any contribution, gift, bribe, rebate, payoff, influence payment or kickback, whether in cash, property or services, to any individual, corporation, partnership or other entity, to secure business or to pay for business secured by eFusion.

     3.25.5 Except as set forth in Section 3.25.5 of the eFusion Disclosure Schedule, no operations have been discontinued by eFusion since its inception.

     3.25.6 Except as set forth in Section 3.25.6 of the eFusion Disclosure Schedule, the Current Balance Sheet includes accruals for all amounts due but not paid as of the date thereof under all taxation laws (other than current year applicable franchise taxes), in accordance with GAAP, and accruals for vested vacation entitlement and for holiday and sick pay in accordance with GAAP.

     3.25.7 eFusion does not have any outstanding binding commitments with respect to capital expenditures other than the commitments described in
  Section 3.25.7 of the eFusion Disclosure Schedule.

   3.26 Taxes.

     3.26.1 All of eFusion's Taxes have been paid in full to the appropriate governmental authorities or fully accrued or provided for with respect to fiscal periods covered by the Financial Statements, other than any liability for unpaid Taxes that may have accrued since June 30, 2000 in connection with the operation of the Business by eFusion in the ordinary course. eFusion has prepared and timely filed or will prepare and timely file with the appropriate governmental authorities all returns and reports with respect to franchise, income and all other Taxes (hereinafter collectively referred to as "Tax Returns") required to be filed by eFusion at or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of eFusion (copies of federal and state income Tax Returns since eFusion's inception and sales Tax Returns since 1999 have been delivered to ITXC) and such Tax Returns were (or in the case of Tax Returns to be filed subsequent to the date hereof, will be) correct and complete in all material respects when filed.

     3.26.2 Section 3.26.2 of the eFusion Disclosure Schedule sets forth the extent to which eFusion's Tax Returns have been examined, audited or investigated by any governmental authority and the results of any such examination, audit or investigation. No assessments or additional Taxes have been proposed or threatened against eFusion or any of its assets. eFusion has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No issue has been raised in any such examination, audit or investigation which can reasonably be expected to result in a deficiency in any years not covered by that examination, audit or investigation. Adjustments, if any, to all such Tax Returns have been agreed upon and paid by eFusion or are being contested as indicated in Section 3.26.2 of the eFusion Disclosure Schedule.

     3.26.3 To the best of eFusion's knowledge, there are no pending investigations of eFusion or its Tax Returns by any taxing authority, and there are no Tax Liens on any of eFusion's assets other than Liens for Taxes not yet due and payable.

     3.26.4 eFusion is not now and has never been a "United States real property holding corporation", as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the regulations promulgated by the Internal Revenue Service.

     3.26.5 eFusion (i) has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes from the wages or salaries of employees and independent contractors,
  (ii) has paid over to the proper governmental authorities all amounts required to be so withheld and (iii) is not liable for any Taxes for failure to comply with such laws, rules and regulations.

     3.26.6 eFusion has not filed any consent under Section 341(f) of the Code concerning collapsible corporations.

     3.26.7 eFusion is not a party to any agreement that provides for the payment of any amount that, if paid, would be nondeductible (in whole or in part) pursuant to Section 280G of the Code in connection with the consummation of the Merger or otherwise.

     3.26.8 eFusion is not now, and has never been, a member of any group filing Tax Returns on an affiliated, combined, consolidated, unitary or similar basis. eFusion is not a party to any Tax allocation or Tax sharing agreement, nor does eFusion have any liability for any Taxes for any Person or entity other than eFusion as a transferee or successor, by contract, or otherwise.

     3.26.9 For purposes of this Agreement, the terms "Tax" or "Taxes" shall include any of the following imposed by or payable to any governmental authority: any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, or value added tax, any alternative or add-on minimum tax, any estimated tax, and any levy, impost, duty, assessment, withholding or any other governmental charge of any kind whatsoever, in each case including any interest, penalty, or addition thereto, whether disputed or not.

   3.27 Litigation. Except as set forth in Section 3.27 of the eFusion Disclosure Schedule, there are no legal, administrative, arbitration or other proceedings or claims pending or, to eFusion's knowledge, threatened, against eFusion, nor is eFusion subject to any existing judgment which might reasonably be expected to materially adversely affect eFusion's financial condition, results of operations, business or property; nor has eFusion received any inquiry from any governmental authority about the transactions contemplated by this Agreement, or about any violation or possible violation of any Law. Prior to the date hereof, eFusion has provided to ITXC's counsel a copy of all letters received by eFusion's accountants from counsel to eFusion since its formation with respect to pending or threatened legal, administrative, arbitration or other proceedings.

   3.28 Adverse Business Changes. Except as set forth in Section 3.28 of the eFusion Disclosure Schedule, there has not been:

     3.28.1 Any material adverse change in the working capital, financial condition, assets, liabilities (whether absolute, accrued, contingent or otherwise), reserves, operating profits, or business of eFusion, other than changes in the ordinary course of business, since December 31, 1999;

     3.28.2 Any damage, destruction or loss to eFusion or its properties (whether or not covered by insurance) materially and adversely affecting eFusion since December 31, 1999;

     3.28.3 Any disposition, mortgage, pledge, or subjection to any Lien, claim, charge or option of any property or asset of eFusion, any commitment made or liability incurred by eFusion, or any cancellation or compromise of any debt or claim of eFusion, otherwise than in the ordinary course of business, since the date of the Current Balance Sheet (the "Statement Date");

     3.28.4 Any dividend or distribution declared, set aside or paid in respect of eFusion's capital stock or any repurchase by eFusion of shares of its capital stock since the Statement Date;

     3.28.5 Any employment contract entered into by eFusion since the Statement Date; or any increase or decrease in the rates of compensation payable by eFusion to any of its officers, directors, employees or agents over or under the rates in effect during the 12 months ended on the Statement Date, other than general increases to personnel made in accordance with past practices; or, since the Statement Date, any declaration, payment, commitment, or obligation of any kind for the payment by eFusion of any bonus, other than bonuses paid in the ordinary course of business, or any implementation, modification, amendment or termination of any retirement, termination, severance or other benefits to officers, directors, employees or agents of eFusion;

     3.28.6 Any amendment, termination or threatened termination of any material contract, agreement, insurance policy, plan, lease, or license to which eFusion is a party or by which eFusion may be bound, otherwise than in the ordinary course of business, at any time since January 1, 1990;

     3.28.7 Any material change in eFusion's methods of doing business, at any time since the Statement Date;

     3.28.8 Any distribution or disposition of assets other than in the ordinary course of business, at any time since January 1, 1999;

     3.28.9 Any loss or, to eFusion's knowledge, any threatened loss of a customer which is designated as a "large customer" on Section 3.15.1 of the eFusion Disclosure Schedule;

     3.28.10 Any termination after January 1, 1999 of any permit or license issued to eFusion or to any of its employees or agents upon which a material portion of the Business is dependent; or

     3.28.11 Since January 1, 1999, any statute, order, judgment, writ, injunction, decree, permit, rule or regulation of any court or any governmental or regulatory body adopted or entered or proposed to be adopted or entered which may reasonably be expected to materially and adversely affect eFusion's property or business.

   3.29 eFusion Disclosure Schedule. All of the facts recited in the eFusion Disclosure Schedule shall be deemed to be representations of fact as though recited in this Article III.

   3.30 Full Disclosure. No representation or warranty made in this Article III, and no certification furnished or to be furnished by eFusion pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE IV

               Representations and Warranties of IXTC and Subcorp

   ITXC and Subcorp represent and warrant to eFusion as follows:

   4.1 Organization and Qualification. Each of ITXC and its Subsidiaries (as hereinafter defined) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the power and authority to own, lease and operate its properties and to conduct its business as described in the ITXC SEC Reports. Each of ITXC and its Subsidiaries is duly qualified to transact business as a foreign corporation or other foreign entity and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property requires such qualification, except for failures to be so qualified or in good standing which would not, singly or in the aggregate with all such other failures, have an ITXC Material Adverse Effect.

   4.2 Authority Relative to this Agreement; Enforceability. Subject to the receipt of any governmental approvals and, in the case of ITXC, approval of ITXC's shareholders, the execution, delivery and performance of this Agreement are within the corporate power and authority of ITXC and Subcorp and have been duly authorized by all requisite corporate action on the part of ITXC and Subcorp. This Agreement is a legal, valid and binding obligation of ITXC and Subcorp, enforceable against ITXC and Subcorp in accordance with its terms, except insofar as its enforcement may be limited by (a) bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and (b) equitable principles limiting the availability of equitable remedies. All persons who executed this Agreement on behalf of ITXC and Subcorp have been duly authorized to do so.

   4.3 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by ITXC nor the consummation of the transactions contemplated hereby will:

     4.3.1 conflict with, or result in a breach of any provision of, ITXC's certificate of incorporation or by-laws;

     4.3.2 violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of ITXC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which ITXC or any of its Subsidiaries is a party;

     4.3.3 violate any order, writ, injunction, decree, statute, rule or regulation applicable to ITXC or any of its Subsidiaries or their respective properties or assets; or

     4.3.4 require any action or consent or approval of, or review by, or registration or filing by ITXC or any of its Affiliates with, any third party or any governmental authority, other than (i) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, (ii) as required by the HSR Act or the OBCA or (iii) as required in order to assure that the shares of ITXC Common Stock issuable hereunder are approved for quotation on the Nasdaq National Market, except, in the case of Sections 4.3.2, 4.3.3 and 4.3.4, for any of the foregoing that would not, individually or in the aggregate, have an ITXC Material Adverse Effect or materially and adversely affect the ability of the Parties to consummate the transactions contemplated hereby.

   4.4 Capitalization. As of the date hereof, the authorized capital stock of ITXC consists solely of 400,000,000 shares of ITXC Common Stock and 15,000,000 shares of preferred stock, par value $0.001 per share (the "ITXC Preferred Stock"). As of June 30, 2000, there were 38,533,567 shares of ITXC Common Stock and no shares of ITXC Preferred Stock outstanding, no shares of ITXC Common Stock were held in ITXC's treasury and no shares of ITXC Preferred Stock were held in ITXC's treasury. As of June 30, 2000, 5,515,370 shares of ITXC Common Stock were subject to outstanding stock options. Each outstanding share of ITXC Common Stock is, and all shares of ITXC Common Stock to be issued in connection with the transactions contemplated hereby will be, duly authorized and validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and each outstanding share of ITXC Common Stock has not been, and all shares of ITXC Common Stock to be issued in connection with the transactions contemplated hereby will not be, issued in violation of any preemptive or similar rights. As of the date hereof, except for (a) stock options issued or issuable pursuant to stock option plans adopted or assumed by ITXC, (b) matters disclosed in ITXC SEC Reports, (c) shares issuable pursuant to other benefit plans adopted by ITXC and (d) shares issuable pursuant to this Agreement, ITXC did not have, and was not bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of ITXC Common Stock or ITXC Preferred Stock or any other equity securities of ITXC or any securities representing the right to purchase or otherwise receive any shares of ITXC Common Stock or ITXC Preferred Stock.

   4.5 ITXC Material Adverse Event. Since December 31, 1999, except for events publicly disclosed by ITXC prior to the date hereof or disclosed in writing to eFusion, there has been no change in the assets, liabilities, results of operations or financial condition of the Purchaser and its Subsidiaries which would constitute an ITXC Material Adverse Effect.

   4.6 ITXC SEC Documents and Other Public Disclosures. ITXC has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since September 27, 1999 under the Exchange Act (such documents, as supplemented and amended since the time of filing, collectively, the "ITXC SEC Documents"). The ITXC SEC Documents, including any financial statements or schedules included therein, at the time filed (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act. ITXC has previously provided to eFusion's counsel true and complete copies of the ITXC SEC Documents. The financial statements of ITXC included in the ITXC SEC Documents at the time filed complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of ITXC and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

   4.7 Full Disclosure. No representation or warranty made in this Article IV, and no certification furnished or to be furnished by ITXC or Subcorp pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE V

                            Covenants of the Parties

   5.1 Access and Information. Prior to the Closing, ITXC shall (with personnel acceptable to eFusion, which acceptance shall not be unreasonably withheld) be entitled to make or cause to be made such reasonable investigation of eFusion, and the financial and legal condition thereof, as ITXC reasonably deems necessary or advisable, and eFusion shall cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, eFusion shall (a) permit ITXC (with personnel acceptable to eFusion, which acceptance shall not be unreasonably withheld) and its agents and representatives to have reasonable access to the premises, operating systems, computer systems (hardware and software), computer equipment and books and records of eFusion upon reasonable notice during regular business hours, (b) furnish or cause to be furnished to ITXC such financial and operating data, forecasts, business plans, strategic plans and other data relating to eFusion and its businesses as ITXC shall reasonably request from time to time and (c) cause its accountants to furnish to ITXC and its accountants access to all work papers relating to any of the periods covered by financial statements provided by eFusion to ITXC hereunder, subject to the execution by ITXC of such reasonable and customary documentation as eFusion's accountants shall request to be executed. Prior to the Closing, neither

ITXC nor its representatives shall use any information provided to it in confidence by eFusion for any purpose unrelated to this Agreement, and in no event shall such persons use the information provided by eFusion competitively prior to the Effective Time. Neither eFusion nor its representatives shall use any information provided to it in confidence by ITXC for any purposes unrelated to this Agreement, and in no event shall such persons use the information provided by ITXC competitively. Except with respect to publicly available documents, in the event that this Agreement is terminated, (a) ITXC will deliver to eFusion all documents obtained by it from eFusion in confidence and any copies thereof in the possession of ITXC or its agents and representatives or, at the option of ITXC, ITXC shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to eFusion and (b) eFusion will deliver to ITXC all documents obtained by it from ITXC in confidence and any copies thereof in the possession of eFusion or its agents and representatives or, at the option of eFusion, eFusion shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to ITXC. No investigation by ITXC or eFusion heretofore or hereafter made shall modify or otherwise affect the conditions to the obligations of ITXC and eFusion to consummate the transactions contemplated hereby.

   5.2 eFusion's Affirmative Covenants. Prior to the Closing, except as otherwise expressly provided herein, eFusion shall:

     5.2.1 conduct its business only in the ordinary and regular course of business consistent with past practices;

     5.2.2 use reasonable commercial efforts to keep in full force and effect its corporate existence and all material rights, franchises, Intellectual Property rights and goodwill relating or obtaining to the Business;

     5.2.3 use reasonable commercial efforts to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and employees, and continue to compensate its employees consistent with past practices;

     5.2.4 use reasonable commercial efforts to maintain its Intellectual Property so as not to affect adversely the validity or enforcement thereof; maintain its other assets in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement; and in the event of any casualty, loss or damage to any of its assets, repair or replace such assets with assets of comparable quality;

     5.2.5 maintain its books, accounts and records in accordance with GAAP;

     5.2.6 use reasonable commercial efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to ITXC's obligation to close to be satisfied; and

     5.2.7 promptly notify ITXC in writing if, prior to the consummation of the Closing, to its knowledge (a) any of the representations and warranties contained in Article III cease to be accurate and complete in all material respects (except for any representation and warranty which is qualified hereunder as to materiality, as to which such notification shall be given if eFusion obtains knowledge that such representation and warranty is inaccurate in any respect) or (b) eFusion fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2.7 shall not limit or otherwise affect the remedies available hereunder to ITXC.

   5.3 ITXC's Affirmative Covenants. Prior to the Closing, except as otherwise expressly provided herein or except as would not result in an ITXC Material Adverse Effect, ITXC shall (and ITXC shall cause each of its Subsidiaries to):

     5.3.1 use reasonable commercial efforts to keep in full force and effect its corporate existence and all material rights, franchises, intellectual property rights and goodwill relating or obtaining to its businesses;

     5.3.2 use reasonable commercial efforts to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and employees;

     5.3.3 maintain its books, accounts and records in accordance with GAAP;

     5.3.4 use reasonable commercial efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to eFusion's obligation to close to be satisfied; and

     5.3.5 promptly notify eFusion in writing if, prior to the consummation of the Closing, to its knowledge (a) any of the representations and warranties contained in Article IV cease to be accurate and complete in all material respects (except for any representation and warranty which is qualified hereunder as to materiality, as to which such notification shall be given if ITXC obtains knowledge that such representation and warranty is inaccurate in any respect) or (b) ITXC fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3.5 shall not limit or otherwise affect the remedies available hereunder to ITXC.

   5.4 eFusion's Negative Covenants. Prior to the Closing, without the prior written consent of ITXC or as otherwise expressly provided herein, eFusion will not:

     5.4.1 take any action or omit to take any action which would result in eFusion's (a) incurring any trade accounts payable outside of the ordinary course of business or making any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased in the ordinary course of business; (b) increasing any of its indebtedness for borrowed money except in the ordinary course of business; (c) guaranteeing the obligations of any entity; (d) making any purchases of products other than from entities authorized to sell or distribute such products; (e) merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring any business or any proprietorship, firm, association, limited liability company, corporation or other business organization; (f) increasing or decreasing the rate of compensation of or paying any unusual compensation to any officer, employee or consultant (other than regularly scheduled increases in base salary and annual bonuses consistent with prior practice); (g) entering into or amending any collective bargaining agreement, or creating or modifying any pension or profit-sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or any other employee benefit plan, or increasing the level of benefits under any such plan, or extending or accelerating the exercisability of any outstanding stock option or increasing or decreasing any severance or termination pay benefit or any other fringe benefit; (h) making any representation to anyone indicating any intention of ITXC to retain, institute, or provide any employee benefit plans; (i) declaring or paying any dividend or making any distribution with respect to, or purchasing or redeeming, shares of eFusion Capital Stock; (j) selling, licensing or disposing of any assets otherwise than in the ordinary course of business; (k) making any capital expenditures other than those disclosed in Section 5.4.1 of the eFusion Disclosure Schedule; (l) issuing any shares of eFusion Capital Stock, other than upon the exercise of stock options or warrants outstanding on the date hereof (to the extent that such options and warrants have been disclosed in the eFusion Disclosure Schedule) or upon the conversion of shares of Preferred Stock; (m) granting or issuing any option, warrant or other right to purchase any shares of eFusion Capital Stock; (n) taking any action inconsistent with prior practices for the primary purpose of increasing the Cash/Cash Equivalent; (o) taking any other action, or omitting to take any action, to the extent that such action or omission is outside of the ordinary course of business; or (p) organizing any subsidiary;

     5.4.2 change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by GAAP as advised by eFusion's regular independent accountants;

     5.4.3 take any action that would likely result in the representations and warranties set forth in Article III (other than representations made as of a particular date) becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

     5.4.4 incur or create any Liens on any of its assets other than Liens which are incurred in the ordinary course of business;

     5.4.5 except as contemplated herein, take any action or omit to take any action which would prejudice ITXC's rights to consummate each of the transactions contemplated by this Agreement or to compel performance of each of the obligations of eFusion under this Agreement;

     5.4.6 take or omit to be taken any action, or permit any of its Affiliates to take or to omit to take any action, which would reasonably be expected to result in an eFusion Material Adverse Effect; or

     5.4.7 agree or commit to take any action precluded by this Section 5.4.

   5.5 ITXC's Negative Covenants. Prior to the Closing, without the prior written consent of eFusion or as otherwise expressly provided herein, ITXC will not and ITXC will cause its Subsidiaries not to:

     5.5.1 change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by GAAP as advised by ITXC's regular independent accountants;

     5.5.2 take any action that would likely result in the representations and warranties set forth in Article IV (other than representations made as of a particular date) becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

     5.5.3 except as contemplated herein, take any action or omit to take any action which would prejudice eFusion's rights to consummate each of the transactions contemplated by this Agreement or to compel performance of each of the obligations of ITXC under this Agreement;

     5.5.4 take or omit to be taken any action, or permit any of its Affiliates to take or to omit to take any action, which would reasonably be expected to result in an ITXC Material Adverse Effect;

     5.5.5 consummate the acquisition of any entity (by merger, combination, purchase of more than two thirds of the equity of such entity or purchase of all or substantially all of the assets of such entity) if such transaction will require ITXC to modify the Proxy Statement/Prospectus in a manner that will require a material delay in the date on which the eFusion Special Meeting shall be held; or

     5.5.6 agree or commit to take any action precluded by this Section 5.5.

   5.6 Closing Documents. eFusion shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to ITXC the documents or instruments described in Section 6.2. ITXC shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to eFusion the documents or instruments described in Section 6.3.

   5.7 HSR Act.

     5.7.1 Each of ITXC and eFusion shall (A) make or cause to be made the filings required of such Party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event on or before August 11, 2000,
  (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such Party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other governmental authority in respect of such filings or such transactions, and (C) cooperate with the other Party in connection with any such filing (including the exchange between the Parties, or where prudent, between the outside counsel of the Parties, of relevant materials prior to the filing of such materials, provided that nothing herein shall obligate a Party to waive attorney-client protections or similar protections, and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other governmental authority under any Antitrust Laws (as hereinafter defined) with respect to any such filing or any such transaction. Each Party shall use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the Merger and the other transactions contemplated by this Agreement.

     5.7.2 Each of ITXC and eFusion shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any governmental authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Clayton Act, as amended, the Sherman Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, guidelines, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition (collectively, "Antitrust Laws"). Each of ITXC and eFusion shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Merger as promptly as possible after the execution of this Agreement; provided, however, that no Party shall be obligated to divest any properties without its consent.

   5.8 Further Actions. Each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable under the circumstances (after taking into effect all such factors as shall reasonably effect timing hereunder), the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or non-actions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental authorities and the making of all other necessary registrations and filings,
(B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent an ITXC Material Adverse Effect or an eFusion Material Adverse Effect from occurring prior to or after the Effective Time, (C) the preparation of the Prospectus/Proxy Statement and the Registration Statement,
(D) the taking of all action necessary to ensure that the Merger constitutes a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and (E) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

   5.9 Indebtedness of Employees and Shareholders. eFusion will cause any indebtedness owing to it by any of its employees (other than salespersons' normal draw) or by eFusion's Shareholders to be paid in full at or before the Closing. eFusion will not make any loans to employees or shareholders prior to the Closing.

   5.10 Public Announcements. Unless otherwise required by applicable law, eFusion shall not make any press release or other public announcement regarding the Merger or this Agreement without the prior written consent of ITXC.

   5.11. Shareholders' Meetings.

     5.11.1 eFusion shall take all action in accordance with the federal securities laws, the OBCA, eFusion's Fourth Amended and Restated Articles of Incorporation and eFusion's by-laws necessary to convene the eFusion Special Meeting, which shall be held on the earliest practicable date approved by ITXC, and to obtain the consent and approval of eFusion's shareholders with respect to the Articles Amendment, this Agreement and the transactions contemplated hereby, including its Board's recommending approval of the Articles Amendment, the Merger and the transactions contemplated by this Agreement to eFusion's shareholders.

     5.11.2 ITXC shall take all action in accordance with the federal securities laws, the Delaware General Corporation Law, ITXC's Restated Certificate of Incorporation and ITXC's by-laws necessary to convene the ITXC Special Meeting to approve an amendment to ITXC's Certificate of Incorporation imposing upon ITXC Merger Shares the restrictions on transferability set forth in Section 2.13 hereof and, if applicable Nasdaq rules or regulations require ITXC's stockholders to approve the issuance of ITXC Common Stock pursuant to this Agreement, to obtain the consent and approval of ITXC's stockholders with respect to such issuance, including its Board's recommending approval such amendment and of the issuance of ITXC Common Stock pursuant to this Agreement to ITXC's shareholders. The ITXC Special Meeting shall be held on or about the date of the eFusion Special Meeting.

   5.12 Preparation of the Registration Statement.

     5.12.1 ITXC shall, as soon as is reasonably practicable, prepare a prospectus/joint proxy statement (the "Prospectus/Proxy Statement") to be included in a registration statement on Form S-4 as promulgated by the SEC (the "Registration Statement"). Once both Parties consent to the filing of the Registration Statement with the SEC (which consent shall not be unreasonably withheld), ITXC shall file the Registration Statement with the SEC. eFusion and ITXC shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, ITXC or eFusion shall obtain knowledge of any information contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Prospectus/Proxy Statement, the Party obtaining such knowledge will so advise the other Party in writing and both eFusion and ITXC will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Prospectus/Proxy Statement. eFusion shall promptly furnish to ITXC all information concerning it as may be required for the Prospectus/Proxy Statement and any supplements or amendments thereto. ITXC and eFusion shall cooperate in the preparation of the Prospectus/Proxy Statement in a timely fashion and shall use all reasonable efforts to clear the Registration Statement with the Staff of the SEC. Promptly after the Registration Statement is declared effective by the SEC, eFusion shall use all reasonable efforts to mail at the earliest practicable date to its shareholders the Prospectus/Proxy Statement, which shall include all information required under applicable law to be furnished to eFusion's shareholders in connection with the Merger and the transactions contemplated thereby. Promptly after the Registration Statement is declared effective by the SEC, ITXC shall use all reasonable efforts to mail at the earliest practicable date to its stockholders the Prospectus/Proxy Statement, which shall include all information required under applicable law to be furnished to ITXC's stockholders in connection with the Merger and the transactions contemplated thereby.

     5.12.2 None of the information to be supplied by eFusion for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement, including all amendments and supplements thereto, shall, in the case of the Registration Statement, at (i) the time the Registration Statement becomes effective, (ii) the Closing and (iii) the Effective Time, and, in the case of the Prospectus/Proxy Statement,
  (iv) on the date or dates the Prospectus/Proxy Statement is first mailed to eFusion's shareholders, (v) at the date or dates of the eFusion Special Meeting, (vi) at the Closing, and (vii) at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. eFusion agrees that the Registration Statement and the Prospectus/Proxy Statement will (with respect to eFusion) comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be.

     5.12.3 None of the information supplied by ITXC for inclusion or incorporation by reference in the Registration Statement or in the Prospectus/Proxy Statement, including all amendments and supplements thereto, shall, in the case of the Registration Statement, at (i) the time the Registration Statement becomes effective, (ii) the Closing and (iii) the Effective Time, and, in the case of the Prospectus/Proxy Statement,
  (iv) on the date or dates the Prospectus/Proxy Statement is first mailed to eFusion's shareholders, (v) at the date or dates of the eFusion Special Meeting, (vi) at the Closing, and (vii) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. ITXC agrees that the Registration Statement and the Prospectus/Proxy Statement will (with respect to ITXC and its Subsidiaries) comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be.

   5.13 Merger Subsidiary. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of its stock to ITXC) or any material liabilities.

   5.14 Nasdaq Listing. ITXC shall use its reasonable efforts to cause the ITXC Common Stock issuable pursuant to the Merger (including the ITXC Common Stock issuable upon the exercise of the ITXC Exchange Options) to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

   5.15 Employees and Employee Benefits.

     5.15.1 From and after the Effective Time, ITXC shall treat all service by eFusion Employees with eFusion prior to the Effective Time for all purposes as service with ITXC (except to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which eFusion Employees participate after the Effective Time, ITXC shall waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any eFusion Employee who was, as of the Effective Time, excluded from participation in a benefit plan by virtue of such pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time by an eFusion Employee or an eFusion Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of ITXC and Subsidiaries of ITXC. For purposes of this
  Section 5.15, "eFusion Employees" shall mean persons who are, immediately prior to the Effective Time, employees of eFusion.

     5.15.2 Promptly after the Closing, ITXC shall grant to eFusion Employees stock options covering a total of 560,000 shares of ITXC Common Stock under ITXC's 1998 Stock Incentive Plan. The determination of the particular optionees to receive such stock options, the number of shares of ITXC Common Stock to be covered by each such stock option grant and the terms of such options shall be made by the applicable committee of ITXC's Board of Directors in such committee's discretion after consultation with the senior executive officers of eFusion shortly before the Closing Date.

     5.15.3 Prior to the Closing, eFusion shall (pursuant to agreements in form and substance satisfactory to ITXC) amend each of the eFusion Options to provide for the acceleration of the vesting of the corresponding ITXC Exchange Options in the event that (a) the applicable optionee's employment with the Surviving Corporation and/or ITXC is terminated within six months after the Closing by the Surviving Corporation and/or ITXC without cause or
  (b) the applicable optionee terminates employment with the Surviving Corporation and/or ITXC within six months after the Closing and after either (i) being required by the Surviving Corporation or ITXC to relocate more than fifty (50) miles from such optionee's current residence or (ii) being required by the Surviving Corporation or ITXC to accept a material reduction in base salary. Such acceleration may relate to all of the optionee's unvested options, 50% of the optionee's unvested options or 25% of the optionee's unvested options. The determination of which optionees receive full acceleration, which employees receive 50% acceleration and which optionees receive 25% acceleration shall be made by ITXC after consultation with the senior executive officers of eFusion.

     5.15.4 Pursuant to a benefit plan to be implemented by ITXC and to contain standard conditions (e.g., an employee release), ITXC shall provide a severance payment, in an amount equal to four month's salary, less applicable withholding taxes, to any eFusion Employee in the event that (a) the applicable eFusion Employee 's employment with the Surviving Corporation and/or ITXC is terminated within six months after the Closing by the Surviving Corporation and/or ITXC without cause or (b) the applicable eFusion Employee terminates employment with the Surviving Corporation and/or ITXC within six months after the Closing and after either (i)being required by the Surviving Corporation or ITXC to relocate more than fifty (50) miles from such eFusion Employee's current residence or (ii) being required by the Surviving Corporation or ITXC to accept a material reduction in base salary.

   5.16 No Solicitation. eFusion agrees that, during the term of this Agreement, it shall not, and it shall cause its directors, officers, employees, agents or representatives, not to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving eFusion, or acquisition of any capital stock of eFusion (other than upon exercise of options or warrants heretofore disclosed to ITXC by eFusion) or 15% or more of the assets of eFusion in a single transaction or a series of related transactions, or any acquisition by eFusion of any material assets or capital stock of any other Person, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any Person (other than ITXC, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. eFusion will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction.

   5.17 Affiliates of eFusion. Within ten days of the date hereof, eFusion shall cause each Person who may be at the Effective Time, or was on the date hereof, an "affiliate" of eFusion for purposes of Rule 145 under the Securities Act to execute and deliver to ITXC a letter in the form and substance of the letter annexed hereto as Appendix 5.17 (the "eFusion Affiliate's Letter"). eFusion has provided ITXC with a letter specifying all of the persons or entities who, in eFusion's opinion, may be deemed to be "affiliates" of eFusion under the preceding sentence. The foregoing notwithstanding, ITXC shall be entitled to place legends as specified in the eFusion Affiliate's Letter on the certificates evidencing any shares of the ITXC Common Stock to be received by
(i) any such "affiliate" of eFusion specified in such letter or (ii) any Person ITXC reasonably identifies (by written notice to eFusion) as being a Person who may be deemed an "affiliate" for purposes of Rule 145 under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for the ITXC Common Stock, consistent with the terms of the eFusion Affiliate's Letter, regardless of whether such Person has executed the eFusion Affiliate's Letter and regardless of whether such Person's name appears on the letter to be delivered pursuant to the preceding sentence.

   5.18 Environmental Matters. Prior to the Closing, ITXC shall have the right, at its expense, to make such environmental studies of each of the premises at which eFusion conducts business (the "Premises"), including reviewing records, inspecting the properties and testing the air, subsoil, groundwater and building materials at the Premises, as it shall deem necessary to determine whether the Premises are in compliance with all applicable Environmental Laws and whether any Regulated Substances are present at the Premises, but shall indemnify and hold eFusion and its Subsidiaries harmless from any loss, cost or damage proximately caused by such inspection. Such inspection shall be scheduled and performed so as not to unreasonably interfere with eFusion's business.

   5.19 Financial Statements for a Current Report on Form 8-K.

     5.19.1 Prior to the Closing, if requested by ITXC, eFusion shall provide to ITXC (a) an audited balance sheet of eFusion as of December 31, 1998 and 1999, (b) an unaudited balance sheet of eFusion as of the last day of the most recently completed fiscal quarter of eFusion, (c) audited statements of income, cash flows and changes in shareholders' equity of eFusion for the years ended December 31, 1997, 1998 and 1999, (d) unaudited statements of income, cash flows and changes in shareholders' equity of eFusion for the period from January 1, 2000 through the last day of the most recently completed fiscal quarter of eFusion and for the comparable period in 1999 and (e) an unqualified report with respect to such audited financial statements by KPMG LLP, which report shall be in form and substance satisfactory to ITXC. Such financial statements shall be prepared in accordance with GAAP and shall conform to all provisions of the SEC's Regulation S-X, such that such financial statements are suitable for filing by ITXC with the SEC in response to Items 2 and 7 of the SEC's Current Report on Form 8-K.

     5.19.2 If requested by ITXC, at the Closing, eFusion shall cause KPMG LLP to deliver to ITXC an executed consent, in form and substance satisfactory to ITXC and suitable for filing by ITXC with the SEC, which consent shall authorize ITXC to file with the SEC the report referred to in
  Section 5.19.1. If

  ITXC makes such request, ITXC shall provide to KPMG LLP a draft copy of the filing which ITXC proposes to make with the SEC and ITXC and eFusion shall provide to KPMG LLP such customary certificates as KPMG LLP shall reasonably request.

     5.19.3 Upon ITXC's request, contemporaneous with the delivery of the financial statements pursuant to Section 5.19.1, eFusion shall cause KPMG LLP to make available to ITXC and its representatives the work papers generated in connection with such accounting firm's audit of the audited financial statements delivered pursuant to Section 5.19.1, subject to the execution by ITXC of such reasonable and customary documentation as KPMG LLP shall request to be executed.

     5.19.4 Prior to the Closing, eFusion shall cooperate with ITXC in providing to ITXC such financial statements, financial data and accountants' reports and letters as ITXC shall reasonably request with respect to any filing that ITXC shall make under the Securities Act or the Exchange Act.

   5.20 Reorganization Treatment. Each of the Parties shall use its best efforts to cause the Merger to qualify as a "reorganization" under Section 368(a) of the Code and to cooperate with one another in obtaining an opinion from Lowenstein Sandler PC (in such capacity, "Tax Counsel"), as provided for in Section 6.1.6. In connection therewith, each of ITXC and eFusion shall deliver to Tax Counsel representation letters, in each case in form and substance reasonably satisfactory to Tax Counsel. No Party shall take any action inconsistent with the treatment of the Merger as a "reorganization" under Section 368(a) of the Code.

   5.21 Escrow Agreement. Prior to the Closing, ITXC shall submit an escrow agreement, in the form of the escrow agreement annexed hereto as Appendix 2.10, to the Escrow Agent. To the extent that the Escrow Agent requires changes in such document prior to executing such agreement, ITXC shall communicate such changes to eFusion's counsel. Provided that any such changes are acceptable to eFusion and ITXC (such acceptance not to be unreasonably withheld), eFusion and ITXC shall execute the Escrow Agreement, and eFusion shall cause the eFusion Representative to execute the Escrow Agreement, at or before the Closing.

   5.22 Warrant Notices. eFusion shall provide the Series B Warrant Notice to the Series B Warrant Holder and the Common Warrant Notice to the Common Warrant Holder in accordance with the applicable provisions of the applicable warrants no later than the date on which the Registration Statement is declared effective by the SEC.

   5.23 Support Agreements. eFusion shall use its reasonable commercial efforts to arrange for each eFusion shareholder designated by ITXC under this Section
5.23 to execute a support agreement in the form and substance of the agreement included in Section 5.23 of the eFusion Disclosure Schedule.

   5.24 Registration Participation Agreements. If requested by ITXC, eFusion shall use its reasonable commercial efforts to arrange for each eFusion shareholder designated by ITXC under this Section 5.24 to execute a registration participation agreement in the form and substance of the agreement included in Section 5.24 of the eFusion Disclosure Schedule.

   5.25 Articles Amendment. If eFusion's shareholders approve the Articles Amendment at the eFusion's Special Meeting, promptly after the eFusion Special Meeting eFusion shall file with the Oregon Secretary of State the documentation, in form and substance satisfactory to ITXC, necessary to amend eFusion's Articles of Incorporation to reflect the Articles Amendment.

                                   ARTICLE VI

                                   Conditions

   6.1. Conditions to the Obligations of Each Party. The obligations of eFusion, ITXC and Subcorp to consummate the Merger shall be subject to the satisfaction of the following conditions:

     6.1.1 The Articles Amendment, this Agreement, the Merger and the transactions contemplated hereby shall have been approved and adopted by eFusion's shareholders in the manner required by any applicable law.

     6.1.2 No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect, which would prohibit consummation of the transactions contemplated by this Agreement or would result in a Combined Material Adverse Effect upon consummation of such transactions.

     6.1.3 The waiting period required by the HSR Act, and any extensions thereof obtained by request or other action of the Federal Trade Commission (the "FTC") and/or the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), shall have expired or been terminated by the FTC and the Antitrust Division.

     6.1.4 The SEC shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC or any state securities administrator.

     6.1.5 The shares of ITXC Common Stock required to be issued pursuant to the Merger (including the ITXC Common Stock issuable upon the exercise of the ITXC Exchange Options) shall have been approved for quotation on the Nasdaq National Market, subject to official notice of issuance.

     6.1.6 eFusion and ITXC shall have received the opinion of Tax Counsel, dated on or prior to the effective date of the Registration Statement and based on the representations referred to in Section 5.20, to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code and (ii) eFusion, ITXC and Subcorp will each be a party to that reorganization, and in the form and substance of the opinion annexed hereto as Appendix 6.1.6.

     6.1.7 The Escrow Agent shall have executed and delivered the Escrow Agreement to ITXC. Any modifications to the form of escrow agreement set forth in Appendix 2.10 made subsequent to the date hereof in response to the Escrow Agent's requests shall be acceptable to ITXC and eFusion, such acceptance not to be unreasonably withheld.

     6.1.8 At least thirty-three (33) days shall have transpired between the date that eFusion has delivered the Series B Warrant Notice to the Series B Warrant Holder and the date on which the Closing is held. At least twenty-three (23) days shall have transpired between the date that eFusion has delivered the Common Warrant Notice to the Common Warrant Holder and the date on which the Closing is held.

     6.1.9 There shall not be pending any legal proceeding by any governmental authority or other third party (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit the ownership or operation by eFusion, ITXC or any Subsidiary of ITXC of, or to compel eFusion, ITXC or any Subsidiary of ITXC to dispose of or hold separate, any material portion of the business or assets of eFusion, ITXC or any Subsidiary of ITXC, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of ITXC to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the shareholders of the Surviving Corporation,
  (iv) seeking to prohibit ITXC or any Subsidiary of ITXC from effectively controlling in any material respect the business or operations of ITXC or the Subsidiaries of ITXC or (v) threatening the imposition of any action which would result in a Combined Material Adverse Effect upon consummation of the transactions contemplated by this Agreement.

     6.1.10 If required by applicable Nasdaq rules or regulations, the issuance of ITXC Common Stock pursuant to this Agreement shall have been approved by ITXC's stockholders.

   6.2 Conditions to ITXC's and Subcorp's Obligations. The obligations of ITXC and Subcorp to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

     6.2.1 The representations and warranties of eFusion set forth in Article III shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date).

     6.2.2 eFusion shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Closing.

     6.2.3 During the period from the date hereof through the Closing Date, there shall not have occurred any act, event or omission resulting in an eFusion Material Adverse Effect, nor any loss or damage to the assets of eFusion, whether or not insured, which materially affects the ability of eFusion to conduct it businesses. ITXC shall have received a certificate (executed by the chief executive officer, chief financial officer and chief operating officer of eFusion to each such officer's best knowledge), dated the Closing Date, to the foregoing effect and to the further effect that any liabilities of eFusion at the Closing Date which were not reflected on the Current Balance Sheet are either (a) liabilities or obligations incurred in the ordinary course of business and consistent with past practice since the date of the Current Balance Sheet that would not, singly or in the aggregate, be reasonably expected to have an eFusion Material Adverse Effect or (b) liabilities contemplated by this Agreement.

     6.2.4 All material authorizations, consents, waivers, approvals or other actions required in connection with the execution, delivery and performance of this Agreement by eFusion and ITXC and the consummation by eFusion and ITXC of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. eFusion and ITXC shall have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a material breach or default by eFusion, ITXC or any Subsidiary of ITXC under any material contract to which eFusion, ITXC or any Subsidiary of ITXC is a party or for the continuation of any material agreement to which eFusion, ITXC or any Subsidiary of ITXC is a party.

     6.2.5 Prior to or at the Closing, to the extent requested by ITXC, eFusion shall have received the written resignations (in form and substance reasonably satisfactory to ITXC) of each of its directors and officers, effective as of the Closing.

     6.2.6 There shall not be pending any legal proceedings relating to eFusion which have a reasonable likelihood of being determined adversely to the Surviving Corporation and, if so determined, would be reasonably likely to have an ITXC Material Adverse Effect after the Closing.

     6.2.7 Each of the Financing Agreements shall have been amended to provide that such agreement shall terminate as of the Effective Time.

     6.2.8 eFusion shall not have received notice from Persons holding, in the aggregate, more than the Approval Number of shares of eFusion Capital Stock that such Persons intend to exercise their dissenters' rights under Sections 60.551 to 60.594 of the OCBA.

     6.2.9 ITXC shall have received from KPMG LLP an "agreed upon procedures" letter, dated the date of the mailing of the Prospectus/Proxy Statement to eFusion's shareholders, with respect to financial information regarding eFusion included therein, such letter to be in the form customarily issued by public accounting firms at such time in transactions of the type described herein.

     6.2.10 Prior to or at the Closing, eFusion shall have delivered such other closing documents as shall be reasonably requested by ITXC in form and substance acceptable to ITXC (which acceptance shall not be unreasonably withheld), including the following:

       6.2.10.1 a certificate of the chief executive officer, chief financial officer and chief operating officer of eFusion, dated the Closing Date, to the effect that (1) the persons signing such certificate are familiar with this Agreement and (2) to the best of each such person's knowledge, the conditions specified in Section 6.2.1 and 6.2.2 have been satisfied;

       6.2.10.2 a certificate of the Secretary or Assistant Secretary of eFusion, dated the Closing Date, as to the incumbency of any officer of such entity executing this Agreement;

       6.2.10.3 a certified copy of (1) the Articles of Incorporation and by-laws of eFusion and all amendments thereto, (2) the resolutions of eFusion's Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and (3) the resolutions of eFusion's shareholders approving the Merger, this Agreement and the transactions contemplated hereby; and

       6.2.10.4 good standing certificates with respect to eFusion from such jurisdictions as ITXC shall reasonably designate.

     6.2.11 An amendment to ITXC's Certificate of Incorporation imposing upon the ITXC Merger Shares the restriction on transferability contained in
  Section 2.13 hereof shall have been approved by ITXC's stockholders and filed with the Secretary of State of the State of Delaware.

   6.3 Conditions to eFusion's Obligations. The obligations of eFusion to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

     6.3.1 The representations and warranties of ITXC and Subcorp set forth in Article IV shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date).

     6.3.2 ITXC and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by ITXC and Subcorp under this Agreement at or prior to the Closing.

     6.3.3 Prior to or at the Closing, ITXC and Subcorp shall have delivered such other closing documents as shall be reasonably requested by eFusion in form and substance acceptable to eFusion (which acceptance shall not be unreasonably withheld), including the following:

       6.3.3.1 a certificate of the President or a Vice President of ITXC, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with this Agreement and (2) to the best of such person's knowledge, the conditions specified in Sections 6.3.1 and
    6.3.2 have been satisfied;

       6.3.3.2 a certificate of the Secretary or Assistant Secretary of each of ITXC and Subcorp, dated the Closing Date, as to the incumbency of any officer of ITXC and Subcorp executing this Agreement;

       6.3.3.3 a certified copy of (1) the Restated Certificate of Incorporation and by-laws of ITXC and all amendments thereto, (2) the resolutions of ITXC's Board of Directors (or Executive Committee thereof) authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and (3) if ITXC is required to conduct the ITXC Special Meeting, resolutions of ITXC's stockholders approving the issuance of ITXC Common Stock pursuant to this Agreement; and

       6.3.3.4 a certified copy of (1) the Certificate of Incorporation and by-laws of Subcorp and all amendments thereto and (2) the resolutions of Subcorp's Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby.

                                  ARTICLE VII

                           Termination and Amendment

   7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by eFusion's shareholders):

     7.1.1 by mutual written consent of ITXC and eFusion;

     7.1.2 by either ITXC or eFusion if there shall be any law or regulation that, as supported by the written opinion of legal counsel, makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent governmental authority enjoining ITXC or eFusion from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

     7.1.3 by either ITXC or eFusion if the Merger shall not have been consummated before December 30, 2000 (the "Outside Date"), provided, however, that the right to terminate this Agreement under this Section
  7.1.3 shall not be available to any Party whose failure or whose Affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

     7.1.4 by ITXC or eFusion if at the eFusion Special Meeting (including any adjournment or postponement thereof) the requisite vote of eFusion's shareholders to approve the Articles Amendment, the Merger, this Agreement and the transactions contemplated hereby shall not have been obtained or by ITXC if the Board of Directors of eFusion withdraws the Articles Recommendation or its recommendation that the shareholders of eFusion approve the Merger, this Agreement and the transactions contemplated hereby (the "Merger Recommendation");

     7.1.5 by ITXC or eFusion if, at or before the completion of the Closing, it shall have discovered that any representation or warranty made in this Agreement for its benefit, or in any certificate, exhibit or document furnished to it pursuant to this Agreement, is untrue in any material respect (other than representations and warranties which are qualified as to materiality, which representations and warranties will give rise to termination if untrue in any respect); provided, however, that in order to terminate this Agreement under this Section 7.1.5, the terminating Party shall, upon discovery of such a breach or default, give written notice thereof to the breaching or defaulting Party and the latter shall fail to cure the breach or default by the earlier of thirty (30) calendar days after receipt of such notice or the day immediately prior to the Outside Date;

     7.1.6 by ITXC if eFusion shall have defaulted in the performance of any material obligation under this Agreement; provided, however, that in order to terminate this Agreement under this Section 7.1.6, ITXC shall, upon discovery of such a breach or default, give written notice thereof to eFusion and eFusion shall fail to cure the breach or default by the earlier of thirty (30) calendar days after receipt of such notice or the day immediately prior to the Outside Date;

     7.1.7 by eFusion if ITXC shall have defaulted in the performance of any material obligation under this Agreement; provided, however, that in order to terminate this Agreement under this Section 7.1.7, eFusion shall, upon discovery of such a breach or default, give written notice thereof to ITXC and ITXC shall fail to cure the breach or default by the earlier of thirty
  (30) calendar days after receipt of such notice or the day immediately prior to the Outside Date;

     7.1.8 by ITXC if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated hereby shall require the divestiture or cessation of any of the present business or operations conducted by ITXC, its Subsidiaries or eFusion or shall impose any other condition or requirement, which divestiture, cessation, condition or requirement would constitute a Combined Material Adverse Effect upon consummation of the transactions contemplated by this Agreement;

     7.1.9 by ITXC, in the event that any of the conditions to its obligations set forth in Article VI have not been satisfied or waived by the Outside Date or in the event that any such condition cannot possibly be satisfied prior to the Outside Date;

     7.1.10 by eFusion, in the event that any of the conditions to its obligations set forth in Article VI have not been satisfied or waived by the Outside Date or in the event that any such condition cannot possibly be satisfied prior to the Outside Date; or

     7.1.11 by ITXC if at the ITXC Special Meeting (including any adjournment or postponement thereof) the requisite vote of ITXC's stockholders reflecting approval of an amendment to ITXC's

  Certificate of Incorporation imposing upon the ITXC Merger Shares the restrictions on transferability set forth in Section 2.13 hereof shall not have been obtained.

     7.1.12 by ITXC or eFusion if (a) applicable Nasdaq rules or regulations require the issuance of ITXC Common Stock pursuant to this Agreement to be approved by ITXC's stockholders and (b) at the ITXC Special Meeting (including any adjournment or postponement thereof) the requisite vote of ITXC's stockholders to effect such approval shall not have been obtained.

   7.2. Effect of Termination.

     7.2.1 In the event of the termination of this Agreement pursuant to
  Section 7.1, this Agreement, except for any provisions relating to the confidentiality obligations of the Parties to each other and the provisions of this Sections 7.2 and Section 9.10, shall become void and have no effect, without any liability on the part of any Party or its directors, officers or shareholders. Notwithstanding the foregoing, nothing in this
  Section 7.2 shall relieve any Party to this Agreement of liability for a material breach of any provision of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the Party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other Parties for their respective fees and expenses of their counsel, accountants, financial advisors and other expenses incident to the negotiation, preparation and execution of this Agreement, the filing of materials under the HSR Act and the preparation, filing and mailing of the Registration Statement and Prospectus/Proxy Statement ("Costs").

     7.2.2 eFusion agrees that, if (A) ITXC or eFusion terminates this Agreement pursuant to Section 7.1.4, (B) at the time of the failure by eFusion's shareholders to approve this Agreement or the Articles Amendment or at the time of the withdrawal of the Articles Recommendation or the Merger Recommendation a proposal for a Business Combination has been made to eFusion by a third party, and (C) within 12 months after such termination, eFusion shall enter into an agreement to consummate a Business Combination or shall consummate a Business Combination; then, contemporaneously with the consummation of such Business Combination, eFusion will pay to ITXC in cash by wire transfer in immediately available funds to an account designated by ITXC (i) in reimbursement for ITXC's expenses, an amount equal to the aggregate amount of ITXC's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including legal, accounting and investment banking fees, up to but not in excess of $5,000,000 in the aggregate and (ii) a termination fee in an amount equal to $5,000,000 minus the amount of such Costs. For purposes of this Section 7.2.2, "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving eFusion as a result of which eFusion's shareholders prior to such transaction in the aggregate cease to own at least two thirds of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 20% of eFusion's assets in a single transaction or a series of related transactions, or (iii) the acquisition, by a Person (other than ITXC or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding shares of eFusion Capital Stock whether by tender or exchange offer or otherwise. For purposes of determining whether the 20% threshold in clause (iii) above has been reached, each share of Preferred Stock shall be deemed to be the number of shares of eFusion Common Stock into which it is convertible.

   7.3. Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors (or Executive Committees thereof), at any time before or after adoption of this Agreement by eFusion's shareholders, but after any such approval, no amendment shall be made which by law requires further approval or authorization by eFusion's shareholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

   7.4. Extension; Waiver. At any time prior to the Effective Time, ITXC (with respect to eFusion) and eFusion (with respect to ITXC and Subcorp) by action taken or authorized by their respective Boards of Directors (or Executive Committees thereof), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

                                  ARTICLE VIII

          Survival of Representations and Warranties; Indemnification

   8.1 Survival of Representations and Warranties. The representations and warranties provided for in this Agreement shall survive the Closing and remain in full force and effect for a period of one year from the Closing Date for the benefit of the Parties and their successors and assigns (the "Survival Period").

   8.2 Indemnification.

     8.2.1 (a) Subject to the limitations provided for in this Article VIII, by virtue of the approval of the Merger and this Agreement by the requisite vote of eFusion's shareholders, the Shareholders agree, severally in proportion to the relative number of shares of ITXC Common Stock deliverable to them pursuant to the Escrow Agreement, that after the Closing they shall indemnify and hold harmless ITXC, its Affiliates, officers, directors, employees, agents and representatives, the Surviving Corporation, and any Person or entity claiming by or through any of the foregoing, against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including attorneys' fees and other costs and expenses incident to any suit, action or proceeding) (the "Damages") arising out of, resulting from or incurred in connection with
  (i) any inaccuracy in any representation or the breach of any warranty made by eFusion in this Agreement for the Survival Period, (ii) the adjustment contemplated by Section 2.11 in the event that the Cash/Cash Equivalent Estimate overstates the amount of the Cash/Cash Equivalent, (iii) any failure by eFusion to perform any agreement, obligation or covenant required to be performed by eFusion pursuant to this Agreement prior to the Effective Time, or (iv) the allegations of infringement or misappropriation with respect to patents (the "Referenced Patents") referenced in written communications to eFusion, prior to the date hereof, from any of the entities identified in Section 8.2.1 of the eFusion Disclosure Schedule ("Claimants") and Related Patents (such Referenced Patents and Related Patents, the "Subject Patents"). ITXC shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in this
  Section 8.2.1 if the same shall be suffered by ITXC or any Subsidiary or Affiliate of ITXC, including the Surviving Corporation after the Effective Time.

     (b) The indemnification provided by eFusion pursuant to subsection
  (a)(iv) of this Section 8.2.1 shall survive for one year from the Closing Date unless, after the Closing Date and prior to the first anniversary of the Closing Date, eFusion, ITXC or the Surviving Corporation receives a Notice of Intention to Pursue a Claim, in which case such indemnification shall survive until all claims described in such Notice of Intention to Pursue a Claim have been fully and finally resolved.

     (c) If a Notice of Intention to Pursue a Claim is received by eFusion, ITXC or the Surviving Corporation prior to the first anniversary of the Closing Date, at such first anniversary there shall be retained in escrow pursuant to this Article VIII and the Escrow Agreement, in addition to any other amount to be retained in escrow pursuant to this Article VIII and the Escrow Agreement, an amount equal to the Patent Reserve for each claim subject to any such Notice of Intention to Pursue a Claim.

     (d) The term "Notice of Intention to Pursue a Claim" shall mean written indication from any Claimant that can reasonably be read to indicate an intention on the part of such Claimant to pursue a claim of patent infringement or misappropriation against eFusion, ITXC or the Surviving Corporation with respect to the Subject Patents.

     (e) The term "Related Patents" shall mean, with respect to a patent, patents related, as divisions, reissues, reexaminations, continuations, continuations in part, corresponding foreign patents and/or any other patent rights, domestic or foreign, entitled to a claim of priority under 35 USC 119, 120, 365 or under any international treaty providing for a right of priority, whether or not such priority is claimed.

     (f) The term "Patent Reserve" shall mean, for each claim subject to a Notice of Intention to Pursue a Claim, (i) the amount of damages requested by a Claimant, if such amount is specifically and unambiguously asserted in such Notice of Intention to Pursue a Claim, (ii) if no such amount is asserted, the amount that the eFusion Representative and ITXC agree represents the maximum reasonable amount to be reserved for such claim, or
  (iii) if the eFusion Representative and ITXC cannot come to such agreement, the amount, determined by a mutually acceptable third-party, that represents the maximum reasonable amount to be reserved for such claim. For the purposes of making the evaluation of Patent Reserve required by this subsection (f), special, consequential, punitive, statutory, treble, lost profits and any and all other possible damage formulations shall be taken into account.

     8.2.2 Subject to the limitations provided for in this Article VIII, after the Closing, ITXC shall indemnify and hold harmless the Shareholders and their respective agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by ITXC in this Agreement for the Survival Period and (ii) any failure by ITXC to perform any agreement, obligation or covenant required to be performed by ITXC pursuant to this Agreement prior to the Effective Time.

     8.2.3 Any Person or entity providing indemnification pursuant to the provisions of this Section 8.2 is hereinafter referred to as an "Indemnifying Party" and any Person or entity entitled to be indemnified pursuant to the provisions of this Section 8.2 is hereinafter referred to as an "Indemnified Party."

     8.2.4 The Shareholders' indemnification obligations referenced in Sections 8.2.1(a)(i) and 8.2.1(a)(iii) shall not apply to any claim for Damages until the aggregate of all such claims have been determined in accordance with the Escrow Agreement to exceed $250,000, in which event the Shareholders' indemnity obligation referenced in Sections 8.2.1(a)(i) and 8.2.1(a)(iii) shall apply to the total amount in excess of such amount, subject to a maximum liability to ITXC of all shares of ITXC Common Stock placed in escrow pursuant to the Escrow Agreement for all claims under Sections 8.2.1(a)(i) and 8.2.1(a)(iii). ITXC's indemnification obligations referenced in Section 8.2.2 shall not apply to any claim for Damages until the aggregate of all such claims exceed $250,000, in which event ITXC's indemnity obligation referenced in Section 8.2.2 shall apply to the total amount in excess of such amount, subject to a maximum liability to the Shareholders of $21 million for all claims under Section 8.2.2. All such claims made during the relevant Survival Period shall be counted in determining whether the thresholds specified above have been achieved.

     8.2.5 In the absence of fraud, ITXC's sole recourse for Damages under this Article VIII shall be to make a claim under the Escrow Agreement. In the absence of fraud, no claim shall be made by ITXC for indemnification directly against any of the Shareholders.

     8.2.6 In the absence of fraud, the provisions of Article VIII shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any inaccuracy in any representation herein or the breach of any warranty herein or the breach of any covenant or obligation to be performed hereunder prior to the Effective Time.

   8.3 Procedures for Third Party Claims. In the case of any claim for indemnification arising from a claim of a third party (a "Third Party Claim"), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder; provided, however, that the failure to provide prompt notice shall not excuse the Indemnifying Party from its indemnification obligations hereunder except to the extent that the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party unless (i) such Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party, (ii) the Indemnifying Party fails to appoint counsel within twenty days after receiving such notice from the Indemnified Party or
(iii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim or (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim described in clause (i), (ii) or (iii) of the second preceding sentence, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

   8.4 Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim and any relevant facts and circumstances relating thereto; provided, however, that the failure to provide prompt notice shall not excuse the Indemnifying Party from its indemnification obligations hereunder except to the extent that the Indemnifying Party is prejudiced thereby. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnified Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims for Damages. Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party shall cause the Indemnified Party to receive the relief contemplated hereby. In the event that the Shareholders are the Indemnifying Party, such relief shall be effected pursuant to the Escrow Agreement. In the event that the Indemnified Party is required to institute legal proceedings in order to recover Damages hereunder, the cost of such proceedings (including costs of investigation and reasonable attorneys' fees and disbursements) shall be added to the amount of Damages payable to the Indemnified Party.

   8.5 The Representative.

     8.5.1 By virtue of the approval of the Merger and this Agreement by the requisite vote of eFusion's shareholders, each of the Shareholders shall be deemed to have appointed the eFusion Representative to act on behalf of the Shareholders with respect to all matters relating to this Article VIII and the Escrow Agreement, including in considering and certifying the amount of any indemnification hereunder, in communicating with the Shareholders, in appointing a successor Escrow Agent under the Escrow Agreement, in considering and acting with respect to any amendment or termination of this Agreement, in taking any action on behalf of the Shareholders as an Indemnified Party or as an Indemnifying Party, and generally in performing all acts expressly required or permitted to be performed by the eFusion Representative pursuant hereto and pursuant to the Escrow Agreement; provided, however, that the eFusion Representative shall have no obligation to act on behalf of the Shareholders except as expressly provided herein. ITXC and the Escrow Agent shall have the right to deal exclusively with the eFusion Representative with respect to all matters under this Article VIII and the Escrow Agreement and neither ITXC or the Escrow Agent shall have any liability to any Shareholder for any acts or omissions of the eFusion Representative, or any acts or omissions taken or not taken by ITXC or the Escrow Agent at the direction of the eFusion Representative, including, but not limited to (i) any acts or omissions relating to the voting of any shares of ITXC Common Stock held in escrow or (ii) the transferring or the failure to transfer any shares or funds released from escrow. Upon any distribution of ITXC Common Stock or other funds to the eFusion Representative (or to one or more of the Shareholders upon written instruction of the eFusion Representative) in accordance with this Agreement or the Escrow Agreement, the Escrow Agent and ITXC shall be deemed to have fully satisfied any and all obligations to the Shareholders under this Agreement and the Escrow Agreement with respect to the amount of such distribution.

     8.5.2 The eFusion Representative will have no liability to the Shareholders with respect to actions taken or omitted to be taken in the eFusion Representative's capacity as the eFusion Representative, except with respect to any liability resulting from the eFusion Representative's gross negligence or willful misconduct. The eFusion Representative shall be entitled to rely upon any directions received from holders of a majority of the ITXC Common Stock received in the Merger; provided, however, that the eFusion Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the eFusion Representative, unless the eFusion Representative has been provided with funds, security or indemnities from the Shareholders which, in the sole determination of the eFusion Representative, are sufficient to protect the eFusion Representative against the costs, expenses and liabilities which may be incurred by the eFusion Representative in responding to such direction or taking such action. The eFusion Representative shall be entitled to engage such counsel, experts and other agents and consultants as the eFusion Representative shall deem necessary in connection with exercising the eFusion Representative's powers and performing the eFusion Representative's function hereunder and under the Escrow Agreement and (in the absence of bad faith on the part of the eFusion Representative) shall be entitled to conclusively rely on the opinions and advice of such persons. The eFusion Representative shall be entitled to reimbursement by the Shareholders, from (i) the shares of ITXC Common Stock held in escrow pursuant to the Escrow Agreement (but only to the extent available for such reimbursement under the terms of the Escrow Agreement), and (ii) any other funds or security otherwise received by the eFusion Representative in the eFusion Representative's capacity as the eFusion Representative pursuant to or in accordance with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of the eFusion Representative's counsel, experts and other agents and consultants) incurred by the eFusion Representative in such capacity, and for indemnification, by the Shareholders, against any loss, liability or expenses arising out of actions taken or omitted to be taken in the eFusion Representative's capacity as the eFusion Representative (except for those arising out of the eFusion Representative's gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

   8.6 Termination of eFusion's Warranties. All representations, warranties and covenants made by eFusion in this Agreement shall terminate as to eFusion (but only as to eFusion, and not as to the Shareholders) as of the Closing. After the Closing, eFusion (as the Surviving Corporation) shall not have any obligation or liability to any Shareholder as a direct or indirect result of any misrepresentation, breach of covenant or other occurrence or circumstance for which the Shareholders have or may have liability to ITXC under this Agreement.

   8.7 Indemnification Obligations of ITXC. In the event that ITXC shall be required to provide indemnification pursuant to this Article VIII, ITXC shall deliver to the Shareholders, in ITXC's discretion, either (a) cash in the amount of the applicable Damages, (b) shares of ITXC Common Stock, valued at a per share amount equal to the Closing Market Price on the Closing Date, in the amount of the applicable Damages or (c) a combination of cash and such shares so valued, in the amount of the applicable Damages.

                                   ARTICLE IX

                                 Miscellaneous

   9.1. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by telecopy, by overnight courier or sent by certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or if mailed, three calendar days after the date of mailing, as follows (or at such other address for a Party as shall be specified by like notice):

     9.1.1 if to ITXC or Subcorp:

       ITXC Corp.
       600 College Road East
       Princeton, New Jersey 08540
       Telephone: 609-750-3300
       Telecopy: 609-750-3400
       Attention: Chief Financial Officer

       with a copy (which shall not constitute notice) to :

       Peter H. Ehrenberg
       Lowenstein Sandler PC
       65 Livingston Avenue
       Roseland, New Jersey 07068
       Telephone: 973-597-2350
       Telecopy: 973-597-2351

     9.1.2 if to eFusion:

       eFusion, Inc.
       14600 NW Greenbrier Parkway
       Beaverton, OR 97006
       Telephone: 503-207-6300
       Telecopy: 503-207-6500

       with a copy (which shall not constitute notice) to :

       Barry Taylor
       Wilson Sonsini Goodrich & Rosati
       650 Page Mill Road
       Palo Alto, California 94304-1050
       Telephone: 650-354-4107
       Telecopy: 650-493-6811

   9.2. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   9.3. Counterparts; Telecopied Signatures. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The Parties may execute more than one copy of the Agreement, each of which shall constitute an original. A signed signature page telecopied by one Party to another Party shall be deemed to constitute an original.

   9.4. Entire Agreement. This Agreement (including the appendices, documents and other instruments referred to herein), the standstill agreement between ITXC and eFusion dated July 25, 2000 and the non-disclosure and restricted use agreements between eFusion and ITXC previously delivered by the Parties constitute the entire agreement among the Parties and supersede all prior agreements and understandings, arrangements or representations by or among the Parties, written and oral, with respect to the subject matter hereof and thereof.

   9.5. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries, other than the Shareholders with respect to their interests under the Escrow Agreement.

   9.6. Governing Law. Except to the extent that the laws of the jurisdiction of organization of any Party, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware without regard to conflicts of laws principles. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware, except as otherwise provided in the Escrow Agreement.

   9.7. Consent to Jurisdiction; Venue; No Trial by Jury.

     9.7.1 Except as otherwise provided in the Escrow Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the Parties irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined exclusively in any Delaware state or federal court. Each of Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     9.7.2 Each of the Parties irrevocably consents to the service of any summons and complaint and any other process in any action or proceeding relating to the Merger, on behalf of itself or its property, by the delivery of copies of such process to such Party in the same manner as notice is to be provided pursuant to Section 9.1. Nothing in this Section
  9.7.2 shall affect the right of any Party hereto to serve legal process in any other manner permitted by law.

     9.7.3 Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect to any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such Party understands and has considered the implications of this waiver, (iii) each such Party makes this waiver voluntarily, and (iv) each such Party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this
  Section 9.7.3.

   9.8. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

   9.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

   9.10. Expenses. Subject to the provisions of Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the Registration Statement and the Prospectus/Proxy Statement (including filing fees related thereto) will be shared equally by ITXC and eFusion in the event that this Agreement is terminated.

   9.11 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

   9.12 No Strict Construction. Each of ITXC, Subcorp and eFusion acknowledges that this Agreement has been prepared jointly by the Parties and that there shall not be a presumption that ambiguities shall be construed against any Party.

   9.13 Knowledge. Any representation made herein which is qualified by the knowledge of, or notice given to, eFusion shall refer to the actual knowledge of, or notice actually given to, any of the executive officers of eFusion, after reasonable inquiry by such executive officers. Any representation made herein which is qualified by the knowledge of, or notice given to, ITXC shall refer to the actual knowledge of, or notice actually given to, any of the executive officers of ITXC, after reasonable inquiry by such executive officers.

   9.14 Prior Agreement. The Prior Agreement is superseded in all respects.

   IN WITNESS WHEREOF, ITXC, Subcorp and eFusion have signed this Agreement and Plan of Merger as of the date first written above.

                                          ITXC CORP.

                                                   /s/ Edward B. Jordan
                                          By: _________________________________
                                                  Name: Edward B. Jordan
                                              Title: Executive Vice President

                                          EYE MERGER CORP.

                                                   /s/ Edward B. Jordan
                                          By: _________________________________
                                                  Name: Edward B. Jordan
                                                   Title: Vice President

                                          eFUSION, INC.

                                                     /s/ Luis Machuca
                                          By: _________________________________
                                                    Name: Luis Machuca
                                                Title: President and Chief
                                                     Operating Officer

                               LIST OF APPENDICES

     Articles Amendment........................................ Appendix 1*

     Worksheet................................................. Appendix 2.7.2.3

     Cash/Cash Equivalent Certificate.......................... Appendix 2.7.13

     Escrow Agreement.......................................... Appendix 2.10

     eFusion Affiliate's Letter................................ Appendix 5.17

     Tax Opinion............................................... Appendix 6.1.6

--------
   * Appendix 1 is reprinted as Annex III of this joint proxy statement and prospectus.

                                APPENDIX 2.7.2.3

                              ALLOCATION WORKSHEET

                              as of July 25, 2000

   The allocation of Total ITXC Stock Consideration below assumes the following:

    Historical Price (defined in
     Agreement):                       $34.9886

    Total ITXC Stock Consideration:    5,930,503 shares of ITXC Common Stock(1)

    Series A Preferred Stock
     outstanding:                      2,510,000 shares

    Series B Preferred Stock
     outstanding:                      1,918,736 shares

    Series C Preferred Stock
     outstanding:                      2,589,013 shares

    Series D Preferred Stock
     outstanding:                      2,491,102 shares

    eFusion Common Stock outstanding:  5,441,280 shares(2)

    eFusion Common Stock issuable upon
     exercise of outstanding eFusion
     Options:                          2,390,353 shares

  (1) Assumes $9.5 million of Cash/Cash Equivalents (less professional fees) at Closing.
  (2) Assumes that no warrants will be exercised.

Preference Shares Calculation:

     Class                           Preference Share Ratio Preference Shares
     -----                           ---------------------- -----------------
     Series A Preferred Stock              0.0285807               71,737

     Series B Preferred Stock              0.1266126              242,936

     Series C Preferred Stock              0.2000651              517,971

     Series D Preferred Stock              0.2286459              569,580

       Aggregate Preference Shares:                             1,402,224

Aggregate Common Equivalent Shares Calculation:

    4,528,279               = 5,930,503                   - 1,402,224
    Aggregate Common        Total ITXC Stock              Aggregate Preference
    Equivalent Shares       Consideration                 Shares

Exchange Ratio Calculation:

    14,950,131              = 5,441,280                   + 9,508,851
    Aggregate Common        aggregate number of           aggregate number of
    Number                  shares                        shares of
                            of eFusion Common Stock       Preferred Stock

   eFusion Option Number = 2,390,353

    0.2611391           = 4,528,279          / (14,950,131        + 2,390,353)
    Exchange Ratio      Aggregate Common     Aggregate Common     eFusion
                        Equivalent Shares    Number               Option
                                                                  Number

Preferred Stock and Common Stock per share Allocation Calculation:

    0.2897198               = 0.0285807                   + 0.2611391
    Series A Fraction       Series A Preference Share     Exchange Ratio
                            Ratio

    0.3877517               = 0.1266126                   + 0.2611391
    Series B Fraction       Series B Preference Share     Exchange Ratio
                            Ratio

    0.4612042               = 0.2000651                   + 0.2611391
    Series C Fraction       Series C Preference Share     Exchange Ratio
                            Ratio

    0.4897850               = 0.2286459                   + 0.2611391
    Series D Fraction       Series D Preference Share     Exchange Ratio
                            Ratio

    0.2611391               = 0.2611391
    Common Fraction         Exchange Ratio

Aggregate Allocation Calculation:

    727,196                 = 2,510,000                   x 0.2897198
    Aggregate Allocation    Shares of Series A            Series A Fraction
    to                      Preferred Stock
    Series A Preferred
    Stock

    743,993                 = 1,918,736                   x 0.3877517
    Aggregate Allocation    Shares of Series B            Series B Fraction
    to                      Preferred Stock
    Series B Preferred
    Stock

    1,194,063               = 2,589,013                   x 0.4612042
    Aggregate Allocation    Shares of Series C            Series C Fraction
    to                      Preferred Stock
    Series C Preferred
    Stock

    1,220,104               = 2,491,102                   x 0.4897850
    Aggregate Allocation    Shares of Series D            Series D Fraction
    to                      Preferred Stock
    Series D Preferred
    Stock

    1,420,930               = 5,441,280                   x 0.2611391
    Aggregate Allocation    aggregate number of           Common Fraction
    to Common Stock         shares of eFusion
                            Common Stock

    624,214                 = 2,390,353                   x 0.2611391
    Aggregate Allocation    eFusionOptions                Exchange Ratio
    to Option Holders       Outstanding

                                APPENDIX 2.7.13


                    Certificate of Chief Financial Officer

   I, Jack Carveth, do hereby certify on behalf of eFusion, Inc., an Oregon corporation ("eFusion"), as follows:

     1.  I am the Chief Financial Officer of eFusion.

     2. I have reviewed the definition of "Cash/Cash Equivalent" and Sections
  2.7.13 and 2.11 of the Agreement and Plan of Merger, dated as of July 25, 2000, by and among eFusion, ITXC Corp. ("ITXC") and a wholly-owned subsidiary of ITXC (the "Agreement"), and I am delivering this Certificate on behalf of eFusion pursuant to Section 2.7.13 of the Agreement three days prior to the date anticipated to be the Closing Date. All capitalized terms herein that are defined in the Agreement shall have the definitions set forth in the Agreement.

     3. eFusion's good faith estimate of the Cash/Cash Equivalent as of the
  Closing Date is $       . Such amount represents the difference between the
  amount of cash and cash equivalents, determined in accordance with GAAP, that eFusion estimates will be reflected on eFusion's balance sheet as of
  the Closing Date ($       ) and eFusion's estimate of the amount of unpaid
  Professional Advisor Fees that eFusion and/or the Surviving Corporation
  will be required to pay after the Closing Date ($       ).

     4. Annexed hereto is a true, correct and complete list of the depository and investment accounts maintained by eFusion with financial institutions, the balance as of the date hereof maintained by eFusion in each such account, and a list of all outstanding checks drawn against any such balance.

   IN WITNESS WHEREOF, the undersigned has executed this certificate as of the
   day of       , 2000.

                                        ________________________
                                        Jack Carveth
                                        Chief Financial Officer

                                 APPENDIX 2.10

                                ESCROW AGREEMENT

   This ESCROW AGREEMENT ("Escrow Agreement") is made and entered into as of
        , 2000 by and among ITXC Corp., a Delaware corporation ("ITXC"), eFusion, Inc., an Oregon corporation ("eFusion"), Luis Machuca (the "eFusion Representative"), as the representative of each person or entity that was a shareholder of eFusion immediately prior to the consummation of the Merger described in the Merger Agreement (the "Shareholders") and (the "Escrow Agent").

                                    RECITALS

   A. eFusion, ITXC and a wholly owned subsidiary of ITXC ("Subcorp") have entered into an Amended and Restated Agreement and Plan of Merger, dated as of July 25, 2000 (the "Merger Agreement"), pursuant to which Subcorp shall merge with and into eFusion, with eFusion surviving the Merger. Capitalized terms used in this Escrow Agreement and not otherwise defined herein will have the meanings given them in the Merger Agreement.

   B. This Agreement has been executed pursuant to the terms of the Merger Agreement.

   C. In accordance with the Merger Agreement, approximately        shares of
ITXC Common Stock are to be issued to all of the Shareholders (excluding shares of ITXC Common Stock subject to ITXC Exchange Options). The Merger Agreement provides for ten percent of the shares of ITXC Common Stock issuable to each Shareholder in the Merger to be placed in an escrow account (the "Escrow Account") pursuant to this Escrow Agreement in order to secure the indemnification obligations of the Shareholders to ITXC set forth in Article VIII of the Merger Agreement. The shares of ITXC Common Stock to be placed in escrow as a result of such provisions are hereinafter referred to as the "Retained Shares."

   D. The parties hereto desire to confirm the terms and conditions pursuant to which the Retained Shares will be deposited to, held in and disbursed from the Escrow Account.

   NOW, THEREFORE, the parties hereto hereby agree as follows:

   1. eFusion Representative; Consent. By virtue of the approval of the Merger and the Merger Agreement by the requisite vote of eFusion's shareholders, the Shareholders have, without any further act of any Shareholder, approved: (i) the use of the Retained Shares in connection with the Shareholders' indemnification obligations under Article VIII of the Merger Agreement in the manner set forth herein, (ii) the appointment of the eFusion Representative as their representative for purposes of this Escrow Agreement and the Merger Agreement and as the attorney-in-fact and agent for and on behalf of each Shareholder (other than holders of Dissenting Stock), (iii) the taking by the eFusion Representative of any and all actions and the making of any decisions required or permitted to be taken by the eFusion Representative under this Escrow Agreement and the Merger Agreement and (iv) all of the other terms, conditions and limitations in this Escrow Agreement and the Merger Agreement. Accordingly, the eFusion Representative has full authority and power to act on behalf of each Shareholder with respect to this Escrow Agreement and the Merger Agreement and the disposition, settlement or other handling of all claims, rights or obligations arising hereunder and under the Merger Agreement. The Shareholders will be bound by all actions taken by the eFusion Representative in connection with this Escrow Agreement and the Merger Agreement. The Escrow Agent and ITXC shall be entitled to rely on any action or decision of the eFusion Representative with respect to the Retained Shares.

   2. Escrow and Indemnification; Article VIII of the Merger Agreement.

     (a) Escrow of Shares. The number of shares of ITXC Common Stock set forth beside each Shareholder's name on Exhibit A hereto, representing ten percent (10%) of the number of shares of ITXC

  Common Stock issuable to such Shareholder in connection with the Merger (rounded down to the nearest whole number of shares to be issued to each Shareholder), will be held in escrow by the Escrow Agent pursuant to this Escrow Agreement during the escrow period, which period (the "Escrow Period") commences at the Effective Time of the Merger and expires at 12:01 a.m. (East Coast Time) on the one year anniversary of the Closing Date (the "Release Date"); provided, that, the Release Date and the Escrow Period shall be extended, with respect to claims for which a Notice of Intention to Pursue a Claim has been received prior to the one year anniversary of the Closing Date, until all claims described in such Notice have been fully and finally resolved. The Escrow Agent will be notified in writing of the Effective Time of the Merger and of the Release Date. The Retained Shares will include "Additional Retained Shares" as that term is defined in
  Section 3(b) of this Escrow Agreement and "Additional Cash/Cash Equivalent Shares" as that term is defined in Section 2(d) of this Escrow Agreement. ITXC shall reflect the Retained Shares as issued and outstanding shares of ITXC Common Stock on its balance sheet after the Effective Time (and thereafter unless and until such shares are reacquired by ITXC pursuant to this Escrow Agreement or otherwise cease to be issued and outstanding in accordance with applicable laws). The Retained Shares have been duly authorized and, upon issuance pursuant to the Merger Agreement, will be validly issued under Delaware law.

     (b) Retained Shares. The Retained Shares will be security for the indemnity obligations of the Shareholders in the manner provided for in
  Article VIII of the Merger Agreement and this Escrow Agreement.

     (c) Incorporation of Article VIII of the Merger Agreement. Each of the provisions of Article VIII of the Merger Agreement are incorporated herein by reference as if expressly stated herein. In the event of any inconsistency between the provisions of this Escrow Agreement and the provisions of Article VIII of the Merger Agreement, the provisions of
  Article VIII of the Merger Agreement shall govern, provided, however, that the provisions of Section 6 hereof shall not be superseded by any provision in the Merger Agreement.

     (d) Additional Cash/Cash Equivalent Shares. Pursuant to Section 2.11 of the Merger Agreement, if the Cash/Cash Equivalent reflected in the Final Accountant's Report exceeds the Cash/Cash Equivalent Estimate, ITXC will be obligated to deliver to the Escrow Agent a number of shares of ITXC Common Stock equal to ten percent (10%) of the amount of such excess divided by $34.9886 (the "Historical Price"). Any shares so delivered by ITXC to the Escrow Agent are referred to herein as "Additional Cash/Cash Equivalent Shares" and shall be held and disposed of by the Escrow Agent in the same manner as each of the other Retained Shares. Each Shareholder shall be deemed to have a pro rata interest in such Additional Cash/Cash Equivalent Shares in the same proportion as the number of shares shown opposite such Shareholder's name on Appendix A annexed hereto bears to the aggregate number of shares allocated on Appendix A annexed hereto.

     (e) Patent Reserve. Notwithstanding anything to the contrary contained herein, if a Notice of Intention to Pursue a Claim is received by eFusion, ITXC or the Surviving Corporation prior to the one year anniversary of the Closing, at such anniversary there shall be retained in escrow pursuant to
  Article VIII of the Merger Agreement, in addition to any other amount to be retained in escrow pursuant to Article VIII of the Merger Agreement or this Escrow Agreement, an amount equal to the Patent Reserve for each claim subject to any such Notice of Intention to Pursue a Claim.

   3. Deposit of Retained Shares: Release from Escrow.

     (a) At the Effective Time of the Merger, the Retained Shares will be registered in the name of the Escrow Agent and will be delivered by ITXC to the Escrow Agent in the form of a duly authorized stock certificate or certificates issued in the name of the Escrow Agent representing the number of shares of ITXC Common Stock that are to be deposited in the Escrow Account pursuant to Section 2(a) of this Escrow Agreement. In the event that ITXC issues any Additional Retained Shares or Additional Cash/Cash Equivalent Shares, such shares will be issued in the name of the Escrow Agent and delivered to the Escrow Agent in the same manner as the Retained Shares delivered at the Effective Time of the

  Merger. The Escrow Agent agrees to accept delivery of the Retained Shares, the Additional Retained Shares and the Additional Cash/Cash Equivalent Shares and to hold such Retained Shares, Additional Retained Shares and Additional Cash/Cash Equivalent Shares in escrow subject to the terms and conditions of this Escrow Agreement.

     (b) Except for tax-free dividends payable in stock declared with respect to the Retained Shares pursuant to Section 305(a) of the Internal Revenue Code of 1986, as amended ("Additional Retained Shares"), any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Retained Shares will be distributed currently to each Shareholder in accordance with each Shareholder's respective proportionate interest in the Retained Shares. Each Shareholder will have voting rights with respect to the Retained Shares deemed deposited in the Escrow Account with respect to such Shareholder so long as such Retained Shares are held in escrow, such rights to be exercisable by delivery of voting instructions to the Escrow Agent. While the Retained Shares remain in the Escrow Agent's possession pursuant to this Escrow Agreement, the Shareholders will retain and will be able to exercise all other incidents of ownership of said Retained Shares which are not inconsistent with the terms and conditions of this Escrow Agreement.

     (c) Subject to Section 2(e) hereof, the Retained Shares will be held by the Escrow Agent during the Escrow Period. Within five (5) business days after the Release Date, the Escrow Agent will transfer to the Exchange Agent for re-delivery to the Shareholders (provided that the Shareholders have delivered their old eFusion certificates to the Exchange Agent in accordance with Article II of the Merger Agreement) the Retained Shares held in escrow, unless an ITXC Indemnified Party (as hereinafter defined) has asserted a claim for indemnification (an "Indemnification Claim") in writing as provided in this Escrow Agreement, in which event the Escrow Agent will continue to hold the number of Retained Shares required to be held by it under Section 4 or 5 hereof until such Indemnification Claim is settled in the manner provided for therein or as provided in Section 5(f) hereof. ITXC shall cause the Exchange Agent to assure that any Retained Shares remaining in the Escrow Account and not subject to any pending claims will, upon transfer from the Escrow Agent to the Exchange Agent, be delivered by the Exchange Agent to the Shareholders in the form of stock certificates issued in the names of the respective Shareholders for the number of shares that represents such Shareholder's interest in the Retained Shares, such certificates to be legended (with respect to matters covered by Rule 145 of the Securities and Exchange Commission) in the same manner as the certificates directly issued to the Shareholders upon the consummation of the Merger. Cash will be paid by ITXC in lieu of fractions of Retained Shares in an amount equal to the product determined by multiplying such fraction by the "Base Price" (as hereinafter defined) (subject to equitable adjustment for stock splits, reclassifications, combinations, reorganizations or other similar changes). The term "Base Price" shall mean the closing sale price of ITXC's Common Stock on the Nasdaq National Market on the Closing Date. To the extent that cash is paid in lieu of fractional shares, such fractional shares shall be returned by the Exchange Agent to ITXC.

     (d) Except as contemplated hereunder, no Retained Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such Shareholder, prior to the delivery to such Shareholder of the Retained Shares by the Exchange Agent.

   4. Notice of Claim.

     (a) If, during the Escrow Period (as extended herein), ITXC (on its own behalf or on behalf of anyone claiming indemnification by virtue of such Person's relationship to ITXC, it being understood that ITXC and any such person entitled to such indemnification are referred to herein as an "ITXC Indemnified Party"), delivers to the eFusion Representative written notice of a claim for indemnification pursuant to Article VIII of the Merger Agreement (such claim, an "Indemnification Claim" and such notice, a "Notice of Claim"), ITXC shall deliver a copy of such Notice of Claim to the Escrow Agent. Notwithstanding the foregoing, ITXC shall not deliver a Notice of Claim with respect to the indemnification provided by eFusion in
  Section 8.2.1(a)(i), (ii) or (iii) of Article VIII of the Merger

  Agreement after 12:01 a.m. (East Coast Time) on the one year anniversary of the Closing Date. Upon receipt of any such Notice of Claim, the Escrow Agent will, notwithstanding the subsequent expiration of the Escrow Period, continue to hold any remaining Retained Shares with a value (determined pursuant to Section 5(c) hereof) equal to the aggregate dollar amount of Indemnification Claims referred to in such Notice of Claim and any other unresolved Notice or Notices of Claims (or if the amount referred to in such Notice(s) of Claim is greater than the amount held in the Escrow Account, then the Escrow Agent will continue to hold all Retained Shares in the Escrow Account) until such Indemnification Claims are resolved pursuant to Section 5 hereof.

     (b) The Escrow Agent will not transfer any of the Retained Shares held in the Escrow Account to ITXC pursuant to a Notice of Claim until such Notice of Claim has been resolved in accordance with Section 5 below.

   5. Resolution of Notice of Claim and Transfer of Retained Shares. Any Notice of Claim received by the Escrow Agent pursuant to Section 4 above will be resolved as follows:

     (a) Cash/Cash Equivalent Claims and Third-Party Claims.

       (I) Pursuant to Section 2.11 of the Merger Agreement, if ITXC delivers to the Escrow Agent a Notice of Claim stating that the Cash/Cash Equivalent Estimate exceeded the Cash/Cash Equivalent reflected in the Final Accountant's Report, the Escrow Agent shall return to ITXC, from the shares of ITXC Common Stock held in the Escrow Account, a number of shares equal to the amount of such excess (as reflected in such Notice of Claim) divided by the Historical Price.

       (II) If an ITXC Indemnified Party seeks indemnification during the Escrow Period pursuant to Section 8.3 of the Merger Agreement, ITXC and the eFusion Representative shall notify the Escrow Agent in a written notice, signed by each of ITXC and the eFusion Representative, at such time as the applicable Indemnification Claim is resolved, as to whether such resolution has resulted in an ITXC Indemnified Party's suffering any Damages and the amount of such Damages. In the event that such resolution has resulted in an ITXC Indemnified Party's having suffered Damages, the Escrow Agent will immediately transfer to such ITXC Indemnified Party that number of Retained Shares having a value (determined pursuant to Section 5(c) hereof) equal to the amount of Damages specified in the above-described written notice.

     (b) Non-Third-Party Claims. ITXC shall deliver to the Escrow Agent a copy of any Notice of Claim made by an ITXC Indemnified Party in connection with an Indemnification Claim under Section 8.4 of the Merger Agreement. The following provisions shall apply in the event that an ITXC Indemnified Party seeks indemnification during the Escrow Period pursuant to Section
  8.4 of the Merger Agreement:

       (I) Uncontested Claims. In the event that the eFusion Representative, within twenty (20) business days after receipt of the Notice of Claim from the ITXC Indemnified Party, has not given written notice to the ITXC Indemnified Party and the Escrow Agent announcing its intent to contest the assertion by the ITXC Indemnified Party of an Indemnification Claim, the Escrow Agent will immediately transfer to the ITXC Indemnified Party that number of Retained Shares having a value (determined pursuant to Section 5(c) hereof) equal to the amount specified in the applicable Notice of Claim and will notify the eFusion Representative of such transfer.

       (II) Contested Claims. In the event that the eFusion Representative, within twenty (20) business days after receipt of such Notice of Claim from the ITXC Indemnified Party, gives written notice to the Escrow Agent announcing its intent to contest the assertion by the ITXC Indemnified Party of an Indemnification Claim, the Escrow Agent will continue to hold Retained Shares with a value (determined pursuant to Section 5(c) hereof) equal to the aggregate dollar amount of Indemnification Claims referred to in the applicable Notice of Claim (notwithstanding any subsequent expiration of the Escrow Period) until
    (i) receipt of a copy of a settlement agreement executed by ITXC and the eFusion Representative setting forth a resolution of such Indemnification Claims, or (ii) receipt of a certificate executed by either the eFusion Representative or the ITXC Indemnified

    Party setting forth a final determination by an arbitrator (selected in accordance with Section 15) with respect to the alleged Indemnification Claim and setting forth a final determination by an arbitrator (selected in accordance with Section 15) as to the amount of Damages, if any, suffered by the ITXC Indemnified Party. In the event that such settlement agreement or such arbitration determination concludes that an ITXC Indemnified Party has suffered Damages, the Escrow Agent will immediately transfer to such ITXC Indemnified Party that number of Retained Shares having a value (determined pursuant to Section 5(c) hereof) equal to the amount of Damages specified in such settlement agreement or such arbitration determination. In the case of an arbitration determination, such Damages shall include the costs incurred by the ITXC Indemnified Party in connection with such proceedings (including costs of investigation and reasonable attorneys' fees and disbursements).

     (c) Determination of Amount of Claims. Any amount owed to an ITXC Indemnified Party hereunder that is determined pursuant to Sections 5(a)(II), 5(b) or 9 will be immediately payable to such ITXC Indemnified Party out of the Retained Shares then held by the Escrow Agent at a per share value equal to the Base Price. Any amount owed to an ITXC Indemnified Party hereunder that is determined pursuant to Section 5(a)(I) will be immediately payable to such ITXC Indemnified Party out of the Retained Shares then held by the Escrow Agent at a per share value equal to the Historical Price. Notwithstanding any provision herein to the contrary, the Escrow Agent shall not have any obligation to deliver any property to ITXC or any Shareholder other than the Retained Shares.

     (d) Claims to be Paid Pro Rata. Any Retained Shares delivered to an ITXC Indemnified Party hereunder will be deducted from the Retained Shares of each Shareholder pro rata, based on each Shareholder's percentage interest in the Retained Shares.

     (e) No Election of Remedies. An ITXC Indemnified Party may institute claims against the Retained Shares and in satisfaction thereof may retake Retained Shares without making any claims directly against eFusion or any Shareholder and without rescinding or attempting to rescind the transactions consummated pursuant to the Merger Agreement. The assertion of any single Indemnification Claim for indemnification hereunder will not bar an ITXC Indemnified Party from asserting other Indemnification Claims hereunder. An ITXC Indemnified Party need not exhaust any other remedies that may be available to it but may proceed directly in accordance with the provisions of this Escrow Agreement. Notwithstanding the above, nothing in this Escrow Agreement shall be read to expand or in any way increase the liability of any Shareholder, or the remedies of any Indemnified Party, as limited by Article VIII of the Merger Agreement.

     (f) Resolution of Indemnification Claims. Upon the delivery of a Notice of Claim during the Escrow Period, ITXC and the eFusion Representative shall diligently pursue an amicable resolution of such Indemnification Claim. If no such resolution to the Indemnification Claim is reached within six months following the expiration of the Escrow Period, the party seeking indemnification must commence arbitration in accordance with Section 15 hereof within 10 business days after the last day of such six month period in order for the Retained Shares to remain in escrow. If no such arbitration proceeding is commenced within such 10-day period and the Indemnification Claim is not resolved, ITXC and the eFusion Representative shall instruct the Escrow Agent to release all remaining Retained Shares to the Exchange Agent for redelivery to the Shareholders (provided that the Shareholders have delivered their old certificates to the Exchange Agent in accordance with Article II of the Merger Agreement).

  6. Limitation of Escrow Agent's Liability.

     (a) Limitations. The Escrow Agent will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. ITXC will indemnify the Escrow Agent and its officers, directors and employees against any and all claims, costs, expenses, damages, liabilities or losses (collectively, "Losses") arising from any action or inaction in connection with the Escrow Agent's performance of its duties pursuant to this Escrow Agreement, provided that ITXC will not so indemnify the Escrow Agent or its officers, directors or employees if any such Losses are the result of the Escrow Agent's willful misconduct or gross negligence. The Escrow Agent will not be responsible for the validity or sufficiency of this Escrow Agreement. In all questions arising under this Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent will not be liable to anyone. The Escrow Agent will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it.

     (b) Interpleader. In the event conflicting demands are made or notices served upon the Escrow Agent with respect to the Escrow Account, the Escrow Agent will have the absolute right, at the Escrow Agent's election, to do either or both of the following: withhold and stop all further proceedings pursuant to, and performance under, this Escrow Agreement, or file a suit in interpleader and obtain an order from any court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under this Escrow Agreement, and ITXC will pay the Escrow Agent all costs, expenses and reasonable attorneys fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent's rights under this
  Section 6.

     (c) Liability and Authority of the eFusion Representative. The liability and authority of the eFusion Representative shall be as set forth in
  Article VIII of the Merger Agreement.

   7. Notices. All notices, requests, demands or other communications hereunder shall be in writing and will be conclusively deemed to have been received by the party to whom addressed if delivered by hand, by telecopier or by courier or if mailed, postage prepaid, certified mail, return receipt requested, to the following addresses:

   If to the Escrow Agent:

   Attention:
   Telephone:
   Fax:

   If to ITXC: to the addresses specified in the Merger Agreement

   If to the eFusion Representative:

   Mr. Luis Machuca
   Telephone:
   Fax:

     with a copy (which shall not constitute notice) to :

   Barry Taylor
   Wilson Sonsini Goodrich & Rosati
   650 Page Mill Road
   Palo Alto, California 94304-1050
   Telephone: 650-354-4107
   Telecopy: 650-493-6811

or to such other address as any party may select by notice to the other parties in accordance with this Section 7. Notice delivered as provided herein will be deemed given on the third business day following the date mailed or on the date of actual receipt, whichever is earlier.

   8. General.

     (a) Governing Law, Assigns. This Escrow Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of law principles and will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

     (b) Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A signed signature page telecopied by any party hereto to another party hereto shall be deemed to constitute an original.

     (c) Entire Agreement. The Merger Agreement and this Escrow Agreement constitute the entire understanding and agreement of the eFusion Representative and ITXC with respect to the subject matter of this Escrow Agreement and supersede all prior agreements or understandings, written or oral, among the parties with respect to the subject matter hereof. This Escrow Agreement and Article VIII of the Merger Agreement constitute the entire understanding and agreement of the Escrow Agent, ITXC and the eFusion Representative with respect to the escrow arrangements that are the subject matter of this Escrow Agreement and supersede all prior agreements or understandings, written or oral, among the parties with respect to such escrow arrangements.

     (d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

   9. Expenses. All fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder will be paid by ITXC. In the event that (i) a matter hereunder is submitted by an ITXC Indemnified Party or the eFusion Representative for arbitration, (ii) such matter is not settled prior to the receipt of a final determination by the arbitrator and (iii) such determination concludes that either such ITXC Indemnified Party or the eFusion Representative has prevailed in such matter, then ITXC shall pay 100% of the Escrow Agent's fees and expenses relating to such dispute ("Escrow Agent Costs") if the eFusion Representative is the prevailing party and the Shareholders (pro rata based on their percentage interests in the Retained Shares) will pay 100% of the Escrow Agent Costs if such ITXC Indemnified Party is the prevailing party (which liability of the Shareholders shall be satisfied out of the Retained Shares). In the latter case, if ITXC has paid the Shareholders' portion of the Escrow Agent Costs in advance pursuant to Section 6(b) or otherwise, then the Escrow Agent will, upon demand by ITXC, transfer to ITXC a number of Retained Shares having a value equal to such portion of such Escrow Agent Costs, such value to be determined in accordance with Section 5(c).

   10. Successor eFusion Representative. In the event that the eFusion Representative becomes unavailable or unwilling to continue in its capacity as eFusion Representative hereunder, the beneficial owners of a majority of the Retained Shares will designate a successor eFusion Representative from among the Shareholders by written notice to ITXC and the Escrow Agent.

   11. Successor Escrow Agent. In the event that the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving a resignation to the parties to this Escrow Agreement, specifying not less than sixty (60) days prior written notice of a date when such resignation will take effect. ITXC may appoint a successor Escrow Agent without the consent of the eFusion Representative so long as such successor is a bank with assets of at least $1 billion, and may appoint any other successor Escrow Agent with the consent of the eFusion Representative, which consent will not be unreasonably withheld. If, within such notice period, ITXC provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Retained Shares then held by the Escrow Agent to such successor, the Escrow

Agent will act in accordance with such instructions and promptly transfer such Retained Shares to such designated successor. If no such instructions are provided, the Escrow Agent may, by filing an action for interpleader in any state or federal court of competent jurisdiction and by depositing any Retained Shares then held by it with such court, be released and discharged from any further or continuing liability under this Escrow Agreement.

   12. Amendment. This Escrow Agreement may be amended with the written consent of ITXC, the Escrow Agent, the eFusion Representative and the beneficial owners of 75% or more of the Retained Shares.

   13. Headings. The headings of the Sections of this Escrow Agreement are inserted for convenience of reference only and do not form a part or affect the meaning hereof.

   14. Termination. This Escrow Agreement shall be terminated when the Retained Shares have been finally disbursed as provided herein and may be terminated prior thereto by written instruction signed by ITXC and the eFusion Representative.

   15. Arbitration. Subject to Section 6(b), any controversy or claim between the eFusion Representative and ITXC arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its applicable rules. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in the State of Delaware before a single arbitrator approved by the eFusion Representative and ITXC.

   IN WITNESS WHEREOF, the parties have duly executed and delivered this Escrow Agreement as of the day and year first above written.

                                          ITXC CORP.

                                          By: _________________________________

                                          ESCROW AGENT:

                                          By: _________________________________
                                             Authorized Signatory

                                          eFusion REPRESENTATIVE (on behalf of
                                           the Shareholders):


                                          _____________________________________
                                          Luis Machuca

                                   EXHIBIT A

   The following table sets forth, for each Shareholder, the number of Retained Shares initially deposited with the Escrow Agent on behalf of such Shareholder:

                        Number of
   Name              Retained Shares
   ----              ---------------


                                 APPENDIX 5.17

                               AFFILIATE'S LETTER

                                                             As of July   , 2000

ITXC Corp.
600 College Road East
Princeton, New Jersey 08540

Gentlemen:

   The undersigned is delivering this letter to you in connection with the proposed acquisition (the "Merger") of eFusion, Inc., an Oregon corporation ("eFusion"), by ITXC Corp., a Delaware corporation ("ITXC"), pursuant to the Agreement and Plan of Merger dated as of July 25, 2000 (the "Agreement") among eFusion, ITXC and a wholly owned subsidiary of ITXC. The undersigned currently own shares of eFusion's common stock, par value $.001 per share (the "eFusion Common Stock"), and/or shares of eFusion's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock, each par value $.001 per share (collectively, "eFusion Preferred Stock" and, collectively with the eFusion Common Stock, the "eFusion Stock"). As a result of the Merger, the undersigned will receive shares of ITXC's common stock, par value $.001 per share ("ITXC Common Stock"), in exchange for the undersigned's eFusion Stock.

   The undersigned has been advised that as of the date of this letter, the undersigned may be deemed to be an "affiliate" of eFusion, as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations promulgated under the Securities Act of 1933, as amended (the "1933 Act"), by the Securities and Exchange Commission ("SEC").

   The undersigned represents to, and agrees with, ITXC that:

     A. Compliance with Rule 145. The undersigned has been advised that the issuance of ITXC Common Stock to the undersigned pursuant to the Merger will be registered with the SEC under the 1933 Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since the undersigned may be deemed to be an affiliate of eFusion at the time the Merger is submitted for a vote of eFusion's stockholders, any transfer by the undersigned of ITXC Common Stock may be restricted under Rule 145 promulgated by the SEC under the 1933 Act. The undersigned agrees not to transfer the ITXC Common Stock received by the undersigned or any of the undersigned's affiliates in the Merger unless (i) in the opinion of ITXC's counsel or counsel reasonably acceptable to ITXC, such transfer is made in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the 1933 Act, (ii) in the opinion of ITXC's counsel or counsel reasonably acceptable to ITXC, such transfer is otherwise exempt from registration under the 1933 Act or (iii) such transfer is registered under the 1933 Act.

     B. Stop Transfer Instructions; Legend on Certificates. The undersigned also understands and agrees that stop transfer instructions will be given to ITXC's transfer agents with respect to the ITXC Common Stock to be received by the undersigned and any of the undersigned's affiliates and that there will be placed on the certificates of the ITXC Common Stock issued to the undersigned and any of the undersigned' affiliates, or any substitutions therefor, a legend stating in substance:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS OF JULY 25, 2000 BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER."

   Execution of this letter is not an admission on the undersigned's part that the undersigned is an "affiliate" of eFusion as described in the second paragraph of this letter, or a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                                          Very truly yours,

                                          _____________________________
                                          Name:

Accepted this       day of
  , 2000 by

ITXC Corp.

By: _____________________________
  Name:
  Title:

                                 APPENDIX 6.1.6

                                  TAX OPINION

    , 2000

                                    eFusion, Inc.
ITXC Corp.


                                    Attn:
Attn:

Ladies and Gentlemen:

   We have acted as counsel to ITXC Corp., a Delaware corporation ("ITXC"), in connection with the merger of Eye Merger Corp., an Oregon corporation and a wholly owned subsidiary of ITXC ("Subcorp"), with and into eFusion, Inc., an Oregon corporation ("eFusion"), pursuant to the Agreement and Plan of Merger dated as of July 25, 2000 (the "Merger Agreement"), by and among ITXC, Subcorp and eFusion. The transactions contemplated pursuant to the Merger Agreement hereinafter are referred to as the "Merger".

   This opinion concerning certain United States federal income tax consequences of the Merger is being rendered to you pursuant to Section 6.1.6 of the Merger Agreement. Except as otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement.

   In rendering our opinion, we have examined and, with your consent, have relied, without independent investigation or verification, upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement on Form S-4 filed with the Securities and Exchange Commission with respect to the Merger (the "Registration Statement") and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied, without independent investigation or verification, upon certain statements, representations and covenants made by eFusion, ITXC and Subcorp, including representations and covenants set forth in certificates from eFusion and ITXC of even date herewith (the "Tax Certificates").

   In rendering our opinion, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will be waived or modified in any respect prior to the Effective Time and (ii) the Registration Statement, the Merger Agreement and the Tax Certificates reflect all the material facts relating to the Merger, eFusion, ITXC and Subcorp. Our opinion is conditioned on, among other things, the initial and continuing fulfillment, accuracy and completeness of the covenants and representations made by eFusion, ITXC and Subcorp (including those set forth in the Tax Certificates). Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Registration Statement, the Merger Agreement or the Tax Certificates (giving effect to all events occurring after the Effective Time) may affect our conclusions stated herein.

   We also have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

   In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. With respect to those issues as to which there is no law directly on point, we have reached our conclusions based on analogy to and reasoning from certain relevant provisions of the Code and Regulations, authorities and interpretations. It should be noted that the Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time, possibly with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions stated herein.

   Based solely upon and subject to the foregoing, it is our opinion that under current law, for United States federal income tax purposes, the Merger will constitute a reorganization under Section 368(a) of the Code and eFusion, ITXC and Subcorp each will be a party to that reorganization within the meaning of
Section 368(b) of the Code.

   Except as expressly set forth herein, we express no other opinion, including, without limitation, any opinion as to whether any event occurring after the Effective Time will be viewed as part of the plan of reorganization for United States federal income tax purposes and the effect, if any, of any such event on our conclusions stated herein.

   We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose; provided, however, that this opinion may be referred to in the section of the Registration Statement entitled "Certain Federal Income Tax Consequences of the Merger".

Very truly yours,

                                    ANNEX II

   The following resolution will be submitted to the ITXC stockholders in connection with the proposed amendment to ITXC's certificate of incorporation:

   RESOLVED, that there be added a new Article Twelfth of this Corporation's third amended and restated certificate of incorporation, which Article shall provide as follows:

  "TWELFTH: All shares of the common stock of this Corporation issuable upon consummation of the merger (the "eFusion Merger") provided for pursuant to the agreement, dated as of July 25, 2000, by and among this corporation, eFusion, Inc. and Eye Merger Corp., as such agreement may be amended from time to time (such shares, the "eFusion Merger Shares", and such merger agreement, the "eFusion Merger Agreement"), shall be subject to the restrictions set forth in Appendix A to this certificate of incorporation."

   Such Appendix A provides as follows:

                                   APPENDIX A

     1. General Restrictions. Except as otherwise provided in Section 2 of this Appendix A or as otherwise consented to in writing by this Corporation in its absolute discretion, until the one hundred and eightieth (180th) day after the Closing Date, the Shareholders shall not (x) effect an offer, pledge, sale, contract of sale, short sale, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, gift or other transfer or disposition of, directly or indirectly, any eFusion Merger Shares (as such term is defined in Article Twelfth of this certificate of incorporation) or (y) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any eFusion Merger Shares (regardless of whether any of the transactions described in clause (x) or (y) (each, a "Disposition") are to be settled by the delivery of eFusion Merger Shares, or such other securities, in cash or otherwise). This Corporation shall be authorized to cause its transfer agent to decline to transfer and/or to note stop transfer restrictions on the transfer books and records of this Corporation with respect to any of the eFusion Merger Shares.

     2. Sequential Lapse of Restrictions. During the Initial Period, each Shareholder shall have the right to make a Disposition of up to ten percent (10%) of the eFusion Merger Shares issuable to such Shareholder upon consummation of the eFusion Merger or subsequent thereto pursuant to the terms of the Escrow Agreement. During the Second Period, each Shareholder shall have the right to make a Disposition of up to an additional ten percent (10%) of the eFusion Merger Shares issuable to such Shareholder upon consummation of the Merger or subsequent thereto pursuant to the terms of the Escrow Agreement, together with any eFusion Merger Shares which such Shareholder had the right to subject to a Disposition, but did not subject to a Disposition, during the Initial Period. The restrictions set forth in
  Section 1 above shall cease to apply on the one hundred and eightieth (180th) day after the Closing Date.

     3. Certificates. The certificates representing the eFusion Merger Shares shall bear a conspicuous legend, in addition to any other legend required by the eFusion Merger Agreement, referring to the restrictions set forth in this Appendix A; provided, however, at this Corporation's discretion, this Corporation may issue without legend certificates representing the eFusion Merger Shares which may be subject to a Disposition during the Initial Period. At a Shareholder's written request, this Corporation will remove the legends required by this Appendix A at any time after the applicable restrictive period has lapsed.

     4. Certain Definitions. For purposes of this Appendix A, the following terms shall have the following meanings:

       "Closing" shall mean the closing provided for by the eFusion Merger Agreement.

       "Closing Date" shall mean the date of the Closing.

       "Escrow Agreement" shall mean an escrow agreement, executed pursuant to the eFusion Merger Agreement, providing for the escrow of certain of the eFusion Merger Shares.

       "Effective Time" shall mean the time at which the eFusion Merger becomes effective under the laws of the State of Oregon.

       "Initial Period" shall mean the period commencing at the Effective Time and expiring on November 9, 2000; provided, however, if the Effective Time occurs after November 9, 2000, the term "Initial Period" shall mean the first thirty days after the Effective Time.

       "Second Period" shall mean the period commencing on the first day after the last day of the Initial Period and expiring on the one hundred and eightieth (180th) day after the Closing Date.

       "Shareholders" shall mean each person or entity that is a shareholder of eFusion, Inc., an Oregon corporation, immediately prior to the consummation of the eFusion Merger (as such term is defined in Article Twelfth of this certificate of incorporation).

                                   ANNEX III

                       FOURTH FIFTH AMENDED AND RESTATED
                              =====
                           ARTICLES OF INCORPORATION
                               OF EFUSION, INC.

   These Fourth Fifth Amended and Restated Articles of Incorporation supersede
                =====
the existing Third Fourth Amended and Restated Articles of Incorporation and all
                   ======
previous amendments or restatements thereof.

                                  ARTICLE I.

   The name of the Corporation is eFusion, Inc.

                                  ARTICLE II.

   A. The aggregate number of shares which the Corporation shall have authority to issue is 30,000,000 shares of common stock ("Common Stock") with a par value of $0.001 per share, and 15,000,000 shares of preferred stock ("Preferred Stock") with a par value of $0.001 per share.

   B. The Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series. The first such series shall be designated "Series A Preferred Stock" ("Series A Preferred"), and shall consist of 2,510,000 shares. The second series shall be designated "Series B Preferred Stock" ("Series B Preferred"), and shall consist of 2,418,736 shares. The third series shall be designated "Series C Preferred Stock" ("Series C Preferred"), and shall consist of 2,589,013 shares. The fourth series shall be designated "Series D Preferred Stock" ("Series D Preferred"), and shall consist of 2,500,000 shares The Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred are collectively referred to herein as the "Series Preferred." The rights, preferences, privileges and restrictions granted to and imposed on the Series Preferred are as set forth below in this Part B of Article II.

   1. Dividend Provisions. The holders of Series Preferred shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on Common Stock of the Corporation (payable other than in Common Stock of the Corporation or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation), at the rate of eight percent (8%) of the "Original Issue Price" (as hereinafter defined) per share per annum, payable when, as and if declared by the Board of Directors. The Original Issue Price of the (a) Series A Preferred shall be One Dollar ($1.00), (b) Series B Preferred shall be Four Dollars and Forty-Three Cents ($4.43), (c) Series C Preferred shall be Seven Dollars ($7.00), and (d) Series D Preferred shall be Eight Dollars ($8.00). In the event that the amount of the dividends declared by the Board of Directors shall be insufficient to permit payment of the full preferential dividend, such dividend will be paid ratably to each holder of the Series Preferred in proportion to the dividend amounts to which each such holder is entitled. After payment of a full preferential dividend, any additional dividends shall be distributed among the holders of Series Preferred and the holders of Common Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series Preferred were converted into Common Stock at the then effective Conversion Price (as defined in Section 3 below). The right to such dividends on the Series Preferred and Common Stock shall not be cumulative, and no right shall accrue to holders of the Series Preferred and Common Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year.

   2. Liquidation Preference.

     (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, by reason of their ownership thereof, an amount per share equal to the sum of (i) the Original Issue Price and (ii) all declared and unpaid dividends on such shares of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series Preferred held by them. If, upon the occurrence of such an event, the assets thus distributed among the holders of the Series Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series Preferred in proportion to the aggregate preferential amounts owed such holders upon a liquidation, dissolution or winding up of the Corporation.

     (b) After the distributions described in Section 2(a) above have been paid in full, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Series Preferred and the holders of Common Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series Preferred were converted into Common Stock at the then effective Conversion Price (as defined in Section 3 below).

     (c) For purposes of this Section 2, (i) any acquisition of the Corporation or outstanding shares of the Corporation by means of merger, tender offer or other form of corporate reorganization in which the shareholders of the Corporation do not own a majority of the outstanding shares of the surviving corporation, or (ii) any sale of all or substantially all of the assets of the Corporation, shall each be treated as a liquidation, dissolution or winding up of the Corporation (each, a "Section 2(c) transaction") and shall entitle the holders of Series Preferred and Common Stock to receive at the closing of such merger, reorganization or sale of assets (in exchange for their capital stock) cash, securities or other property as specified in this Section 2.

     (d) Any securities to be delivered to the holders of the Series Preferred and/or Common Stock pursuant to this Section 2 shall be valued as follows:

       (i) Securities not subject to investment letter or other similar restrictions on free marketability:

         (A) If traded on a national securities exchange or The Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing referenced in
      Section 2(c) above);

         (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing referenced in
      Section 2(c) above; and

         (C) If there is no active public market, the value shall be the fair market value thereof, as determined as soon as practicable in good faith by the Board of Directors of the Corporation.

       (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subsections (i)(A), (B) or (C), as applicable, to reflect the approximate fair market value thereof, as determined as soon as practicable in good faith by the Board of Directors of the Corporation.

       (iii) Notwithstanding the foregoing, for purposes of the Securities
       ===================================================================
    received pursuant to the Amended and Restated Agreement and Plan of Merger,
    ===========================================================================
    dated as of July 25, 2000, by and among ITXC Corp., Eye Merger Corp. and the
    ============================================================================
    Corporation, each share of ITXC Common Stock shall be valued at $34.9886.
    =========================================================================

     (e) In the event the requirements of this Section 2 are not complied with, the Corporation shall forthwith either:

       (i) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

       (ii) cancel such transaction, in which event the rights, preferences, privileges and restrictions of the holders of Series Preferred shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(f) hereof.

     (f) The Corporation shall give each holder of record of the Series Preferred written notice of a Section 2(c) transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the pending transaction, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of two-thirds of the Series Preferred then outstanding.

   3. Conversion. The holders of the Series Preferred shall have conversion rights as follows (the "Conversion Rights"):

     (a) Right to Convert; Automatic Conversion.

       (i) Subject to Section 3(c) below, each share of Series Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price at the time in effect for such shares. The initial Conversion Price for shares of Series Preferred shall be equal to the Original Issue Price per share; provided, however, that such Conversion Price shall be subject to adjustment as set forth in Section 3(c) below.

       (ii) Each share of Series Preferred shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for the Series Preferred immediately upon (A) the closing of the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") at a price of not less than Sixteen Dollars ($16.00) per share (subject to adjustment for any stock split, stock dividend, recapitalization or other similar event) and an aggregate offering price to the public of not less than $40,000,000;
    (B) the affirmative vote of the holders of at least 75% of the outstanding Series Preferred voting together as a class; or (C) for each of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, the date on which less than ten percent (10%) of the shares of such series of Series Preferred issued by the Corporation remain outstanding.

     (b) Mechanics of Conversion. Before any holder of Series Preferred shall be entitled to convert any shares of the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series Preferred, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with a certificate or certificates for the number of shares of Preferred Stock not so converted, if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Act, the conversion will be conditioned upon the closing of the sale of securities pursuant to such offering, unless otherwise designated in writing by the holders of the Series Preferred, so that the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series Preferred shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities in such public offering.

     (c) Conversion Price Adjustments of Preferred Stock. The Conversion Price of the Series Preferred shall be subject to adjustment from time to time as follows:

       (i) (A) If the Corporation shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the applicable Conversion Price for any series of the Series Preferred in effect immediately prior to the issuance of such Additional Stock (a "Discounted Issuance"), the Conversion Price for the holders of any applicable Series Preferred subject to a Discounted Issuance in effect immediately prior to each such issuance shall forthwith be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Additional Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such shares of Additional Stock so issued; provided that for the purposes of this Section 3(c), all shares of Common Stock issuable upon conversion of outstanding Preferred Stock shall be deemed to be outstanding.

       (B) No adjustment of the Conversion Price for a Series Preferred shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 3(c)(i)(E)(3) and 3(c)(i)(E)(4) below, no adjustment of such Conversion Price pursuant to this Section 3(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

       (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

       (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors in good faith irrespective of any accounting treatment.

       (E) In the case of the issuance, whether before, on or after the initial issuance of Series Preferred (the "Initial Purchase Date"), of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

         (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 3(c)(i)(C) and 3(c)(i)(D) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

         (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 3(c)(i)(C) and 3(c)(i)(D) above).

         (3) In the event of any change in the number of shares of Common Stock deliverable or any increase in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series Preferred obtained as result of the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

         (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series Preferred obtained as a result of the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities shall continue to be deemed to be issued.

         (5) All Common Stock deemed issued pursuant to this Section 3(c)(i)(E) shall be considered issued only at the time of its deemed issuance and any actual issuance of such stock shall not be an actual issuance or a deemed issuance of the Corporation's Common Stock under the provisions of this Section 3.

       (ii) "Additional Stock" shall mean any shares of Common Stock, or any security which is exercisable for or convertible into Common Stock, issued (or deemed to have been issued pursuant to Section 3(c)(i)(E)) by the Corporation after the Initial Purchase Date other than shares of Common Stock issued or issuable:

         (A) pursuant to a transaction described in Section 3(c)(iii) below,

         (B) to officers, directors, employees and consultants of the Corporation directly or pursuant to benefit plans approved by the directors and shareholders of the Corporation and in an amount not to exceed 3,700,000 shares,

         (C) upon conversion of or as a dividend or distribution on the Series Preferred,

         (D) upon exercise or conversion of options or warrants, respectively, outstanding on the Initial Purchase Date of the Series D Preferred, or

         (E) securities issuable or issued upon exercise of warrants issued to banks or equipment lessors in connection with a commercial lease or credit financing approved by the Board of Directors, in an amount not to exceed 1,500,000 shares.

       (iii) In the event the Corporation should at any time or from time to time after the Initial Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares determined in accordance with Section 3(c)(i)(E).

       (iv) If the number of shares of Common Stock outstanding at any time after the Initial Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series Preferred shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

     (d) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Sections 3(c)(i)(E) or 3(c)(iii), then, in each such case for the purpose of this Section 3(d), the holders of Series Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

     (e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 2 or this Section 3) provision shall be made so that the holders of Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Series Preferred after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series Preferred) shall be applicable after that event as nearly equivalent as may be practicable.

     (f) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series Preferred against impairment.

     (g) No Fractional Shares and Certificate as to Adjustments.

       (i) No fractional shares shall be issued upon conversion of the Series Preferred, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share with the balance, if any, being paid in cash. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

         (ii) Upon the occurrence of each adjustment or readjustment of any Conversion Price of the Series Preferred pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series Preferred.

     (h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series Preferred, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

     (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

   4. Voting Rights.

     (a) The holder of each share of Series Preferred shall have the right to one vote for each share of Common Stock into which such Series Preferred could then be converted (with fractional shares determined as set forth in Section 3(g) hereof), provided that no cash shall be due under this Section 4(a), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

     (b) The Board of Directors of the Corporation shall consist of five (5) members; provided, however, that the Board of Directors may include up to three (3) additional members if the Board of Directors shall unanimously approve the addition of each such additional member(s). In voting for directors, (i) the holders of Series A Preferred, voting separately as a class, shall have the right to elect one (1) member of the Board of Directors of this Corporation (the "Series A Preferred Director"), (ii) the holders of Series B Preferred, voting separately as a class, shall have the right to elect one (1) member of the Board of Directors of this Corporation (the "Series B Preferred Director"), (iii) the holders of the Common Stock, voting separately as a class, shall have the right to elect two (2) members of the Board of Directors of this Corporation (the "Common Directors") and
  (iv) the remaining member(s) of the Board of Directors of this Corporation (the "Other Director(s)") shall be elected by the holders of the Series Preferred, voting separately as a class on an as-converted basis, and the holders of the Common Stock voting separately as a class. A Series A Preferred Director may be removed from the Board of Directors only by the affirmative vote of the holders of a majority of the Series A Preferred, voting separately as a class; a Series B

  Preferred Director may be removed from the Board of Directors only by the affirmative vote of the holders of a majority of the Series B Preferred, voting separately as a class, a Common Director may be removed from the Board of Directors only by the affirmative vote of the holders of a majority of the Common Stock, voting separately as a class; and the Other Director(s) may be removed from the Board of Directors only by the affirmative vote of the holders of a majority of the Series Preferred, voting separately as a class, on an as-converted basis and the Common Stock, voting separately as a class. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only a director or directors elected by the same class or classes of shareholders as those who would be entitled to vote to fill such a vacancy, if any, shall vote to fill such vacancy.

   5. Redemption Right of Holders.

     (a) If at any time after the fifth anniversary of the Initial Purchase Date of the Series C Preferred, the holders of a majority of the outstanding shares of the Series C Preferred so request in writing (a "Series C Qualifying Request"), the Corporation shall redeem from any sources of funds legally available therefor, at the applicable Series C Redemption Price (as determined below) all shares of the Series C Preferred held by such holders and submitted for redemption on a Series C Redemption Date (as defined below) as determined in accordance with the terms and provisions set forth below. Upon receipt of a Series C Qualifying Request, the Corporation shall give notice pursuant to this Section 5 to all holders of the then outstanding Series C Preferred and Series D Preferred at the address of each such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice. Any holder of Series C Preferred shall be entitled to submit any or all shares of Series C Preferred held by such holder in response to a Series C Redemption Notice (as defined below). Subject to the foregoing, in the event the Corporation receives a Series C Qualifying Request, the Corporation shall redeem on each Series C Redemption Date all of the shares of Series C Preferred submitted for redemption on such Series C Redemption Date. No redemption obligation shall arise, however, if and to the extent that the Corporation, at such Series C Redemption Date, shall be prohibited by applicable law from effecting such redemption. If the funds of the Corporation legally available for redemption of shares of Series C Preferred on any Series C Redemption Date are insufficient to redeem the total number of shares of Series C Preferred submitted for redemption on such Series C Redemption Date, those funds which are legally available will be used to first redeem as many shares of Series C Preferred, on a pro rata basis, as may be lawfully redeemed and that were submitted for redemption by holders thereof who also submitted the Series C Qualifying Request. The shares of Series C Preferred that were submitted for redemption but not so redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series C Preferred, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Series C Redemption Date (or such lesser maximum amount that shall be lawful at such time), but which it has not redeemed.

     (b) If at any time on or after the fourth anniversary of the Initial Purchase Date of the Series D Preferred, the holders of a majority of the outstanding shares of the Series D Preferred so request in writing (a "Series D Qualifying Request"), the Corporation shall redeem from any sources of funds legally available therefor, at the applicable Series D Redemption Price (as determined below) all shares of the Series D Preferred held by such holders and submitted for redemption on a Series D Redemption Date (as defined below) as determined in accordance with the terms and provisions set forth below. Upon receipt of a Series D Qualifying Request, the Corporation shall give notice pursuant to this Section 5 to all holders of the then outstanding Series D Preferred and Series C Preferred at the address of each such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice. Any holder of Series D Preferred shall be entitled to submit any or all shares of Series D Preferred held by such holder in response to a Series D Redemption Notice (as defined below). Subject to the foregoing, in the event the Corporation receives a Series D Qualifying Request, the Corporation shall redeem on each Series D Redemption Date all of the shares of Series D Preferred submitted for redemption on such Series D Redemption Date. No redemption obligation shall arise, however, if and to the extent that the Corporation, at such Series D Redemption Date, shall be prohibited by applicable law from effecting such redemption. If the funds of the Corporation legally available for redemption of shares of Series D Preferred on any Series D Redemption Date are insufficient to redeem the total number of shares of Series D Preferred submitted for redemption on such Series D Redemption Date, those funds which are legally available will be used to first redeem as many shares of Series D Preferred, on a pro rata basis, as may be lawfully redeemed and that were submitted for redemption by holders thereof who also submitted the Series D Qualifying Request. The shares of Series D Preferred that were submitted for redemption but not so redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series D Preferred, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Series D Redemption Date (or such lesser maximum amount that shall be lawful at such time), but which it has not redeemed.

     (c) Notice. Upon receipt of a Series C Qualifying Request or a Series D Qualifying Request, the Corporation shall give, not less than 60 days prior to the Series C Redemption Date or the Series D Redemption Date, as applicable, written notice (the "Series C Redemption Notice" or the "Series D Redemption Notice," respectively) to all holders of the then outstanding Series C Preferred and Series D Preferred allowing them to elect to have their shares redeemed as well on the Series C Redemption Date or Series D Redemption Date specified in such notice. Subject to the possible restrictions contained in either subsection (a) or subsection (b) hereof, all of the Series C Preferred or Series D Preferred, respectively, entitled to and submitted for redemption either pursuant to a Series C Qualifying Request or Series D Qualifying Request or in response to a Series C Redemption Notice or a Series D Redemption Notice shall be redeemed on the date specified in the Series C Redemption Notice (the "Series C Redemption Date") or the Series D Redemption Notice (the "Series D Redemption Date"), respectively, at the applicable Series C Redemption Price or Series D Redemption Price, respectively. The Series C Redemption Price (the "Series C Redemption Price") shall equal the Original Issue Price per share, as adjusted for any stock split, combination or similar recapitalization with respect to such shares, plus any declared and unpaid dividends on the Series C Preferred. The Series D Redemption Price (the "Series D Redemption Price") shall equal the Original Issue Price per share, as adjusted for any stock split, combination or similar recapitalization with respect to such shares, plus an eight percent (8%) annual accrued yield on the Series D Preferred On or prior to the Series C Redemption Date or Series D Redemption Date, as applicable, each holder of shares of Series C Preferred or Series D Preferred, respectively, entitled to and submitted for redemption shall surrender the certificate or certificates evidencing such shares to the Corporation, at the place designated in the Series C Redemption Notice or Series D Redemption Notice, respectively, and shall thereupon be entitled to receive payment of the appropriate Series C Redemption Price or Series D Redemption Price, respectively. The Corporation shall be under no obligation to redeem shares of Series C Preferred or Series D Preferred (i) for which no stock certificate or affidavit of lost stock certificate is surrendered on or prior to such Series C Redemption Date or Series D Redemption Date, respectively, or (ii) to the extent that any such redemption would be in violation of applicable law.

     (d) Combined Pro Rata Redemption. If any Series C Redemption Date and Series D Redemption Date fall on the same date (the "Combined Redemption Date"), and if the funds of the Corporation legally available for redemption of shares of Series C Preferred and Series D Preferred on such Combined Redemption Date are insufficient to redeem the total number of shares of Series C Preferred and Series D Preferred submitted for redemption on such Combined Redemption Date, those funds which are legally available will be used to first redeem as many shares of Series C Preferred and Series D Preferred, on a pro rata basis, as may be lawfully redeemed and that were submitted for redemption by holders thereof who also submitted the Series C Qualifying Request and the Series D Qualifying Request, as applicable. The shares of Series C Preferred and Series D Preferred that were submitted for redemption but not so redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series C Preferred and Series D Preferred, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Combined Redemption Date (or such lesser maximum amount that shall be lawful at such time), but which it has not redeemed.

     (e) Cessation of Rights. Subject to the last sentence of subsection (a) or subsection (b) hereof, from and after the applicable Series C Redemption Date, Series D Redemption Date or Combined Redemption Date, as applicable, all rights of the holders of shares of the Series C Preferred or Series D Preferred, respectively, entitled to and submitted for redemption in response to a Series C Redemption Notice or Series D Redemption Notice, respectively, shall cease with respect to such shares, and such shares shall not thereafter be outstanding for any purpose whatsoever, unless the Corporation shall have failed to pay the appropriate Series C Redemption Price or Series D Redemption Price, respectively, with respect to such shares. The shares of Series C Preferred or Series D Preferred, respectively, not submitted for redemption shall remain outstanding and entitled to all rights and preferences provided herein.

     (f) Deposit of Series C or Series D Redemption Price. Two days prior to each Series C Redemption Date, Series D Redemption Date or Combined Redemption Date, as applicable, the Corporation shall deposit in cash the Series C Redemption Price or Series D Redemption Price, respectively, of all outstanding shares of the Series C Preferred or Series D Preferred, respectively, entitled to and submitted for redemption in response to the Series C Redemption Notice or Series D Redemption Notice, respectively, and not yet redeemed or converted, with a bank or trust corporation having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the Corporation shall deposit irrevocable instructions and authority to such bank or trust corporation to pay, on and after the Series C Redemption Date, Series D Redemption Date or Combined Redemption Date, as applicable, the Series C Redemption Price to the holders of Series C Preferred upon surrender of their certificates, or the Series D Redemption Price to the holders of the Series D Preferred upon surrender of their certificates. Any monies deposited by the Corporation pursuant to this Section 5(f) for the redemption of shares that are thereafter converted into shares of Common Stock pursuant to Section 3 above no later than the close of business on the Series C Redemption Date, Series D Redemption Date or Combined Redemption Date, as applicable, shall be returned to the Corporation forthwith upon such conversion. The balance of any monies deposited by the Corporation pursuant to this Section 5(f) remaining unclaimed at the expiration of six (6) months following the applicable Series C Redemption Date, Series D Redemption Date or Combined Redemption Date, as applicable, shall thereafter be returned to the Corporation, provided that the shareholder to which such monies would be payable hereunder shall be entitled, upon proof of its ownership of the Series C Preferred or Series D Preferred, respectively, and payment of any bond requested by the Corporation, to receive such monies but without interest from the applicable Series C Redemption Date, Series D Redemption Date or Combined Redemption Date.

   6. Protective Provisions.

     (a) The Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding shares of Series Preferred, voting separately as a class, and with respect to section (ii) below, at least a majority of the then outstanding shares of Series C Preferred, voting separately as a class, and at least a majority of the then outstanding shares of Series D Preferred, voting separately as a class:

       (i) authorize or create any new class or series of stock or any other securities convertible into equity securities of the Corporation having a preference over or on parity with the Series Preferred;

       (ii) amend the Corporation's Articles of Incorporation or Bylaws in a manner that adversely affects the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, any of the Series Preferred or otherwise (including, without limitation, any amendment to increase the authorized number of shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred);

       (iii) reclassify any outstanding shares into shares having preferences or parity as to dividends or assets senior to or on parity with the preference of the Series Preferred;

       (iv) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of;

       (v) amend the Corporation's Articles of Incorporation to increase the size of the Board of Directors of the Corporation beyond eight (8) members;

       (vi) issue indebtedness convertible into equity securities of the Corporation in an aggregate principal amount at any one time outstanding of more than $1,000,000; or

       (vii) take any other action which under applicable law requires the approval of the shareholders of the Corporation.

   7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be reissuable by the Corporation.

   C. Common Stock.

   1. Dividend Rights. The dividend rights of the Common Stock shall be as set forth in Section 1 of Part B of this Article II.

   2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Part B of this Article II.

   3. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                  ARTICLE III.

   No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director; provided that this Article III shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further limits the acts or omission for which elimination of liability is permitted shall affect the liability of a director for any act or omission that occurs prior to the effective date of such amendment.

                                  ARTICLE IV.

   A. Indemnification. The Corporation shall indemnify to the fullest extent not prohibited by law any person who was or is a party or is threatened to be made a party to any Proceeding against all expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such Proceeding.

   B. Advancement of Expenses. Expenses incurred by a director or officer of the Corporation in defending a Proceeding shall in all cases be paid by the Corporation in advance of the final disposition of such Proceeding at the written request of such person, if the person:

     1. furnishes the Corporation a written affirmation of the person's good faith belief that such person has met the standard of conduct described in the Oregon Business Corporation Act or is entitled to be indemnified by the Corporation under any other indemnification rights granted by the Corporation to such person; and

     2. furnishes the Corporation a written undertaking to repay such advance to the extent it is ultimately determined by a court that such person is not entitled to be indemnified by the Corporation under this Article or under any other indemnification rights granted by the Corporation to such person.

   Such advances shall be made without regard to the person's ability to repay such advances and without regard to the person's ultimate entitlement to indemnification under this Article or otherwise.

   C. Definition of Proceeding. The term "Proceeding" shall include any threatened, pending, or completed action, suit, or proceeding, whether brought in the right of the Corporation or otherwise and whether of a civil, criminal, administrative, or investigative nature, in which a person may be or may have been involved as a party or otherwise by reason of the fact that the person is or was a director or officer of the Corporation or a fiduciary within the meaning of Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or is or was serving at the request of the Corporation as a director, officer, or fiduciary of an employee benefit plan of another corporation, partnership, joint venture, trust, or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification or advancement of expenses can be provided under this Article.

   D. Non-Exclusivity and Continuity of Rights. This Article IV: (1) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, agreement, general or specific action of the board of directors, vote of shareholders or otherwise, both as the action in the official capacity of the person indemnified and as to action in another capacity while holding office, (2) shall continue as to a person who has ceased to be a director or officer, (3) shall inure to the benefit of heirs, executors, and administrators of such person, and (4) shall extend to all claims for indemnification or advancement of expenses made after the adoption of this Article IV.

   E. Amendments. Any repeal of this Article IV shall only be prospective and no repeal or modification hereof shall adversely affect the rights under this
Article IV in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding.

                                    ANNEX IV

                          1999 OREGON REVISED STATUTES
                     TITLE 7. CORPORATIONS AND PARTNERSHIPS
                        CHAPTER 60. PRIVATE CORPORATIONS
                               DISSENTERS' RIGHTS
                     (SECTIONS 60.551 THROUGH 60.594 OF THE
                        OREGON REVISED STATUTES ("ORS"))
                (RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES)

60.551. Definitions for 60.551 to 60.594.

   As used in ORS 60.551 to 60.594:

   (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

   (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

   (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.

   (4) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

   (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

   (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

   (7) "Shareholder" means the record shareholder or the beneficial shareholder.

60.554. Right to dissent.

   (1) Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate acts:

     (a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under ORS 60.491;

     (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (c) Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

     (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

       (A) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

       (B) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141;

     (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

     (f) Conversion to a noncorporate business entity pursuant to ORS 60.472.

   (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

   (3) Dissenters' rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System issue on the record date for the meeting of shareholders at which the corporate action described in subsection (1) of this section is to be approved or on the date a copy or summary of the plan of merger is mailed to shareholders under ORS 60.491, unless the articles of incorporation otherwise provide.

60.557. Dissent by nominees and beneficial owners.

   (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

   (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

     (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

60.561. Notice of dissenters' rights.

   (1) If proposed corporate action creating dissenters' rights under ORS
60.554 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under ORS 60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.

   (2) If corporate action creating dissenters' rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send the shareholders entitled to assert dissenters' rights the dissenters' notice described in ORS 60.567.

60.564. Notice of intent to demand payment.

   (1) If proposed corporate action creating dissenters' rights under ORS
60.554 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.

   (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

60.567. Dissenters' notice.

   (1) If proposed corporate action creating dissenters' rights under ORS
60.554 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ORS 60.564.

   (2) The dissenters' notice shall be sent no later than 10 days after the corporate action was taken, and shall:

     (a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

     (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and

     (e) Be accompanied by a copy of ORS 60.551 to 60.594.

60.571. Duty to demand payment.

   (1) A shareholder sent a dissenters' notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ORS 60.567(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

   (2) The shareholder who demands payment and deposits the shareholder's shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

   (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

60.574. Share restrictions.

   (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.

   (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

60.577. Payment.

   (1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

   (2) The payment must be accompanied by:

     (a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;

     (b) A statement of the corporation's estimate of the fair value of the shares;

     (c) An explanation of how the interest was calculated;

     (d) A statement of the dissenter's right to demand payment under ORS 60.587; and

     (e) A copy of ORS 60.551 to 60.594.

60.581. Failure to take action.

   (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

   (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under ORS 60.567 and repeat the payment demand procedure.

60.584. After-acquired shares.

   (1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

   (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under ORS 60.587.

60.587. Procedure if shareholder dissatisfied with payment or offer.

   (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under ORS
60.577 or reject the corporation's offer under ORS 60.584 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

     (a) The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

     (b) The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or

     (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

   (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter's shares.

60.591. Court action.

   (1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

   (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office is located, or if the principal office is not in this state, where the corporation's registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

   (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

   (4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

   (5) Each dissenter made a party to the proceeding is entitled to judgment for:

     (a) The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

     (b) The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under ORS 60.584.

60.594. Court costs and counsel fees.

   (1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.

   (2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

     (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or

     (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

   (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Under Section 145 of the Delaware General Corporation Law (DGCL), a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in good faith and in a manner he believed to be in (or not opposed to) the interests of the corporation, and, in the case of a criminal proceeding, he had no reason to believe his conduct was unlawful. Our certificate of incorporation provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director or officer of ITXC, or is or was serving at our request as a director, officer, employee, manager or agent of another entity, against certain liabilities, costs and expenses. It further permits us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of ITXC, or is or was serving at our request as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify such person against such liability under the DGCL.

   Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the personal liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, as a director except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article NINTH of our Certificate of Incorporation contains the following provision regarding limitation of liability of our directors and officers:

  "No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit."

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

  2.1  Amended and Restated Agreement and Plan of Merger, dated as of July 25,
       2000, by and among the registrant, eFusion, Inc. and Eye Merger Corp.
       (1)
  3.1  Proposed Amendment to Third Restated Certificate of Incorporation of
       the registrant (and Third Restated Certificate of Incorporation of the
       registrant, previously amended and as currently in effect) (2)
  3.2  Bylaws of the registrant (3)
  4.1  Form of certificate representing shares of common stock (4)
  5.1  Opinion of Lowenstein Sandler PC
  8.1  Tax Opinion of Lowenstein Sandler PC
 10.1  Second Amended and Restated Employment Agreement between the registrant and Tom Evslin (5)
 10.2  Employment Agreement between the registrant and John Musci (6)
 10.3  1998 Stock Incentive Plan, as amended (7)

10.4    Employee Cash Incentive Plan, as amended (5)
10.5    Employee Stock Purchase Plan (8)
10.9    Lease Agreement, dated February 2, 1998 by and between the registrant and Peregrine Investment
        Partners--I (6)
10.10   First Amendment to Lease dated April 16, 1999, by and between the registrant and Peregrine
        Investment Partners--I (6)
10.11   Employment Agreement between the registrant and Thomas Shoemaker (5)
10.12   Second Amendment to Lease, dated December 6, 1999, by and between the registrant and Peregrine
        Investment Partners--I (5)
10.13   Amended and Restated Loan Agreement, dated February 7, 2000, between the registrant and PNC
        Bank (5)
10.14   Lease Agreement, dated June 30, 2000 by and between the registrant and 750 College Road
        Associates, L.P.
21.1    Subsidiaries of the registrant
23.1    Consent of Lowenstein Sandler PC (included in Exhibit 5.1)
23.2    Consent of Ernst & Young LLP*
23.3    Consent of KPMG LLP*
24.1    Power of Attorney with respect to the registrant
27.1    Financial Data Schedule for ITXC Corp. (years ended December 31, 1998 and 1999).
27.2    Financial Data Schedule for ITXC Corp. (six months ended June 30, 2000).
27.3    Financial Data Schedule for eFusion, Inc. (years ended December 31, 1998 and 1999).
27.4    Financial Data Schedule for eFusion, Inc. (six months ended June 30, 2000).

     (1) Set forth as Annex I to the prospectus.
     (2) Proposed Amendment set forth as Annex II to the prospectus.
     (3) Incorporated by reference to similarly numbered Exhibit of the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.
     (4) Incorporated by reference to Exhibit 4.2 of the registrant's Registration Statement on Form S-1 (No. 333-80411).
     (5) Incorporated by reference to the similarly numbered Exhibit of the registrant's Registration Statement on Form S-1 (No. 333-96343).
     (6) Incorporated by reference to the similarly numbered Exhibit of the registrant's Registration Statement on Form S-1 (No. 333-80411).
     (7) Incorporated by reference to Exhibit 10.1 of the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.
     (8) Incorporated by reference to similarly numbered Exhibit of the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.
--------

* Filed with Amendment No. 2.

(b) Financial Statement Schedules

   None

(c) Report, Opinion or Appraisal

   The Registrant hereby agrees to furnish to the Commission supplementally a copy of any omitted schedule or exhibit upon request.

Item 22. Undertakings.

   (1) The undersigned registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned registrant undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, ITXC, Inc. has duly caused this Amendment No. 2 to its Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on the 7th day of September, 2000.

                                          ITXC CORP.

                                          By:      /s/ Edward B. Jordan
                                             ----------------------------------

                                                     Edward B. Jordan,
                                                 Executive Vice President

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registrant's Registration Statement has been signed by the following persons in the capacities indicated on the 7th day of September, 2000.

              Signature                      Title

          /s/ Tom Evslin*            Chairman, President
-----------------------------------   and Chief Executive
            Tom Evslin                Officer

        /s/ John G. Musci*           Director
-----------------------------------
           John G. Musci

       /s/ Edward B. Jordan          Chief Financial
-----------------------------------   Officer and
         Edward B. Jordan             Accounting Officer
                                      and Director

     /s/ William P. Collatos*        Director
-----------------------------------
        William P. Collatos

        /s/ Elon A. Ganor*           Director
-----------------------------------
           Elon A. Ganor

     /s/ Frederick R. Wilson*        Director
-----------------------------------
        Frederick R. Wilson

      *By: /s/ Edward B. Jordan
-------------------------------------
 Edward B. Jordan, Attorney-in-Fact

                                  ITXC CORP.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Tom Evslin, Edward B. Jordan and John G. Musci, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the shares of common stock of ITXC Corp. held of record by the undersigned on August 25, 2000, at the special meeting of stockholders to be held on October 11, 2000, and at any postponements or adjournments thereof. The proposals referred to below are described in the joint proxy statement/prospectus delivered to the undersigned. Without otherwise limiting the general authorization given hereby, said Proxies are instructed to vote as follows:

1. Proposal to approve the issuance of the shares of ITXC common stock issuable to the stockholders and option holders of eFusion, Inc. pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of July 25, 2000, by and among ITXC Corp., Eye Merger Corp. and eFusion, Inc.

                    [ ]FOR      [ ]AGAINST       [ ]ABSTAIN

2. Proposal to amend ITXC's Third Restated Certificate of Incorporation to authorize, as to the shares issuable under the merger agreement described above, the transfer restrictions set forth in Section 2.13 of such merger agreement.

                    [ ]FOR      [ ]AGAINST       [ ]ABSTAIN

3. Upon all such other matters as may properly come before the special meeting and/or any adjournments thereof, as they in their discretion may determine. The board of directors is not aware of any such other matters.

                   (IMPORTANT -- PLEASE SIGN ON OTHER SIDE)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

                                                Dated:                  ,  2000
                                                       -----------------

                                                -------------------------------
                                                        (Signature)

                                                -------------------------------
                                                        (Signature)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.

Please sign your name exactly as it appears hereon. When shares are held by joint tenants, both should sign, or if one signs, he should attach evidence of his authority. When signing as Attorney, Executor, Administrator, Trustee or Guardian, etc., please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

                                 eFUSION, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ajit Pendse, Luis Machuca and Jack Carveth, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the shares of stock of eFusion, Inc. held of record by the undersigned on August 25, 2000, at the special meeting of shareholders to be held on October 11, 2000, and at any postponements or adjournments thereof.

The proposals referred to below, both of which are described in the joint proxy statement/prospectus delivered to the undersigned, relate to a proposed merger involving eFusion, Inc. BOTH PROPOSALS 1 AND 2 MUST BE APPROVED TO ALLOW THE CONSUMMATION OF THE MERGER.

Without otherwise limiting the general authorization given hereby, said Proxies are instructed to vote as follows:

1. Proposal to approve the Amended and Restated Agreement and Plan of Merger dated as of July 25, 2000, among ITXC Corp., eFusion, Inc. and Eye Merger Corp.

                    [ ]FOR      [ ]AGAINST       [ ]ABSTAIN

2. Proposal to amend and restate eFusion's Fourth Amended and Restated Articles of Incorporation to authorize the allocation of ITXC Corp. common stock among eFusion shareholders as contemplated by the merger agreement described above.

                    [ ]FOR      [ ]AGAINST       [ ]ABSTAIN

3. Upon all such other matters as may properly come before the special meeting and/or any adjournments thereof, as they in their discretion may determine. The board of directors is not aware of any such other matters.

                   (IMPORTANT -- PLEASE SIGN ON OTHER SIDE)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

                                                Dated:                  ,  2000
                                                       -----------------

                                                -------------------------------
                                                        (Signature)

                                                -------------------------------
                                                        (Signature)


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.

Please fax your proxy to Brenda L. Meltebeke at 503-226-0079 and mail your proxy in the enclosed envelope.

Please sign your name exactly as it appears hereon. When shares are held by joint tenants, both should sign, or if one signs, he should attach evidence of his authority. When signing as Attorney, Executor, Administrator, Trustee or Guardian, etc., please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.